As filed with the Securities and Exchange Commission on May 16, 2023
Registration No. 333-269894

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Atmus Filtration Technologies Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	3714 (Primary Standard Industrial Classification Code Number)	88-1611079 (I.R.S. Employer Identification Number)

26 Century Boulevard
Nashville, Tennessee 37214
(615) 514-7339
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Toni Y. Hickey
26 Century Boulevard
Nashville, Tennessee 37214
(615) 514-7339
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Mark Mandel, Esq. Baker & McKenzie LLP 452 Fifth Avenue New York, New York 10018 (212) 626-4100	Roxane F. Reardon, Esq. Lesley Peng, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The debt-for-equity exchange parties may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 16, 2023
PRELIMINARY PROSPECTUS
14,124,409 Shares
Atmus Filtration Technologies Inc.
Common Stock
This is an initial public offering of shares of common stock of Atmus Filtration Technologies Inc. (“Atmus”). All of our shares of common stock are currently held by Cummins Inc. (“Cummins”).
In connection with this offering, Cummins will exchange shares of our common stock for indebtedness of Cummins held by J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, which we refer to, in such role, as the “debt-for-equity exchange parties,” for short term indebtedness in the form of commercial paper to be issued by, or a loan made to, Cummins prior to the pricing of this offering. We refer to such commercial paper or loan as the “indebtedness”. The indebtedness will be held 50% and 50% by J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, respectively. The debt-for-equity exchange parties will then sell these shares pursuant to this offering. As a result, the debt-for-equity exchange parties, and not Cummins or Atmus, will receive the net proceeds from the sale of the shares in this offering. Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $18.00 and $21.00. We have applied to have our common stock listed on the New York Stock Exchange (“NYSE”) under the symbol “ATMU.”
Following this offering, Cummins will own approximately 83.0% of the voting power of our capital stock (or 80.5% if the underwriters exercise in full their option to purchase additional shares of our common stock). As a result, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE. See “Management — Director Independence and Controlled Company Exemption.”
Investing in our common stock involves risks. See “Risk Factors” beginning on page 19 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the debt-for-equity exchange parties	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. We refer you to “Underwriting (Conflicts of Interest),” beginning on page 159 of this prospectus, for additional information regarding total underwriter compensation.

To the extent that the underwriters sell more than 14,124,409 shares of our common stock, the debt-for-equity exchange parties have granted the underwriters an option to purchase up to an additional 2,118,661 shares at the initial price to the public less the underwriting discount within 30 days from the date of this prospectus. The debt-for-equity exchange parties, and not Cummins or Atmus, will receive the net proceeds from any shares of common stock sold pursuant to this option to purchase additional shares.
The underwriters expect to deliver the shares to investors against payment in New York, New York on                 , 2023.
Joint Lead Book-Running Managers
Goldman Sachs & Co. LLC	J.P. Morgan
Joint Book-Running Managers
Baird	BofA Securities	Wells Fargo Securities	HSBC
Co-Managers
PNC Capital Markets LLC	BTIG	ING
KeyBanc Capital Markets	Loop Capital Markets	Siebert Williams Shank
Prospectus dated           , 2023

Fleetguard
FF5825NN

Fleetguard

Fleetguard
LF14000 NN
Cummins 4367100
FS1000
Extended Life
Antifreeze/Coolant
ES Compleat

Saved Lists
Part Lists
Neely Parts List
Coolants
Distributor List
Cumberland Supply Parts List
John Part List
Fleetguard
Part Search
Equipment Search
Attribute Search
Product Spotlight
FF5825NN
Fuel
Add to List
Product Comments
roduct Information
LF14009NN
Lube, Spin-On
Add to List
Show more

Fleetguard
LF14005NN

WARNING

Fleetguard
FF5825NN
LF14000NN
Cummins 4367100
LF3970
WF2077
DO NOT ADD WATER
50/50 Prediluted
Extended Life
Antifreeze/Coolant
ES Compleat OAT
ETHYLENE GLYCOL

Fleetguard
LF3970
Lube Filter
Cummins 3937736

Extended Life
Antifreeze/Coolant
ES Compleat OAT
ETHYLENE GLYCOL

Find A Dealer

Through and including                 , 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may specifically authorize to be delivered or made available to you. None of Cummins, Atmus, the debt-for-equity exchange parties and the underwriters (nor any of our or their respective affiliates) have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. None of Cummins, Atmus, the debt-for-equity exchange parties or the underwriters (nor any of our or their respective affiliates) take any responsibility for, and neither we nor they provide any assurance as to the reliability of, any other information that others may give you. None of Cummins, Atmus, the debt-for-equity exchange parties or the underwriters (nor any of our or their respective affiliates) are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any free writing prospectus is only accurate as of its date, regardless of its time of delivery or the time of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
In connection with the consummation of this offering, we will enter into a series of transactions with Cummins pursuant to which Cummins will transfer the assets and liabilities of its filtration business to

i

us. In exchange, we will, as consideration, issue to Cummins shares of our common stock and intend to pay to Cummins upon the completion of this offering the amount of existing cash, plus the net proceeds of the term loan that we will enter into prior to the closing of this offering, plus any amounts drawn under the revolving credit facility, less an amount of cash to be retained by us in an amount to be determined by Cummins. We will also enter into a separation agreement with Cummins and various other agreements to provide a framework for our relationship with Cummins after our separation from Cummins. We refer to these transactions, as further described in the section entitled “The Separation and Split-Off Transactions — The Separation,” collectively as the “separation.” Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus about Atmus assumes the completion of the separation. See “The Separation and Split-Off Transactions” for a description of the separation.
Unless we state otherwise or the context requires otherwise:
•
references to “Atmus,” “our company,” “we,” “us” or “our” refer to Atmus Filtration Technologies Inc., a Delaware corporation, and its subsidiaries after giving effect to the transactions described under “The Separation and Split-Off Transactions — The Separation” or for periods prior to such transactions, Atmus, a business of Cummins Inc., the combined businesses operating within Cummins’ filtration division that have been or will be contributed to Atmus Filtration Technologies Inc., as part of such transactions (but such references do not include the three joint ventures that we have entered into as of the date of this prospectus, which include Fleetguard Filters Private Ltd., Filtrum Fibretechnologies Pvt. Ltd. and Shanghai Fleetguard Filter Co., Ltd.); and

•
references to “Cummins” or “Parent” refer to Cummins Inc., an Indiana corporation, and its subsidiaries other than Atmus.

Explanatory Note
Atmus Filtration Technologies Inc. was formed in April 2022 to be the publicly listed company after giving effect to the transactions described under “The Separation and Split-Off Transactions — The Separation.” Atmus Filtration Technologies Inc. elected not to include its historical financial statements in this registration statement as, until the consummation of the separation transaction, it has no assets, does not operate any businesses and has not conducted any material activities other than those incident to its formation and the pending separation and split-off transaction. The historical financial statements included in this registration statement are those of Atmus, a business of Cummins Inc., the combined businesses operating within Cummins’ filtration division that have been or will be contributed to Atmus Filtration Technologies Inc. as part of such transactions.
Glossary
“aftermarket” means the subset of the filtration market that excludes first-fit sales and includes sales of consumable or replacement products such as replacement filter elements, service parts, chemicals and coolant.
“Asia Pacific” means the Asia Pacific region, including Asia, Southeast Asia, Indonesia, Australia, India and China and excluding Russia and the other Commonwealth of Independent States.
“crankcase ventilation” refers to our oil mist separators filtration products that remove contaminants from gases that collect in the section of an internal combustion engine known as the crankcase. Crankcase gases build during engine operation and must be vented either into the atmosphere or into the intake air stream, so crankcase ventilation filters are used to remove contaminants from the vented gas.
“filtration media” means the separating component of a filter through which the fluid and air passes and by which contaminants are removed. Engine air and liquid filter media usually consists of layers of cellulose or synthetic fibers, but general filtration media also includes sand beds, foam, woven screens, technical textiles, membranes and other means of separation.

ii

“first-fit” means a product applied to the engine or vehicle by the OEM and shipped as a part of the new equipment.
“GHG” means greenhouse gas.
“heavy-duty engine” means engines with displacement between 10.0-16.9 liters.
“industrial filtration market” means the subset of the filtration market (excluding engine applications and passenger cars) that includes machinery and equipment, oil and gas, pharmaceuticals, food and beverage, and metals and mining.
“Latin America” means Central and South American countries and Mexico.
“medium-duty engine” means engines with displacement between 5.0-9.9 liters.
“OEM” means original equipment manufacturer, which refers to Atmus customers that manufacture engines and vehicles. The term “OEM” as used throughout this prospectus also includes Cummins.
“off-highway” means the subset of the engine and transportation filtration market relating to vehicles or equipment that are used off-road, such as vehicles and equipment used in the agriculture, construction, defense, marine, mining, oil and gas, power generation and rail industries.
“on-highway” means the subset of the engine and transportation filtration market relating to vehicles that are used on-road, such as trucks, buses, recreational vehicles, emergency vehicles and vocational vehicles.
“passenger car market” means the subset of the filtration market relating to motor vehicles, other than motorcycles, multipurpose passenger vehicles, or trailers, that are designed to carry up to 10 people.
“service intervals” means the recommended interval between filter replacements, usually measured in miles or kilometers for on-highway applications, and usually measured in hours of operation for off-highway applications. Other equivalent terms are maintenance interval and operational interval.
Market and Industry Information
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources and management estimates. Our management estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”
Trademarks and Trade Names
The name Atmus Filtration Technologies Inc., the trade name Atmus and other trademarks, trade names and service marks of Atmus appearing in this prospectus, including Fleetguard®, StrataPore® and NanoNet®, are the property of Atmus or licensed to Atmus. The name and mark, Cummins Inc., and other trademarks, trade names and service marks of Cummins appearing in this prospectus are the property of Cummins. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under the applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. This prospectus also contains additional trade names, trademarks and service marks belonging to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

iii

PROSPECTUS SUMMARY
This summary highlights information included elsewhere in this prospectus and does not contain all of the information you should consider in making an investment decision. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and the notes thereto before making an investment decision regarding our common stock.
Overview
Atmus is one of the global leaders of filtration products for on-highway commercial vehicles and off-highway agriculture, construction, mining and power generation vehicles and equipment. We design and manufacture advanced filtration products, principally under the Fleetguard brand, that enable lower emissions and provide superior asset protection. We estimate that approximately 16% of our net sales in 2022 were generated through first-fit sales to OEMs, where our products are installed as components for new vehicles and equipment, and approximately 84% were generated in the aftermarket, where our products are installed as replacement or repair parts, leading to a strong recurring revenue base. Building on our 65-year history, we continue to grow and differentiate ourselves through our global footprint, comprehensive offering of premium products, technology leadership and multi-channel path to market.
For the year ended December 31, 2022, we generated $1,562.1 million in net sales, $170.1 million in net income and $234.0 million in EBITDA. See “Summary Historical and Unaudited Pro Forma Combined Financial Data” for a description of EBITDA and a reconciliation of EBITDA to net income, the most directly comparable financial measure calculated in accordance with U.S. GAAP.
2022 Net Sales By Product	2022 Net Sales By Geography

Our Global Footprint
Our global footprint serves end-users in approximately 150 countries, with approximately 49% of our net sales in 2022 from outside of the United States and Canada. We believe that we, together with our joint ventures in China and India, have a leading position in our on-highway and off-highway markets (our “core markets”) based on net sales in 2022. We maintain strong global customer relationships, supported by an established salesforce with work locations in 25 countries as of December 31, 2022. Also, as of December 31, 2022, we operate through 12 distribution centers, nine manufacturing facilities and five technical facilities plus 10 manufacturing facilities and two technical facilities operated by our joint ventures, giving us presence on six continents.
Our Premium Products
We offer a full spectrum of filtration solutions that enable lower emissions and provide superior asset protection. Our filtration products provide comprehensive and differentiated solutions, which allow our end-users to extend service intervals, reduce maintenance costs and increase uptime. Our products include fuel filters, lube filters, air filters, crankcase ventilation, hydraulic filters and coolants and other chemicals. Our broad range of products in each of our core markets enables one-stop shopping, which we believe is a key competitive advantage.
Our Markets
We believe the filtration product market is large and attractive, with estimated total product sales of approximately $74 billion in 2021, of which we believe the total engine products market — consisting of our core markets and the passenger car market — was approximately $30 billion. Within the total engine products market, we estimate that our core markets had a total addressable market of approximately $13 billion in 2021, having grown by approximately 2% CAGR over the last five-year period ending in 2021. We estimate that the passenger car market, which we do not currently and do not expect in the future to focus on, had a total addressable market of approximately $17 billion in 2021. The balance of the filtration product market is made up of industrial filtration markets, which we estimate had a total addressable market of approximately $44 billion in 2021. Our strategy includes a focus on expanding into industrial filtration markets in the future; these markets have grown by approximately 5% CAGR over the five year period ending 2021. Looking ahead, we expect the industrial filtration markets to grow by approximately 4% CAGR and our core markets by approximately 2% CAGR, in each case through the five-year period ending in 2025.
The engine filtration market is impacted by the following key drivers and trends:
•
Growth in freight volumes (on-highway) and industrial activity (off-highway):    We believe broader economic growth is a strong indicator for our business. The U.S. Bureau of Transportation Statistics’ Freight Analysis Framework forecasted (as of December 2022) that between 2020 and 2050 U.S. freight activity will double in value, and expected that trucks will remain the predominant freight carrier in the future. Off-highway activity is correlated with the overall construction industry. Dodge Construction Network predicted (as of November 2022) that the U.S. construction industry will remain flat for 2023, and the Construction Industry Databook expected (as of October 2022) a 5.5% CAGR from 2022 to 2026.

•
Growth in emerging markets:   Global growth in core markets is being driven by macro-economic expansion, including the build-out of infrastructure. Asian markets, including India, are currently positioned for high growth. According to the International Monetary Fund, from 2017 to 2022, gross domestic product in India has grown at a compounded annual growth rate of 5.5%. The growth in India is primarily driven by the increasing demand for transportation as well as emission regulations. Although growth in China was depressed in 2022 due to the COVID-19 response and declining economic conditions, China had experienced high growth in the prior years and we expect a partial recovery over the next few years. Gross domestic product in China has grown at a compounded annual growth rate of 8.3% from 2017 to 2022 according to the International Monetary Fund. The growth in China is primarily driven by investments in infrastructure and emission regulations.

•
More stringent emissions standards:   Our core markets will need to comply with more stringent regulatory standards on emissions driving the requirement for higher quality, increased content and higher priced filtration systems.

•
Technology transition:   There is broad based recognition that GHG emissions are driving climate change. Increasingly, our customers, governments, and investors are making commitments to reduce their GHG emissions, including pledges to achieve net zero GHG emissions by 2050. While the pace of adoption will vary by region, our core markets may be impacted by technology transitions, including transition to battery-electric vehicles, fuel cell electric vehicles and alternate power sources.
Our Competitive Strengths
Technology leadership and deep industry knowledge enable us to deliver better customer solutions
We combine a culture of innovation with deep-seated experience in our industry to deliver superior filtration solutions for our customers. Our technical team develops a range of filtration technologies, including filtration media, filter element formation, filtration systems integration and service-related solutions such as remote digital diagnostic and prognostic platforms and analytics. Our technical team of approximately 350 engineers, scientists and technical specialists are located in five technical centers around the world, with approximately 25% holding advanced technical degrees. Our team draws on a 65-year history focused on filtration and media technologies. We have a broad IP portfolio with over 1,300 worldwide active or pending patents and patent applications and over 500 worldwide trademark registrations and applications as of December 31, 2022.
We have leveraged this expertise not only to develop our cutting-edge filters, filter systems and filtration media but also to manufacture a large portion of our proprietary filtration media. This allows us to move swiftly from development to application of filtration technologies that protect and enhance the operation of our customer’s equipment and machines. StrataPore, NanoNet, NanoForce, and most recently, NanoNet Plus product families have enabled engines and equipment to meet continually changing emissions and performance requirements.
Our technical team works closely with our customers to develop and apply filtration technologies that help them improve their operations. For example, we helped a key customer and partner in China to be one of the first to extend maintenance intervals on both lube and fuel filtration systems from 20,000 kilometers to 100,000 kilometers. Additionally, our NanoNet Plus fuel filtration and fluid control systems have delivered fuel system component protection meeting stringent European and North American requirements while still providing enhanced service intervals, and our electric rotating crankcase ventilation (eRCV) product families continue to offer crankcase emissions performance control across European, North American, and China-based customers. Our technology allows us to deliver performance-enabling and customized filtration solutions for our end-users, which creates long-lasting partnerships with our customers.
Iconic Fleetguard brand with premium products
We believe that Fleetguard is a premium, leading brand that is strongly associated with reliability and strong performance. We offer a full suite of Fleetguard-branded filtration products. With its broad line of high-quality filtration products, our Fleetguard brand provides filters for nearly all makes of vehicles and equipment in our core markets, which further enhances our availability, visibility and brand recognition. Our Fleetguard brand is further supported by a competitive warranty that gives our customers and end-users high confidence in the performance and durability of our products.
Partnering with leading OEMs
We have a strong history as a supplier to leading OEMs, including CNH Industrial, Cummins, Daimler, Deere, Doosan, Foton, Komatsu, PACCAR/DAF, the Traton Group (Navistar/Scania/MAN) and Volvo. We sell both first-fit and aftermarket products to these customers and have been selling to each of them for at least 10 years. These customers in the aggregate accounted for approximately 68% of our net sales in 2022 and have consistently accounted for more than 66% of our net sales in each of the last 5 years. We have written agreements with most of our key customers that specify certain purchase parameters, but do not obligate them to specific volumes. We invest in our relationships and utilize our technical strengths to win first-fit business with these OEMs, which drives our installed base, yielding strong recurring revenue streams in the aftermarket. The OEMs also provide us with early insight into technological developments and evolving product requirements within the broader engine and industrial application industry, allowing us to be well positioned as the world shifts towards more complex modular filtration systems and filtration for other power sources.
Cummins is our largest customer and accounted for approximately 19% of our net sales in 2022. Following the offering, this relationship will be defined by the first-fit supply agreement and the aftermarket supply agreement. See “Certain Relationships and Related Party Transactions — Relationship with Cummins — First-Fit Supply Agreement” and “Certain Relationships and Related Party Transactions — Relationship with Cummins  — Aftermarket Supply Agreement.” These long-term supply agreements will help give us visibility and stability to our future sales within the terms of the agreements. In addition, for 65 years, our sales and technical teams have been embedded with Cummins, allowing us to have a deep understanding of their needs, which enables us to deliver high-quality, high-performance products that deliver value to Cummins. We partner with Cummins channels in all regions to win end-user accounts in the aftermarket and create a preference for the Fleetguard brand.
Multi-channel path to diverse global markets
Our global presence provides a diverse and stable customer base across truck, bus, agriculture, construction, mining and power generation vehicles and equipment markets. Our current core markets are on-highway and off-highway, representing approximately 59% and 41% of our net sales in 2022, respectively.
We estimate that approximately 84% of our net sales in 2022 were generated in the aftermarket. To drive these net sales, we have developed a multi-channel path to global markets that ensures broad product availability and provides end-users with choice and flexibility in purchasing. We distribute our products through a broad range of OEM dealers, independent distributors, and retail outlets, including truck stops.
The dealers of the OEMs are typically the channel preferred by customers in many markets. Our close relationships with the OEMs and strong first-fit installed base position us well with the OEM dealer network and large fleet customers. For example, the dealers of four of the largest North America on-highway OEMs carry a significant range of our products at their dealerships.
In addition, Cummins distributors, independent distributors and retailers enable us to reach a broader end-user market and create additional points of sale or service. We estimate that, as of December 31, 2020, our filters were available in over 45,000 independent aftermarket retail outlets globally, including approximately 5,800 locations in North America, approximately 33,000 retail outlets in India, and approximately 2,000 retail outlets in China. We also work directly with major customers of our channel partners (such as large fleets or mining companies), across our end markets, to create strong brand preference, which, in turn, leads to strong demand for our products and generates recurring revenue. We continue to increase geographic coverage within regions to better serve our customers.
We typically ship directly from our 12 distribution centers (as of December 31, 2022) worldwide to our channel partners, which provides direct connection and detailed understanding of our customer and end-user base. Our comprehensive distribution and market coverage is vital to maintaining our broad reach, global presence, and brand recognition.

Comprehensive aftermarket coverage and large installed base
We have a large installed base driven by first-fit relationships with leading OEMs, leading to long product life cycles and a strong stable revenue base. In the last few years our business strategy has put increased focus on releasing first-fit OEM parts, which we believe will increase aftermarket retention. Our large installed base protects against cyclicality in truck sales and creates a long tail of revenue due to the long lifespans of commercial vehicles and equipment, together with the extensive aftermarket service they require throughout their useful lives. For example, the LF670 filter was first installed on trucks in the 1970s and continues to generate an aftermarket revenue stream approximately 50 years post launch. Aftermarket product sales tend to have a higher profit margin, relative to first-fit systems, driving higher operational cash flow and stability throughout the business cycle.
Our end-user relationships provide critical market intelligence that help drive up-sell and cross-sell opportunities, while providing us direct visibility to market opportunities. Additionally, these end-user relationships enable us to accelerate the launch of a broad range of products where we are not the first-fit.
Scalable global manufacturing operations
We maintain a global manufacturing footprint with highly capable manufacturing facilities in six continents. As of December 31, 2022, we had nine manufacturing sites for Atmus, and 10 for our joint ventures, allowing us to maintain proximity with our customers and global scale. All nine of our manufacturing facilities have obtained either ISO 9001 or ISO/TS 16949 quality management certifications. Additionally, our global warehousing footprint enhances this proximity with 12 distribution centers (as of December 31, 2022) strategically located around the world.
Our significant volumes allow us to take advantage of economies of scale. We have invested strategically in automation and optimization of core filtration manufacturing processes to deliver cost efficiencies.
Attractive margins and strong operating cash flow generation
Our business benefits from attractive margins and a track record of strong cash flow generation. Our high percentage of recurring revenue, relative to other industrial businesses, helps mitigate market cyclicality and revenue volatility. We realized a net income margin of 10.9% and an EBITDA margin of 15.0% in 2022. Our business is resilient, which is evidenced by the fact that despite the changes in economic conditions due to the COVID-19 pandemic, our net sales rebounded with a 16.7% increase in 2021 (as compared to 2020) and increased by 8.6% in 2022 (as compared to 2021). We generate strong operating cash flow from operations with high cash flow conversion, delivering $592.4 million from 2020 to 2022.
Experienced leadership team with a proven track record of driving growth
We are led by an energized and experienced senior leadership team with extensive industry experience with Cummins and other leading industrial companies. Our strategic vision and culture are directed by our executive leadership team under the leadership of our Chief Executive Officer, Steph Disher, our Chief Financial Officer, Jack Kienzler, our Chief Human Resources Officer, Mark Osowick, our Chief Legal Officer, Toni Y. Hickey and our Vice President, Engine Products, Charles Masters. Steph Disher joined Cummins in 2013 and has over 20 years of experience in leadership positions, including international assignments in Australia, Asia, and the United States. Most recently, Steph Disher served as Vice President of Cummins Filtration where she has demonstrated a continued track record of strong business performance, innovation, and operational excellence. Jack Kienzler joined Cummins in 2014 and has over 13 years of finance experience. He most recently served as the Executive Director of Investor Relations at Cummins, having formerly led the Corporate Development team. Mark Osowick joined Cummins in 2007 and has over 30 years of experience in human resource management and project management leadership roles. Toni Y. Hickey joined Cummins in 2012 and has over 24 years of experience as an intellectual property lawyer. Charles Masters joined Cummins in 2003 and has over 19 years of experience in global sales and operational leadership roles within Cummins. Our leadership team has the ability to develop and execute our strategic vision and aims to create long-term shareholder value. We benefit from our team’s industry knowledge and track record of successful product innovation and financial performance. Additionally, members of our senior leadership team have strong experience executing and integrating acquisitions and strategic partnerships to drive accelerated growth and improved profitability.
Our Business Strategy
Grow share in first-fit in core markets
Our organic first-fit growth opportunities are centered on four pillars:
•
Grow market share with leading OEMs:   We benefit from deep relationships with leading OEMs. Our technology innovations, global footprint and preferred brand position us well to grow along with the leading OEMs. As our OEM partners continue to grow in share and through consolidation in their respective markets, we will partner with them to grow. This growth with OEMs in turn increases the installed base for our products, which drives recurring aftermarket revenue.

•
Support technology transitions with leading OEMs:   We plan to further build on our relationship with OEMs as they transition to alternate fuel technologies, such as hydrogen-powered internal combustion engines, battery-electric vehicles and fuel cell electric vehicles. Based on currently available technology and our assessment of products being developed, we believe that although battery-electric vehicles may have lower levels of filtration content than internal combustion engine vehicles, other technologies such as hydrogen-powered internal combustion engines or fuel cell electric vehicles may have similar levels of filtration content as internal combustion engine vehicles. Some of our current developments in the alternative fuel space include hydrogen water separators, air filtration products, coolants, water filters, and de-ionizers. We currently have a number of alternative fuel development programs underway with our existing customer base. We are well positioned for the broader transition of technology through our existing relationships with customers.

•
Enhanced product content per vehicle:   We have a focus on offering system modules and highly integrated solutions as customers and end-users seek improved filtration performance and quality, which we believe will result in increased first-fit content per vehicle. We are also extending into smart filtration solutions, including embedded sensors, prediction algorithms, and data analytics tools.

•
Accelerate new product development:   We are accelerating our new product development cycle by continued investment in advanced system level testing capabilities, leveraging in-house 3D printing capabilities, utilizing powerful simulation tools and applying machine learning tools throughout our product development cycle.

Accelerate profitable growth in the aftermarket
We estimate that aftermarket net sales represented approximately 84% of our existing business in 2022, and has significant opportunity for further growth through these strategic initiatives:

•
Expand our product portfolio:   Offering a comprehensive product portfolio provides a ‘one-stop shop’ for our customers. We offer a wide range of products to ensure product coverage and continue to release new products on a yearly basis. We launched approximately 400 new products annually, on average, over the last three years. We have a team dedicated to tracking new filter releases and strategically selecting the type and quantity of products to launch each year to ensure optimal product coverage. Recent product launch focus has trended towards more targeted and focused product releases.

•
Use analytics to target and capture growth opportunities:   We will continue to develop and enhance analytic tools, including using machine learning and artificial intelligence, to identify cross-sell or up-sell opportunities, and new or underserved customers, and precisely estimate the opportunity for additional sales of our Fleetguard-branded products. We work directly with end-users or through our channel partners to define, track and measure opportunities and conversion rates.
•
Expand reach through multi-channel distribution:   It is important that we can reach end-users no matter where they are, or how they choose to purchase our products. We continue to expand our presence with OEM dealers, independent distributors, service centers and retail outlets.

•
Invest in product technology advantage to enhance value and protect revenue:   Where Atmus is the first-fit, we increase customer retention on aftermarket opportunities by using advanced technologies and proprietary product designs that drive improved performance and create preference for our products. Where Atmus is not the first-fit, we continue to develop products that meet or exceed the first-fit product, supporting our brand position as premium quality and performance, and leading to high customer loyalty.

Transform our supply chain
We are focused on transforming our supply chain to improve customer experience, which will drive growth and reduce overall cost, leading to margin enhancement. Our strategic initiatives have four pillars:
•
Drive service and availability:   Synchronize global planning across the network to focus on on-shelf availability.

•
Optimize network:   Invest in the physical footprint to provide superior availability while minimizing material and part movement.

•
Transform cost structure:   Optimize supplier management and spend, increase throughput across our network of plants and increase automation.

•
Invest in capabilities for the future:   Deploy robust processes across the organization from forecasting through customer orders to fulfillment, and invest in critical global systems infrastructure to provide best-in-class functionality.

Expand our technology and diversify our distribution channels beyond our core markets
We are focused on building sustainable growth by expanding and diversifying into the industrial filtration market, which includes machinery and equipment, oil and gas, pharmaceuticals, food and beverage, and metals and mining. We believe we can leverage our global footprint and existing technical capabilities, including our proprietary filtration media technology, into these markets to open new opportunities for growth. We anticipate achieving this by expanding our focus to include non-engine products that we can sell to our current and new customers within our existing markets by utilizing our global footprint. We are working on developing capabilities, whether organically or through acquisitions or strategic partnerships, to enter new markets with long term growth prospects which will further diversify our revenue base. To the extent that we consider acquisitions, we will apply a disciplined financial framework in assessing these opportunities.
The Separation
Immediately prior to the completion of this offering, we will be a wholly-owned subsidiary of Cummins and all of our outstanding shares of common stock will be owned by Cummins.
Prior to the completion of this offering, we will enter into a separation agreement with Cummins. We will also enter into various other agreements to provide a framework for our relationship with Cummins after the separation, including an employee matters agreement, an intellectual property license agreement, a registration rights agreement, a first-fit supply agreement, an aftermarket supply agreement, a tax matters agreement, a data sharing agreement, a royalty sharing agreement, a transition services agreement and a transitional trademark license agreement. These agreements will provide for the allocation between us and Cummins of Cummins’ employees, assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities)

attributable to periods prior to, at and after the separation and will govern certain relationships between us and Cummins after the separation. For additional information regarding the separation agreement and such other agreements, please refer to sections entitled “The Separation and Split-Off Transactions — The Separation,” “Risk Factors — Risks Related to the Separation and Our Relationship with Cummins” and “Certain Relationships and Related Party Transactions.”
We believe, and Cummins has advised us that it believes, that the separation, this offering and the split-off will provide a number of benefits to our business and to Cummins’ business. These intended benefits include improving the strategic and operational flexibility of both companies, enhancing the focus of the management teams on their respective business operations, allowing each company to tailor the capital structure and investment policy best suited to its financial profile and business needs and providing each company with its own equity to better incentivize employees and facilitate acquisitions. In addition, as we will be a standalone company, potential investors will be able to invest directly in our business. There can be no assurance that we will achieve the expected benefits of the separation and the split-off in a timely manner or at all. See “Risk Factors — Risks Related to the Separation and our Relationship with Cummins.”
The Underwriting and the Debt-for-Equity Exchange
Instead of selling shares of our common stock directly to the underwriters for cash, Cummins will first exchange the shares of our common stock to be sold in this offering with J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, which we refer to, in such role, as the “debt-for-equity exchange parties,” for short term indebtedness in the form of commercial paper to be issued by, or a loan made to, Cummins prior to the pricing of this offering. The indebtedness will be held 50% and 50% by J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, respectively. The debt-for-equity exchange parties will then sell the shares to the underwriters for cash. The debt-for-equity exchange between Cummins and the debt-for-equity exchange parties is expected to occur on or before the settlement date of this offering, and the consummation of the debt-for-equity exchange is a condition to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters. If the underwriters exercise their option to purchase additional shares of common stock from the debt-for-equity exchange parties, Cummins will exchange such additional shares of common stock for additional outstanding indebtedness of Cummins held by the debt-for-equity exchange parties with the debt-for-equity exchange parties. The debt-for-equity exchange parties will then sell such additional shares of common stock to the underwriters for cash. We refer to these exchanges collectively as the “debt-for-equity exchange.”
We expect that the indebtedness of Cummins held by the debt-for-equity exchange parties will have an aggregate principal amount of at least $341.1 million based on a maximum assumed initial public offering price of $21.00 per share, which is the high point of the price range set forth on the cover of this prospectus. The amount of indebtedness of Cummins held by the debt-for-equity exchange parties is expected to be sufficient to acquire all of the shares of our common stock to be sold in this offering, inclusive of the shares that may be sold pursuant to the underwriters’ option to purchase additional shares. Upon completion of the debt-for-equity exchange, the Cummins indebtedness exchanged in such debt-for-equity exchange will be retired. We do not guarantee or have any other obligations in respect of the Cummins indebtedness. See “Underwriting (Conflicts of Interest) — The debt-for-equity exchange.”
Debt Transactions
On September 30, 2022, we entered into a credit agreement, as amended on February 15, 2023, (the “credit agreement”) with Cummins and a syndicate of banks providing for a five-year $400 million revolving credit facility and a $600 million term loan facility (the “term loan” and collectively with the revolving credit facility, the “debt financing”). The credit agreement also allows us to request incremental commitments on either the revolving credit facility or the term loan of up to $250 million, subject to certain conditions and adjustments. The debt financing will not be available for borrowings until the date on which certain conditions are satisfied, which we expect will be satisfied prior to the completion of this offering. Prior to the completion of this offering, we intend to borrow approximately $600 million pursuant to the term loan and $50 million pursuant to the revolving credit facility.

As described in the section entitled “Use of Proceeds,” the amount of existing cash, plus the net proceeds from the term loan plus any amounts drawn under the revolving credit facility will be paid to Cummins upon completion of this offering less an amount of cash to be retained by us in an amount to be determined by Cummins, as partial consideration for the filtration business Cummins is contributing to us in connection with the separation. For additional information regarding the debt financing, please refer to the section entitled “Description of Material Indebtedness.”
The Split-off
Cummins has informed us that, as of the date of this prospectus, it intends, following this offering, to make a tax-free split-off, pursuant to which Cummins will offer its stockholders the option to exchange their shares of Cummins common stock for shares of our common stock in an exchange offer. If the exchange offer is undertaken and consummated and not fully subscribed because less than all shares of our common stock owned by Cummins are exchanged, the remaining shares of our common stock owned by Cummins may be offered in one or more subsequent exchange offers (together with the initial exchange offer, the “exchange offer(s)”) and/or distributed on a pro rata basis to Cummins stockholders whose shares of Cummins common stock remain outstanding after consummation of the exchange offer(s) (such distribution, together with the exchange offer(s), the “split-off”). Cummins has agreed not to effect the split-off for a period of 180 days after the date of this prospectus without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. See “Underwriting (Conflicts of Interest).”
While, as of the date of this prospectus, Cummins intends to effect the split-off, Cummins has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the split-off, by any specified date or at all. If pursued, the split-off may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling (which has been received) from the Internal Revenue Service, or IRS and an opinion of a nationally recognized law or accounting firm to the effect that the separation and the debt-for-equity exchange, together with such split-off, will qualify as a transaction that is tax-free to Cummins and its shareholders for U.S. federal income tax purposes. The conditions to the split-off may not be satisfied, Cummins may decide not to consummate the split-off even if the conditions are satisfied or Cummins may decide to waive one or more of these conditions and consummate the split-off even if all of the conditions are not satisfied.
The split-off is not being effected pursuant to this prospectus, and the underwriters of this offering may or may not act as underwriters for the split-off.
Upon completion of the split-off, we will no longer qualify as a controlled company and will be required to fully implement NYSE corporate governance requirements within one year of the distribution.
Change in Control Considerations
Transactions to implement this offering, the separation and the split-off will constitute a change in control under the governing documents of our joint venture in India, Fleetguard Filter Private Ltd. (“FFPL”), resulting in the loss of rights to board representation. This would effectively result in the loss of our ability to prevent certain significant actions and may result in a reduction or elimination of dividends. See “Risk Factors — Risks Related to our Business Operations.”
Conflicts of Interest
The offering is being conducted in accordance with the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA, because Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, who are acting as underwriters in this offering will have a “conflict of interest” pursuant to Rule 5121(f)(5)(C)(ii) by virtue of their role as debt-for-equity exchange parties, since all of the net proceeds of this offering will be received by the debt-for-equity exchange parties. Rule 5121 requires that a “qualified independent underwriter” as defined in Rule 5121 must participate in the preparation of the prospectus and perform its usual standard of diligence with respect to the registration statement and this prospectus. Accordingly, BofA Securities, Inc. is assuming the responsibilities of acting as the qualified independent underwriter in the offering. See “Underwriting (Conflicts of Interest) —  Conflicts of interest.”
Corporate Information
Atmus was incorporated in Delaware as FILT Red, Inc. on April 1, 2022, for the purpose of holding Cummins’ filtration business in connection with the separation and this offering. On December 5, 2022, we filed a Certificate of Amendment with the Delaware Secretary of State to change our name from “FILT Red, Inc.” to “Atmus Filtration Technologies Inc.” Prior to the separation, we have had no operations. Our principal executive offices are located at 26 Century Boulevard, Nashville, Tennessee 37214, and our telephone number is (615) 514-7339. Prior to completion of this offering, we will establish a corporate website at Atmus.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and will not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.
Risk Factor Summary
Investing in our common stock involves a number of risks. These risks include, but are not limited to, challenges related to the separation, the split-off, the successful implementation of our strategy, and our ability to grow our business. Some of the more significant challenges and risks relating to an investment in our company include, among other things, the following:
•
We have significant customer concentration, with Cummins, PACCAR and the Traton Group respectively accounting for approximately 19%, 16% and 12% of our net sales in 2022, and the loss of such net sales would have a material and adverse effect on our business, financial condition and results of operations.

•
The loss of a top OEM relationship, or changes in the preferences of our aftermarket end-users, could adversely impact the recurring nature of our aftermarket sales.

•
We derive significant earnings from investees that we do not directly control.

•
Transactions to implement this offering, the separation and the split-off will constitute a change in control under our joint venture in India (FFPL), resulting in the loss of rights to board representation, which would effectively result in the loss of the ability to prevent certain significant actions and may result in a reduction or elimination of dividends.

•
We may be adversely impacted by work stoppages and other labor matters.

•
Our products are exposed to variability in material and commodity costs.

•
We are vulnerable to raw material, transportation and labor price increases and supply shortages, which have adversely impacted and could continue to adversely impact our operations.

•
Complexity of supply chain and manufacturing could cause inability to meet demand and result in the loss of customers.

•
We face significant competition in the markets we serve and maintaining a competitive advantage requires consistent investment with uncertain returns.

•
Evolving customer needs and developing technologies may threaten our existing business and growth.

•
We face risks from strategic transactions, such as acquisitions, divestitures, joint ventures and other similar arrangements that we may pursue or undertake.

•
Our long term performance targets assume certain ongoing productivity improvements; if we do not successfully manage productivity improvements, we may not realize the expected benefits.

•
A number of our customers operate in similar cyclical industries and economic conditions in these industries could impact our sales.

•
Failure to protect or enforce our intellectual property could reduce or eliminate any competitive advantage and reduce our sales and profitability and the cost of protecting or enforcing our intellectual property may be significant.

•
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock may be negatively affected and we may default on outstanding debt obligations.

•
Sales of counterfeit versions of our products, as well as unauthorized sales of our products, may adversely affect our reputation, business, financial condition, results of operations and cash flows.

•
We operate our business on a global basis and changes in international, national and regional trade laws, regulations, and policies affecting and/or restricting international trade, including sanctions resulting from Russia’s military operation in Ukraine, could adversely impact the demand for our products and our competitive position.

•
Unanticipated changes in our effective tax rate, the adoption of new tax legislation or exposure to additional income tax liabilities could adversely affect our profitability and cash flow. In addition, audits by tax authorities could result in additional tax payments for prior periods.

•
Changes in tax law relating to multinational corporations could adversely affect our tax position.

•
Our global operations are subject to laws and regulations that impose significant compliance costs and create reputational and legal risk.

•
We may be adversely impacted by the effects of climate change and may incur increased costs and experience other impacts due to climate change.

•
Our information technology environment and our products are exposed to potential security breaches or other disruptions, which may adversely impact our operations.

•
A number of our operations depend on sophisticated information technology and infrastructure, which may be disrupted by the separation.

•
We are subject to foreign currency exchange rate and other related risks.

•
Political, economic and social uncertainty in geographies where we have significant operations or large offerings of our products could significantly change the dynamics of our competition, customer and end-user base and product offerings and impact our growth opportunities globally.

•
The anticipated benefits of the separation may not be achieved and the separation may adversely affect our business.

•
As a result of the separation, we will lose Cummins’ reputation, economies of scale, capital base and other resources and may experience difficulty operating as a standalone company.

•
For so long as Cummins controls a majority of the voting power of our outstanding common stock, we will qualify for, and intend to rely on, certain exemptions from NYSE corporate governance requirements. Stockholders will not have the same protections afforded to stockholders of companies that are subject to all NYSE corporate governance requirements.

•
Following the completion of this offering, Cummins will continue to have significant control over us for a period of time, which could continue indefinitely, preventing you and other stockholders from influencing significant decisions.

•
We, or Cummins, may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

•
After the separation, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Cummins. Also, certain of Cummins’ current executive officers also serve as directors of our company, which may create conflicts of interest, or the appearance of conflicts of interest.

•
If Cummins completes the split-off, and there is later a determination that the separation, the debt-for-equity exchange and/or the split-off is taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the Internal Revenue Service (“IRS”) private letter ruling and/or any opinion of a nationally recognized law or accounting firm are incorrect or for any other reason, then Cummins and its stockholders could incur significant U.S. federal income tax liabilities, and we could incur significant liabilities.

•
We may be affected by significant restrictions in the tax matters agreement, including on our ability to engage in certain corporate transactions for a two-year period after the split-off in order to avoid triggering significant tax-related liabilities for Cummins.

The foregoing is only a summary of some of the risks related to an investment in our common stock. For a more detailed discussion of these and other risks you should consider before making an investment in our common stock, see “Risk Factors.”

The Offering
Common stock offered in this offering
14,124,409 shares of common stock (or 16,243,070 shares of common stock if the underwriters exercise their option to purchase additional shares in full).
Common stock to be held by Cummins immediately after this offering
69,173,387 shares of common stock (or 67,054,726 shares of common stock if the underwriters exercise their option to purchase additional shares in full).
Common stock to be outstanding immediately after this offering
83,297,796 shares of common stock.
Option to purchase additional shares of common stock
The underwriters have an option to purchase up to 2,118,661 additional shares of common stock from the debt-for-equity exchange parties, as described in “Underwriting (Conflicts of Interest).”
Voting rights
Shares of common stock are entitled to one vote per share on all matters presented to our stockholders generally.
Upon the completion of this offering, Cummins will hold approximately 83.0% of the total voting power of our outstanding capital stock (or 80.5% if the underwriters exercise in full their option to purchase additional shares of our common stock). As such, Cummins will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. See “Security Ownership of Certain Beneficial Owners and Management” and “Description of Capital Stock.”
Additionally, upon completion of this offering, we will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. See “Management — Controlled Company Exception.”
Use of proceeds
We will not receive any proceeds from the sale of our common stock in this offering. All of the net proceeds from this offering will be received by the debt-for-equity exchange parties. Immediately prior to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters, the debt-for-equity exchange parties will acquire the common stock being sold in this offering from Cummins in exchange for outstanding Cummins indebtedness held by the debt-for-equity exchange parties. See “Use of proceeds.”
As part of the separation and upon the completion of this offering, we intend to pay Cummins, as partial consideration for the filtration business that Cummins is contributing to us in connection with the separation, the amount of existing cash, plus the net proceeds of the term loan that we will enter into prior to the closing of this offering plus any amounts drawn under the revolving credit facility, less an amount of cash to be retained by us in an amount to be determined by Cummins.
The determination of the amount of our cash upon the completion of this offering will be made by Cummins in good faith and will be final and binding on us.
See “Description of Material Indebtedness” and “Use of Proceeds.”
Dividend policy
We have not yet determined the extent to which we will pay any dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of our board of directors (the “Board”) in accordance with applicable law. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our debt that we will enter into prior to the closing of this offering and in the future, industry practice, legal requirements and other factors that the Board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends. See “Dividend Policy.”
Selling stockholder (for purposes of the U.S. Securities laws)
In connection with this offering, Cummins, as a selling stockholder for purposes of the U.S. securities laws, will exchange shares of our common stock for indebtedness of Cummins held by the debt-for-equity exchange parties. The debt-for-equity exchange parties will then sell these shares pursuant to this offering.
Upon completion of this offering, Cummins will continue to own a controlling interest in us. Accordingly, we intend to avail ourselves of the “controlled company” exemptions under the corporate governance rules of the NYSE. See “Management — Director Independence and Controlled Company Exemption” and “Security Ownership of Certain Beneficial Owners and Management.”
Conflicts of interest
The offering is being conducted in accordance with the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA, because Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, who are acting as underwriters in this offering, will have a “conflict of interest” pursuant to Rule 5121(f)(5)(C)(ii) by virtue of their role as debt-for-equity exchange parties, since all of the net proceeds of this offering will be received by the debt-for-equity exchange parties. Rule 5121 requires that a “qualified independent underwriter” as defined in Rule 5121 must participate in the preparation of the prospectus and perform its usual standard of diligence with respect to the registration statement and this prospectus. Accordingly, BofA Securities, Inc. is assuming the responsibilities of acting as the qualified independent underwriter in the offering.

See “Underwriting (Conflicts of Interest).”
Listing
We have applied to have our common stock listed on the NYSE under the symbol “ATMU.”
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 19 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.
Unless the context requires otherwise, references to the number and percentage of shares of our common stock to be outstanding immediately after this offering are based on 83,297,796 shares of our common stock outstanding as of the date of this offering. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Certain other amounts that appear in this prospectus may not sum due to rounding.
Unless otherwise indicated, the information presented in this prospectus:
•
gives effect to the transactions described under “The Separation and Split-Off Transactions — The Separation;”

•
assumes an initial public offering price of $19.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus); and

•
excludes 7,496,802 shares of our common stock that have been reserved under our equity incentive plan.

See “Executive and Director Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation” for additional information regarding our equity incentive plan and grants we intend to make following completion of this offering.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The following summary historical and unaudited pro forma condensed combined financial data reflects the combined financial statements of the filtration business of Cummins. We derived the summary historical condensed combined statements of net income data and cash flow data for the years ended December 31, 2022, December 31, 2021, and December 31, 2020 and the summary historical condensed combined balance sheet data as of December 31, 2022 and December 31, 2021, as set forth below, from our audited historical combined financial statements, which are included elsewhere in this prospectus. We derived the summary historical condensed combined statements of net income data and cash flow data for the three months ended March 31, 2023 and March 31, 2022 and the condensed combined balance sheet data as of March 31, 2023 from our unaudited condensed combined financial statements included elsewhere in this prospectus. We derived the summary unaudited pro forma condensed combined statements of net income data for the three months ended March 31, 2023 and year ended December 31, 2022 and the summary unaudited pro forma condensed combined balance sheet data as of March 31, 2023, as set forth below, from our unaudited pro forma condensed combined financial information included in the “Unaudited Pro Forma Condensed Combined Financial Information” section of this prospectus.
Our underlying financial records were derived from the financial records of Cummins for the periods reflected herein. We have prepared the historical combined financial statements and have included all adjustments to state fairly the financial information set forth in those statements. Our historical results may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, publicly-traded company during the periods presented.
We have historically operated as part of Cummins and not as a separate, publicly-traded company. Our historical combined financial statements have been derived from Cummins’ historical accounting records and are presented on a carve-out basis. All sales and costs as well as assets and liabilities directly associated with our business activity are included as a component of the historical combined financial statements. The historical combined financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Cummins’ corporate office and from other Cummins businesses to us. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the historical combined financial statements had we been an entity that operated separately from Cummins during the periods presented.
The summary unaudited pro forma condensed combined financial data presented has been prepared to reflect the transactions described in the “Unaudited Pro Forma Condensed Combined Financial Information” section of this prospectus. The summary unaudited pro forma condensed combined statements of net income data presented reflect the financial results as if such transactions had occurred on January 1, 2022. The summary unaudited pro forma condensed combined balance sheet data reflects the financial position as if such transactions occurred on March 31, 2023. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.
The unaudited pro forma condensed combined financial information are not necessarily indicative of our results of operations or financial condition had the separation and our anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as a separate, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations, financial position or cash flows.
This summary historical and unaudited pro forma condensed combined financial data should be reviewed in combination with “Unaudited Pro Forma Condensed Combined Financial Information,”

“Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes included in this prospectus.
	Three months ended			Years ended December 31,
	March 31, 2023		March 31, 2022	2022		2021	2020
$ in millions	Pro Forma	Actual	Actual	Pro Forma	Actual	Actual	Actual
Summary Statements of Net Income Data
Net Sales	$418.6	$418.6	$382.5	$1,562.1	$1,562.1	$1,438.8	$1,232.6
Cost of sales	308.4	308.8	301.1	1,200.7	1,203.2	1,088.3	923.2
Gross margin	$110.2	$109.8	81.4	$361.4	$358.9	$350.5	$309.4
Selling, general, and administrative expenses	51.1	39.1	32.5	154.5	139.7	126.2	112.1
Research, development and engineering expenses	9.8	9.8	10.4	38.6	38.6	42.0	39.0
Equity, royalty, and interest income from investees	8.4	8.4	8.7	28.0	28.0	32.4	40.7
Other operating expense, net	0.1	0.1	2.7	5.0	5.0	—	—
Operating Income	$57.6	$69.2	$44.5	$191.3	$203.6	$214.7	$199.0
Interest expense	10.4	—	0.2	39.2	0.7	0.8	0.4
Other (expense)/income, net	(0.1)	(0.1)	0.7	8.8	8.8	3.9	2.0
Income before income taxes	$47.1	$69.1	$45.0	$160.9	$211.7	$217.8	$200.6
Income tax expense	12.2	16.4	10.2	32.9	41.6	46.5	57.8
Net Income	$34.9	$52.7	$34.8	$128.0	$170.1	$171.3	$142.8
Summary Statements of Cash Flows Data
Net cash (used in) provided by:
Operating activities		$67.5	$2.8		$177.0	$202.3	$213.1
Investing activities		(9.2)	(4.9)		(33.4)	(31.9)	(26.5)
Financing activities		(58.3)	2.1		(143.6)	(170.4)	(186.6)
Other Data:
Gross margin as a percent of net sales		26.2%	21.3%		23.0%	24.4%	25.1%
Operating income as a percent of net sales		16.5%	11.6%		13.0%	14.9%	16.1%
EBITDA(1)		$74.5	$50.6		$234.0	$240.2	$222.1
Net income margin		12.6%	9.1%		10.9%	11.9%	11.6%
EBITDA margin(1)		17.8%	13.2%		15.0%	16.7%	18.0%

	March 31,		December 31,
	2023	2023	2022	2021
$ in millions	Pro Forma	Actual	Actual
Summary Balance Sheet Data
Total current assets	$630.4	$520.4	$512.3	$482.1
Total current liabilities	369.2	369.2	349.1	319.9
Property, plant and equipment, net	152.5	152.5	148.4	141.1
Total assets	1,007.7	897.7	879.4	848.3
Total liabilities	1,104.6	452.9	429.9	411.1
Total net parent investment	(96.9)	444.8	449.5	437.2

(1)
Non-GAAP financial measures

In addition to the results reported in accordance with U.S. GAAP, we have provided information regarding EBITDA and EBITDA margin, which are non-GAAP financial measures and the key measures we use for determining how our business is performing. EBITDA is defined as earnings or losses before interest expense, income taxes, depreciation and amortization and EBITDA margin is defined as EBITDA as a percent of net sales. We believe EBITDA and EBITDA margin are useful measures of our operating performance as they assist investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors. Additionally, we believe these metrics are widely used by investors, securities analysts, ratings agencies and others in our industry in evaluating performance.
EBITDA and EBITDA margin are not in accordance with, or alternatives for, U.S. GAAP financial measures and may not be consistent with measures used by other companies. It should be considered supplemental data; however, the amounts included in the EBITDA and EBITDA margin calculations are derived from amounts included in the combined statements of net income. We do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP. Some of the limitations are:
•
such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•
such measures do not reflect changes in, or cash requirements for, our working capital needs;

•
such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and

•
other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

To properly and prudently evaluate our business, we encourage you to review the historical combined financial statements included elsewhere in this prospectus, and not rely on a single financial measure to evaluate our business. A reconciliation of net income to EBITDA is shown in the table below:
	Three months ended		Years ended December 31,
$ in millions	March 31, 2023	March 31, 2022	2022	2021	2020
NET INCOME	$52.7	$34.8	$170.1	$171.3	$142.8
Plus:
Interest expense	—	0.2	0.7	0.8	0.4
Income tax expense	16.4	10.2	41.6	46.5	57.8
Depreciation and Amortization	5.4	5.4	21.6	21.6	21.1
EBITDA (non-GAAP)	$74.5	$50.6	$234.0	$240.2	$222.1
Net Sales	$418.6	$382.5	$1,562.1	$1,438.8	$1,232.6
Net income margin	12.6%	9.1%	10.9%	11.9%	11.6%
EBITDA margin (non-GAAP)	17.8%	13.2%	15.0%	16.7%	18.0%

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider carefully the following risks, together with all the other information in this prospectus, including our combined financial statements and notes thereto, before you invest in our common stock. If any of the following risks actually materializes, our business, financial condition and results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.
Risks Related to Our Business Operations
We have significant customer concentration, with Cummins, PACCAR and the Traton Group respectively accounting for approximately 19%, 16% and 12% of our net sales in 2022, and the loss of such net sales would have a material and adverse effect on our business, financial condition and results of operations.
Cummins is our largest customer. For fiscal year ended 2022, net sales to Cummins accounted for approximately 19% of our net sales. Sales to Cummins joint ventures and to distributors with which Cummins has a relationship also account for a portion of our net sales. A portion of our net sales is dependent upon customer acceptance of and demand for Cummins’ engines or generators that use our filters. This customer concentration increases the risk of fluctuations in our operating results and our sensitivity to any material adverse developments experienced by Cummins. While our relationship with Cummins following the offering will be defined by our first-fit supply agreement and after market supply agreement, we may fail in the future to renew these contracts, and, moreover, even if renewed, Cummins’ purchasing power may give it the ability to make greater demands on us with regard to pricing and contractual terms in general.
Our relationship with Cummins following the offering will be defined by our first-fit supply agreement and aftermarket supply agreement. Cummins may procure supplemental supply of top volume aftermarket products from alternative suppliers for a limited time if we fail to meet certain delivery performance requirements or if we do not offer a product or similar product for sale. The delivery performance requirements will be effective no sooner than January 1, 2024 and will require an improvement by us to our current on-time delivery to meet these requirements on a consistent basis.
Cummins historically has not sought competitive bids for filtration products. However, Cummins recently initiated a competitive process to source a selective group of future first-fit programs and associated aftermarket products from its suppliers, including us. Subsequently, we were successful in being awarded this business. In the future, we expect that Cummins will continue to seek competitive bids for new filtration products and, while we will have a preferred supplier relationship with Cummins, we will have to successfully win bids through their bidding process in order to maintain or grow our current level of sales to Cummins and cannot guarantee that Cummins will always select our products. The loss of, or any substantial reduction in sales to, Cummins would have a material adverse effect on our business, financial condition and results of operations. See “Certain Relationships and Related Party Transactions — Relationship with Cummins — First-Fit Supply Agreement” and “Certain Relationships and Related Party Transactions — Relationship with Cummins — Aftermarket Supply Agreement.”
For fiscal year ended 2022, net sales to PACCAR and the Traton Group accounted for approximately 16% and 12%, respectively, of our net sales. We cannot guarantee that PACCAR or the Traton Group will always choose to purchase our products. The loss or cancellation of business from PACCAR or the Traton Group could materially and adversely affect our business, financial condition or results of operations.
In addition, our association with Cummins has contributed to the relationships we have with certain significant customers due to the relationship those customers had with Cummins. After the separation, we may not be able to attract new customers of Cummins, or retain existing customers, without Cummins’ support. See “— As a result of the separation, we will lose Cummins’ reputation, economies of scale, capital base and other resources and may experience difficulty operating as a standalone company.”

The loss of a top OEM relationship, or changes in the preferences of our aftermarket end-users, could adversely impact the recurring nature of our aftermarket sales.
We supply filtration products to many of the largest OEMs for both first-fit and aftermarket, which results in recurring revenue for our products. Our relationships with these OEMs also allow us to be closely attuned to our customers' requirements and preferences and react quickly to any changes. The use of our filtration products as a standard first-fit component creates a steady demand for that product in the aftermarket, as end-users often return to the OEM for aftermarket service for multiple years and may continue to prefer our products as replacement or repair parts.
We may not be able to maintain our current top OEM relationships in the future or may not become the preferred supplier for additional OEMs. In addition, our channel partners’ and end-users’ preferences for replacement or repair filtration products may change in the future. The loss of a top OEM relationship, or changes in the preferences of our aftermarket end-users, could adversely impact the recurring nature of our aftermarket sales.
We derive significant earnings from investees that we do not directly control.
We earn equity, royalty and interest income from our joint venture in China — Shanghai Fleetguard Filter Co. Ltd., where we indirectly hold 50% of the economic interest. We also earn equity, royalty and interest income from our joint ventures in India — Fleetguard Filter Private Ltd. (“FFPL”), where we directly hold 49.491% of the economic interest (and 50% of the voting interest), and Filtrum Fibretechnologies Pvt. Ltd., where we hold, directly or indirectly, 49.75% of the economic interests (25% directly and 24.75% indirectly through our proportionate ownership of FFPL’s 50% ownership interest). For 2022, we recognized $28.0 million of equity, royalty and interest income from investees, compared to $32.4 million in 2021 and $40.7 million in 2020. Of these amounts, $17.1 million, $16.4 million and $24.9 million, respectively, were from our joint venture in India — FFPL. Although a significant percentage of our net income is derived from these unconsolidated entities (which were approximately 16.5% in 2022, approximately 18.9% in 2021 and approximately 28.5% in 2020, of which approximately 10.1%, approximately 9.6% and approximately 17.4% were from FFPL in 2022, 2021 and 2020, respectively), we do not unilaterally control their management or their operations, which puts a substantial portion of our net income and cash flow through dividend payments at risk from the actions or inactions of these entities. A significant reduction in the level of contribution by these entities to our net income would likely have a material adverse effect on our business, financial condition or results of operations.
Transactions to implement this offering, the separation and the split-off will constitute a change in control under our joint venture in India, resulting in the loss of rights to board representation, which would effectively result in the loss of the ability to prevent certain significant actions, and may result in a reduction or elimination of dividends.
Under the terms of the FFPL articles of association (the “FFPL Articles”), a change in control occurs when Cummins ceases to have control or ownership in Cummins Filtration Inc. (“CFI”) or loses majority voting rights in CFI. Transactions to implement the offering, the separation and the proposed subsequent split-off will result in a change in control of CFI under the terms of the FFPL Articles. Upon a change in control, our joint venture partner will hold a 50.51% voting interest in FFPL. In addition, as noted above, CFI will lose its guaranteed right to board representation and a mandatory dividend payment provision will no longer be operative. The loss of these rights may have a material adverse impact on our ability to influence our business operations in India and to access the equity, royalty and interest income from FFPL. See “We derive significant earnings from investees that we do not directly control.”
We may be adversely impacted by work stoppages and other labor matters.
As of December 31, 2022, we employed approximately 4,250 persons worldwide. Approximately 55% of our employees worldwide are represented by various unions under collective bargaining agreements that expire between December 2023 and February 2024. While we have no reason to believe that we will be materially impacted by work stoppages or other labor matters, there can be no assurance that future issues with our labor unions will be resolved favorably or that we will not encounter future strikes, work stoppages, or other types of conflicts with labor unions or our employees. For example, during periodic collective bargaining in 2020, the United Auto Workers union representing manufacturing employees at the Cookeville, Tennessee site conducted a strike for six weeks after failing to accept modified terms and conditions offered by the company. Any of these consequences may have an adverse effect on us or may limit our flexibility in dealing with our workforce. In addition, many of our customers and suppliers have unionized work forces. Work stoppages or slowdowns experienced by us, our customers or suppliers could result in slowdowns or closures that would have a material adverse effect on our business, financial condition or results of operations.
Our products are exposed to variability in material and commodity costs.
Our businesses establish prices with our customers in accordance with contractual timeframes; however, the timing of material and commodity market price increases may prevent us from passing these additional costs on to our customers through timely pricing actions, which may lead to an adverse impact on our profit margins. For example, our gross margin decreased by 1.4 percentage points from 2021 (24.4%) to 2022 (23.0%) as a result of our material and freight costs increasing at a faster rate than the increase in net sales. Additionally, higher material and commodity costs around the world may offset our efforts to reduce our cost structure. Economies around the world have also generally seen significant inflationary pressures since 2021, which may persist in 2023 and beyond. If inflation continues to increase or stays above levels seen in recent years, we could face further material and commodity price fluctuations. As of the date of this prospectus, we have not entered into any hedging arrangements or agreements with respect to the purchase of the commodities used in our products. While we customarily have contractual pricing adjustment mechanisms with our customers that attempt to address some of these risks (notably with respect to steel and resins), there can be no assurance that material and commodity price fluctuations will not adversely affect our results of operations and cash flows. In addition, while the use of contractual pricing adjustments may provide us with some protection from adverse fluctuations in commodity prices, we potentially forego the benefits that might result from favorable fluctuations in costs. As a result, higher material and commodity costs, as well as hedging these commodity costs during periods of decreasing prices, could result in declining margins.
We are vulnerable to raw material, transportation and labor price increases and supply shortages, which have adversely impacted and could continue to adversely impact our operations.
We have experienced supply chain disruptions, including longer lead times for materials used in manufacturing our products and increased commodity prices and related challenges throughout the supply chain. We source a significant number of parts and raw materials critical to our business operations. Any delay in our suppliers’ deliveries may adversely affect our operations at multiple manufacturing locations, forcing us to seek alternative supply sources to avoid serious disruptions. Delays may be caused by factors affecting our suppliers (including the COVID-19 pandemic, capacity constraints, port congestion, labor disputes, economic downturns, availability of credit, impaired financial condition and geopolitical turmoil), suppliers’ allocations to other purchasers, weather emergencies, natural disasters, acts of government or acts of war or terrorism. In particular, if there are extended periods of travel, commercial and other restrictions due to COVID-19 infections or restrictions or other geopolitical turmoil, we could incur global supply disruptions. Any extended delay in receiving critical supplies could impair our ability to deliver products to our customers and have a material adverse effect on our business, financial condition or results of operations. Our North America plants, in particular, experienced reduced capacity for an extended period throughout 2021 and into 2022, primarily due to a lack of available components. This was primarily due to shortages in steel, resin, other petrochemical products and electronic components, as well as shortages in labor at our suppliers. Additionally, we have experienced plant closures due to COVID-19 restrictions. For example, our Mexico production was suspended for four weeks in 2020, our French facility was closed for one week in 2020, and our Shanghai facility experienced significantly reduced production in 2022.
In addition, the current economic environment has resulted, and may continue to result, in price increases and other volatility and inflation of many of our raw material, transportation and labor costs as a result of many factors, including our suppliers of resin and microprocessors exercising force majeure clauses, shortages of steel supply, general inflationary market pressures, pay rate increases at individual facilities and logistical issues, including global transportation delays and rising costs. These challenges can lead to increased material and conversion cost, which in turn leads to increased inventory balances. In 2021 and 2022, we experienced increased commodity prices, including for steel, resin and other petrochemical products. Additionally, shipping has experienced, and is continuing to experience, longer and more volatile time in transit, which further increases inventory balances.
Further, the labor market for skilled manufacturing remains tight as the U.S. economy recovers after the COVID-19 pandemic shutdowns and our labor costs have increased as a result. We have also experienced periodic absenteeism in our plants due to local COVID-19 outbreaks, leading to temporary production reductions. In the United States, in particular, we have experienced difficulty recruiting and retaining labor, leading to lower production and increased costs due to additional recruiting incentives. Material, transportation, labor and other cost inflation has adversely impacted, and could continue to adversely impact, our business, financial condition or results of operations.
Although we have taken a number of actions to mitigate these impacts, including, but not limited to, adding new supply sources, moving production among our facilities or outsourcing production to third-party manufacturers, adapting product design to reduce reliance on constrained materials, and investing in additional tooling and equipment, these mitigating actions may not be sufficient to overcome these impacts.
Complexity of supply chain and manufacturing could cause inability to meet demand and result in the loss of customers.
Our ability to fulfill customer orders is dependent on our manufacturing and distribution operations. Although we forecast demand, additional plant capacity takes significant time to bring online and thus changes in demand could result in longer lead times. We cannot guarantee that we will be able to adjust manufacturing capacity, in the short-term, to meet higher customer demand. For example, the COVID-19 pandemic caused lower levels of production at our manufacturing plants, including a four-week government-mandated shutdown at our manufacturing plant in Mexico, labor shortages, manufacturing disruptions and temporary shutdowns of business at some of our customers and suppliers. These disruptions impacted the availability of raw materials, including steel, resin, other petrochemical products and electronic components, and freight availability and reliability, which resulted in increased lead times. Efficient operations require streamlining processes, which we may not be capable of achieving. Unacceptable levels of service for key customers may result if we are not able to fulfill orders on a timely basis or if product quality or warranty or safety issues result from compromised production. Due to the complexity of our manufacturing operations, we may be unable to timely respond to fluctuations in demand, which could adversely impact our business, financial condition or results of operations.
While we have not experienced significant global surges or declines in demand, for much of 2022, overall demand exceeded our ability to fully meet such demand, resulting in an elevated level of backlog. As we moved through 2022, there was a reduction in these backlogs from peak levels, and we expect further stabilization in the first half of 2023.
We face significant competition in the markets we serve and maintaining a competitive advantage requires consistent investment with uncertain returns.
The businesses and product lines in which we participate are very competitive and we risk losing business based on a wide range of factors, including price, quality, technological and engineering capability, manufacturing and distribution capability, innovation, performance, reliability and availability, geographic coverage, delivery and customer service. Our customers continue to seek technological innovation, productivity gains and competitive prices from us and their other suppliers. As a result of these and other factors, if we do not meet our customers’ expectations, we may not be able to compete effectively.
Additionally, we operate in highly competitive markets and have numerous competitors who are well-established in those markets. Our competitors include companies that may have greater name recognition or financial, technical, operational, marketing or other resources than us. We expect our competitors to continue improving the design and performance of their products and to introduce new products that could be competitive in both price and performance. We believe that we have certain technological advantages over our competitors in the markets in which we operate, but maintaining these advantages requires us to consistently invest in research and development, sales and marketing and customer service and support. There is no guarantee that we will be successful in maintaining these advantages.
The competitive environment in which we operate is also subject to change. There is no guarantee that we will be successful in implementing new product expansions, as we may fail to successfully complete product development or achieve the level of sales for these products that we expect. There may also be unexpected costs for such new product offerings, which would lower their margins. In addition, certain competitors may have a competitive advantage in these new markets and if they are able to successfully develop a product before we do, they could reach the market before we do or gain broader market acceptance.
Evolving customer needs and developing technologies may threaten our existing business and growth.
The ongoing energy transition away from fossil fuels and the increased adoption of electrified powertrains in some market segments could result in lower demand for current diesel or natural gas engines and components and, over time, reduce the demand for related parts and service revenues. Specifically, our core markets may be impacted by technology transitions including transition to battery-electric vehicles, hydrogen-powered internal combustion engines, fuel cell electric vehicles and alternate power sources. Substantially all of our net sales are related to internal combustion engine filtration products. Concerns regarding the effects of emissions of GHG on the climate have driven (and will likely continue to drive) international, national, regional and local legislative and regulatory responses, imposing more stringent emissions standards and requiring higher fuel efficiency. Such responses may generate or accelerate changes in technology and in customer and end-user preference, including wider adoption of and preference for technologies providing alternatives to diesel engines such as electrification of equipment, which could reduce or eliminate the demand for our products. Moreover, on November 15, 2019, Cummins, our largest customer, established a new set of goals for 2030 as part of their environmental sustainability strategy. Among these new goals is reducing GHG from facilities and operations by 50% and from newly sold products by 25%. As a result of these risks, and as we have seen OEMs begin to invest heavily in these new technologies and launch new non internal combustion engines, we have been working, and continue to work, to expand our product offerings across industries and application types, including electric powertrain, hydrogen internal combustion engines and fuel cells, among others. However, there can be no assurance that we will be successful in doing so, or even if we are successful, that such new products will generate the same revenue or margin as internal combustion engine filtration products. Some of these technologies, such as battery electric vehicles for example, may not utilize as much filtration content. Additionally, there can be no assurance that our expectations regarding new and developing alternate fuel technologies, including with respect to which technologies will prevail and the development of filtration content for those technologies, will prove to be accurate. Such disruptive innovation could create new markets for others and displace existing companies and products. If we are unsuccessful in adapting our technologies or expanding into adjacent markets, these disruptions could result in significant negative consequences for our company. Our future growth is dependent on properly addressing future customer and end-user needs and adapting our products in line with global technology trends.
We rely on our executive leadership team and other key personnel as a critical part of our human capital resources.
We depend on the skills, institutional knowledge, working relationships and continued services and contributions of key personnel, including our executive leadership team as critical parts of our human capital resources. In addition, our ability to achieve our operating and strategic goals depends on our ability to identify, hire, train and retain qualified individuals. We compete with other companies both within and outside of our industry for talented personnel and we may lose key personnel or fail to attract, train and retain other talented personnel. Any such loss or failure could have material adverse effects on our results of operations, financial condition and cash flows.
In particular, our continued success will depend in part on our ability to retain the talents and dedication of key employees. As of December 31, 2022, we employed approximately 350 total technical resources. As of December 31, 2022, 48% of our technical employees are employed outside the United States, in India, China and France, many of whom we consider key employees. If enough key employees terminate their employment or become ill or otherwise cannot work as a result of the COVID-19 pandemic or otherwise, our business activities may be adversely affected and our management team’s attention may be diverted. In addition, we may not be able to locate suitable replacements for any key employees who leave.
We face risks from strategic transactions, such as acquisitions, divestitures, joint ventures and other similar arrangements that we may pursue or undertake.
We periodically evaluate potential strategic acquisition or investment opportunities and consider divestitures of non-strategic business lines and have historically pursued and undertaken certain of those opportunities. For example, in 1987 and 1994, we established our joint ventures in India and China, respectively, for our entry into those two markets, and have continued to explore additional joint ventures since then. Acquisitions, joint ventures and strategic investments could negatively impact our profitability and financial condition due to operating and integration inefficiencies, the incurrence of debt, contingent liabilities and amortization of expenses related to intangible assets. There are also a number of other risks inherent to acquisitions, including the potential loss of key customers and suppliers of the acquired businesses or adverse effects on relationships with existing customers and suppliers; the inability to identify all issues or potential liabilities during diligence; difficulties or delays in integrating and assimilating the acquired operations and products or in realizing projected efficiencies, growth prospects, cost savings and synergies; the loss of key employees; the potential increase in exposure to more onerous or costly legal and regulatory requirements and the diversion of management’s time and attention away from other business matters, which may prevent us from realizing the anticipated return on our investment. Additionally, we may require substantial additional capital, which could be raised pursuant to debt or equity financings, to pursue acquisitions and other business ventures, if any, in the future. We cannot assure you that we will be able to raise such additional capital on commercially reasonable terms, or at all. Divestitures may involve significant challenges and risks, such as difficulty separating out portions of our business or the potential loss of revenue or negative impacts on margins. Divestitures may also result in ongoing financial or legal proceedings, such as retained liabilities, which could have an adverse impact on our results of operations, financial condition and cash flows. Further, during the pendency of a proposed transaction, we may be subject to risks related to a decline in the business, loss of employees, customers or suppliers and the risk that the transaction may not close, any of which could adversely impact our business. Additionally, because acquisitions, divestitures, joint ventures, strategic partnerships and other similar arrangements are inherently risky, any such transaction may not be successful and may, in some cases, harm our business, financial condition or results of operations. Failure to complete any such planned transaction may adversely impact our business, financial condition or results of operations.
Our long term performance targets assume certain ongoing productivity improvements; if we do not successfully manage productivity improvements, we may not realize the expected benefits.
Our long term performance targets assume certain ongoing productivity improvements as a key component of our business strategy to, among other things, contain operating expenses, increase operating efficiencies and align manufacturing capacity to demand. We may not be able to realize the expected benefits and cost savings if we do not successfully execute these plans while continuing to invest in business growth. Factors that can cause us to not realize expected benefits or execute our plans for productivity improvements include, but are not limited to, unanticipated costs or complications resulting from the separation, unforeseen complications arising from leveraging existing filtration technology to new industries, global commodities pricing and availability, manufacturing costs and delays, inflationary pressures and labor availability. If any of these, or other, difficulties are encountered, expected benefits of such cost savings may not otherwise be realized, which could adversely impact our business, financial condition or results of operations.
A number of our customers operate in similar cyclical industries and economic conditions in these industries could impact our sales.
Three customers each accounted for 10% or more of our net sales in 2022 and 2021. Cummins is one of our key customers and accounted for approximately 19% of our net sales in 2022. While our relationship with Cummins will be secured through our first-fit supply agreement and aftermarket supply agreement, Cummins operates in both global off-highway and on-highway industries and is subject to the cyclicality of those industries. A number of our other customers, including PACCAR and the Traton Group, are also concentrated in similar cyclical industries, including off-highway industries such as construction, agriculture, mining, oil and gas and power generation, as well as on-highway industries such as truck, bus, vocational and recreational vehicles. This exposes our business to additional risk based on our customers’ respective economic conditions. Our success is also dependent on retaining key customers, which requires us to successfully manage relationships and anticipate the needs of our customers in the channels in which we sell our products. Changes in the economic conditions could materially and adversely impact our business, financial condition or results of operations.
Unexpected events, including natural disasters, may increase our cost of doing business or disrupt our operations.
There could be an occurrence of one or more unexpected events, including a terrorist attack, war or civil unrest, a weather event, an earthquake, a pandemic or other catastrophe in countries in which we operate or in which our suppliers are located.
Such an event could result in physical damage to and complete or partial closure of one or more of our headquarters, manufacturing facilities or distribution centers, temporary or long-term disruption in the supply of component products from some local and international suppliers, disruption in the transport of our products to customers and disruption of information systems. Prior to the split-off, Cummins’ existing insurance coverage, and following the split-off, the insurance coverage we expect to enter into, may not provide protection for all costs that may arise from any such event. Any disruption in our operations could have an adverse impact on our ability to meet our customer needs or may require us to incur additional expense in order to produce sufficient inventory. Certain unexpected events could adversely impact our business, financial condition or results of operations.
Our business is exposed to potential claims related to warranties.
We face an inherent business risk of exposure to warranty claims if our products fail to perform to specification, or are alleged to result in property damage. At any given time, we are subject to various and multiple warranty claims, any one of which, if decided adversely to us, may have a material adverse effect on our reported results of operation in the period in which our liability with respect to any such claim is recognized. This can include customer claims for support outside of standard warranty obligations. For example, we are currently in discussions with one of our larger customers claiming support for repair costs and potential consequences for product failures after the standard warranty period. Consistent with our historical experience, we believe that we will be able to resolve this issue amicably but there can be no assurance that we will be able to resolve the issue on reasonable terms or that it will not have a material adverse impact on our business and results of operations.
Our products are subject to recall for performance or safety-related issues.
Our products are subject to recall for performance or safety-related issues. Product recalls subject us to reputational risk, loss of current and future customers, reduced revenue and product recall costs. Product recall costs are incurred when we decide, either voluntarily or involuntarily, to recall a product through a formal campaign to solicit the return of specific products due to known or suspected performance or safety issues. For example, quality issues were identified with a particular application of a fuel heater, which primarily impacted one customer, resulting in a recall campaign. See Note 11, “PRODUCT WARRANTY LIABILITY” to the historical combined financial statements for additional details. Any significant product recalls could have material adverse effects on our results of operations, financial condition and cash flows. Additionally, any significant returns or warranty claims, as well as the timing of such returns or claims, could result in significant additional costs to us and could adversely affect our business, financial condition or results of operations.
Failure to protect or enforce our intellectual property could reduce or eliminate any competitive advantage and reduce our sales and profitability and the cost of protecting or enforcing our intellectual property may be significant.
Our long-term success depends on our ability to market innovative competitive products. We own a number of patents, trade secrets, copyrights, trademarks, trade names and other forms of intellectual property related to our products and services throughout the world and the operation of our business, which we rely on to distinguish our services and solutions from those of our competitors. Patents have a limited life and, in some cases, have expired or will expire in the near future. We also have non-exclusive rights to intellectual property owned by others in certain of our markets. For example, some of our products may include components that are manufactured by our competitors. Our intellectual property may be challenged, invalidated, stolen, circumvented, infringed or otherwise violated upon by third parties or we may be unable to maintain, renew or enter into new license agreements with third-party owners of intellectual property on reasonable terms, or at all. In addition, the global nature of our business increases the risk that our intellectual property may be subject to infringement, theft or other unauthorized use or disclosure by others. Our ability to protect and enforce intellectual property rights, including through litigation or other legal proceedings, also varies across jurisdictions and in some cases, our ability to protect our intellectual property rights by legal recourse or otherwise may be limited, particularly in countries where laws or enforcement practices are less protective than those in the United States. Our inability to obtain sufficient protection for our intellectual property, or to effectively maintain or enforce our intellectual property rights, could lead to reputational harm and/or adversely impact our competitive position, business, financial condition or results of operations.
Competitors and others may also initiate litigation or other proceedings to challenge the scope, validity or enforceability of our intellectual property or allege that we infringed, misappropriated or otherwise violated their intellectual property. Any litigation or proceedings to defend ourselves against allegations of infringement, misappropriation, or other violations of intellectual property rights, regardless of merit, could be costly, divert attention of management and may not ultimately be resolved in our favor. If we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using certain intellectual property or offering certain products, or may be liable for substantial damages, which in turn could materially adversely affect our business, financial condition or results of operations. We may also be required to develop an alternative, non-infringing product that could be costly, time-consuming or impossible, or seek a license from a third party, which may not be available on terms that are favorable to us, or at all. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock may be negatively affected and we may default on outstanding debt obligations.
As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, beginning with our second annual report on Form 10-K, we expect we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Our independent registered public accounting firm will also be required to express an opinion as to the effectiveness of our internal control over financial reporting. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.
The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly and complicated. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our historical combined financial statements and harm our results of operations. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be negatively affected and we may default on outstanding debt obligations. We could also become subject to investigations by the NYSE, the Securities and Exchange Commission (the “SEC”), or other regulatory authorities, which could require additional financial and management resources.
Risks Related to Legal and Regulatory Issues
Sales of counterfeit versions of our products, as well as unauthorized sales of our products, may adversely affect our reputation, business, financial condition, results of operations and cash flows.
Third parties may illegally make, distribute and sell counterfeit versions of our products that do not meet the standards of our design, development, manufacturing and distribution processes. Such counterfeit products divert sales from genuine products, often are of lower cost and quality and may pose safety risks. If illegal sales of counterfeit products result in adverse product liability or negative consumer experiences, we may be associated with negative publicity resulting from such incidents. Although we proactively monitor the existence of counterfeit products and initiate actions to seize, remove them from sale or destroy, we may not be able to prevent third parties from manufacturing, selling or purporting to sell counterfeit products competing with our products, which may negatively impact our sales, brand reputation, business, financial condition or results of operations.
Our products are subject to statutory and regulatory requirements that can significantly increase our costs and could have a material adverse impact on our results of operations, financial condition and cash flows.
Our products are subject to many laws and regulations in the jurisdictions in which we operate. We routinely incur costs in order to comply with these laws and regulations. We may be adversely impacted by new or changing laws and regulations that affect both our operations and our ability to develop and sell products that meet our customers’ requirements. The discovery of noncompliance issues could have a material adverse impact on our business, financial condition or results of operations.
Developing products to meet more stringent and changing regulatory requirements, with different implementation timelines and requirements, makes developing products efficiently for multiple markets complicated and could result in substantial additional costs that may be difficult to recover in certain markets. The successful development and introduction of new and enhanced products in order to comply with new regulatory requirements are subject to other risks, such as delays in product development, cost overruns and unanticipated technical and manufacturing difficulties.
In addition to these risks, the nature and timing of government implementation and enforcement of increasingly stringent regulatory standards in our worldwide markets are unpredictable and subject to change. Any delays in implementation or enforcement could result in a loss of our competitive advantage and could have a material adverse impact on our business, financial condition or results of operations.
We operate our business on a global basis and changes in international, national and regional trade laws, regulations, and policies affecting and/or restricting international trade, including sanctions resulting from Russia’s military operation in Ukraine, could adversely impact the demand for our products and our competitive position.
We manufacture, sell and service products globally and rely upon a global supply chain to deliver the raw materials, components, systems and parts that we need to manufacture and service our products. Changes in laws, regulations and government policies on foreign trade and investment can affect the demand for our products and services, causing customers and end-users to shift preferences toward domestically manufactured or branded products and impact the competitive position of our products or prevent us from being able to sell products in certain countries. Our business benefits from free trade agreements, such as the United States-Mexico-Canada Agreement, the U.S. trade relationships with China, Brazil and France and the Comprehensive Economic Partnership Agreement between India and South Korea. Efforts to withdraw from, or substantially modify such agreements or arrangements, in addition to the implementation of more restrictive trade policies, such as more detailed inspections, higher tariffs (including, but not limited to, additional tariffs on the import of steel or aluminum and imposition of new or retaliatory tariffs against certain countries, including based on developments in U.S. — China, U.S. — Russia and EU — Russia relations), import or export licensing requirements, and exchange controls or new barriers to entry, could limit our ability to capitalize on current and future growth opportunities in international markets, impair our ability to ship media from our plant in South Korea directly to our joint venture partners, impair our ability to expand the business by offering new technologies, products, and services, and could adversely impact our production costs, customer and end-user demand and our relationships with customers and suppliers. Any of these consequences could have a material adverse effect on our business, financial condition or results of operations.
Embargoes, sanctions and export controls imposed by the U.S. and other governments restricting or prohibiting transactions with certain persons or entities, including financial institutions, to certain countries or regions, or involving certain products, may limit the sales of our products. Embargoes, sanctions, and export control laws are changing rapidly for certain geographies, including with respect to China and Russia. In particular, changing U.S. and European export controls and sanctions on China, as well as other restrictions affecting transactions involving China and Chinese parties and Russia and Russian parties, could affect our ability to collect receivables, provide aftermarket and warranty support for our products, sell products, and otherwise impact our reputation and business, any of which could have a material adverse effect on our business, financial condition or results of operations. Moreover, the enforceability of contracts in China, especially with governmental entities, including state-owned enterprises, is relatively uncertain. If counterparties repudiated our contracts or defaulted on their obligations, we might not have adequate remedies. Such uncertainties or inability to enforce our contracts could materially and adversely affect our business, financial condition or results of operations.
Additionally, the ongoing crisis related to Russia’s military operation in Ukraine has resulted in the application of enhanced sanctions against Russia by a number of jurisdictions, including the United States, United Kingdom, and European Union. On March 17, 2022, the Cummins Board of Directors made the decision to suspend all commercial operations in Russia indefinitely. We took steps to wind down operations expeditiously, and this may expose us to customer claims and other inherent risks. Additionally, although we seek to comply with all applicable regulations, these laws and regulations are complex, frequently changing, and increasing in number and there is a risk that we will not be compliant with all relevant regulations at all times. Such potential violations could have material adverse effects on our reputation, brand, business, financial condition or results of operations.
Unanticipated changes in our effective tax rate, the adoption of new tax legislation or exposure to additional income tax liabilities could adversely affect our profitability and cash flow. In addition, audits by tax authorities could result in additional tax payments for prior periods.
We are subject to income taxes in the U.S. and numerous international jurisdictions. Our income tax provision and cash tax liability in the future could be adversely affected by the adoption of new tax legislation, changes in the amounts or composition of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and the discovery of new information in the course of our tax return preparation process. Additionally, we may be subject to tax audits. These audits can involve complex issues, which may require an extended period of time to resolve and can be highly judgmental. Tax authorities may disagree with certain tax reporting positions taken by us and, as a result, assess additional taxes against us. We may have to engage in litigation to achieve the results reflected in our tax estimates, and such litigation may be time consuming and expensive. We regularly assess the likely outcomes of any audits in order to determine the appropriateness of our tax provision. The amounts ultimately paid upon resolution of these or subsequent tax audits could be materially different from the amounts previously included in our income tax provisions and accruals, which could materially and adversely affect our business, financial condition or results of operations.

Changes in tax law relating to multinational corporations could adversely affect our tax position.
The U.S. Congress, government agencies in non-U.S. jurisdictions where we and our affiliates do business, and the Organisation for Economic Co-operation and Development (“OECD”) have recently focused on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where profits are claimed to be earned for tax purposes in low-tax jurisdictions, or payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. The OECD has released several components of its comprehensive plan to create an agreed set of international rules for addressing base erosion and profit shifting. As a result, the tax laws in the United States and other countries in which we do business could change on a prospective or retroactive basis, and any such changes could adversely affect our business, financial condition or results of operations.
Our global operations are subject to laws and regulations that impose significant compliance costs and create reputational and legal risk.
Due to the international scope of our operations, we are subject to a complex system of commercial regulations around the world. Recent years have seen an increase in the development and enforcement of laws regarding trade compliance as well as new regulatory requirements regarding privacy and data protection, such as the European Union General Data Protection Regulation. Our foreign subsidiaries and affiliates are governed by laws, rules and business practices that differ from those of the U.S. The activities of these entities may not comply with U.S. laws or business practices or our Code of Business Conduct. Violations of these laws may result in severe criminal or civil sanctions, could disrupt our business and result in an adverse effect on our reputation, business and results of operations, financial condition and cash flows. We cannot predict the nature, scope or effect of future regulatory requirements to which our operations might be subject or the manner in which existing laws might be administered or interpreted.
We are subject to national and international anti-corruption laws and regulations laws, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act (the “Bribery Act”) and export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), relating to our business and our employees. As part of our business, we deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA’s prohibition on providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. In addition, the provisions of the Bribery Act extend beyond bribery of foreign public officials and also apply to transactions with individuals that a government does not employ. Some of the international locations in which we operate lack a developed legal system and have higher than normal levels of corruption. Our continued expansion outside the United States, including in China, India and developing countries, and our development of new partnerships worldwide, could increase the risk of FCPA, OFAC or Bribery Act violations in the future. Despite our policies, procedures and compliance programs, our internal control and compliance systems may not be able to protect us from prohibited acts willfully committed by our employees, agents or business partners that would violate such applicable laws and regulations. Additionally, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage or provide a defense to any alleged violation. In particular, we may be held liable for the actions that our joint venture partners take inside or outside of the United States, even though our partners may not be subject to these laws. Any such improper acts could damage our reputation, subject us to civil or criminal judgments, fines or penalties, and could otherwise disrupt our business.
Our operations are also subject to certain antitrust and competition laws in the jurisdictions in which we conduct our business, in particular the United States and Europe. These laws prohibit, among other things, anticompetitive agreements and practices. If any of our commercial agreements or practices are found to violate or infringe such laws, we may be subject to civil and other penalties. We may also be subject to third-party claims for damages. Further, agreements that infringe antitrust and competition laws may be void and unenforceable, in whole or in part, or require modification in order to be lawful and enforceable. Accordingly, any violation of these laws could harm our reputation and could have a material adverse effect on our business, financial condition or results of operations.

From time to time, we are subject to litigation or other commercial disputes and other legal and regulatory proceedings relating to our business, including actual or perceived failure to comply with the laws and regulations mentioned above. Due to the inherent uncertainties of any litigation, commercial disputes or other legal or regulatory proceedings, we cannot accurately predict their ultimate outcome, including the outcome of any related appeals. An unfavorable outcome could materially adversely impact our business, financial condition and results of operations. Furthermore, as required by U.S. GAAP, we establish reserves based on our assessment of contingencies, including contingencies related to legal claims asserted against us. Subsequent developments in legal proceedings may affect our assessment and estimates of the loss contingency recorded as a reserve and require us to make payments in excess of our reserves, which could have an adverse effect on our business, financial condition or results of operations.
We may be adversely impacted by the effects of climate change and may incur increased costs and experience other impacts due to climate change.
The scientific consensus indicates that emissions of GHG continue to alter the composition of Earth’s atmosphere in ways that are affecting, and are expected to continue to affect, the global climate. The potential impacts of climate change on our customers and end-users, product offerings, operations, facilities and suppliers are accelerating and uncertain, as they will be particular to local, customer-specific circumstances. These potential impacts may include, among other things, rising sea levels and the frequency and severity of weather events as well as customer and end-user product changes either through preference or regulation.
Concerns regarding climate change may lead to additional international, national, regional and local legislative and regulatory responses. For example, recent proposed SEC rulemaking to enhance disclosures regarding the effects of climate change could increase our reporting and compliance costs. Similarly, enhanced mandatory climate reporting requirements came into force in 2019 and again in 2022 in the United Kingdom and broader sustainability reporting requirements (including climate) will apply to certain European Union entities on a staged basis from 2024 and to their non-European Union parent undertakings from 2028. We believe these reporting requirements could increase our reporting and compliance costs. Various stakeholders, including legislators and regulators, shareholders and non-governmental organizations, are continuing to look for ways to reduce GHG emissions, including limits on GHG emissions and measures intended to incentivize GHG reduction such as fuel taxes, carbon taxes and subsidies. As the impact of any future GHG legislative or regulatory requirements on our global businesses and products is dependent on the timing, scope and design of the mandates or standards, we are currently unable to predict the potential impact. Moreover, as discussed in “— Risks Related to Our Business Operations — Evolving customer needs and developing technologies may threaten our existing business and growth”, certain consequences of climate change, such as shifts in customer and end-user preferences and the pace and extent to which customers and end-users adopt alternative power, including electrified vehicles, could impact demand for our products and could have a material adverse effect on our business, financial condition or results of operations.
Our operations are subject to increasingly stringent environmental laws and regulations, and we are also subject to laws requiring cleanup of contaminated property.
Our plants and operations are subject to increasingly stringent environmental laws and regulations in all of the countries in which we operate, including laws and regulations governing air emissions, wastewater and storm water discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. While we believe that we are in compliance in all material respects with these environmental laws and regulations, there can be no assurance that we will not be adversely impacted by costs, liabilities or claims with respect to existing or subsequently acquired operations, under either present laws and regulations or those that may be adopted or imposed in the future. We are also subject to laws requiring the cleanup of contaminated property, including laws that impose strict liability for contamination at owned property and for hazardous materials or wastes generated by our plants and operations or those of our predecessors. If a release of hazardous substances occurs at or from any of our (or our predecessors’) current or former properties or at a landfill or another location where we or our predecessors have disposed of (or arranged for the disposal of) hazardous materials, we may be held liable for the contamination and the amount of such liability could be material.
Risks Related to Cybersecurity and Information Technology Infrastructure
Our information technology environment and our products are exposed to potential security breaches or other disruptions, which may adversely impact our operations.
We rely on the capacity, reliability and security of our information technology environment and data security infrastructure in connection with various aspects of our business activities. We also rely on our ability to expand and continually update these technologies and related infrastructure in response to the changing needs of our business. As we implement new technologies, they may not perform as expected. We face the challenge of supporting our older technologies and implementing necessary upgrades. In addition, some of these technologies are managed by third-party service providers and are not under our direct control. If we experience a problem with an important technology, including during upgrades and/or new implementations of technologies, the resulting disruptions could have an adverse effect on our business and reputation. As customers and end-users adopt and rely on cloud-based digital technologies and services we offer, any disruption of the confidentiality, integrity or availability of those services could have an adverse effect on our business and reputation.
Our operations routinely involve collecting, receiving, storing, processing and transmitting personal, sensitive and other confidential information pertaining to our business, customers, end-users, dealers, suppliers, employees and other sensitive matters. The data handled by our technologies is vulnerable to security threats. In addition, our products contain interconnected and increasingly complex technologies that monitor and transmit data and these technologies are potentially subject to cyber-attacks and disruption. For example, we have developed the filtration intelligence technology (FIT) system, which embeds sensors and software within the filtration equipment system designed to optimize filtration maintenance and monitor equipment health. In addition, as a result of the COVID-19 pandemic a large percentage of our salaried employees continue to work remotely full or part-time. This remote working environment may pose a heightened risk for security breaches or other disruptions of our information technology environment. The impact of a significant information technology event on either our information technology environment or our products could negatively affect the performance of our products, our reputation, and competitive position.
While we continually work to safeguard our information technology environment and mitigate potential risks, there is no assurance that these actions will be sufficient to timely detect or prevent information technology security threats, such as security breaches, computer malware, ransomware attacks and other cyber-attacks, which are increasing in both frequency and sophistication, along with power outages or hardware failures. These threats could result in unauthorized access, use, modification, disclosure, loss or theft of information, including intellectual property, costly investigations, remediation efforts, notification requirements, privacy or data protection-related compliance obligations, legal claims or proceedings, government enforcement actions, civil or criminal penalties, fines, diversion of management attention, operational changes or other response measures, loss of customer confidence in our security measures, loss of business partners, and negative publicity that could adversely affect our brand, reputation, business, results of operations and financial condition. As of the date hereof, we are insured under Cummins’ general liability and cyber liability insurance policies. Pursuant to the separation agreement and certain other agreements with Cummins, we will continue to be insured under Cummins’ insurance policies until the split-off. Following the split-off, we will be responsible for obtaining and maintaining at our own cost our own insurance coverage. Prior to the split-off, Cummins’ existing insurance policies, and following the split-off, the insurance policies we expect to enter into, may not cover, or may cover only a portion of, any potential claims related to such events or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed or defense costs incurred. We also cannot be certain that prior to the split-off Cummins’ existing insurance coverage will continue to be available, or that following the split-off we will be able to find insurance coverage, on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim.

A number of our operations depend on sophisticated information technology and infrastructure, which may be disrupted by the separation.
Prior to the completion of this offering and in connection with the separation, we will substantially change a number of our business processes, including changes in our financial reporting and supply chain processes and with respect to where and from whom we obtain information technology systems. In order to support the new business processes under the terms of our transitional services agreement with Cummins, we will make significant configuration, process and data changes within many of the information technology systems we use. If our information technology systems and processes are not sufficient to support our business and financial reporting functions, or if we fail to properly implement our new business processes, manufacturing, shipping, invoicing or other critical operating activities may be interrupted or negatively affected, and our financial reporting may be delayed or inaccurate and, as a result, our business, financial condition and results of operations may be materially adversely affected. Even if we are able to successfully configure and change our systems, all technology systems, even with implementation of security measures, are vulnerable to disability, failures or unauthorized access. If our information technology systems were to fail or be breached, this could materially adversely affect our reputation and our ability to perform critical business functions, and sensitive and confidential data could be compromised.
Risks Related to Finance and Financial Market Conditions
We are subject to foreign currency exchange rate and other related risks.
We conduct operations in many areas of the world involving transactions denominated in a variety of currencies. We are subject to foreign currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues. In addition, since our financial statements are denominated in U.S. dollars, changes in foreign currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our results of operations, financial condition and cash flows. For example, 38% of our net sales in 2022 were denominated in a currency other than the U.S. dollar. Additionally, the appreciation of the U.S. dollar against foreign currencies has had and could continue to have a negative impact on our consolidated results of operations due to translation impacts, which we expect may continue to negatively impact our results of operations through the second half of 2023. Cummins has a hedging program to mitigate foreign currency exchange rate risk across its businesses, which included foreign currency exchange rate risk faced by the filtration business. Although Atmus has implemented certain aspects of its own hedging program, it is still evaluating other aspects, such as cash flow hedges, and there can be no assurances that we will be able to establish the same program as Cummins or at similar costs.
We have recorded goodwill as a result of prior acquisitions, and an economic downturn could cause these balances to become impaired, requiring write-downs that would reduce our operating income.
Goodwill amounted to approximately $84.7 million as of December 31, 2022. As required under current accounting rules, we assess goodwill for impairment at least annually and whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. As of December 31, 2022, management has deemed there is no impairment of our recorded goodwill. However, if future operating performance at one or more of our operating units were to fall significantly below forecast levels or if market conditions for one or more of our acquired businesses were to decline, we could be required to incur a non-cash charge to operating income for impairment. Management will continue to monitor our operating results, our market capitalization, and the impact of the economy to determine if there is an impairment of goodwill in future periods.

Risks Related to Macroeconomic and Geopolitical Conditions
Political, economic and social uncertainty in geographies where we have significant operations or large offerings of our products could significantly change the dynamics of our competition, customer and end-user base and product offerings and impact our growth opportunities globally.
Our business is subject to the political, economic and other risks that are inherent in operating in numerous countries, including:
•
public health crises, including the spread of a contagious disease, such as COVID-19 and other catastrophic events;

•
the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

•
trade protection measures and import or export licensing requirements;

•
the imposition of taxes on foreign income and tax rates in certain foreign countries that exceed those in the U.S.;

•
the imposition of tariffs, exchange controls, sanctions or other restrictions;

•
difficulty in staffing and managing widespread operations and the application of foreign labor regulations;

•
required compliance with a variety of foreign laws and regulations; and

•
changes in general economic and political conditions, including changes in relationship with the U.S., in countries where we operate, particularly in China, Russia and other emerging markets.

As we continue to operate and grow our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other related risks. There can be no assurance that the consequences of these and other factors relating to our multinational operations will not have a material adverse effect upon us.
In addition, there continues to be significant uncertainty about the future relationships between the U.S. and China and the U.S. and Russia, including with respect to trade policies, treaties, government regulations and tariffs.
We currently have significant operations in China, including a joint venture and our wholly-owned subsidiary Cummins Filtration China. In 2022, total sales in China, including consolidated and non-consolidated sales from our joint venture, were approximately $233.0 million, a decrease of $97.0 million compared to approximately $330.0 million in 2021. In the first half of 2022, the resurgence of COVID-19 in China led to lockdowns in several cities that negatively impacted the economy and our end markets. Among the cities impacted by these lockdowns was Shanghai, which resulted in the shutdowns of our and our China joint ventures’ Shanghai-based facilities, and the results from our China operations were adversely impacted for the year ended December 31, 2022 as a result of the shutdowns. Equity, royalty and interest income from our China joint venture for 2022 was $5.3 million, a decrease of $4.9 million compared to $10.2 million for 2021. To the extent lockdowns continue to be used to combat COVID-19, we expect they would contribute to further disruptions in the global supply chain, which may negatively impact both our net sales and profitability going forward. Given the unpredictable nature of COVID-19 and the response to it, we cannot predict the impact on future periods at this time. In addition, any increased trade barriers or restrictions on global trade, especially trade with China, could adversely impact our competitive position, results of operations, financial condition and cash flows.
In 2022, prior to Russia’s military operation in Ukraine, we had a retail presence in Russia, with less than 1.0% of our net sales being generated there in 2022, down from 2.5% in 2021. As a result of the sanctions announced to date against Russia by the U.S. and other countries, including restrictions on selling or importing goods, services or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations in Russia, we have suspended our activities in Russia. The U.S. and other countries could impose wider sanctions and take other actions should the conflict escalate further. It is not possible to predict the broader consequences of this conflict, which could impact our sales, cash flow, and results of operations. Following the Cummins Board of Directors’ decision on March 17, 2022 to suspend all commercial operations in Russia indefinitely, we have taken action to wind down our operations in Russia. As a result of this suspension, we incurred costs of approximately $2.3 million in 2022. See Note 3, “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” to the combined financial statements for additional details. The aggregate impact of winding down our business and operations in Russia was not material to our overall business because we had no assets or capital in Russia at risk, and historically our operations have been limited to the distribution and sale of our products, for which Russia represented less than 1.0% of our net sales in 2022. However, such impact is not yet known and there is a risk that, despite our expectation, such winding-down could negatively impact our business, financial condition, cash flows and results of operations in this region.
Risks arising from uncertainty in worldwide and regional market and economic conditions may harm our business and make it difficult to project long-term performance.
Our business is sensitive to global macroeconomic conditions. Future macroeconomic downturns may have an adverse effect on our business, results of operations and financial condition, as well as on our distributors, customers, end-users and suppliers, and on activity in many of the industries and markets we serve. Among the economic factors which may have such an effect are: public health crises such as pandemics and epidemics, including the COVID-19 pandemic, currency exchange rates, difficulties entering new markets, tariffs and governmental trade and monetary policies, and general economic conditions such as inflation, deflation, interest rates and credit availability.
For example, as a result of the global economic downturn triggered by the COVID-19 pandemic, we experienced a 3.8% decline in net sales during 2020 compared to the previous year. Most economies across the world slowed and, although we saw a recovery in 2021 (16.7% growth in net sales in 2021 compared to 2020) and 2022 (8.6% growth in net sales in 2022 compared to 2021), there is still uncertainty as to whether the recovery will be sustained. If any or all of these major markets that we sell to were to endure a continued slowdown or recession due to the impacts of the COVID-19 pandemic, other public health crises, epidemics or pandemics or otherwise decline, it could have a material adverse effect on our results of operations, financial condition and cash flows. Additionally, in response to rising rates of inflation, the Federal Reserve Board increased the benchmark federal funds interest rates multiple times in 2022, and has signaled that there may be additional federal funds interest rate increases during 2023. This rising rate environment and the speed with which it has been occurring could have a material adverse effect on our business, financial condition or results of operations.
In addition, we face several risks associated with international business and are subject to global events beyond our control, including war, trade disputes, economic sanctions, trade wars and their collateral impacts and other international events. Any of these events could have a material adverse effect on our reputation, business, financial condition or results of operations. There may be changes to our business if there is instability, disruption or destruction in a significant geographic region, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease.
In February 2022, Russian military forces launched significant military action against Ukraine. The impact to Ukraine and Russia, as well as actions taken by other countries, including new and stricter sanctions by the U.S., Canada, the United Kingdom, the European Union and other countries and organizations against officials, individuals, regions, and industries in Russia, Ukraine and Belarus. Each country’s potential response to such sanctions, tensions, and military actions could have a material adverse effect on our business, financial condition and results of operations. It is not possible to predict the broader consequences of this conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof as well as any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports. These consequences are likely to cause regional instability, geopolitical shifts, and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. Although we have increased our cybersecurity monitoring and taken other steps to manage contingency planning in response to the conflict, the situation remains uncertain. While it is difficult to predict the impact of any of the foregoing, the conflict and actions taken in response to the conflict could impact our business, financial condition or results of operations.
The COVID-19 pandemic disrupted our operations and may have a material adverse effect on our business and financial condition if governments impose restrictive measures to prevent future outbreaks that affect our operations.
The outbreak of COVID-19 in early 2020, along with the response to the pandemic by governmental and other actors, disrupted our operations and may have negative impacts on our operations in the future, which impact may be material. The pandemic triggered a significant downturn in our markets globally, which negatively impacted our sales and results of operations during 2020. While the majority of the negative impacts to demand largely subsided in 2021, we still experienced supply chain disruptions and the related financial impacts reflected as increased cost of sales in 2022. As we head into 2023, cases of COVID-19 and other respiratory diseases could increase, the severity of which could provoke government lockdowns and impact our existing supply chain by delaying the delivery of materials used in our products. Additionally, we are unable to predict the impact of the ongoing governmental regulations that may be imposed in response to this or other pandemics.
Further, our industry was, and to some extent, continues to be, impacted by supply chain constraints leading to shortages across multiple components categories and limiting our collective ability to meet end-user demand. Our customers also are experiencing other supply chain issues and slowing production. Should the supply chain issues continue for an extended period of time, or the improvement we are seeing reverse course, the impact on our production and supply chain could have a material adverse effect on our results of operations, financial condition and cash flows. Our management team continues to monitor and evaluate all of these factors and the related impacts on our business and operations. We worked diligently to minimize the supply chain impacts to our business and to our customers in response to the risks and negative impacts associated with the COVID-19 pandemic, and we are continuing to do so. However, the financial impact to us cannot be forecasted accurately at this time and there can be no assurance that these improvements that we are seeing will continue in the future.
Risks Related to the Separation, the Split-off and our Relationship with Cummins
The anticipated benefits of the separation may not be achieved and the separation may adversely affect our business.
The anticipated benefits of the separation may not be achieved due to inherent risks associated with the separation. If these risks materialize, they may prevent us from achieving the anticipated benefits of the separation and our results of operation, financial conditions, prospects and business could be materially and adversely affected. These risks include, among others:
•
as a current part of Cummins, our businesses benefit from Cummins’ size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Cummins obtained prior to the separation;

•
the actions required to separate our and Cummins’ respective businesses could disrupt our and Cummins’ operations and divert management’s attention away from operating and growing our business;

•
certain costs and liabilities that were otherwise less significant to Cummins as a whole will be more significant for us as a separate company;

•
we will incur one-time costs in connection with the transition to being a separate, publicly-traded company, and those costs may be higher than anticipated;

•
we may also incur recurring costs for certain functions previously performed by Cummins, such as accounting, tax, legal, human resources and other general administrative functions that are higher than the amounts reflected in our historical financial statements;

•
following the separation, we may be more susceptible to capital market fluctuations and other adverse events than if we were still a part of Cummins;

•
following the separation, our business will be less diversified than Cummins’ business prior to the separation;

•
to preserve the tax-free treatment of the separation and split-off for U.S. federal income tax purposes to Cummins, if pursued, under the tax matters agreement that we will enter into with Cummins, we will be restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit our ability to pursue certain strategic transactions or engage in other transactions that might increase the value of our business; and

•
the separation will require us to implement interim operational arrangements in certain markets, such as Mexico, due to regulatory requirements, the need to obtain consents from local governmental authorities, and other business reasons, which may introduce additional complexity to our business than if we were still part of Cummins.

If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our business, financial condition or results of operations could be adversely affected.
As a result of the separation, we will lose Cummins’ reputation, economies of scale, capital base and other resources and may experience difficulty operating as a standalone company.
Our association with Cummins has contributed to the relationships we have with certain significant customers and suppliers due to the relationship those customers and suppliers had with Cummins. Currently, Cummins cooperates in selling our products to its customers. After the separation, we may not be able to attract new customers of Cummins, or retain existing customers, without Cummins’ support. If this occurs, it could result in reduced sales of our products.
The loss of Cummins’ scale, capital base and financial strength may also prompt suppliers to reprice, modify or terminate their relationships with us, in particular if such suppliers had placed a premium on the Cummins brand or our relationship with Cummins. In addition, Cummins’ reduction of its ownership of our company could potentially cause some of our existing agreements and licenses to be terminated. We cannot predict with certainty the effect that this offering, the separation or the distribution will have on our business, our clients, vendors or other persons, or whether our Fleetguard brand will experience dilution in the marketplace.
Further, because we have no experience operating as a standalone company in the past, we may encounter difficulties doing so in the future. For example, if we do not accurately estimate the level of resources required to operate as a standalone company, we may need to acquire additional assets and resources, which could be costly, and in connection with the separation, may also face difficulty in separating certain aspects of our business from Cummins, including incurring accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems and creating standalone administrative units in our business post-separation. Our business, financial condition and results of operations could be materially adversely affected if we have difficulty operating as a standalone company, fail to acquire assets that prove to be important to our operations, or incur unexpected costs as we separate our assets from Cummins’ assets or integrate newly-acquired assets.
For so long as Cummins controls a majority of the voting power of our outstanding common stock, we will qualify for, and intend to rely on, certain exemptions from NYSE corporate governance requirements. Stockholders will not have the same protections afforded to stockholders of companies that are subject to all NYSE corporate governance requirements.
Upon completion of this offering, we will qualify as a “controlled company” within the meaning of the corporate governance standards of the NYSE because Cummins will control a majority of the voting power of our outstanding common stock entitled to vote in the election of directors. A “controlled company” may elect not to comply with certain corporate governance requirements of the NYSE. Consistent with this, the separation agreement will provide that, for so long as we are a “controlled company,” we will take advantage of available “controlled company” exemptions from compliance with certain corporate governance requirements under NYSE rules, including:
•
the requirement that a majority of the board of directors consist of independent directors;

•
the requirement that our governance and nominating committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or if no such committee exists, that our director nominees be selected or recommended by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate;

•
the requirement that our talent management and compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
the requirement for an annual performance evaluation of our governance and nominating committee and talent management and compensation committee.

Following this offering, we intend to utilize certain of these exemptions. While these exemptions are available to us as a controlled company, we recognize the value of independent directors as we establish a new company and intend to transition to a majority independent board, majority independent talent management and compensation committee and majority independent governance and nominating committee. We expect to have a majority independent audit committee upon this offering and will transition to a fully independent audit committee within the first twelve months after this offering.
Following the completion of the offering, Cummins will continue to have significant control over us for a period of time, which could continue indefinitely, preventing you and other stockholders from influencing significant decisions.
Immediately following the completion of this offering, Cummins will own approximately 83.0% of our outstanding common stock (or 80.5% if the underwriters exercise their option to purchase additional shares in full). Cummins has indicated that, following completion of the offering, it intends to divest its interest in us. However, Cummins is under no obligation to do so or to dispose of any of its shares of our common stock, whether pursuant to the split-off or otherwise. A determination whether to effect the split-off or other disposal of any of our shares of common stock, and the timing thereof, is within Cummins’ sole discretion. If the split-off does not occur, or if Cummins does not otherwise dispose of its shares of our common stock, the risks relating to Cummins’ control of us will continue to be relevant to our stockholders. These risks include reduced liquidity of our shares of common stock and extended control of our business by Cummins. The liquidity of shares of our common stock in the market would be more constrained than if the split-off had occurred, as up to 83.0% of our common stock would continue to be held by Cummins, which would reduce liquidity and could depress the price of our common stock.
For so long as Cummins controls the majority of the voting power of our outstanding common stock, it will determine the outcome of all corporate actions requiring stockholder approval. Even if Cummins were to dispose of certain of its shares of our common stock such that it would control less than a majority of the voting power of our outstanding common stock, it would likely be able to influence the outcome of corporate actions so long as it retains a significant portion of our common stock. During the period of Cummins’ significant ownership, investors in this offering may not be able to affect the outcome of such corporate actions. For such time as Cummins owns a controlling interest in or a significant portion of our common stock, it generally will be able to control or significantly influence, directly or indirectly and subject to applicable law, all matters affecting us, including:
•
the election of directors;

•
determinations with respect to our business direction and policies, including the appointment and removal of officers;

•
determinations with respect to corporate transactions, such as mergers, business combinations or the acquisition or the disposition of assets;

•
our financing and dividend policy;

•
termination of, changes to or determinations under our agreements with Cummins relating to the separation;

•
changes to any other agreements that may adversely affect us;

•
determinations with respect to our tax returns; and

•
compensation and benefits programs and other human resources policy decisions.

Because Cummins’ interests may differ from ours or from those of our other shareholders, actions that Cummins takes with respect to us, as our controlling shareholder, may not necessarily be in the best interest of our other shareholders.
We, or Cummins, may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.
The separation agreement and other agreements to be entered into in connection with the separation will determine the allocation of assets and liabilities between Cummins and us following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by Cummins and us for the benefit of the other for a period of time after the separation. We will rely on Cummins after the separation to satisfy its performance and payment obligations under these agreements. If Cummins is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain transaction agreements expire, we may not be able to operate our businesses effectively and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services that Cummins currently provides to us. However, we may not be successful in implementing these systems and services or in transitioning data from Cummins’ systems to us. In addition, we have historically received certain informal support from Cummins, including customer relationship management, marketing, communications, technical support, market intelligence and market data, which may not be addressed in our transition services agreement. The level of this informal support may diminish following this offering and may be eliminated following the split-off.
In addition, we expect this process to be complex, time-consuming and costly. We also are establishing or expanding our own tax, treasury, internal audit, investor relations, corporate governance and listed company compliance and other corporate functions. We expect to incur one-time costs to replicate, or outsource from other providers, these corporate functions to replace the corporate services that Cummins historically provided us prior to the separation. Any failure or significant downtime in our own financial, administrative or other support systems or in the Cummins financial, administrative or other support systems during the transitional period during which Cummins provides us with support could negatively impact our results of operations or prevent us from paying our suppliers and employees, executing business combinations and foreign currency transactions or performing administrative or other services on a timely basis, which could negatively affect our results of operations.
In particular, our day-to-day business operations rely on our information technology systems. A significant portion of the communications among our personnel, customers and suppliers take place on our information technology platforms. We expect the separation of information technology systems from Cummins to be complex, time-consuming and costly. There is risk of data loss in the process of transferring information technology. As a result of our reliance on information technology systems, the cost of such information technology integration and transfer and any such loss of key data could have an adverse effect on our business, financial condition and results of operations.

In addition, our historical combined financial statements include the attribution of certain assets and liabilities that historically have been held at the Cummins corporate level but which are specifically identifiable or attributable to the businesses being transferred to us in connection with the separation. The value of the assets and liabilities we assume in connection with the separation could ultimately be materially different than such attributions, which could have a material adverse effect on our business, financial condition or results of operations.
After the separation, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Cummins. Also, certain of Cummins’ current executive officers also serve as directors of our company, which may create conflicts of interest, or the appearance of conflicts of interest.
Because of their current or former positions with Cummins, certain of our executive officers and directors own equity interests in Cummins. Continuing ownership of shares of Cummins common stock and equity awards could create, or appear to create, potential conflicts of interest if we and Cummins face decisions that could have implications for both Cummins and us, after the separation. In addition, certain of Cummins’ current executive officers also serve as directors of our company, and this could create, or appear to create, potential conflicts of interest when we and Cummins encounter opportunities or face decisions that could have implications for both companies following the separation or in connection with the allocation of such directors’ time between Cummins and us. These potential conflicts could arise, for example, over matters such as the desirability of changes in our business and operations, funding and capital matters, regulatory matters, matters arising with respect to the separation agreement and other agreements with Cummins relating to the separation or otherwise, employee retention or recruiting or our dividend policy.
Cummins and its directors and officers will have limited liability to us or you for breach of fiduciary duty.
Subject to any contractual provision to the contrary, Cummins will have no obligation to refrain from engaging in certain actions that may not be in our best interests.
Under our amended and restated certificate of incorporation, neither Cummins nor any officer or director of Cummins, including our directors who are also Cummins employees, except as provided therein, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any of these activities.
If Cummins completes the split-off, and there is later a determination that the separation, the debt-for-equity exchange and/or the split-off is taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS private letter ruling and/or any tax opinion of a nationally recognized law or accounting firm are incorrect or for any other reason, then Cummins and its stockholders could incur significant U.S. federal income tax liabilities, and we could incur significant liabilities.
Cummins received a private letter ruling from the IRS substantially to the effect that, among other things, the separation and split-off will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code (the “Code”). If the split-off is pursued, completion by Cummins of the split-off may be conditioned on, among other things, the receipt of an opinion of a nationally recognized law or accounting firm, to the effect that, among other things, the split-off will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The private letter ruling Cummins received relies, and if the split-off is pursued the opinion of a nationally recognized law or accounting firm would rely, on certain facts, assumptions, representations and undertakings from Cummins and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, Cummins and its stockholders may not be able to rely on the private letter ruling or the opinion of a nationally recognized law or accounting firm and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinion of a nationally recognized law or accounting firm, the IRS could determine on audit that the separation, the debt-for-equity exchange and/or the split-off is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Cummins or us after the split-off. If the separation, the debt-for-equity exchange and/or the split-off is determined to be taxable for U.S. federal income tax purposes, Cummins and/or its stockholders could incur significant U.S. federal income tax liabilities, and we could also incur significant liabilities.
We may be affected by significant restrictions in the tax matters agreement, including on our ability to engage in certain corporate transactions for a two-year period after the split-off in order to avoid triggering significant tax-related liabilities for Cummins.
To preserve the tax-free treatment for U.S. federal income tax purposes to Cummins of the separation, debt-for-equity exchange and split-off (if pursued), under the tax matters agreement that we will enter into with Cummins, we will be restricted from taking any action that prevents the separation, debt-for-equity exchange and split-off (if pursued) from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement, for the two-year period following the split-off (if pursued), as described in the section entitled “Certain Relationships and Related Party Transactions — Relationship with Cummins — Tax Matters Agreement — Preservation of the Tax-Free Status of Certain Aspects of the Separation and Split-Off,” we will be subject to specific restrictions on our ability to discontinue the active conduct of our trade or business, issue or sell stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements), sell our assets outside the ordinary course of business and enter into any other corporate transaction which would cause us to undergo a 50% or greater change in our stock ownership (taking into account any change as a result of the debt-for-equity exchange). These restrictions may limit our ability to pursue certain strategic transactions or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business, and generally reduce our strategic and operating flexibility. These restrictions will not limit the acquisition of other businesses by us for cash consideration. We may be required to indemnify Cummins against tax liabilities arising as a result of a failure to comply with these restrictions under the tax matters agreement, even if such failure is outside of our control. For example, we may be required to indemnify Cummins under the tax matters agreement against tax liabilities arising as a result of the acquisition of our stock during the two-year period following the split-off (if pursued). For more information, please refer to the section entitled “Certain Relationships and Related Party Transactions — Relationship with Cummins — Tax Matters Agreement.”
Potential indemnification liabilities to Cummins pursuant to the separation agreement could materially and adversely affect our businesses, financial condition, results of operations and cash flows.
The separation agreement, among other things, provides for indemnification obligations designed to make us financially responsible for liabilities that may exist relating to our business activities, whether incurred prior to or after the separation. If we are required to indemnify Cummins under the circumstances set forth in the separation agreement, we may be subject to substantial liabilities. Please refer to the section entitled “Certain Relationships and Related Party Transactions — Relationship with Cummins — Separation Agreement.”
In connection with our separation and split-off from Cummins, Cummins will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Cummins’ ability to satisfy its indemnification obligation will not be impaired in the future.
Pursuant to the separation agreement and certain other agreements with Cummins, Cummins will agree to indemnify us for certain liabilities as discussed further in “Certain Relationships and Related Party Transactions — Relationship with Cummins — Separation Agreement — Release of Claims and Indemnification.” However, third parties could also seek to hold us responsible for any of the liabilities that Cummins has agreed to retain, and there can be no assurance that the indemnity from Cummins will be sufficient to protect us against the full amount of such liabilities, or that Cummins will be able to fully satisfy its indemnification obligations. In addition, Cummins’ insurance will not necessarily be available to us for liabilities associated with occurrences of indemnified liabilities prior to the split-off, and in any event Cummins’ insurers may deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the split-off. Moreover, even if we ultimately succeed in recovering from

Cummins or such insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could negatively affect our business, financial condition or results of operations.
We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Cummins.
The agreements we will enter into with Cummins in connection with the separation, including the separation agreement, transition services agreement, employee matters agreement, tax matters agreement, intellectual property license agreement, first-fit supply agreement, aftermarket supply agreement, transitional trademark license agreement and the registration rights agreement were prepared in the context of our separation from Cummins while we were still a wholly-owned subsidiary of Cummins. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a separate or independent board of directors or a management team that was separate from or independent of Cummins. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Cummins and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. For more information, please refer to the section entitled “Certain Relationships and Related Party Transactions — Relationship with Cummins — Separation Agreement.”
Risks Related to Our Capital Structure
Changes in the capital and credit markets may negatively affect our ability to access financing to support strategic initiatives.
Disruption of the global financial and credit markets may have an effect on our long-term liquidity and financial condition. For example, the closures of Silicon Valley Bank and Signature Bank in March 2023 and their placement into receivership with the Federal Deposit Insurance Corporation has created financial institution liquidity risk and concerns. Our operations, investment opportunities, access to capital and ability to enforce the obligations of counterparties may be adversely affected by disruptions to the banking system and other financial market volatility. There can be no assurance that the cost or availability of future borrowings will not be impacted by future capital market disruptions. The term loan agreement and revolving credit facility each contain covenants to maintain certain financial ratios that, under certain circumstances, could restrict our ability to incur additional indebtedness, make investments and other restricted payments, create liens and sell assets.
Upon completion of this offering, we will have substantial indebtedness, consisting of the term loan and the revolving credit facility, and may incur substantial additional debt from time to time, which may impact our ability to service all our indebtedness and react to changes in our industry and limit our ability to seek further financing on favorable terms.
Upon completion of this offering, we will have approximately $650 million of outstanding indebtedness consisting of the term loan and amounts drawn under the revolving credit facility. See “Description of Material Indebtedness.”
Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, alter our dividend policy, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The instruments that will govern our indebtedness may restrict our ability to dispose of assets and may restrict the use of proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.
In addition, we conduct operations through our subsidiaries and joint ventures. Accordingly, repayment of our indebtedness will depend on the generation of cash flow by these entities, and their ability to make such cash available to us, by dividend, debt repayment or otherwise. These entities may not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. These entities may not be able to, or may not be permitted to, make adequate distributions to enable us to make payments in respect of our indebtedness. Each of these entities is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit our ability to obtain cash from them. In the event that we do not receive distributions from these entities, we may be unable to make required principal and interest payments on our indebtedness.
Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, may materially adversely affect our business, financial condition and results of operations and our ability to satisfy our obligations under our indebtedness or pay dividends on our common stock.
We may incur substantial additional debt from time to time, including secured indebtedness, to finance working capital, capital expenditures, research and development, investments or acquisitions or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences, including:
•
making it more difficult for us to satisfy our obligations with respect to our debt;

•
limiting our ability to obtain additional financing to fund future working capital, capital expenditures, business development or other general corporate requirements, including dividends;

•
increasing our vulnerability to general adverse economic and industry conditions;

•
exposing us to the risk of increased interest rates as certain of our borrowings are and may in the future be at variable rates of interest;

•
limiting our flexibility in planning for and reacting to changes in our industry;

•
impacting our effective tax rate; and

•
increasing our cost of borrowing.

All of our assets, subject to certain exceptions, will be pledged as security for our term loan and revolving credit facility, and if we default on our obligations, we may suffer adverse consequences, including foreclosure on our assets.
In connection with the revolving credit facility and term loan, we will sign a pledge and security agreement prior to this offering, whereby all of our assets, subject to certain exceptions, will be pledged as collateral to secure borrowings thereunder. If we default on our obligations under such facilities, the lenders may have the right to foreclose upon and sell, or otherwise transfer, the collateral subject to their security interests or their superior claim. In such event, we may be forced to sell our investments to raise funds to repay our outstanding borrowings in order to avoid foreclosure and these forced sales may be at times and at prices we would not consider advantageous. Moreover, such deleveraging of our company could significantly impair our ability to effectively operate our business in the manner in which we intend to operate. As a result, we could be forced to curtail or cease new investment activities and lower or eliminate any dividends that we may pay to our stockholders in the future.
In addition, if the lenders exercise their right to sell the assets pledged under our secured credit facilities, such sales may be completed at distressed sale prices, thereby diminishing or potentially eliminating the amount of cash available to us after repayment of the amounts outstanding under such facilities.

Risks Related to Our Initial Public Offering and Ownership of Our Common Stock
We have not yet determined whether or the extent to which we will pay any dividends on our common stock or the timing or amount of any such dividends.
We have not yet determined whether or the extent to which we will pay any dividends on our common stock after completion of this offering. The declaration, amount and payment of any future dividends will be at the discretion of our board of directors in accordance with applicable law. Our board of directors may take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends. For more information, please refer to the section entitled “Dividend Policy.”
Applicable laws and regulations, provisions of our amended and restated certificate of incorporation and our bylaws and certain contractual rights granted to Cummins may discourage takeover attempts and business combinations that stockholders might consider in their best interests.
Applicable laws, provisions of our amended and restated certificate of incorporation and our bylaws, as will be in effect upon the closing of this offering, will provide certain contractual rights that will be granted to Cummins under the separation agreement may delay, deter, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. For example, they may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.
Our amended and restated certificate of incorporation and our bylaws, as will be in effect upon the closing of this offering, will provide provisions that are intended to encourage prospective acquirers to negotiate with our board of directors and management team, rather than to attempt a hostile takeover, which could deter coercive takeover practices and inadequate takeover bids. These provisions provide for:
•
a classified board of directors, with our board of directors divided into three classes and with each class serving a staggered three-year term;

•
advance notice requirements regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings (except for Cummins’ designation of persons for nomination by the board of directors);

•
the right of our board of directors to issue one or more series of preferred stock with such powers, rights and preferences as the board of directors shall determine;

•
after Cummins no longer owns a majority of the outstanding shares of our common stock, the inability of stockholders to call special meetings of stockholders and the requirement that all stockholder action be taken at a meeting rather than by written consent;

•
after Cummins no longer owns a majority of the outstanding shares of our common stock, directors to be removed only by a 75% stockholder vote; and

•
a 75% stockholder vote requirement to amend the section of our amended and restated certificate of incorporation and bylaws related to (i) our board of directors, including related to our classified board and the removal of directors only for cause; (ii) our stockholders, including related to the inability of stockholders to call special meetings of stockholders and the inability of stockholders to act by written consent; and (iii) the ability of our board of directors and our stockholders to amend or repeal our bylaws.

We are also subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder.
These limitations may adversely affect the prevailing market price and market for our common stock if they are viewed as limiting the liquidity of our stock or discouraging takeover attempts in the future.
The provision of our amended and restated certificate of incorporation designating the Court of Chancery in the State of Delaware and the federal district courts for the District of Delaware as the exclusive forums for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Our amended and restated certificate of incorporation, as will be in effect upon the closing of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, to the extent permitted by law, the Court of Chancery of the State of Delaware be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of our company to us or our stockholders, (3) any action arising pursuant to any provision of our amended and restated certificate of incorporation or our bylaws or (4) any action asserting a claim governed by the internal affairs doctrine. It will further provide that, unless we consent in writing to the selection of an alternative forum, to the extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the exclusive forum provisions in our amended and restated certificate of incorporation.
Although we believe these provisions benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers and may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with us or our directors, officers or employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions, in particular with respect to causes of action arising under the Securities Act. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. If so, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations.
After the expiration of the lock-up period, there may be sales of a substantial amount of our common stock by our current stockholders and these sales could cause the price of our common stock to decline.
Cummins and our executive officers and directors will enter into lock-up agreements with the underwriters under which they will agree, subject to specific exceptions, not to sell, directly or indirectly, any shares of common stock without the consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC for a period of 180 days following the date of this prospectus. We refer to such period as the “lock-up period”. When the lock-up period expires, we and our stockholders subject to a lock-up agreement will be able to sell shares of our common stock in the public market. In addition, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may release all or some portion of the shares subject to lock-up agreements at any time and for any reason. See “Shares Eligible for Future Sale.” Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to decline or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.
An active trading market for our common stock may not develop and you may not be able to sell your common stock at or above the initial public offering price.
Prior to the completion of this offering, there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The price for our common stock in this offering will be determined by negotiations among Cummins, us and the representatives of the underwriters and it may not be indicative of prices that will prevail in the open market following this offering. An inactive market may also impair our ability to raise capital by selling our common stock and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock as consideration.
The price of our common stock may fluctuate substantially.
You should consider an investment in our common stock to be risky and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this section of the prospectus, are:
•
our announcements or our competitors’ announcements regarding new products, enhancements, significant contracts, acquisitions or strategic investments;

•
changes in earnings estimates or recommendations by securities analysts, if any, who cover our common stock;

•
failure to meet external expectations or management guidance;

•
fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•
changes in our capital structure or dividend policy, including as a result of the split-off, future issuances of securities, sales of large blocks of common stock by our shareholders, including Cummins, or our incurrence of additional debt;

•
reputational issues;

•
changes in general economic and market conditions in or any of the regions in which we conduct our business;

•
changes in industry conditions or perceptions;

•
changes in applicable laws, rules or regulations and other dynamics; and

•
announcements or actions taken by Cummins as our principal shareholder.

In addition, if the market for stocks in our industry or related industries, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could significantly decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management and could also require us to make substantial payments to satisfy judgments or settle litigation.
You will incur immediate dilution as a result of this offering.
The initial public offering price per share of our common stock will be substantially higher than our pro forma net tangible book value per share immediately after this offering. As a result, you will pay a price per share of common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. Assuming an offering price of $19.50 per share of our common stock, which is the midpoint of the range on the cover page of this prospectus, you will incur immediate and substantial dilution in an amount of $21.71 per share of common stock. See “Dilution”.
Our historical combined financial statements are not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.
Our historical combined financial statements included in this prospectus do not reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented or those we will achieve in the future. This is primarily the result of the following factors:
•
our historical combined financial statements do not reflect the separation;

•
our historical combined financial statements reflect expense allocations for certain support functions that are provided on a centralized basis within Cummins, such as expenses for executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations that may be higher or lower than the comparable expenses we would have actually incurred, or will incur in the future, as a standalone company;

•
our cost of debt and our capital structure will be different from that reflected in our historical combined financial statements;

•
significant increases may occur in our cost structure as a result of this offering, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and

•
this offering may have a material effect on our customers and other business relationships, including supplier relationships, and may result in the loss of preferred pricing available by virtue of our reduced relationship with Cummins.

Our financial condition and future results of operations, after giving effect to the separation, will be materially different from amounts reflected in our historical combined financial statements included elsewhere in this prospectus. As a result of the separation, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.
The pro forma and non-GAAP financial measures included in this prospectus are presented for informational purposes only and may not be an indication of our financial condition or results of operations in the future.
The unaudited pro forma combined financial statements included in this prospectus are presented for informational purposes only and are not necessarily indicative of what our actual financial condition or results of operations would have been had the transactions been completed on the date indicated. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations. Accordingly, our financial condition and results of operations in the future may not be consistent with, or evident from, such pro forma financial information. The non-GAAP financial measures included in this prospectus, consisting of EBITDA. EBITDA margin and Adjusted EBITDA, include information that we use to evaluate our past performance, but you should not consider such information in isolation or as an alternative to measures of our performance determined under U.S. GAAP. For further information regarding such limitations, see “Prospectus Summary — Summary Historical and Unaudited Pro Forma Combined Financial Data.”
As a standalone public company, we may expend additional time and resources to comply with rules and regulations that do not currently apply to us, and failure to comply with such rules may lead investors to lose confidence in our financial data.
As a standalone public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations of the NYSE. We have established all of the procedures and practices required as a subsidiary of Cummins, but we must implement others as a separate, standalone public company. Establishing such procedures and practices will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and could be burdensome on our personnel, systems and resources. We will devote significant resources to address these public company requirements, including compliance programs and investor relations, as well as our financial reporting obligations. As a result, we have and will continue to incur significant legal, accounting and other expenses that we did not previously incur to comply with these rules and regulations. Furthermore, the need to establish the corporate infrastructure necessary for a standalone public company may divert some of management’s attention from operating our business and implementing our strategy. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.
We have made, and will continue to make, changes to our internal control and procedures for financial reporting and accounting systems to meet our reporting obligations. In particular, as a public company, our management will be required to conduct an annual evaluation of our internal control over financial reporting and include a report of management on our internal control in our annual reports on Form 10-K. Under current rules, we will be subject to these requirements beginning with our annual report on Form 10-K for the year ending December 31, 2024. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting pursuant to Auditing Standard No. 5 beginning with our annual report on Form 10-K for the year ending December 31, 2024. If we are unable to conclude that we have effective internal control over financial reporting, or if our registered public accounting firm is unable to provide us with an attestation and an unqualified report as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.
If Cummins sells a controlling interest in our company to a third party in a private transaction, you may not realize any change-of-control premium on shares of our common stock and we may become subject to the control of a presently unknown third party.
Following the completion of this offering, Cummins will continue to own approximately 83.0% of our outstanding common stock (or 80.5% if the underwriters exercise their option to purchase additional shares in full). Subject to the provisions of the lock-up agreement to be entered into in connection with this offering, Cummins will not be restricted from selling some or all of its shares of our common stock in a privately negotiated transaction or otherwise, and a sale of its shares, if sufficient in size, could result in a change of control of our company.
The ability of Cummins to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock held by our other stockholders, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to Cummins on its private sale of our common stock. Additionally, if Cummins privately sells its controlling equity interest in our company, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. In addition, if Cummins sells a controlling interest in our company to a third party, our indebtedness may be subject to acceleration, and our other commercial agreements and relationships, including any remaining agreements with Cummins, could be impacted, all of which may adversely affect our ability to run our business as described herein and may have a material adverse effect on our business, financial condition or results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, including, without limitation, those that are based on current expectations, estimates and projections about the industries in which we operate and management’s beliefs and assumptions. Forward-looking statements are generally accompanied by words such as “anticipates,” “expects,” “forecasts,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “should,” “may” or words of similar meaning. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which we refer to as “future factors,” which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some future factors that could cause our results to differ materially from the results discussed in such forward-looking statements are discussed below and stockholders, potential investors and other readers are urged to consider these future factors carefully in evaluating forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.
See “Risk Factors” for a description of the factors that could impact the outcome of our forward-looking statements. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. Any forward-looking statement made by us in this prospectus speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

USE OF PROCEEDS
We will not receive any proceeds from the sale of our common stock in this offering. All of the net proceeds from this offering will be received by the debt-for-equity exchange parties. Immediately prior to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters, the debt-for-equity exchange parties will acquire the common stock being sold in this offering from Cummins in exchange for outstanding Cummins indebtedness held by the debt-for-equity exchange parties. See “Summary — The Underwriting and the Debt-for-Equity Exchange,” “Underwriting (Conflicts of Interest) — The debt-for-equity exchange” and “Underwriting (Conflicts of Interest) — Conflicts of interest.”
As part of the separation and upon the completion of this offering, we intend to pay to Cummins, as partial consideration for the filtration business that Cummins is contributing to us in connection with the separation, the amount of existing cash, plus the net proceeds of the term loan that we will enter into prior to the closing of this offering, plus any amounts drawn under the revolving credit facility, less an amount of cash to be retained by us in an amount to be determined by Cummins. The determination of the amount of cash to be retained by us upon the completion of this offering will be made by Cummins in good faith and will be final and binding on us. See “Description of Material Indebtedness.”

DIVIDEND POLICY
We have not yet determined the extent to which we will pay any dividends on our common stock after completion of this offering. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the Board in accordance with applicable law. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our debt that we will enter into prior to the closing of this offering and in the future, industry practice, legal requirements and other factors that our Board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2023:
•
on an actual basis; and

•
on an unaudited pro forma basis to give effect to (i) the separation and (ii) the debt financing and the application of the net proceeds from the term loan as described under “Prospectus Summary — Debt Transactions” plus any amounts drawn under the revolving credit facility.

As the net proceeds of this offering are received by the debt-for-equity exchange parties, this offering has no impact on our capitalization.
The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the separation been completed as of March 31, 2023. In addition, it is not indicative of our future cash and cash equivalents and capitalization. This table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and notes thereto included elsewhere in this prospectus.
	March 31, 2023 (unaudited)
(amounts in millions, except per share data)	Actual	Pro Forma
Cash and cash equivalents	$—	$110.0
Debt(1):
Term Loan	$—	$600.0
Revolving Credit Facility	—	50.0
Total debt	$—	650.0
Equity:
Net parent investment	499.7	—
Common stock, par value $0.0001 per share, 2,000,000,000 shares authorized and 0 shares issued and outstanding on a historical basis; 83,297,796 shares issued and outstanding on a pro forma basis	—	—
Additional paid-in capital	—	(43.5)
Accumulated other comprehensive loss	(54.9)	(53.4)
Total net parent investment/Total equity	$444.8	$(96.9)
Total capitalization	$444.8	$553.1

(1)
We expect to have $350.0 million available in undrawn capacity under our revolving credit facility following the separation, debt financing and this offering. For a description of the term loan and revolving credit facility, see “Description of Material Indebtedness.”

DILUTION
If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma net tangible book value (deficit) per share of our common stock after giving effect to the separation. Net tangible book value (deficit) per share represents:
•
total assets less goodwill and other intangible assets;

•
reduced by our total liabilities; and

•
divided by the number of shares of our common stock outstanding.

Dilution per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value (deficit) per share after giving effect to the separation. As of March 31, 2023, after giving effect to the separation, our pro forma net tangible book deficit was approximately $(184.4) million, or $(2.21) per share based on 83,297,796 shares of our common stock outstanding as of immediately prior to this offering. This represents an immediate dilution of $21.71 per share to investors purchasing shares of our common stock in this offering assuming an initial public offering price per share at the midpoint of the price range on the cover of this prospectus. The following table illustrates this dilution per share.
Assumed initial public offering price per share of common stock	$19.50
Pro forma net tangible book deficit per share after giving effect to the separation	$(2.21)
Dilution per share of common stock to new investors in this offering	$21.71
The following table summarizes, on a pro forma basis as of March 31, 2023, after giving effect to this offering, the difference between our existing stockholder and new investors with respect to the number of shares of common stock purchased, the total consideration paid, or to be paid, and the average price per share paid by our existing stockholder or to be paid by new investors purchasing shares in this offering, at the assumed initial public offering price of $19.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions:
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
			(in millions)
Existing stockholder(1)	69,173,387	83.0%	$(96.9)	(54.3)%	$(1.40)
New investors	14,124,409	17.0%	275.4	154.3%	19.50
Total	83,297,796	100.0%	$178.5	100.0%	$2.14

(1)
Total consideration represents the pro forma book value of the net assets being contributed to us by Cummins in connection with the separation.

If the underwriters exercise in full their option to purchase additional shares of our common stock, the pro forma net tangible book deficit per share of our common stock, after giving effect to this offering, would be $(2.16) per share, and the dilution in pro forma net tangible book deficit per share to new investors purchasing shares of common stock in this offering would be $21.66 per share.
We have reserved 7,496,802 shares of our common stock for future issuance under our equity incentive plan, from which we expect to grant equity awards at or shortly following this offering, as further described in “Executive and Director Compensation.”
The above discussion and tables are based on an assumed number of shares of our common stock outstanding immediately following this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and has been derived from our historical combined financial statements and unaudited condensed combined financial statements included in this prospectus. While the historical combined financial statements and unaudited condensed combined financial statements reflect the past financial results of the combined businesses operating within Cummins’ filtration division prior to the separation, the unaudited pro forma condensed combined financial information gives effect to the separation of that business into an independent, publicly traded company.
Specifically, the pro forma adjustments to reflect the separation, split-off and related transactions from and with Cummins include autonomous entity adjustments and transaction accounting adjustments. Management adjustments are included in the footnotes to the pro forma financial information.
The pro forma adjustments, as described below, are based on the available information and assumptions our management believes are reasonable; however, such adjustments are subject to change as the costs of operating as a standalone company are determined. In addition, such adjustments are estimates and may not prove to be accurate. The unaudited pro forma condensed combined financial information includes certain adjustments to give effect to events that are directly attributable to the separation, split-off and related transactions.
The unaudited pro forma condensed combined statement of net income for the three months ended March 31, 2023 and year ended December 31, 2022 presents the pro forma effect of the separation and the related adjustments described below as if they had been completed on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of March 31, 2023 presents the pro forma effect of the separation and related adjustments described below as if they had occurred on that date. The unaudited pro forma condensed combined statement of net income does not purport to represent, and is not necessarily indicative of, what the actual results of operations of Atmus would have been had the transaction taken place on January 1, 2022, nor is it indicative of the results of operations of Atmus for any future period. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of Atmus would have been had the transactions taken place on March 31, 2023, nor is it indicative of the financial condition of Atmus as of any future date.
In addition, for the periods presented in the unaudited pro forma condensed combined financial information, the operations of Atmus were conducted and accounted for as part of Cummins. The historical combined financial statements and unaudited pro forma condensed combined financial information of Atmus have been derived from Cummins’ historical accounting record and reflect certain allocations of expenses. All of the allocations and estimates in such financial statements are based on assumptions that management believes are reasonable.
Autonomous Entity Adjustments
As a standalone public company, we expect to incur incremental recurring costs that could be materially different from the allocations of Cummins costs included within the historical combined financial statements and unaudited condensed combined financial statements. We expect to incur recurring costs associated with being a standalone public company in the following areas:

•
costs to perform financial reporting and regulatory compliance and costs associated with accounting, auditing, tax, legal, information technology, human resources, investor relations, risk management, treasury and other general and administrative related functions;

•
compensation including equity-based awards, and benefits with respect to new and existing positions, including the board of directors;

•
insurance premiums for items such as property insurance and directors and officers insurance;

•
license fees and other expenses related to information technology investments; and

•
depreciation and amortization related to information technology infrastructure investments.

Certain of the above costs — specifically accounting activities, financial reporting activities, some legal services, some human resource functions, the use of Cummins’ established information technology systems, and other general and administrative related functions are covered by the transition services agreement (“TSA”) for a period of time. Other costs, such as our own board of directors, company specific compensation and insurance plans, and information technology systems, are not covered by the TSA. We are in the process of establishing all of these functions on a standalone basis.
We have made autonomous entity adjustments to reflect:

•
the estimated difference between the Corporate Allocation included in the historical financial statements and the expected costs of the TSA with Cummins that will be in place at the time of the separation, for the same activities (refer to Note 1(a) below), as well as the costs that have been formally agreed to, as of the date of this filing (refer to Note 1(b) below). Actual costs and expenses could be materially different from the TSA.

•
pro forma adjustments are not being made for agreements, other than the TSA, which will govern certain aspects of our relationship with Cummins following the separation, as described under “The Separation and Split-Off Transactions” and “Certain Relationships and Related Party Transactions” included elsewhere in this prospectus. These agreements detail how matters will be separated and addressed on a prospective basis but generally do not have operational impacts different than historical practices.

Transaction Accounting Adjustments
We currently expect we will acquire certain assets and assume liabilities and related expenses associated with the separation and in becoming a standalone public company. We have made pro forma adjustments for these items which have been formally agreed to, and such adjustments are included in the transaction accounting adjustments. Actual costs and expenses could differ from this estimate. These adjustments primarily relate to the following:

•
the transfer from Cummins to Atmus of the assets and liabilities that will comprise Atmus’s business going forward;

•
agreed to non-recurring costs to establish certain information technology systems;

•
the issuance of approximately 83.3 million shares of Atmus common stock; and

•
total cash liquidity of approximately $460 million, which includes a net cash amount of $110 million (as described below) and approximately $350 million expected to be available in undrawn capacity under our revolving credit facility. This net cash amount of approximately $110 million will be retained after we pay to Cummins upon the completion of this offering, as partial consideration for the filtration business that Cummins is contributing to us in connection with the separation:

•
the amount of existing cash; plus

•
the net proceeds from the term loan that we will enter into prior to the closing of this offering plus any amounts drawn under the revolving credit facility; less

•
an amount of cash to be retained by us in an amount to be determined by Cummins.

The net cash retained by Atmus will be an amount determined by Cummins shortly before pricing of this offering and is viewed as a capital contribution from Cummins that will be used for ongoing working capital requirements and capital expenditures and takes into account Atmus’s on-going investments in joint ventures.
See Note 2 below.

Management Adjustments
Management adjustments reflect one-time expenses associated with becoming a standalone public company expected to be incurred over the next twelve to eighteen months after separation, as well as costs that management expects to incur, on a recurring basis, to operate as a standalone public company. These costs have not been formally committed to at this time and represent management’s best estimate.
Estimated costs reflected below fall into the following categories:

•
personnel costs to fill positions needed to operate as a standalone public company;

•
costs to separate information technology systems and related application licensing costs;

•
insurance premiums for items such as property insurance and directors and officers insurance;

•
benefit plan adjustments to reflect moving to defined contribution plans where possible;

•
dis-synergy for losing access to Cummins’ warehousing facilities;

•
dis-synergy in purchasing contracts losing Cummins’ economies of scale;

•
facility separation and relocation costs;

•
accounting, tax and other professional services costs pertaining to the separation and our establishment as a standalone public company; and,

•
legal and other fees associated with transitioning contracts.

Estimated dis-synergies we anticipate incurring as a standalone company could be materially different from our estimate.
To estimate these costs we have utilized benchmark data, quotes for the work to be performed, and if quotes were not available, management used estimated costs based on the best information that they had available to them (e.g., industry benchmarks, past similar work, and discussions through trade organizations).
See Note 3 below.
The unaudited pro forma condensed combined financial information should be read in conjunction with our historical combined financial statements and the accompanying notes in the “Index to Combined Financial Statements,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The unaudited pro forma condensed combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF NET INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2023
In millions, except per share amounts	Actual	Autonomous Entity Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma
NET SALES	$418.6					$418.6
Cost of sales	308.8	(0.4)	(a)			308.4
GROSS MARGIN	109.8	0.4		—		110.2
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	39.1	2.6	(a), (b)	9.4	(c)	51.1
Research, development and engineering expenses	9.8					9.8
Equity, royalty and interest income from investees	8.4					8.4
Other operating expenses, net	0.1					0.1
OPERATING INCOME	69.2	(2.2)		(9.4)		57.6
Interest expense	—			10.4	(d)	10.4
Other (expense)/income, net	(0.1)					(0.1)
INCOME BEFORE INCOME TAXES	69.1	(2.2)		(19.8)		47.1
Income tax expense	16.4	0.5	(e)	(4.7)	(e)	12.2
NET INCOME	$52.7	$(2.7)		$(15.1)		$34.9
EARNINGS PER COMMON SHARE
Basic and diluted	n/a				(f)	$0.42
Weighted-average shares outstanding	n/a				(f)	83,297,796

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF NET INCOME
FOR THE YEAR ENDED DECEMBER 31, 2022
In millions, except per share amounts	Actual	Autonomous Entity Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma
NET SALES	$1,562.1					$1,562.1
Cost of sales	1,203.2	(2.5)	(a)			1,200.7
GROSS MARGIN	358.9	2.5		—		361.4
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	139.7	5.8	(a), (b)	9.0	(c)	154.5
Research, development and engineering expenses	38.6					38.6
Equity, royalty and interest income from investees	28.0					28.0
Other operating expenses, net	5.0					5.0
OPERATING INCOME	203.6	(3.3)		(9.0)		191.3
Interest expense	0.7			38.5	(d)	39.2
Other income, net	8.8					8.8
INCOME BEFORE INCOME TAXES	211.7	(3.3)		(47.5)		160.9
Income tax expense	41.6	0.7	(e)	(9.4)	(e)	32.9
NET INCOME	$170.1	$(4.0)		$(38.1)		$128.0
EARNINGS PER COMMON SHARE
Basic and diluted	n/a				(f)	$1.54
Weighted-average shares outstanding	n/a				(f)	83,297,796

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2023
In millions	Actual	Autonomous Entity Adjustments	Transaction Accounting Adjustments	Note	Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$—		$110.0	(g)	$110.0
Accounts and notes receivables, net					—
Trade and other	176.6				176.6
Related party receivables	68.8				68.8
Inventories	254.5				254.5
Prepaid expenses and other current assets	20.5				20.5
Total current assets	520.4	—	110.0		630.4
Long-term assets
Property, plant and equipment, net	152.5				152.5
Investments and advances related to equity method investees	84.1				84.1
Goodwill	84.7				84.7
Other assets	56.0				56.0
Total assets	$897.7	$—	$110.0		$1,007.7
LIABILITIES
Current liabilities
Accounts payable (principally trade)	$175.0				$175.0
Related party payables	92.5				92.5
Accrued compensation, benefits and retirement costs	16.4				16.4
Current portion of accrued product warranty	6.2				6.2
Other accrued expenses	79.1				79.1
Total current liabilities	369.2	—	—		369.2
Long-term liabilities
Long-term debt	—		650.0	(h)	650.0
Pensions and other postretirement benefits	—		1.7	(i)	1.7
Accrued product warranty	10.2				10.2
Other liabilities	73.5				73.5
Total liabilities	$452.9	$—	$651.7		$1,104.6
NET PARENT INVESTMENT
Common stock (par value $0.0001)	$—		$—	(j)	$—
Additional paid-in capital	—		(43.5)	(j)	(43.5)
Net parent investment	499.7		(499.7)	(j)	—
Accumulated other comprehensive (loss)/income	(54.9)		1.5	(j)	(53.4)
Total net parent investment	444.8	—	(541.7)		(96.9)
Total liabilities and net parent investment	$897.7	$—	$110.0		$1,007.7

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1: Autonomous Entity Adjustments
Adjustments included in the column under the heading “Autonomous Entity Adjustments” represent the following:

(a)
The unaudited pro forma condensed combined financial statements have been adjusted to reflect Atmus as an autonomous entity. In connection with the separation, Atmus will enter into a TSA. Pursuant to the TSA, for a period of time after the separation, generally ranging from six to twenty-four months, services will be provided to Atmus, as described above, for pre-determined rates. A favorable adjustment of $2.0 million and $12.9 million (of which $0.4 million and $2.5 million is included in cost of sales and $1.6 million and $10.4 million is included in selling, general and administrative expenses) has been made to the unaudited pro forma condensed combined statements of net income for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, to reflect the difference between specific costs expected to be incurred under the TSA and the corporate allocation from Cummins, related to similar services, that is included in the historical financial statements.

(b)
Atmus has also formally agreed to additional costs that are required to operate as a standalone public company. As of May 16, 2023, these formally agreed to costs of approximately $4.2 million and approximately $16.2 million for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, are included in selling, general and administrative expenses, and are associated with internal and external audit, tax services, the board of directors and executive leadership compensation adjustments, some of which are outlined in the section entitled “Executive and Director Compensation”.

(e)
Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates in the respective jurisdictions. The effective tax rate of Atmus could be different (either higher or lower) depending on the activities subsequent to the split-off.

Note 2: Transaction Accounting Adjustments
Adjustments included in the column under the heading “Transaction Accounting Adjustments” represent the following:

(c)
Atmus has also formally agreed to additional, non-recurring costs that are required to operate as a standalone public company. At the time of this filing, these formally agreed to costs are included in selling, general and administrative expenses, and are associated with consulting fees in conjunction with the implementation of some information technology systems.

(d)
An adjustment to interest expense has been reflected within the unaudited pro forma condensed combined statements of net income, assuming the new debt had been raised as of January 1, 2022. Interest is calculated as the Secured Overnight Financing Rate (SOFR) + a Credit Spread Adjustment plus 1.25%. A 0.125% change in SOFR would have a $0.8 million annual impact on interest expense.

(e)
Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates in the respective jurisdictions. The effective tax rate of Atmus could be different (either higher or lower) depending on activities subsequent to the split-off.

(f)
The issuance of approximately 83.3 million shares of Atmus common stock (as initially estimated).

(g)
The net amount of cash retained by us after considering the following amounts which have been paid or distributed to Cummins:

a.
The $600 million net proceeds from the term loan that we will enter into prior to the closing of this offering, plus $50 million drawn under the revolving credit facility, plus

b.
The amount of existing cash.

(h)
The entry by Atmus into the term loan and the revolving credit facility.

(i)
In connection with the separation, a portion of certain defined benefit pension plan obligations in Mexico will be transferred to Atmus. The Cummins plans were accounted for on a multiemployer basis in Atmus’s historical combined financial statements. Accordingly, no pension assets or liabilities were recorded in Atmus’s historical combined balance sheet to recognize the funded status of these plans. However, benefit expenses related to these plans attributable to Atmus’s business, as applicable, were recorded in Atmus’s historical combined statements of net income.

The pro forma adjustment in the unaudited pro forma combined balance sheet as of March 31, 2023 reflects the underfunded status of the defined benefit plan obligations that are expected to be assumed by Atmus.

(j)
On the distribution date, Cummins’ net investment in Atmus will be re-designated as Atmus Shareholders’ Equity and will be allocated between shares of Atmus common stock (par value of $0.0001 per share) and additional paid in capital based on the number of shares of Atmus common stock outstanding at the distribution date. The adjustments to additional paid-in capital resulting from the pro forma adjustments are calculated as follows (in millions):

Net cash retained, see note (g)	$110.0
Reclassification of Cummins net parent investment to additional paid in capital	$496.5
Distribution of net proceeds from the term loan and the revolving credit facility to Parent	$(650.0)
Portion of shareholders’ equity from stock issuance over par value, see note (f)	—
Additional paid-in capital	$(43.5)
Note 3: Management Adjustments
Management adjustments reflect one-time expenses associated with becoming a standalone public company, expected to be incurred over the next twelve to eighteen months after the separation, as well as costs that management expects to incur, on a recurring basis, to operate as a standalone public company, and dis-synergies that management anticipates in connection with the separation from Cummins.These costs have not been formally committed to at this time and represent management’s best estimate.
Estimated costs reflected below fall into the following categories:

•
personnel costs to fill positions needed to operate as a standalone public company;

•
costs to separate information technology systems and related application licensing costs;

•
insurance premiums for items such as property insurance and directors and officers insurance;

•
benefit plan adjustments to reflect moving to defined contribution plans where possible;

•
dis-synergy for losing access to Cummins’ warehousing facilities;

•
dis-synergy in purchasing contracts losing Cummins’ economies of scale;

•
facility separation and relocation costs;

•
accounting, tax and other professional services costs pertaining to the separation and our establishment as a standalone public company; and,

•
legal and other fees associated with transitioning contracts.

We have begun hiring new employees, but this process is continuing. Further, the work on the other costs is just beginning. To estimate the cost associated with new employees, we utilized both recently incurred costs to hire employees in similar roles and benchmark data. To estimate the cost associated with the other activities, we have obtained quotes for the work to be performed, and if quotes were not available, management used estimated costs based on the best information they had available to them (e.g., industry benchmarks, prior similar work, and discussions through trade organizations).

UNAUDITED PRO FORMA NET INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2023
In millions, except per share amounts	Net income	Basic and diluted Earnings per share	Weighted Average shares
Pro forma combined	$34.9	$0.42	83,297,796
Management’s adjustments
Total costs	(8.9)
Tax effect	2.1
Pro forma combined after management’s adjustments	$28.1	$0.34	83,297,796
UNAUDITED PRO FORMA NET INCOME
FOR THE YEAR ENDED DECEMBER 31, 2022
In millions, except per share amounts	Net income	Basic and diluted Earnings per share	Weighted Average shares
Pro forma combined	$128.0	$1.54	83,297,796
Management’s adjustments
Total costs	(29.3)
Tax effect	5.8
Pro forma combined after management’s adjustments	$104.5	$1.25	83,297,796

THE SEPARATION AND SPLIT-OFF TRANSACTIONS
The Separation
Prior to the completion of this offering, we will enter into a separation agreement with Cummins. The separation agreement will set forth our agreements with Cummins regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements we and Cummins have entered or will enter into prior to completion of this offering that govern certain aspects of our relationship with Cummins following the separation.
The following are the principal steps of the separation:
•
Cummins formed FILT Red, Inc. on April 1, 2022. On December 5, 2022, we filed a Certificate of Amendment with the Delaware Secretary of State to change our name from ‘‘FILT Red, Inc.’’ to ‘‘Atmus Filtration Technologies Inc.’’

•
Pursuant to the separation agreement, Cummins will transfer to us substantially all of the assets and liabilities comprising its filtration business that will form our business going forward. In exchange for the assets to be transferred to us, we will, as consideration, issue to Cummins newly issued, fully paid and nonassessable shares of our common stock and pay Cummins upon the completion of this offering, as partial consideration for the filtration business that Cummins is contributing to us in connection with the separation, the amount of existing cash, plus the net proceeds of the term loan that we will enter into prior to the closing of this offering, plus any amounts drawn under the revolving credit facility, less an amount of cash to be retained by us in an amount to be determined by Cummins. The determination of the amount of cash to be retained by us upon the completion of this offering will be made by Cummins in good faith and will be final and binding on us. See “Description of Material Indebtedness”.

•
We and Cummins will enter into a transition services agreement that will be effective upon the separation and this offering, pursuant to which Cummins and its subsidiaries and we and our subsidiaries will provide to each other various services, which will include a sub-agreement between our respective subsidiaries in Mexico to provide maquiladora related services to our subsidiary in Mexico.

•
We and Cummins will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

•
We and Cummins will enter into an employee matters agreement that will govern our and Cummins’ compensation and employee benefit obligations with respect to the employees and other service providers of each company and generally will allocate liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.

•
We and Cummins will enter into an intellectual property license agreement that will enable cross-licensing of intellectual property owned by Cummins and us.

•
We and Cummins will enter into a transitional trademark license agreement pursuant to which Cummins will grant to us a personal, non-exclusive, non-sublicensable (except in certain circumstances), non-assignable, royalty-free, fully paid-up license to use certain licensed trademarks for an initial period of 36 months after the date on which Cummins ceases to beneficially own a majority, in the aggregate, of the total voting power of our capital stock.

•
We and Cummins will enter into a registration rights agreement pursuant to which we will grant Cummins and its affiliates certain registration rights with respect to our common stock owned by them.

•
We and Cummins will enter into a mutually agreed upon non-compete agreement, consistent with historical practices, that will limit Cummins and its wholly-owned and controlled affiliates from designing, developing, manufacturing or selling competing products.

•
We and Cummins expect to enter into a royalty sharing agreement at the time of separation and this offering that will provide that Cummins will pay Atmus a portion of royalty amounts due to Cummins pursuant to an existing trademark license and endorsement agreement with a third-party, under which Atmus has certain rights relating to trademarks licensed by Cummins, until the earlier of December 31, 2024 or termination of the trademark license and endorsement agreement.

•
We and Cummins expect to enter into a data sharing agreement after the separation, pursuant to which the parties will share certain telematics and other proprietary and non-proprietary data in order to evaluate the performance of the engine and filtration system associated with Cummins’ products, including engines and gensets.

For a description of these agreements, see “Certain Relationships and Related Party Transactions — Relationship with Cummins.”
We believe, and Cummins has advised us that it believes, that the separation, this offering and the split-off will provide a number of benefits to our business and to Cummins’ business. These intended benefits include improving the strategic and operational flexibility of both companies, enhancing the focus of the management teams on their respective business operations, allowing each company to tailor the capital structure and investment policy best suited to its financial profile and business needs and providing each company with its own equity to better incentivize employees and facilitate acquisitions. In addition, as we will be a standalone company, potential investors will be able to invest directly in our business. There can be no assurance that we will achieve the expected benefits of the separation and the distribution in a timely manner or at all. See “Risk Factors — Risks Related to the Separation and our Relationship with Cummins.”
The Split-off
Cummins has informed us that, as of the date of this prospectus, it intends, following this offering, to make a tax-free split-off, pursuant to which Cummins will offer its stockholders the option to exchange their shares of Cummins common stock for shares of our common stock in an exchange offer. If the exchange offer is undertaken and consummated and not fully subscribed because less than all shares of our common stock owned by Cummins are exchanged, the remaining shares of our common stock owned by Cummins may be offered in one or more subsequent exchange offers (together with the initial exchange offer, the “exchange offer(s)”) and/or distributed on a pro rata basis to Cummins stockholders whose shares of Cummins common stock remain outstanding after consummation of the exchange offer(s) (such distribution, together with the exchange offer(s), the “split-off”).
While, as of the date of this prospectus, Cummins intends to effect the split-off, Cummins has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the split-off, by any specified date or at all. If pursued, the split-off may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions, the receipt of a private letter ruling from the IRS, which has been received, and an opinion of a nationally recognized law or accounting firm to the effect that the separation and the debt-for-equity exchange, together with such split-off, will qualify as a transaction that is tax-free to Cummins and its stockholders for U.S. federal income tax purposes. The conditions to the split-off may not be satisfied, Cummins may decide not to consummate the split-off even if the conditions are satisfied or Cummins may decide to waive one or more of these conditions and consummate the split-off even if all of the conditions are not satisfied. The split-off is not being effected pursuant to this prospectus and the underwriters of this offering are not acting as underwriters for the split-off.
Change in Control Considerations
Cummins will lose control of us as a result of the transactions to implement this offering, the separation, and the split-off, which will cause a change in control under the governing documents of our joint venture in India (FFPL), resulting in the loss of rights to board representation. This would effectively result in the loss of the ability to prevent certain significant actions and may result in a reduction or elimination of dividends. See “Risk Factors — Risks Related to our Business Operations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The discussion and analysis presented below refers to and should be read in conjunction with (i) the historical combined financial statements and the accompanying notes, (ii) the unaudited condensed combined financial statements and the accompanying notes and (iii) the unaudited pro forma condensed combined financial information and the accompanying notes, each included elsewhere in this prospectus. To the extent that this discussion describes prior performance, the explanations only relate to the described periods, which may not be indicative of our future performance. This discussion and analysis contains forward-looking statements and the matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-looking Statements” for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.
The following is the discussion and analysis of changes in the financial condition and results of operations for the three months ended March 31, 2023 compared to the three months ended March 31, 2022, the year ended December 31, 2022 compared to the year ended December 31, 2021 and the year ended December 31, 2021 compared to the year ended December 31, 2020.
General Overview
Company Overview
Atmus is one of the global leaders of filtration products for on-highway commercial vehicles and off-highway agriculture, construction, mining and power generation vehicles and equipment. We design and manufacture advanced filtration products, principally under the Fleetguard brand, that enable lower emissions and provide superior asset protection. We estimate that approximately 16% of our net sales in 2022 were generated through first-fit sales to OEMs, where our products are installed as components for new vehicles and equipment, and approximately 84% were generated in the aftermarket, where our products are installed as replacement or repair parts, leading to a strong recurring revenue base. Building on our 65-year history, we continue to grow and differentiate ourselves through our global footprint, comprehensive offering of premium products, technology leadership and multi-channel path to market.
Basis of Presentation
The discussion below relates to the financial position and results of operations of a combination of entities under common control that have been “carved out” of Cummins’ historical combined financial statements and accounting records. The preparation of the historical combined financial statements required considerable judgment of management of Cummins and Atmus and reflects significant assumptions and allocations that management of Cummins and Atmus believe are reasonable. The historical combined financial statements reflect our historical financial position, results of operations and cash flows, in conformity with U.S. GAAP. Refer to Note 2, “BASIS OF PRESENTATION”, to the historical combined financial statements and unaudited condensed combined financial statements included elsewhere in this prospectus for additional information.
Separation and Split-Off from Cummins Inc.
On August 3, 2021, Cummins publicly announced it was exploring strategic alternatives for its filtration business, including the potential separation of the filtration business from Cummins into a standalone company. We are conducting an initial public offering of our common stock. Prior to the closing of this offering, Cummins will transfer to us substantially all of the assets and liabilities comprising its filtration business that will form our business going forward.
Cummins has informed us that, as of the date of this prospectus, following this offering, it intends to make a tax-free split-off, pursuant to which Cummins will offer its stockholders the option to exchange their shares of Cummins common stock for shares of our common stock in an exchange offer. If the exchange offer is undertaken and consummated and not fully subscribed because less than all shares of our common stock owned by Cummins are exchanged, the remaining shares of our common stock owned by Cummins may be offered in one or more subsequent exchange offers (together with the initial exchange offer, the “exchange offer(s)”) and/or distributed on a pro rata basis to Cummins stockholders whose shares of Cummins common stock remain outstanding after consummation of the exchange offer(s) (such distribution, together with the exchange offer(s), the “split-off”).
While, as of the date of this prospectus, Cummins intends to effect the split-off, Cummins has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the split-off, by any specified date or at all. If pursued, the split-off may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the IRS, which has been received, and an opinion of a nationally recognized law or accounting firm to the effect that the separation, together with such split-off, will qualify as a transaction that is tax-free to Cummins and its stockholders for U.S. federal income tax purposes. The conditions to the split-off may not be satisfied; Cummins may decide not to consummate the split-off even if the conditions are satisfied; or Cummins may decide to waive one or more of these conditions and consummate the split-off even if all of the conditions are not satisfied. The split-off is not being effected pursuant to this prospectus and the underwriters of this offering are not acting as underwriters for the split-off.
Change in Control Considerations
Transactions to implement this offering, the separation and the proposed subsequent split-off of Cummins’ equity interest in us will constitute a change in control under our joint venture in India (FFPL), resulting in the potential loss of board representation. This would effectively result in the loss of the ability to prevent certain significant actions and may result in a reduction or elimination of dividends received. See “Risk Factors — Risks Related to our Business Operations”. Additionally, a significant reduction in the level of contribution by our joint venture in India (FFPL) to our net income would likely have a material adverse effect on our business, financial condition or results of operations. See “Equity, royalty and interest income from investees” below.
Factors Affecting Our Performance
Our financial performance depends, in large part, on varying conditions in the markets we serve. Demand in these markets tends to fluctuate in response to overall economic conditions. Our revenues may also be impacted by OEM inventory levels, production schedules, commodity prices, stoppages and supply chain challenges. Economic downturns in markets we serve generally result in reduced sales of our products and can result in price reductions in certain products and/or markets. As a worldwide business, our operations are also affected by currency, political, economic, public health crises, epidemics or pandemics and regulatory matters, including adoption and enforcement of environmental and emission standards, in the countries we serve. Some of the more important factors are briefly discussed below.
Impact of the COVID-19 pandemic
The outbreak of COVID-19 in early 2020, along with the response to the pandemic by governmental and other actors, triggered a significant downturn in our markets globally, which negatively impacted our sales and results of operations during 2020. While the majority of the negative impacts to demand largely subsided in 2021, we still experienced supply chain disruptions and related increased cost of sales in 2022. In the first half of 2022, the resurgence of COVID-19 in China led to lockdowns in several cities that negatively impacted the economy and our end markets. Among the cities impacted by these lockdowns was Shanghai, which resulted in the shutdowns of our and our China joint ventures’ Shanghai-based facilities, and the results from our China operations were adversely impacted for the year ended December 31, 2022.
While our operations have not been materially impacted in the three months ended March 31, 2023, cases of COVID-19 and other respiratory diseases could increase, the severity of which could provoke government lockdowns and impact our existing supply chain by delaying the delivery of materials used in our products. To the extent lockdowns are used to combat COVID-19 or another pandemic in the future, we expect they would contribute to further disruptions in the global supply chain, which may materially and negatively impact both our future net sales and profitability. Given the unpredictable nature of COVID-19 and the response to it, we cannot predict the impact on future periods at this time.
Market demand
Aftermarket demand remained strong in the first quarter of 2023 across many of our end markets. However, we anticipate a slowdown in these markets in the second half of 2023 due to a decline in global economic activity. Demand for our first-fit products remains strong across many of our markets driven by strong economic activity in on-highway markets due to increased demand for goods and services and in off-highway markets driven by increased construction and infrastructure spend. We have continued to increase prices as a result of significant increases in our cost base and to account for technology advancements in the products we provide our customers, which has contributed to higher net sales in 2021, 2022 and in the three months ended March 31, 2023; and we expect price increases to slow in the second half of 2023.
Supply chain constraints
The COVID-19 pandemic triggered a significant downturn in our markets globally, which negatively impacted our sales and results of operations during 2020. While the negative impacts to demand largely subsided in 2021, we continued to experience supply chain disruptions in 2022, including longer lead times for materials used in manufacturing our products and increased commodity prices, and related financial impacts reflected as increased cost of sales. Beginning in 2020 and continuing through the first quarter of 2023, our industry was unfavorably impacted by supply chain constraints leading to shortages across multiple components categories and limiting our collective ability to meet end-user demand. Our customers also experienced other supply chain issues and slowed production.
As we adjusted to the recovery from the COVID-19 pandemic and the rapid return of demand in many manufacturing industries in 2022, we continued to experience supply chain disruptions, incremental costs and related challenges throughout the supply chain. We continue to monitor the supply chain disruptions utilizing early detection monitoring complemented by structured supplier risk and resiliency assessments. We have increased the frequency of formal and informal supplier engagement to address potentially impactful supply base constraints and enhanced collaboration to develop specific countermeasures to mitigate risks. Our global team, located in different regions of the world, uses various approaches to identify and resolve threats to supply continuity. Should the supply chain issues continue for an extended period of time or worsen, the impact on our production and supply chain could have a material adverse effect on our results of operations, financial condition and cash flows. Our management team continues to monitor and evaluate all of these factors and the related impacts on our business and operations, and we are diligently working to minimize the supply chain impacts to our business and to our customers.
As a result of the recent supply chain constraints described above and an increased demand for our products by customers seeking to secure their supply, we experienced an increase in sales orders in 2021 compared to 2020, resulting in elevated backorders during 2022. When on backorder, an order is generally subject to cancellation on reasonable notice without cancellation charges, and therefore are not considered firm. We work closely with our customers to meet their demand and are working through our backorders as efficiently as possible. The backorder position continued to improve throughout 2022 and into the first quarter of 2023 and is expected to stabilize further in the second quarter of 2023.
Commodity prices, labor, inflation and foreign currency exchange rates
The current economic environment has resulted, and may continue to result, in material price increases and inflation of many of our raw material, supply chain, transportation and other costs. Material cost pressures are driven largely by steel, resin and other petrochemical products. Supply chain costs have been largely driven by freight, with additional labor and overhead impact. Collectively, these pressures have driven an increase in cost of sales, which we expect to remain elevated throughout 2023. To mitigate these pressures we instituted pricing actions, which we expect should, over time, offset these cost increases. However, there is a lag between when we incur cost increases for material inputs to our product, and when we are able to realize the benefits of our price increases, leading to an adverse impact on profit margins. We continue to look for alternate competitive supply sources, adjust the materials we use and improve our design and production methods to minimize the impact from cost increases, but these alternate strategies may not be sufficient to overcome such adverse impact.
Further, the labor market for skilled manufacturing remains tight and our labor costs have increased as a result. Retaining talent is critical to the success of our company. We strive to ensure we have the right culture for all our employees, and that starts with caring and inclusiveness of all people across all backgrounds and regions. We strive to retain employees by offering competitive wages and benefits and opportunities for growth and development, as well as promoting a safe place to work. We expect our selling, general and administrative expenses to increase beginning in the second quarter of 2023 as a result of higher merit-based employee compensation, which will lead to an adverse impact on profit margins. Material, transportation, labor and other cost inflation impacted, and could continue to impact, our results of operations, financial condition and cash flows.
The appreciation of the U.S. dollar against foreign currencies in 2022 has had a negative impact on our consolidated results of operations due to translation impacts which has continued to negatively impact our results of operations in the first quarter of 2023 and may continue to have a negative impact through the remainder of 2023.
Maintaining strong distribution relationships with our channel partners
We maintain strong distribution relationships with all of our channel partners which include OEM dealers, independent distributors and retail outlets, including truck stops. The majority of our sales to first-fit, where filtration products are installed as components for new vehicles, are through OEMs with which we have strong relationships. Our relationships with OEMs also help drive our aftermarket business because they provide us with access to the dealer network of our OEM customers. In many markets the OEM dealers are the preferred source of service for the end-users. Replacement filters are sold through channels in the aftermarket, and typically shipped directly from our distribution centers to OEM dealers and channel partners which further enhances our direct connection with our broad customer and end-user base. End-users of our filters are able to acquire products through the various channels, usually preferring filters that meet or exceed OEM requirements. Our comprehensive distribution coverage is vital to maintaining our broad reach, global presence, and premium brand.
Maintaining strong relationships with our joint ventures
Maintaining strong relationships with our joint ventures is important for maintaining our global presence and achieving future growth initiatives. We have an established footprint and long-standing, successful relationships in developing and emerging markets, like China and India. The presence of joint ventures in China and India furthers our global reach and our ability to develop products for the local market.
Standalone costs
Following the separation, we expect to incur additional costs associated with becoming a standalone public company. During the second half of 2022, we incurred approximately $9.0 million of one-time expenses, and during the first quarter of 2023, we incurred approximately $4.2 million of one-time expenses. We expect to incur one-time expenses of approximately $30 million to $50 million between now and December 31, 2024. In addition, we incurred approximately $0.5 million and $0.7 million of capital expenditures in connection with our separation during the fourth quarter of 2022 and first quarter of 2023, respectively. We expect to incur capital expenditures in connection with our separation of approximately $20 million to $40 million between now and December 31, 2024. The actual amount of the one-time expenses and capital expenditures we will incur as a stand-alone public company and as part of our separation from Cummins may be higher, perhaps significantly, from our current estimates for a number of reasons, including, among others, the final terms we are able to negotiate with service providers, as well as additional costs we may incur that we have not currently anticipated. Additionally, the actual timing of when we incur these incremental expenses may be different, perhaps significantly, from our current estimates for a number of reasons, including, among others, unforeseen events that may cause delays or interruptions in our plans or our service providers’ ability to provide their services. See “Unaudited Pro Forma Condensed Combined Financial Information” for a description of the incremental recurring costs and the one-time expenses we expect to incur.
In addition, following this offering, we expect to have increased selling, general and administrative expenses due in part to higher compensation expenses relating to our employees as a result of the long-term incentive plan we are implementing in connection with this offering. See “Executive and Director Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation” for a description of our incentive plan going forward.
Results of Operations
	Three Months Ended		Favorable/ (Unfavorable)
In millions	March 31, 2023	March 31, 2022	Amount	%
NET SALES	$418.6	$382.5	$36.1	9.4%
Cost of sales	308.8	301.1	(7.7)	(2.6)%
GROSS MARGIN	$109.8	$81.4	$28.4	34.9%
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	39.1	32.5	(6.6)	(20.3)%
Research, development and engineering expenses	9.8	10.4	0.6	5.8%
Equity, royalty and interest income from investees	8.4	8.7	(0.3)	(3.4)%
Other operating expense, net	0.1	2.7	2.6	96.3%
OPERATING INCOME	$69.2	$44.5	$24.7	55.5%
Interest expense	—	0.2	0.2	100.0%
Other (expense)/income, net	(0.1)	0.7	(0.8)	(114.3)%
INCOME BEFORE INCOME TAXES	$69.1	$45.0	$24.1	53.6%
Income tax expense	16.4	10.2	(6.2)	(60.8)%
NET INCOME	$52.7	$34.8	$17.9	51.4%
	Three Months Ended		Favorable/ (Unfavorable)
Percent of net sales	March 31, 2023	March 31, 2022	Percentage Points
Gross margin	26.2%	21.3%	4.9
Selling, general and administrative expenses	9.3%	8.5%	(0.8)
Research, development and engineering expenses	2.3%	2.7%	0.4
Three Months Ended March 31, 2023 Compared to the Three Months Ended March 31, 2022
Net Sales
Net sales were $418.6 million (which included related party sales of $89.1 million) for the three months ended March 31, 2023, an increase of $36.1 million compared to $382.5 million (which included related party sales of $85.9 million) for the three months ended March 31, 2022. Of the total net sales increase of $36.1 million, consisting of $32.9 million in increased external sales and $3.2 million in increased related party sales, approximately $35.9 million was due to increased pricing for OEM and aftermarket products across all major regions we serve due to higher inflationary costs. Additionally, we saw higher volumes which increased net sales by $7.1 million which more than offset the negative impacts of currency of $6.9 million.
Gross Margin
Gross margin was $109.8 million for the three months ended March 31, 2023, an increase of $28.4 million compared to $81.4 million for the three months ended March 31, 2022. The increase in gross margin was mainly due to favorable pricing as described above (approximately $35.9 million), as well as higher sales volumes (approximately $2.5 million) and slightly favorable commodities and freight costs (approximately $2.6 million), partially offset by unfavorable currency impacts (approximately $3.7 million). Gross margin as a percentage of net sales was 26.2% for the three months ended March 31, 2023, an increase of 4.9 percentage points compared to 21.3% for the three months ended March 31, 2022. The increase in gross margin as a percentage of net sales was primarily due to pricing realization and improved material costs, slightly offset by unfavorable manufacturing costs including warranty.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $39.1 million for the three months ended March 31, 2023, an increase of $6.6 million compared to $32.5 million for the three months ended March 31, 2022. The increase is primarily driven by increased costs related to separation and higher variable compensation. Selling, general and administrative expenses as a percentage of net sales was 9.3% for the three months ended March 31, 2023, an increase of 0.8 percentage points compared to 8.5% for the three months ended March 31, 2022. The increase in selling, general and administrative expenses as a percentage of net sales is primarily driven by the costs related to separation and variable compensation being higher compared to the increase in net sales.
Research, Development and Engineering Expenses
Research, development and engineering expenses were $9.8 million for the three months ended March 31, 2023, a decrease of $0.6 million compared to $10.4 million for the three months ended March 31, 2022. Research, development and engineering expenses as a percentage of net sales was 2.3% for the three months ended March 31, 2023, a decrease of 0.4 percentage points compared to 2.7% for the three months ended March 31, 2022. The decrease in research, development and engineering expenses as a percentage of net sales was mainly due to net sales increasing at a higher rate than the increase in research, development and engineering expenses and lower corporate allocations.
Other Operating Expense, Net
Other operating expense, net was $0.1 million for the three months ended March 31, 2023, a decrease of $2.6 million compared to $2.7 million for the three months ended March 31, 2022. The decrease was primarily due to prior year asset write-offs related to a discontinued program and the establishment of reserves against accounts receivables from Russian customers in 2022 which did not recur.
Income Tax Expense
Our effective tax rate for the three months ended March 31, 2023 was 23.7%, an increase of 1.0 percentage point compared to 22.7% for the three months ended March 31, 2022. The increase was primarily due to the change in the mix of earnings among tax jurisdictions. The Company’s effective tax rate differs from the U.S. statutory rate primarily due to differences in rates applicable to foreign subsidiaries, withholding taxes and state income taxes.
The three months ended March 31, 2023, contained no material net discrete tax items.
Discrete tax items in the three months ended March 31, 2022, contained unfavorable net discrete tax items of $1.6 million, primarily due to $1.0 million of unfavorable withholding tax adjustments and $0.5 million of unfavorable changes in tax reserves.

Results of Operations
				Favorable/(Unfavorable)
	Years Ended December 31,			2022 vs 2021		2021 vs 2020
In millions	2022	2021	2020	Amount	%	Amount	%
NET SALES	$1,562.1	$1,438.8	$1,232.6	$123.3	8.6%	$206.2	16.7%
Cost of sales	1,203.2	1,088.3	923.2	(114.9)	(10.6)%	(165.1)	(17.9)%
GROSS MARGIN	$358.9	$350.5	$309.4	$8.4	2.4%	$41.1	13.3%
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	139.7	126.2	112.1	(13.5)	(10.7)%	(14.1)	(12.6)%
Research, development and engineering expenses	38.6	42.0	39.0	3.4	8.1%	(3.0)	(7.7)%
Equity, royalty and interest income from investees	28.0	32.4	40.7	(4.4)	(13.6)%	(8.3)	(20.4)%
Other Operating Expense, net	5.0	—	—	(5.0)	N/A	—	N/A
OPERATING INCOME	$203.6	$214.7	$199.0	$(11.1)	(5.2)%	$15.7	7.9%
Interest expense	0.7	0.8	0.4	0.1	12.5%	(0.4)	(100.0)%
Other income, net	8.8	3.9	2.0	4.9	125.6%	1.9	95.0%
INCOME BEFORE INCOME TAXES	$211.7	$217.8	$200.6	$(6.1)	(2.8)%	$17.2	8.6%
Income tax expense	41.6	46.5	57.8	4.9	10.5%	11.3	19.6%
NET INCOME	$170.1	$171.3	$142.8	$(1.2)	(0.7)%	$28.5	20.0%
				Favorable/ (Unfavorable) Percentage Points
Percent of net sales	2022	2021	2020	2022 vs 2021	2021 vs 2020
Gross margin	23.0%	24.4%	25.1%	(1.4)	(0.7)
Selling, general and administrative expenses	8.9%	8.8%	9.1%	(0.1)	0.3
Research, development and engineering expenses	2.5%	2.9%	3.2%	0.4	0.3
2022 vs. 2021
Net Sales
Net sales were $1,562.1 million (which included related party sales of $344.9 million) for 2022, an increase of $123.3 million compared to $1,438.8 million (which included related party sales of $328.6 million) for 2021. Of the total net sales increase of $123.3 million, consisting of $107.0 million in increased external sales and $16.3 million in increased related party sales, approximately $115.9 million was due to increased pricing for OEM and aftermarket products across all major regions we serve due to higher inflationary costs. The unfavorable impacts of foreign currency movements (approximately $37.8 million) were more than offset by increased volume.
Gross Margin
Gross margin was $358.9 million for 2022, an increase of $8.4 million compared to $350.5 million for 2021. The increase in gross margin was mainly due to favorable pricing as described above (approximately $115.9 million) and higher sales volumes, largely offset by increased material costs

(approximately $71.6 million), increased supply chain and freight costs (approximately $34.9 million) and the unfavorable impact of changes in foreign exchange rates on cost of sales (approximately $15.0 million). Gross margin as a percentage of net sales was approximately 23.0% for 2022, a decrease of 1.4 percentage points compared to 24.4% for 2021. The decrease in gross margin as a percentage of net sales was primarily due to the high inflationary costs impacting material costs and increased freight costs due to supply chain constraints, which increased at a faster rate than the increase in net sales.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $139.7 million for 2022, an increase of $13.5 million compared to $126.2 million for 2021, primarily due to increased costs related to separation, partially offset by lower variable compensation. Selling, general and administrative expenses as a percentage of net sales was 8.9% for 2022, an increase of 0.1 percentage points compared to 8.8% in 2021. The increase in selling, general and administrative expenses as a percentage of net sales is primarily driven by the costs related to separation being higher compared to the increase in net sales.
Research, Development and Engineering Expenses
Research, development and engineering expenses were $38.6 million for 2022, a decrease of $3.4 million compared to $42.0 million in 2021, primarily due to lower corporate allocations of $7.4 million in 2022 compared to $8.9 million in 2021. Research, development and engineering expenses as a percentage of net sales was 2.5% for 2022, a decrease of 0.4 percentage points compared to 2.9% for 2021. The decrease in research, development and engineering expenses was mainly due to net sales increasing at a higher rate than the increase in research, development and engineering expenses and lower corporate allocations.
Equity, Royalty and Interest Income From Investees
Equity, royalty and interest income from investees were $28.0 million, a decrease of $4.4 million compared to $32.4 million for 2021, primarily due to lower earnings from our joint venture in China as a result of the COVID-19 response and declining economic conditions, as well as reduced demand in China.
Other Operating Expense, Net
Other operating expense, net was $5.0 million for 2022, an increase of $5.0 million compared to zero for 2021. The increase was primarily due to asset write-offs, partially offset by gains on asset sales.
Other Income, Net
Other income, net was $8.8 million for 2022, an increase of $4.9 million compared to $3.9 million for 2021. The increase in other income, net was primarily due to an increase in the non-service benefit of our defined benefit pension plans as compared to 2021.
Income Tax Expense
Our effective tax rate for 2022 was 19.7%, a decrease of 1.6 percentage points compared to 21.3% for 2021.
The year ended December 31, 2022 contained unfavorable discrete tax items of $5.4 million, primarily due to $5.2 million of unfavorable changes in tax reserves.
The year ended December 31, 2021 contained unfavorable net discrete tax items of $2.6 million, primarily due to $3.5 million of unfavorable changes in tax reserves, partially offset by $0.9 million of favorable other discrete tax items.

2021 vs. 2020
Net Sales
Net sales were $1,438.8 million (which included related party sales of $328.6 million) for 2021, an increase of $206.2 million compared to $1,232.6 million (which included related party sales of $280.8 million) for 2020. Of the total net sales increase of $206.2 million, consisting of $158.4 million in increased external sales and $47.8 million in increased related party sales, approximately $158.5 million was due to increased sales volume resulting from the recovery of COVID-19, approximately $29.0 million was due to favorable foreign currency movements and $18.7 million was attributable to price increases.
Gross Margin
Gross margin was $350.5 million for 2021, an increase of $41.1 million compared to $309.4 million for 2020. The increase in gross margin was mainly due to higher sales volumes and favorable pricing as described above (approximately $74.2 million), lower quality costs of $16.6 million and favorable impacts of changes in foreign exchange rates on cost of sales of approximately $15.5 million, partially offset by higher material costs of approximately $50.1 million and increased supply chain and freight costs of approximately $18.7 million, which are attributable to inflation. Gross margin as a percentage of net sales was approximately 24.4% for 2021, a decrease of 0.7 percentage points compared to 25.1% for 2020. The decrease in gross margin as a percentage of net sales was primarily due to the higher costs noted above, which increased at a faster rate than the increase in net sales.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $126.2 million for 2021, an increase of $14.1 million compared to $112.1 million for 2020. The increase in selling, general and administrative expenses was primarily due to higher compensation expenses relating to our sales and corporate employees (driven by lower variable compensation and temporary salary reductions in 2020). Selling, general and administrative expenses as a percentage of net sales was 8.8% for 2021, a decrease of 0.3 percentage points compared to 9.1% for 2020. The decrease in selling, general and administrative expenses as a percentage of net sales was primarily due to net sales increasing at a faster rate than the increase in selling, general and administrative expenses.
Research, Development and Engineering Expenses
Research, development and engineering expenses were $42.0 million for 2021, an increase of $3.0 million compared to $39.0 million for 2020. The increase in research, development and engineering expenses was primarily due to higher compensation expenses relating to our technical and engineering employees (driven by lower variable compensation and temporary salary reductions in 2020). Research, development and engineering expenses as a percentage of net sales was 2.9% for 2021, a decrease of 0.3 percentage points compared to 3.2% for 2020. The decrease in research, development and engineering expenses as a percentage of net sales was primarily due to net sales increasing at a faster rate than the increase in research, development and engineering expenses.
Equity, Royalty and Interest Income From Investees
Equity, royalty and interest income from investees was $32.4 million for 2021, a decrease of $8.3 million compared to $40.7 million for 2020. The decrease in equity, royalty and interest income from investees was primarily due to the absence of a $14.0 million favorable adjustment recorded in 2020, as the result of tax changes within India’s 2020-2021 Union Budget of India (India Tax Law Changes) passed in March 2020. This decrease was partially offset by higher earnings at Fleetguard Filters Pvt. Ltd. See Note 6, “INCOME TAXES” to the combined financial statements for additional information on India Tax Law Changes.
Other Income, Net
Other income, net was $3.9 million for 2021, an increase of $1.9 million compared to $2.0 million for 2020. The increase in other income, net was primarily due to an increase in non-service benefit of our defined benefit pension plans as compared to 2020.

Income Tax Expense
Our effective tax rate for 2021 was 21.3% compared to 28.8% for 2020.
The year ended December 31, 2021 contained unfavorable net discrete tax items of $2.6 million, primarily due to $3.5 million of unfavorable changes in tax reserves, partially offset by $0.9 million of favorable other discrete tax items.
The year ended December 31, 2020 contained $24.1 million of unfavorable net discrete tax items, primarily due to $18.2 million of unfavorable changes in tax reserves and $8.9 million of withholding tax adjustments, partially offset by $3.0 million of favorable other discrete tax items. The India Tax Law Changes eliminated the dividend distribution tax and replaced it with a lower rate withholding tax as the burden shifted from the dividend payor to the dividend recipient. See Note 6, “INCOME TAXES” to the combined financial statements for additional information on India Tax Law Changes.
Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, we have provided information regarding EBITDA, EBITDA margin and Adjusted EBITDA, which are non-GAAP financial measures and the key measures we use for determining how our business is performing. EBITDA is defined as earnings or losses before interest expense, income taxes, depreciation and amortization and EBITDA margin is defined as EBITDA as a percent of net sales. Adjusted EBITDA represents EBITDA after adding back certain one-time expenses associated with becoming a standalone public company. These standalone costs are reflected in cost of sales and selling, general and administrative expenses. We believe EBITDA and EBITDA margin are useful measures of our operating performance as they assist investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors. Additionally, we believe these metrics are widely used by investors, securities analysts, ratings agencies and others in our industry in evaluating performance. We believe Adjusted EBITDA is a useful measure of our operating performance as it allows investors and debt holders to compare our performance on a consistent basis without regard to one-time costs attributable to our becoming a standalone public company.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are not in accordance with, or alternatives for, U.S. GAAP financial measures and may not be consistent with measures used by other companies. It should be considered supplemental data; however, the amounts included in the EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin calculations are derived from amounts included in the combined statements of net income. We do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP. Some of the limitations are:

•
such measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•
such measures do not reflect changes in, or cash requirements for, our working capital needs;

•
such measures do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and

•
other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

To properly and prudently evaluate our business, we encourage you to review the historical combined financial statements and unaudited condensed combined financial statements included elsewhere in this prospectus, and not rely on a single financial measure to evaluate our business. A reconciliation of net income to EBITDA and Adjusted EBITDA is shown in the table below:
	Three months ended		Years ended December 31,
In millions	March 31, 2023	March 31, 2022	2022	2021	2020
NET INCOME	$52.7	$34.8	$170.1	$171.3	$142.8
Plus:
Interest expense	—	0.2	0.7	0.8	0.4
Income tax expense	16.4	10.2	41.6	46.5	57.8
Depreciation and amortization	5.4	5.4	21.6	21.6	21.1
EBITDA (non-GAAP)	$74.5	$50.6	$234.0	$240.2	$222.1
Plus:
One-Time Separation Costs(a)	$4.2	$—	$9.0	$—	$—
Adjusted EBITDA (non-GAAP)	$78.7	$50.6	$243.0	$240.2	$222.1
Net sales	$418.6	$382.5	$1,562.1	$1,438.8	$1,232.6
Net income margin	12.6%	9.1%	10.9%	11.9%	11.6%
EBITDA margin (non-GAAP)	17.8%	13.2%	15.0%	16.7%	18.0%
Adjusted EBITDA margin (non-GAAP)	18.8%	13.2%	15.6%	16.7%	18.0%

(a)
Primarily comprised of one-time expenses for consulting services in connection with establishing Atmus as a stand-alone public company:

	Three months ended March 31, 2023	Year ended December 31, 2022
Information Technology	$2.4	$5.0
Human Resources	0.2	2.3
All Other	1.6	1.7
One-Time Separation Costs	$4.2	$9.0
Liquidity and Capital Resources
Our principal sources of liquidity are expected to be operating cash flows, cash and cash equivalents and availability of undrawn capacity under our revolving credit facility, including committed credit facilities to be entered into prior to the completion of the separation. For a description of our revolving credit facility and the credit agreement, please see the section entitled “Description of Material Indebtedness.”
Upon completion of the separation and the debt financing, we expect to have a cash amount of approximately $110 million. This amount will be retained after we pay to Cummins upon the completion of this offering, as partial consideration for the filtration business that Cummins is contributing to us in connection with the separation:

•
The amount of existing cash, plus

•
The net proceeds from the term loan that we will enter into prior to the closing of this offering plus any amounts drawn under the revolving credit facility, less

•
An amount of cash to be retained by us in an amount to be determined by Cummins.

Our management reviews our liquidity needs in determining any and all indebtedness options. We will also have the ability to access the capital markets following the separation. Our cash needs are expected to include funding of ongoing operations, making anticipated capital investments and supporting any future acquisitions. We continue to generate substantial cash from operating activities and believe that our operating cash flow and other sources of liquidity will be sufficient following the separation to allow us to manage our business and capital structure over the next twelve months.
	Three months ended		Years ended December 31,
In millions	March 31, 2023	March 31, 2022	2022	2021	2020
Net cash provided by operating activities	$67.5	$2.8	$177.0	$202.3	$213.1
Net cash used in investing activities	(9.2)	(4.9)	(33.4)	(31.9)	(26.5)
Net cash (used in)/provided by financing activities	(58.3)	2.1	(143.6)	(170.4)	(186.6)
Total increase (decrease) in cash	—	—	—	—	—
Cash at the beginning of the period	$—	$—	$—	$—	$—
Cash at the end of the period	$—	$—	$—	$—	$—
Operating Cash Flow
Net cash provided by operating activities was $67.5 million for the three months ended March 31, 2023, an increase of $64.7 million compared to net cash provided by operating activities of $2.8 million for the three months ended March 31, 2022. The increase was driven primarily by lower working capital requirements of $41.5 million, a favorable increase in net income of $17.9 million and a decrease in other liabilities of $4.5 million. During the three months ended March 31, 2023, lower working capital requirements resulted in a cash inflow of $11.7 million compared to a cash outflow of $29.8 million for the three months ended March 31, 2022, mainly due to lower trade receivables and lower inventories, partially offset by lower related party and trade payables.
Net cash provided by operating activities was $177.0 million in 2022, a decrease of $25.3 million compared to $202.3 million in 2021. The overall decrease was driven primarily by higher working capital requirements of $21.5 million and an increase in deferred taxes of $10.0 million, partially offset by favorable changes in other liabilities including pensions of $1.6 million. The higher working capital requirements were driven by lower other accrued expenses, higher trade receivables and lower trade payables, partially offset by lower inventories.
Net cash provided by operating activities was $202.3 million in 2021, a decrease of $10.8 million compared to $213.1 million in 2020. The overall decrease was driven primarily by a reduction in other liabilities of $30.9 million, lower warranty accruals of $14.0 million and higher working capital requirements of $1.2 million, partially offset by net income after adjustments to reconcile net income to net cash provided by operating activities of $35.3 million. The higher working capital requirements were driven by higher inventories, partially offset by higher related party payables. Inventories were built in 2021 vs. 2020 in an effort to manage through the supply chain disruptions.
Dividends received from our unconsolidated equity investees were zero for the three months ended March 31, 2023 and March 31, 2022 and $23.1 million, $24.0 million and $19.3 million in 2022, 2021 and 2020, respectively. Dividends are typically paid in the second through the fourth quarters and are included in net cash provided by operating activities.
Investing Cash Flow
Net cash used in investing activities for the three months ended March 31, 2023 and March 31, 2022 was primarily used for capital expenditures. Our capital expenditures were $9.2 million (of which approximately $0.7 million were in connection with the separation) and $4.7 million for the three months ended March 31, 2023 and March 31, 2022, respectively, corresponding to approximately 2.2% of net sales for the three months ended March 31, 2023 and approximately 1.2% of net sales for the three months ended March 31, 2022. We also capitalized zero and $0.2 million in internal use software costs for the three months ended March 31, 2023 and March 31, 2022, respectively.
Net cash used in investing activities for each fiscal year presented was primarily used for capital expenditures. Our capital expenditures were $32.5 million (of which approximately $0.5 million were in connection with the separation), $30.8 million and $25.5 million in 2022, 2021 and 2020, respectively, corresponding to approximately 2.1% of net sales in 2022, 2021 and 2020. We also capitalized $0.9 million, $1.1 million, and $1.0 million in internal use software costs in 2022, 2021, and 2020, respectively.
Financing Cash Flow
Net cash (used in) and provided by financing activities consists entirely of transfers to Cummins and was $(58.3) million and $2.1 million for the three months ended March 31, 2023 and March 31, 2022, respectively.
Net cash used in financing activities was $143.6 million, $170.4 million, and $186.6 million, in 2022, 2021 and 2020, respectively.
Cummins uses a centralized approach to cash management and financing of its operations, including our operations. Accordingly, we have transferred all of our cash to Cummins to be utilized in the central cash management program and as a result do not have cash allocated to us in the combined financial statements.
Contractual Obligations
Our commitments consist of lease obligations for real estate and equipment. For more information regarding our lease obligations, see Note 9, “LEASES” of the historical combined financial statements which provides a summary of our future minimum lease payments.
Application of Critical Accounting Policies
A summary of our significant accounting policies is included in Note 3, “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES”, of the historical combined financial statements which discusses accounting policies that we selected from acceptable alternatives.
The historical combined financial statements and unaudited condensed combined financial statements are prepared in accordance with U.S. GAAP which often requires management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts presented and disclosed in the financial statements. Management reviews these estimates and assumptions based on historical experience, changes in business conditions and other relevant factors they believe to be reasonable under the circumstances. In any given reporting period, our actual results may differ from the estimates and assumptions used in preparing the historical combined financial statements and unaudited condensed combined financial statements.
Critical accounting estimates are defined as follows: the estimate requires management to make assumptions about matters that were highly uncertain at the time the estimate was made; different estimates reasonably could have been used; or if changes in the estimate are reasonably likely to occur from period to period and the change would have a material impact on our financial condition or results of operations. Our critical accounting estimates include estimating variable consideration for revenue recognition and accounting for income taxes.
Revenue Recognition
We sell to customers either through long-term arrangements or standalone purchase orders. Our long-term arrangements generally do not include committed volumes until underlying purchase orders are issued. Typically, we recognize revenue on the products we sell at a point in time, in accordance with shipping terms or other contractual arrangements.
The transaction price of a contract could be reduced by variable consideration including aftermarket rebates, volume and growth rebates and sales returns. At the time of sale to a customer, we record an estimate of variable consideration as a reduction from gross sales. We primarily rely on historical experience and anticipated future performance to estimate the variable consideration. Revenue is recognized to the extent that it is probable that a significant reversal of revenue will not occur when the contingency is resolved.
For aftermarket rebates and volume and growth rebates, purchase rebates and discounts, management estimates are based on the terms of the arrangements with customers, historical payment experience, volume in quantity or mix of purchases of product during a specified time period and expectations for changes in relevant trends in the future. Adjustments to rebate accruals are made as actual usage becomes known in order to properly estimate the amounts necessary to generate consumer demand based on market conditions as of the balance sheet date.
For product returns, some aftermarket customers are permitted to return small amounts of parts and filters each year. An estimate of future returns is accounted for at the time of sale as a reduction in the overall sales revenue based on historical return rates.
Accounting for Income Taxes
We determine our income tax expense using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax benefits of net operating loss and credit carryforwards are also recognized as deferred tax assets. We evaluate the recoverability of our deferred tax assets each quarter by assessing the likelihood of future profitability and available tax planning strategies that could be implemented to realize our net deferred tax assets. At December 31, 2022, we recorded net deferred tax assets of $7.0 million. The assets included $18.6 million for the value of net operating loss and credit carryforwards. A valuation allowance of $16.4 million was recorded to reduce the tax assets to the net value management believed was more likely than not to be realized. In the event our operating performance deteriorates, future assessments could conclude that a larger valuation allowance will be needed to further reduce the deferred tax assets.
In addition, we operate within multiple taxing jurisdictions and are subject to tax audits in these jurisdictions. These audits can involve complex issues which may require an extended period of time to resolve. We accrue for the estimated additional tax and interest that may result from tax authorities disputing uncertain tax positions. We believe we made adequate provisions for income taxes for all years that are subject to audit based upon the latest information available. A more complete description of our income taxes and the future benefits of our net operating loss and credit carryforwards is disclosed in Note 6, “INCOME TAXES,” to the historical combined financial statements.
Market Risk Disclosure
Foreign Currency Exchange Risk
As a result of our international business presence, we are exposed to foreign currency exchange rate risks. We transact business in foreign currencies and, as a result, our income and financial condition are exposed to movements in foreign currency exchange rates. This risk is closely monitored and managed through the use of financial derivative instruments. Financial derivatives are used by Atmus expressly for hedging purposes and under no circumstances are they used for speculative purposes. Substantially all of Atmus’s derivative contracts are subject to master netting arrangements which provide the option to settle certain contracts on a net basis when they settle on the same day with the same currency. In addition, these arrangements provide for a net settlement of all contracts with a given counterparty in the event that the arrangement is terminated due to the occurrence of default or a termination event.
To minimize the income volatility resulting from the remeasurement of net monetary assets and payables denominated in a currency other than the functional currency, Atmus enters into foreign currency forward contracts, which are considered economic hedges. The objective is to offset the gain or loss from remeasurement with the gain or loss from the fair market valuation of the forward contract. These derivative instruments are not designated as hedges.

The potential gain or loss in the fair value of our outstanding foreign currency contracts, assuming a hypothetical 10% fluctuation in the currencies of such contracts, would not have a material impact on the historical combined financial statements for the years ended December 31, 2022, 2021 and 2020 or the unaudited condensed combined financial statements for the three month periods ended March 31, 2023 and March 31, 2022. The sensitivity analysis of the effects of changes in foreign currency exchange rates assumes the notional value to remain constant for the next 12 months. The analysis ignores the impact of foreign exchange movements on our competitive position and potential changes in sales levels. Any change in the value of the contracts, real or hypothetical, would be significantly offset by an inverse change in the value of the underlying hedged items.

BUSINESS
Overview
Atmus is one of the global leaders of filtration products for on-highway commercial vehicles and off-highway agriculture, construction, mining and power generation vehicles and equipment. We design and manufacture advanced filtration products, principally under the Fleetguard brand, that enable lower emissions and provide superior asset protection. We estimate that approximately 16% of our net sales in 2022 were generated through first-fit sales to OEMs, where our products are installed as components for new vehicles and equipment, and approximately 84% were generated in the aftermarket, where our products are installed as replacement or repair parts, leading to a strong recurring revenue base. Building on our 65-year history, we continue to grow and differentiate ourselves through our global footprint, comprehensive offering of premium products, technology leadership and multi-channel path to market.
For the year ended December 31, 2022, we generated $1,562.1 million in net sales, $170.1 million in net income and $234.0 million in EBITDA. See “Summary Historical and Unaudited Pro Forma Combined Financial Data” for a description of EBITDA and a reconciliation of EBITDA to net income, the most directly comparable financial measure calculated in accordance with U.S. GAAP.
2022 Net Sales By Product	2022 Net Sales By Geography

Our Global Footprint
Our global footprint serves end-users in approximately 150 countries, with approximately 49% of our net sales in 2022 from outside of the United States and Canada. We believe that we, together with our joint ventures in China and India, have a leading position in our core markets, based on net sales in 2022. We maintain strong global customer relationships, supported by an established salesforce with work locations in 25 countries as of December 31, 2022. Also, as of December 31, 2022, we operate through 12 distribution centers, nine manufacturing facilities and five technical facilities plus 10 manufacturing facilities and two technical facilities operated by our joint ventures, giving us presence on six continents.
Our Premium Products
We offer a full spectrum of filtration solutions that enable lower emissions and provide superior asset protection. Our filtration products provide comprehensive and differentiated solutions, which allow our end-users to extend service intervals, reduce maintenance costs and increase uptime. Our products include fuel filters, lube filters, air filters, crankcase ventilation, hydraulic filters and coolants and other chemicals. Our broad range of products in each of our core markets enables one-stop shopping, which we believe is a key competitive advantage.

Our Markets
We believe the filtration product market is large and attractive, with estimated total product sales of approximately $74 billion in 2021, of which we believe the total engine products market — consisting of our core markets and the passenger car market — was approximately $30 billion. Within the total engine products market, we estimate that our core markets had a total addressable market of approximately $13 billion in 2021, having grown by approximately 2% CAGR over the last five-year period ending in 2021. We estimate that the passenger car market, which we do not currently and do not expect in the future to focus on, had a total addressable market of approximately $17 billion in 2021. The balance of the filtration product market is made up of industrial filtration markets, which we estimate had a total addressable market of approximately $44 billion in 2021. Our strategy includes a focus on expanding into industrial filtration markets in the future; these markets have grown by approximately 5% CAGR over the five year period ending 2021. Looking ahead, we expect the industrial filtration markets to grow by approximately 4% CAGR and our core markets by approximately 2% CAGR, in each case through the five-year period ending in 2025.
The engine filtration market is impacted by the following key drivers and trends:
•
Growth in freight volumes (on-highway) and industrial activity (off-highway):    We believe broader economic growth is a strong indicator for our business. The U.S. Bureau of Transportation Statistics’ Freight Analysis Framework forecasted (as of December 2022) that between 2020 and 2050 U.S. freight activity will double in value, and expected that trucks will remain the predominant freight carrier in the future. Off-highway activity is correlated with the overall construction industry. Dodge Construction Network predicted (as of November 2022) that the U.S. construction industry will remain flat for 2023, and the Construction Industry Databook expected (as of October 2022) a 5.5% CAGR from 2022 to 2026.

•
Growth in emerging markets:   Global growth in core markets is being driven by macro-economic expansion, including the build-out of infrastructure. Asian markets, including India, are currently positioned for high growth. According to the International Monetary Fund, from 2017 to 2022, gross domestic product in India has grown at a compounded annual growth rate of 5.5%. The growth in India is primarily driven by the increasing demand for transportation as well as emission regulations. Although growth in China was depressed in 2022 due to the COVID-19 response and declining economic conditions, China had experienced high growth in the prior years and we expect a partial recovery over the next few years. Gross domestic product in China has grown at a compounded annual growth rate of 8.3% from 2017 to 2022 according to the International Monetary Fund. The growth in China is primarily driven by investments in infrastructure and emission regulations.

•
More stringent emissions standards:   Our core markets will need to comply with more stringent regulatory standards on emissions driving the requirement for higher quality, increased content and higher priced filtration systems.

•
Technology transition:   There is broad based recognition that GHG emissions are driving climate change. Increasingly, our customers, governments, and investors are making commitments to reduce their GHG emissions, including pledges to achieve net zero GHG emissions by 2050. While the pace of adoption will vary by region, our core markets may be impacted by technology transitions, including transition to battery-electric vehicles, fuel cell electric vehicles and alternate power sources.

History
Our business was founded in 1958, beginning with a single filter production line developed by Cummins Engine Company in Seymour, Indiana to meet the high performance requirements of Cummins diesel engines. As early as 1963, Cummins initiated the Fleetguard brand, which is a well-recognized brand in our core markets. In 1987, the India Fleetguard joint venture was established and in 1994 a joint venture in China was formed as Cummins continued to enter emerging markets. In 2006, our wholly owned subsidiary China Filtration was established, and in 2010, the Korea media facility was opened. In 2016, an India technology facility was opened and Atmus moved to a new corporate headquarters in Nashville.
Our Competitive Strengths
Technology leadership and deep industry knowledge enable us to deliver better customer solutions
We combine a culture of innovation with deep-seated experience in our industry to deliver superior filtration solutions for our customers. Our technical team develops a range of filtration technologies, including filtration media, filter element formation, filtration systems integration and service-related solutions such as remote digital diagnostic and prognostic platforms and analytics. Our technical team of approximately 350 engineers, scientists and technical specialists are located in five technical centers around the world, with approximately 25% holding advanced technical degrees. Our team draws on a 65-year history focused on filtration and media technologies. We have a broad IP portfolio with over 1,300 worldwide active or pending patents and patent applications and over 500 worldwide trademark registrations and applications as of December 31, 2022.
We have leveraged this expertise not only to develop our cutting-edge filters, filter systems and filtration media but also to manufacture a large portion of our proprietary filtration media. This allows us to move swiftly from development to application of filtration technologies that protect and enhance the operation of our customer’s equipment and machines. StrataPore, NanoNet, NanoForce, and most recently, NanoNet Plus product families have enabled engines and equipment to meet continually changing emissions and performance requirements.
Our technical team works closely with our customers to develop and apply filtration technologies that help them improve their operations. For example, we helped a key customer and partner in China to be one of the first to extend maintenance intervals on both lube and fuel filtration systems from 20,000 kilometers to 100,000 kilometers. Additionally, our NanoNet Plus fuel filtration and fluid control systems have delivered fuel system component protection meeting stringent European and North American requirements while still providing enhanced service intervals, and our eRCV product families continue to offer crankcase emissions performance control across European, North American, and China-based customers. Our technology allows us to deliver performance-enabling and customized filtration solutions for our end-users, which creates long-lasting partnerships with our customers.
Iconic Fleetguard brand with premium products
We believe that Fleetguard is a premium, leading brand that is strongly associated with reliability and strong performance. We offer a full suite of Fleetguard-branded filtration products. With its broad line of high-quality filtration products, our Fleetguard brand provides filters for nearly all makes of vehicles and equipment in our core markets, which further enhances our availability, visibility and brand recognition. Our Fleetguard brand is further supported by a competitive warranty that gives our customers and end-users high confidence in the performance and durability of our products.
Partnering with leading OEMs
We have a strong history as a supplier to leading OEMs, including CNH Industrial, Cummins, Daimler, Deere, Doosan, Foton, Komatsu, PACCAR/DAF, the Traton Group (Navistar/Scania/MAN) and Volvo. We sell both first-fit and aftermarket products to these customers and have been selling to each of them for at least 10 years. These customers in the aggregate accounted for approximately 68%

of our net sales in 2022 and have consistently accounted for more than 66% of our net sales in each of the last 5 years. We have written agreements with most of our key customers that specify certain purchase parameters, but do not obligate them to specific volumes. We invest in our relationships and utilize our technical strengths to win first-fit business with these OEMs, which drives our installed base, yielding strong recurring revenue streams in the aftermarket. The OEMs also provide us with early insight into technological developments and evolving product requirements within the broader engine and industrial application industry, allowing us to be well positioned as the world shifts towards more complex modular filtration systems and filtration for other power sources.
Cummins is our largest customer and accounted for approximately 19% of our net sales in 2022. Following the offering, this relationship will be defined by the first-fit supply agreement and the aftermarket supply agreement. See “Certain Relationships and Related Party Transactions — Relationship with Cummins — First-Fit Supply Agreement” and “Certain Relationships and Related Party Transactions — Relationship with Cummins — Aftermarket Supply Agreement.” These supply agreements will help give us visibility and stability to our future sales within the terms of the agreements. In addition, for 65 years, our sales and technical teams have been embedded with Cummins, allowing us to have a deep understanding of their needs, which enables us to deliver high-quality, high-performance products that deliver value to Cummins. We partner with Cummins channels in all regions to win end-user accounts in the aftermarket and create a preference for the Fleetguard brand.
Multi-channel path to diverse global markets
Our global presence provides a diverse and stable customer base across truck, bus, agriculture, construction, mining and power generation vehicles and equipment markets. Our current core markets are on-highway and off-highway, representing approximately 59% and 41% of our net sales in 2022, respectively.
We estimate that approximately 84% of our net sales in 2022 were generated in the aftermarket. To drive these net sales, we have developed a multi-channel path to global markets that ensures broad product availability and provides end-users with choice and flexibility in purchasing. We distribute our products through a broad range of OEM dealers, independent distributors, and retail outlets, including truck stops.
The dealers of the OEMs are typically the channel preferred by customers in many markets. Our close relationships with the OEMs and strong first-fit installed base position us well with the OEM dealer network and large fleet customers. For example, the dealers of four of the largest North America on-highway OEMs carry a significant range of our products at their dealerships.
In addition, Cummins distributors, independent distributors and retailers enable us to reach a broader end-user market and create additional points of sale or service. We estimate that, as of December 31, 2020, our filters were available in over 45,000 independent aftermarket retail outlets globally, including approximately 5,800 locations in North America, approximately 33,000 retail outlets in India, and approximately 2,000 retail outlets in China. We also work directly with major customers of our channel partners (such as large fleets or mining companies), across our end markets, to create strong brand preference, which, in turn, leads to strong demand for our products and generates recurring revenue. We continue to increase geographic coverage within regions to better serve our customers by investing in distribution expansion.
We typically ship directly from our 12 distribution centers (as of December 31, 2022) worldwide to our channel partners, which provides direct connection and detailed understanding of our customer and end-user base. Our comprehensive distribution and market coverage is vital to maintaining our broad reach, global presence, and brand recognition.

Comprehensive aftermarket coverage and large installed base
We have a large installed base driven by first-fit relationships with leading OEMs, leading to long product life cycles and a strong stable revenue base. In the last few years our business strategy has put increased focus on releasing first-fit OEM parts, which we believe will increase aftermarket retention. Our large installed base protects against cyclicality in truck sales and creates a long tail of revenue due to the long lifespans of commercial vehicles and equipment, together with the extensive aftermarket service they require throughout their useful lives. For example, the LF670 filter was first installed on trucks in the 1970s and continues to generate an aftermarket revenue stream approximately 50 years post launch. Aftermarket product sales tend to have a higher profit margin, relative to first-fit systems, driving higher operational cash flow and stability throughout the business cycle.
Our end-user relationships provide critical market intelligence that help drive up-sell and cross-sell opportunities, while providing us direct visibility to market opportunities. Additionally, these end-user relationships enable us to accelerate the launch of a broad range of products where we are not the first-fit.
Scalable global manufacturing operations
We maintain a global manufacturing footprint with highly capable manufacturing facilities in six continents. As of December 31, 2022, we had nine manufacturing sites for Atmus, and 10 for our joint ventures, allowing us to maintain proximity with our customers and global scale. All nine of our manufacturing facilities have obtained either ISO 9001 or ISO/TS 16949 quality management certifications. Additionally, our global warehousing footprint enhances this proximity with 12 distribution centers (as of December 31, 2022) strategically located around the world.
Our significant volumes allow us to take advantage of economies of scale. We have invested strategically in automation and optimization of core filtration manufacturing processes to deliver cost efficiencies.
Attractive margins and strong operating cash flow generation
Our business benefits from attractive margins and a track record of strong cash flow generation. Our high percentage of recurring revenue, relative to other industrial businesses, helps mitigate market cyclicality and revenue volatility. We realized a net income margin of 10.9% and an EBITDA margin of 15.0% in 2022. Our business is resilient, which is evidenced by the fact that despite the changes in economic conditions due to the COVID-19 pandemic, our net sales rebounded with a 16.7% increase in 2021 (as compared to 2020) and increased by 8.6% in 2022 (as compared to 2021). We generate strong operating cash flow from operations with high cash flow conversion, delivering $592.4 million from 2020 to 2022.
Experienced leadership team with a proven track record of driving growth
We are led by an energized and experienced senior leadership team with extensive industry experience with Cummins and other leading industrial companies. Our strategic vision and culture are directed by our executive leadership team under the leadership of our Chief Executive Officer, Steph Disher, our Chief Financial Officer, Jack Kienzler, our Chief Human Resources Officer, Mark Osowick, our Chief Legal Officer, Toni Y. Hickey and our Vice President, Engine Products, Charles Masters. Steph Disher joined Cummins in 2013 and has over 20 years of experience in leadership positions, including international assignments in Australia, Asia, and the United States. Most recently, Steph Disher served as Vice President of Cummins Filtration where she has demonstrated a continued track record of strong business performance, innovation, and operational excellence. Jack Kienzler joined Cummins in 2014 and has over 13 years of finance experience. He most recently served as the Executive Director of Investor Relations at Cummins, having formerly led the Corporate Development team. Mark Osowick joined Cummins in 2007 and has over 30 years of experience in human resource management and project management leadership roles. Toni Y. Hickey joined Cummins in 2012 and has over 24 years of experience as an intellectual property lawyer. Charles Masters joined Cummins in 2003 and has over 19 years of experience in global sales and operational leadership roles within Cummins. Our leadership team has the ability to develop and execute our strategic vision and aims to create long-term shareholder value. We benefit from our team’s industry knowledge and track record of successful product innovation and financial performance. Additionally, members of our senior leadership team have strong experience executing and integrating acquisitions and strategic partnerships to drive accelerated growth and improved profitability.
Our Business Strategy
Grow share in first-fit in core markets
Our organic first-fit growth opportunities are centered on four pillars:
•
Grow market share with leading OEMs:   We benefit from deep relationships with leading OEMs. Our technology innovations, global footprint and preferred brand position us well to grow along with the leading OEMs. As our OEM partners continue to grow in share and through consolidation of their respective markets, we will partner with them to grow. This growth with OEMs in turn increases the installed base for our products, which drives recurring aftermarket revenue.

•
Support technology transitions with leading OEMs:   We plan to further build on our relationship with OEMs as they transition to alternate fuel technologies, such as hydrogen-powered internal combustion engines, battery electric vehicles and fuel cell electric vehicles. Based on currently available technology and our assessment of products being developed, we believe that although battery-electric vehicles may have lower levels of filtration content than internal combustion engine vehicles, other technologies such as hydrogen-powered internal combustion engines or fuel cell electric vehicles may have similar levels of filtration content as internal combustion engine vehicles. Some of our current developments in the alternative fuel space include hydrogen water separators, air filtration products, coolants, water filters, and de-ionizers. We currently have a number of alternative fuel development programs underway with our existing customer base. We are well positioned for the broader transition of technology through our existing relationships with customers.

•
Enhanced product content per vehicle:   We have a focus on offering system modules and highly integrated solutions as customers and end-users seek improved filtration performance and quality, which we believe will result in increased first-fit content per vehicle. We are also extending into smart filtration solutions, including embedded sensors, prediction algorithms, and data analytics tools.

•
Accelerate new product development:   We are accelerating our new product development cycle by continued investment in advanced system level testing capabilities, leveraging in-house 3D printing capabilities, utilizing powerful simulation tools and applying machine learning tools throughout our product development cycle.

Accelerate profitable growth in the aftermarket
We estimate that aftermarket net sales represented approximately 84% of our existing business in 2022, and has significant opportunity for further growth through these strategic initiatives:

•
Expand our product portfolio:   Offering a comprehensive product portfolio provides a ‘one-stop shop’ for our customers. We offer a wide range of products to ensure product coverage and continue to release new products on a yearly basis. We launched approximately 400 new products annually, on average, over the last three years. We have a team dedicated to tracking new filter releases and strategically selecting the type and quantity of products to launch each year to ensure optimal product coverage. Recent product launch focus has trended towards more targeted and focused product releases.

•
Use analytics to target and capture growth opportunities:   We will continue to develop and enhance analytic tools, including using machine learning and artificial intelligence, to identify cross-sell or up-sell opportunities, and new or underserved customers, and precisely estimate the opportunity for additional sales of our Fleetguard-branded products. We work directly with end-users or through our channel partners to define, track and measure opportunities and conversion rates.

•
Expand reach through multi-channel distribution:   It is important that we can reach end-users no matter where they are, or how they choose to purchase our products. We continue to expand our presence with OEM dealers, independent distributors, service centers and retail outlets.

•
Invest in product technology advantage to enhance value and protect revenue:   Where Atmus is the first-fit, we increase customer retention on aftermarket opportunities by using advanced technologies and proprietary product designs that drive improved performance and create preference for our products. Where Atmus is not the first-fit, we continue to develop products that meet or exceed the first-fit product, supporting our brand position as premium quality and performance, and leading to high customer loyalty.

Transform our supply chain
We are focused on transforming our supply chain to improve customer experience, which will drive growth and reduce overall cost, leading to margin enhancement. Our strategic initiatives have four pillars:
•
Drive services and availability:   Synchronize global planning across the network to focus on on-shelf availability.

•
Optimize network:   Invest in the physical footprint to provide superior availability while minimizing material and part movement.

•
Transform cost structure:   Optimize supplier management and spend, increase throughput across our network of plants and increase automation.

•
Invest in capabilities for the future:   Deploy robust processes across the organization from forecasting through customer orders to fulfillment, and invest in critical global systems infrastructure to provide best-in-class functionality.

Expand our technology and diversify our distribution channels beyond our core markets
We are focused on building sustainable growth by expanding and diversifying into the industrial filtration market, which includes machinery and equipment, oil and gas, pharmaceuticals, food and beverage, and metals and mining. We believe we can leverage our global footprint and existing technical capabilities, including our proprietary filtration media technology, into these markets to open new opportunities for growth. We anticipate achieving this by expanding our focus to include non-engine products that we can sell to our current and new customers within our existing markets by utilizing our global footprint. We are working on developing capabilities, whether organically or through acquisitions or strategic partnerships, to enter new markets with long term growth prospects which will further diversify our revenue base. To the extent that we consider acquisitions, we will apply a disciplined financial framework in assessing these opportunities.
Supply
The performance of the end-to-end supply chain, extending through to our suppliers, is foundational to our ability to meet customers’ expectations and support long-term growth. We are committed to having a robust strategy for how we select and manage our suppliers to enable a market focused supply chain. This requires us to continuously evaluate and upgrade our supply base, as necessary, as we strive to ensure we are meeting the needs of our customers.
We use a combination of proactive and reactive methodologies to enhance our understanding of supply base risks, which guide the development of risk monitoring and sourcing strategies. Our category strategy process (a process designed to create the most value for the company) supports the review of our long-term needs and guides decisions on what we make internally and what we purchase externally. For the items we decide to purchase externally, the strategies also identify the suppliers we should partner with long-term to provide the best technology, the lowest total cost and highest supply chain performance. Key suppliers are managed through long-term supply agreements that secure capacity, delivery, quality and ensure cost requirements are met over an extended period.
Other important elements of our sourcing strategy include:
•
selecting and managing suppliers to comply with our Supplier Code of Conduct; and

•
assuring our suppliers comply with our prohibited and restricted materials policy.

As we adjust to the recovery from the COVID-19 pandemic and the rapid return of demand in many manufacturing industries in 2022, we continued to experience supply chain disruptions, incremental costs and related challenges throughout the supply chain. We continue to monitor the supply chain disruptions and conduct structured supplier risk and resiliency assessments. We increased the frequency of formal and informal supplier engagement to address potentially impactful supply base constraints and enhanced collaboration to develop specific countermeasures to mitigate risks. Our global team, located in different regions of the world, uses various approaches to identify and resolve threats to supply continuity.
These supply chain disruptions are impacting our business as well as our suppliers and customers resulting in longer lead times in some areas of our business. Orders are issued as rolling releases with a specific lead time. When these orders are on backlog they are often subject to cancellation on reasonable notice without cancellation charges, and therefore are not considered firm. We are working closely with our customers to meet the demand and work through backlogs as efficiently as possible.
Materials
The principal materials that we use directly in manufacturing our products are steel, filter media and petrochemical-based products including plastic, rubber and adhesives products. In 2022, material costs represented approximately 61% of our cost of sales.
Customer Concentration
We have thousands of customers around the world and have developed long-standing business relationships with many of them. Cummins is our largest customer, accounting for approximately 19% of our net sales in 2022 and 2021 and 18% in 2020. In connection with the separation, we will enter into a first-fit supply agreement and an aftermarket supply agreement with Cummins for our first-fit and aftermarket products. This agreement provides for continuation of our supply for all first-fit applications that we currently support, commitment to first-fit supply for certain upcoming product launches, and continued supply of the full line of aftermarket filtration needs. It does not commit a specific volume of filters or related products. The loss of this customer or a significant decline in the production level of Cummins engines that use our filters would have an adverse effect on our results of operations and financial condition.
In addition to the agreement we will enter into with Cummins, we have long-term agreements with many of our largest customers. Collectively, our net sales from our next four top customers, other than Cummins, was approximately 39% of our net sales in 2022, 37% in 2021 and 36% in 2020. Excluding Cummins, two other customers, PACCAR and the Traton Group, accounted for more than 10% of our net sales in 2022. Our customer agreements typically contain standard purchase and sale agreement terms covering filter pricing, quality and delivery commitments, as well as engineering product support obligations. The basic nature of our agreements with OEM customers is that they are long-term price and operations agreements that provide for the availability of our products to each customer through the duration of the respective agreements. Where we have such agreements in place, our customers typically place purchase orders with us pursuant to these agreements. Agreements with most OEMs contain bilateral termination provisions giving either party the right to terminate in the event of a material breach, change of control or insolvency or bankruptcy of the other party.
Intellectual Property
We own or control a broad range of intellectual property rights, including a significant number of patents, trademarks, copyrights, trade secrets and other forms of intellectual property rights in the United States and foreign countries. We have a broad IP portfolio with over 1,300 worldwide active or pending patents and patent applications and over 500 worldwide trademark registrations and applications as of December 31, 2022, which were granted and registered over a period of years. Our leading brand house trademark is Fleetguard. We protect our innovations that arise from research and development through patent filings, as well as through trade secrets. Although these patents, trademarks and trade secrets are generally considered beneficial to our operations, we do not believe any patent, group of patents, trademark or trade secret is solely responsible for protecting our products.
Research and Development
In 2022, we continued to invest in future critical technologies and products. We will continue to make investments to develop new technologies and improve our current products to meet increasing and changing emissions and engine performance requirements globally for diesel and hydrocarbon-powered equipment. In addition to building on our core technologies, we are making investments in filtration and separation technologies required and used by electric powered vehicles, hydrogen production, and other industrial systems.
Our research and development programs are focused on product improvements, product extensions, innovations, and cost reductions for our customers. Research and development expenditures include salaries, contractor fees, building costs, utilities, testing, technical IT, administrative expenses and allocation of corporate costs and are expensed when incurred. Research and development expenses were $38.5 million, $41.6 million and $37.9 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Seasonality
While individual product lines may experience modest seasonal variation in production, there is no material effect on the demand for the majority of our products on a quarterly basis.
Competition
Our company is a leading global participant in the filtration engine products markets. Our products include fuel filters, lube filters, air filters, crankcase ventilation, hydraulic filters and coolants and other chemicals. Key global participants in this market include MANN+HUMMEL, Donaldson, Parker, and MAHLE. The rest of the market is highly fragmented and occupied by various specialized and regional players. Most of the large global players serve both first-fit and aftermarket channels, while smaller, regional players tend to focus on the aftermarket. The filtration market offers a unique multi-channel path to market, and diversification across first-fit, OEM service, and aftermarket. The recurring revenue model and mission-critical role of filters drive consistent demand across regions and end markets.
Principal methods of competition in the filtration markets are product quality and performance, price, geographic and application coverage, availability, customer service, ease of doing business and brand reputation. We believe we are a market leader within many of our product lines, including filters in our on-highway and off-highway markets, and that our success in the market is due to our technology, our iconic Fleetguard brand, our global footprint, strong customer relationships, and the talent within our organization.

Human Capital Resources
As of December 31, 2022, we employed approximately 4,250 persons worldwide. Also as of December 31, 2022, approximately 55% of our employees worldwide were represented by various unions, particularly in Mexico, France and Tennessee, subject to collective bargaining agreements. These agreements are subject to expiration between 2023 and 2025.
Throughout our company’s 65-year history, we have always recognized that people are the strength of our business and drive our ability to effectively serve our customers and sustain our competitive position. We believe that the composition of our workforce gives us advantages relating to cost and capability when compared to our peers. The global COVID-19 pandemic redefined the way we have traditionally worked and created both new expectations by employees, as well as new ways to work flexibly and seamlessly on a global basis. We are embracing these opportunities as we simplify our organizational structures and processes, further empower managers and employees to make decisions and generate positive results, increase employee communication and interaction with senior-leadership and enhance a work environment that is inclusive, transparent, agile and team-oriented.
Purpose and Core Values
We are a purpose-driven company. Our purpose is ‘Creating a better future by protecting what is important.’ We create and innovate every day. With a forward focus, we never sit still. We realize the world is bigger than us, and we aspire for a better future for our shared humanity. Our products protect our customers equipment and their livelihoods. We protect what’s important to our people, our planet, and our customers.
Our culture is shaped by our core values:
•
Build Trust in every relationship every day.

•
Have Courage to speak up, take action and shape the future.

•
Be Inclusive by embracing our differences and building a community where everyone feels valued.

•
Show Caring by engaging with kindness and consideration for the wellbeing of others.

Leadership and Talent Management
The capability of our people and our ability to work effectively in agile teams will be a primary enabler of our success. We strive to create a leadership culture that is authentic, transparent and approachable. By minimizing organizational layers, simplifying our organizational structure and process, we empower our employees to have an increased impact on our results. Our leaders are tasked with providing their employees with the support, development and encouragement needed to be successful. Further, our leaders connect our people and their work to our purpose, values, brand promise and strategies. We will continue to invest in leadership development. We will maintain the emphasis that the primary role of leaders at all levels is to focus on people development, supporting the unique needs of each employee in reaching their greatest positive impact at work, in the community and at home.
Our talent management approach seeks to develop the skills and capabilities of a diverse, global workforce and utilize our talent to deliver excellent results. We will advance and invest in our people based on strong performance, demonstration of core values in how work is accomplished and the individual motivation to have a larger impact on organization results.
Competitive Pay and Benefits
To attract and retain the best employees, we maintain a positive work environment that is grounded in our core values, a leadership culture that supports the development of our people and competitive pay and benefits.
When designing our base pay compensation ranges, we complete market analyses to maintain pay ranges that are current and related to the work we perform. We also complete annual compensation studies to assess market movement for key skills as well as internal pay equity. We incorporate living wage assessment into our annual compensation reviews to ensure that current and new hires are not below this threshold. Collectively, our global wage assessments seek to ensure we are fair, equitable and competitive in our ability to attract and retain the best talent. Everywhere possible, individual performance is the primary path for our employees to advance their earning potential. In addition, all employees also participate in annual variable compensation plans that encourage collaboration in the achievement of overall business results.
Our benefit programs are aligned with our values, target market competitiveness and offer flexibility to meet individual needs. Medical benefits include tiered health care costs that are more affordable to junior employees. Also included in our offerings are employee assistance programs, vacation time, retirement and savings plans and a variety of paid and unpaid time-off options that seek to address personal needs and important life-events.
Employee Safety and Wellness
We are committed to being world-class in health and safety. We strive to ensure a workplace with zero incidents. We are committed to removing conditions that cause personal injury or occupational illness and we make decisions and promote behaviors that protect others from risk of injury.
Our response to the COVID-19 global pandemic illustrated our commitment to safety. To support both our customers and communities, we made keeping employees safe our top priority. Most of our employees who can work from home have been doing so since the outbreak of the pandemic and we have provided them with the tools and support to do so. This allowed us to focus resources and investments on our engineering and production facilities. In those facilities, we took many steps to protect the health and safety of our people, including:
•
Mandatory health screenings at our plants and facilities;

•
Personal protective equipment for frontline employees;

•
Masks required (based on risk level) inside open plants and facilities;

•
Redesigned exits, entrances and production lines to encourage social distancing;

•
Enhanced cleaning protocols before, during and after shifts;

•
Expanded healthcare, wellness and leave programs to support employees and their families; and

•
Manufacturing our own face masks to provide to our employees free of charge.

We continue to monitor the risk associated with COVID-19 and adjust our requirements to ensure the health and well-being of our employees.
Diversity, Equity and Inclusion
Diversity, equity and inclusion at all levels of our company are critical to our ability to innovate, win in the marketplace and create sustainable success. Having diverse, equitable and inclusive workplaces allows us to attract and retain the best employees to deliver results for our shareholders. Building on a long history that has emphasized diversity, equity and inclusion, we will continue to seek opportunities and invest in processes that attract, develop and retain diverse talent, globally. We will measure outcomes and ensure that all employees can benefit from being a part of our organization. This starts by assuring that the leadership of our company is diverse. At this time, five out of our 11 directors are female and four out of our 11 directors are ethnically diverse. In addition, 33% of our executive team is female, including our Chief Executive Officer, and 22% is ethnically diverse. We disclose publicly the percentage of women in supervisory roles and the overall workforce.
Environmental Sustainability
We are committed to ‘Creating a better future by protecting what is important.’ We believe environmental sustainability is central to what we do and we are dedicated to serving as an environmental steward to proactively enable a cleaner and more sustainable world for our employees, our customers and our communities.
Sustainability is a continuous journey. As part of our journey, we have embedded environmental initiatives across our organization through our policies and procedures. We establish annual goals that focus on protecting employees while continuously reducing environmental impacts through pollution prevention, energy efficiency improvements and conservation, and water minimization.
From our product portfolio choices to our production development processes, our focus is on enabling a cleaner and more sustainable world. For our customers and end-users, we continue to deliver technology solutions that enable the adoption of cleaner and more efficient energy sources in their operations. Further, our approach to product design enables customers and end-users to extend service intervals thereby reducing resource consumption and greenhouse gas emissions. In our product development processes, our intent is to select design and production strategies that enable energy conservation. This includes initiatives to reduce raw material and energy consumption, such as the selection of recycled materials in our media and the use of specialized media in some of our products to eliminate the need for curing ovens.
Our operations and facility management programs consistently look for opportunities to reduce our impact. We also voluntarily execute global environmental sustainability initiatives, including:
•
Implementing green energy alternatives, including installing solar panels at manufacturing sites, including San Luis Potosi, Mexico.

•
Monitoring water consumption at our sites, setting reduction goals, and implementing water sustainability alternatives, including a rainwater harvest program for our desert garden in San Luis Potosi plant to reduce water use.

•
Implementing energy efficiency improvements at our facilities, including boilers in our Cookeville, TN plant and energy efficient air handling upgrades to our plant in Neillsville, WI.

Properties
Our corporate headquarters are located in Nashville, Tennessee. We also have 12 distribution centers (as of December 31, 2022) that are shared with Cummins. We also have global administrative, engineering and research facilities around the world, including in the United States, China and India. Our manufacturing and distribution activities are located throughout the world and we consider our properties to be suitable for their present purposes, well-maintained and in good operating condition.
Our headquarters and principal facilities are as follows:
Facility Type	U.S. Facilities	Facilities Outside the U.S.
Headquarters	Tennessee: Nashville (30,500 square feet), leased.
Manufacturing	Wisconsin: Neillsville (166,000 square feet), owned.
Australia:   Kilsyth (129,000 square feet), leased.
Brazil:   São Paulo (76,000 square feet), leased.
China:   Shanghai (109,000 square feet), leased.
Mexico:   San Luis Potosi (472,000 square feet), leased.
South Africa:   Johannesburg (30,200 square feet), leased.

South Korea: Suwon (64,000 square feet), owned.

Facility Type	U.S. Facilities	Facilities Outside the U.S.
Technology	Wisconsin: Stoughton (76,000 square feet), leased.	China: Wuhan (4,000 square feet), leased. India: Pune (20,000 square feet), leased.
Manufacturing and technology	Tennessee: Cookeville (385,000 square feet), leased.	France: Quimper (98,000 square feet), owned.
Joint Ventures
We have entered into three joint ventures with business partners, two in India, and one in China. Our joint ventures operate either manufacturing facilities or manufacturing and technology centers.
Our manufacturing joint ventures are primarily intended to allow us to increase our market penetration in geographic regions, reduce capital spending, streamline our supply chain management and develop technologies. Our largest manufacturing joint ventures are based in China and India, and are included in the list below. The results and investments in our joint ventures in which we have 50% or less ownership interest that are discussed below are not consolidated in our financial results and are instead included in “Equity, royalty and interest income from investees” and “Investments and advances related to equity method investees” in our consolidated statements of net income and consolidated balance sheets, respectively.
•
Fleetguard Filters Private Ltd. (FFPL) is a joint venture with our partner, Perfect Sealing Systems Private Ltd., that manufactures and sells industrial filters and coolant for commercial vehicles and generators and operates seven manufacturing facilities throughout India. We directly held 49.491% of the economic interest and 50% of the voting interest during the three-year period ended December 31, 2022.

•
Filtrum Fibretechnologies Pvt. Ltd. (Filtrum) is a joint venture with our joint venture partner, FFPL, and four other individuals (who hold approximately 25% interest), that manufactures filter media for automotive and industrial applications, and is located in Pune, India. We held a 49.75% economic interest (25% directly and 24.75% indirectly through our proportionate ownership of FFPL’s 50% ownership interest) during the three-year period ended December 31, 2022.

•
Shanghai Fleetguard Filter Co, Ltd. (SFG) is a joint venture with our partner, Dongfeng Electronic Technology Co. Ltd., that manufactures and distributes various filter and filter spare parts, and operates three manufacturing facilities throughout China. We have a 50% indirect ownership share during the three-year period ended December 31, 2022.

Cummins will lose control of us as a result of the transactions to implement this offering, the separation, and the split-off, which will cause a change in control under the governing documents of our joint venture in India (FFPL), resulting in the loss of rights to board representation. This would effectively result in the loss of the ability to prevent certain significant actions and may result in a reduction or elimination of dividends. See “Risk Factors — Risks Related to our Business Operations.”
Our joint venture facilities are as follows:
Manufacturing
China: Wuhan (206,000 square feet), owned
China: Shiyan (47,000 square feet), owned
India: Dharwad (157,000 square feet), owned
India: Hosur (90,000 square feet), owned
India: Jamshedpur (26,500 square feet), owned, (21,000 square feet), leased
India: Sitarganj (87,500 square feet), owned

India: Loni (173,000 square feet), leased
India: Wadki (63,000 square feet), leased
Manufacturing and technology
China: Shanghai (148,000 square feet), leased
India: Nandur (97,000 square feet), owned, (33,000 square feet), leased
Financial information about our investments in joint ventures and alliances is incorporated by reference from Note 5, “Investments in Equity Investees,” to our historical combined financial statements.
We will continue to evaluate joint venture and partnership opportunities in order to penetrate new markets, develop new products and generate manufacturing and operational efficiencies.
Regulatory Matters
We face extensive government regulation both within and outside the United States relating to the development, manufacture, marketing, sale and distribution of our products, including regulations relating to data privacy, trade compliance, anti-corruption and anti-bribery. These are not the only regulations that our businesses must comply with. For a description of risks related to the regulations that our businesses are subject to, please refer to the section entitled “Risks Related to Government Regulation.”
Legal Proceedings
We are, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to our business. Please refer to Note 13 to the combined financial statements appearing elsewhere in this prospectus for more information.

MANAGEMENT
Executive Officers
The following table sets forth information, as of the date of this prospectus, regarding the individuals whom we expect to serve as our executive officers immediately prior to the completion of this offering, followed by a biography of each executive officer.
Name	Age	Position
Steph Disher	47	Chief Executive Officer
Jack Kienzler	37	Chief Financial Officer
Mark Osowick	56	Chief Human Resources Officer
Toni Y. Hickey	50	Chief Legal Officer and Corporate Secretary
Charles Masters	51	Vice President, Engine Products
Steph Disher currently serves as our Chief Executive Officer. Ms. Disher previously served as Vice President of Cummins Filtration Inc. Prior to that role, Ms. Disher served in various leadership roles since joining Cummins in 2013, including as Operations Director and Managing Director for Cummins in the South Pacific region. Ms. Disher holds a bachelor’s degree in Commerce from the University of Western Sydney and a Master of Business Administration from the University of Melbourne.
Jack Kienzler currently serves as our Chief Financial Officer. Mr. Kienzler previously oversaw the financial activities of Cummins Filtration Inc. as its Chief Financial Officer. Mr. Kienzler served in various leadership roles since joining Cummins in 2014. Mr. Kienzler holds a Bachelor of Science in Finance and Accounting from Indiana University and a Master of Business Administration from the Indiana University Kelley School of Business.
Mark Osowick currently serves as our Chief Human Resources Officer. Mr. Osowick previously oversaw the human resources operational activities of Cummins Filtration Inc. as its Vice President, Human Resources. Prior to that role, Mr. Osowick served in various senior human resources leadership positions during his 30 year career with Cummins, including serving as Cummins Vice President of Human Resources Operations from 2014 – 2021 and as a member of the Cummins Leadership Team. Mr. Osowick holds a Master of Industrial and Labor Relations from Cornell University and a Bachelor of Arts in Economics from Franklin and Marshall College.
Toni Y. Hickey currently serves as our Chief Legal Officer and Corporate Secretary. Ms. Hickey previously served as General Counsel of Cummins Filtration Inc., after serving as Deputy General Counsel and Chief Intellectual Property Counsel for Cummins from May 2015 to August 2021. Ms. Hickey has a Bachelor of Science in Finance and Accounting from the University of Colorado — Boulder, and a Juris Doctorate from Southern Methodist University School of Law.
Charles Masters currently serves as our Vice President, Engine Products and previously served as Executive Director of Global Sales and Marketing of Cummins Filtration Inc. Prior to that role, Mr. Masters served in various leadership roles since joining Cummins in 2003, including as General Manager of Eaton Cummins Automated Transmission Technologies from 2018 to 2021 and as President of Cummins Western Canada from 2016 to 2018. Mr. Masters holds a Bachelor of Commerce from the University of Alberta and a Master of Business Administration from Harvard Business School.
Directors
The following table sets forth information, as of the date of this prospectus, regarding the individuals whom we expect to serve as directors immediately prior to the closing of this offering, followed by a biography of each such individual.

Name	Age	Term Expires	Position
Stephen Macadam	62	2025	Director and Non-Executive Chairman
Sharon Barner	65	2024	Director
R. Edwin Bennett	61	2025	Director
Cristina Burrola	49	2025	Director
Steph Disher	47	2026	Director
Gretchen Haggerty	67	2024	Director
Jane Leipold	61	2024	Director
Earl Newsome	60	2026	Director
Tony Satterthwaite	62	2026	Director
Mark Smith	54	2024	Director
Nathan Stoner	45	2026	Director
Stephen Macadam has served as our director since 2022 and became Non-Executive Chairman on July 15, 2022. Mr. Macadam served as Vice Chairman of EnPro Industries, Inc., a diversified manufacturer of industrial products, from August 2019 to February 2020. From April 2008 until his retirement in July 2019, he served as Chief Executive Officer and President of EnPro. From October 2005 to March 2008, he was Chief Executive Officer of BlueLinx Inc., the largest building products distribution company in North America at that time. From August 2001 to September 2005, he served as President and CEO of Consolidated Container Company, LLC. Prior to that position, Mr. Macadam held senior leadership positions at Georgia-Pacific Corporation and was a partner at McKinsey & Company. Mr. Macadam has served as a director of Louisiana-Pacific Corp. (NYSE: LPX) since February 2019, where he’s the chair of the compensation committee and a member of the governance and corporate responsibility committee, and Veritiv Corporation (NYSE: VRTV) since February 2020 and as Veritiv’s chairman of the board since September 2020. From 2016 until January 2023, Mr. Macadam served as a director of Valvoline Inc. (NYSE: VVV), where he was a member of the compensation committee and the governance and nominating committee. Previously, Mr. Macadam also served as a director of EnPro Industries (NYSE: NPO) from 2008 to February 2020. Mr. Macadam holds a Bachelor of Science in mechanical engineering from the University of Kentucky, a Master of Science in finance from Boston College and a Master of Business Administration from Harvard Business School, where he was a Baker Scholar.
We believe that Mr. Macadam’s significant experience and knowledge in the areas of executive leadership, international operations, mergers and acquisitions, business re-orientation, industrial products manufacturing, product distribution and procurement, and finance and accounting provide him with the qualifications and skills to serve as a director on our Board. He also brings significant experience gained from service on the board of directors of other publicly-traded companies.
Sharon Barner has served as our director since 2022. Ms. Barner is currently Vice President, Chief Administrative Officer and Corporate Secretary of Cummins. She previously served as Vice President, General Counsel and Corporate Secretary of Cummins from 2012 to March 2021. Prior to joining Cummins, from 2009 to 2011, Ms. Barner served as Deputy Under Secretary of Commerce for Intellectual Property and Deputy Director of the United States Patent and Trademark Office, where she was responsible for patent and trademark operations. Ms. Barner spent the majority of her career in private practice, having led the global intellectual property divisions of a global law firm. Ms. Barner holds a Bachelor of Science in Psychology from Syracuse University and a Juris Doctorate from the University of Michigan School of Law.
We believe that Ms. Barner’s extensive knowledge of our industry and business as well as her experience in the legal industry, and experience serving on another publicly listed company board, provide her with the qualifications and skills to serve as a member of our Board.
R. Edwin Bennett has served as our director since 2022. Mr. Bennett retired from Ernst & Young (“EY”) in September 2021 after a 38-year career as a professional services partner and senior business leader. Mr. Bennett served in many senior leadership roles at EY, most recently as the Vice Chair — Operations and Chief Operating Officer from 2015 through 2021. Prior to that role, Mr. Bennett served as EY’s Deputy Vice Chair and Chief Operating Officer — Consulting Services. Mr. Bennett serves as a strategic advisor to ServiceNow and is a member of its Americas Advisory Council, which is focused on enhancing customer experiences, driving business value and accelerating transformation. Mr. Bennett earned his Bachelor of Science in accounting from the University of Georgia and is a Certified Public Accountant. Mr. Bennett also completed the Executive Leadership Program at the Kellogg School of Management and the Global Executive Leadership Program at Harvard Business School.
We believe that Mr. Bennett’s track record of successfully leading global operations of one of the world’s largest consulting organizations, his deep accounting and cyber acumen and experience advising other public companies  qualify him to serve as a member of our Board.
Cristina Burrola has served as our director since 2022. Ms. Burrola is currently Vice President —  Latin America Area Business Office (ABO) of Cummins. She previously served as Supply Chain Executive Director for the Latin America ABO, where she managed a regional organization of more than 6,000 employees across 16 countries. Prior to this, Ms. Burrola served as Corporate Strategy Director for Cummins’ mergers and acquisitions group, where she led the full integration of Cummins in four acquisitions worth $1.2 billion of sales in the Distribution Business. In addition, Ms. Burrola served as Global Engineering Services Director and Global Cost Reduction Director for the Atmus business. Ms. Burrola earned her Master of Business Administration from the Kellogg School of Management at Northwestern University in 2010 and holds a Master of Science in Engineering from Tecnologico de Monterrey and a Bachelor of Science in Electronics and Industrial Engineering from Tecnologico de Chihuahua in Mexico.
We believe that Ms. Burrola’s extensive global business experience and knowledge of our industry provide her with the qualifications and skills to serve as a member of our Board.
Steph Disher has served as our director since 2022. Ms. Disher’s biography is set forth under the section entitled ‘‘Executive Officers.’’
We believe that Ms. Disher’s extensive knowledge of our industry and business as well as her leadership experience provide her with the qualifications and skills to serve as a member of our Board.
Gretchen Haggerty has served as our director since 2022. Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, and its predecessor, USX Corporation, which, in addition to steel production, also managed and supervised energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U.S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U.S. Steel Corporation and USX Corporation, beginning in November 1991 when she became Vice President and Treasurer. Ms. Haggerty has served as a director of Teleflex Incorporated (NYSE: TFX), a global provider of medical technology products, since 2016 and currently serves as a member of the audit committee. Ms. Haggerty has also served as a director of Johnson Controls International plc, since March 2018, where she serves as chair of the audit committee. She is a former director of USG Corporation, a leading manufacturer of building materials. Ms. Haggerty earned her Bachelor of Science in Accounting from Case Western Reserve University and her Juris Doctorate from Duquesne University School of Law.
We believe that Ms. Haggerty’s decades of senior leadership experience, deep financial acumen as a Chief Financial Officer, experience serving on the board of directors of multiple international companies, significant knowledge of the global marketplace gained from her business experience and background and experience leading global teams qualify her to serve as a member of our Board.
Jane Leipold has served as our director since 2022. Ms. Leipold is an accomplished global business executive and consultant, with a variety of experiences in engineering, operations and human resources. With over twenty years of human resources leadership experience, Ms. Leipold started a consulting business, JAL Executive HR Consulting, LLC, in 2017, where she provides a wide breadth of executive

HR consulting services on an interim or project basis. From 2006 through 2016, Ms. Leipold served as Senior Vice President & Chief Human Resources Officer for TE Connectivity, a publicly traded manufacturer of connectors and sensors. Previously, she was Vice President of HR at Tyco Electronics, in addition to other roles in the human resources department. Ms. Leipold holds a Bachelor of Science in Quantitative Business Analysis and a Master of Business Administration from Pennsylvania State University. In 2013, Ms. Leipold was recognized for her outstanding professional accomplishments and named an Alumni Fellow, the highest award given by the Penn State Alumni Association.
We believe that Ms. Leipold’s extensive global human resources experience and knowledge of our industry provide her with the qualifications and skills to serve as a member of our Board.
Earl Newsome has served as our director since 2022. Mr. Newsome is Vice President and Chief Information Officer of Cummins. Mr. Newsome joined Cummins after five years at Linde, leading the organization as the Americas IT CIO. Mr. Newsome is a skilled strategic leader with over 30 years of global IT leadership experience and a strong vision for leading IT and digital transformations for global companies. Mr. Newsome began his career serving in the U.S. Army after graduating from the United States Military Academy in West Point, New York, with a bachelor’s degree in Computer Science. Following his military service, Mr. Newsome has dedicated his career to leading IT development and initiatives across several industries, including his time as Vice President of Global Shared Services and Chief Technology Officer at The Estée Lauder Companies Inc. Mr. Newsome also led IT transformations and digital innovation for core business growth at TE Connectivity as the Corporate Chief Information Officer and Vice President, Digital.
We believe that Mr. Newsome’s extensive knowledge of IT and cybersecurity, global business experience and knowledge of our industry, and experience serving on another publicly listed company board, provide him with the qualifications and skills to serve as a member of our Board.
Tony Satterthwaite has served as our director since 2022. Mr. Satterthwaite has been the Senior Vice President of Cummins since August 2022. Mr. Satterthwaite has held leadership positions within Cummins since 1988, including as President of Power Generation, President of the Distribution Business and most recently as Senior Vice President of Cummins. He has served as a director of IDEX Corporation (NYSE: IEX) since 2011, where he is a member of the compensation committee and the nominating and corporate governance committee. Mr. Satterthwaite holds a Bachelor of Science in Civil Engineering from Cornell University and a Master of Business Administration from Stanford University.
We believe that Mr. Satterthwaite’s extensive knowledge of our industry and business as well as his leadership experience, and experience serving on another publicly listed company board, provide him with the qualifications and skills to serve as a member of our Board.
Mark Smith has served as our director since 2022. Mr. Smith has been the Vice President and Chief Financial Officer of Cummins since 2019. He previously served in a variety of finance and business strategy roles within Cummins beginning in 1995, including Vice President, Financial Operations and Vice President, Investor Relations. Mr. Smith holds a Bachelor of Arts in Economics from the University of Kent and a Master of Business Administration from the Kellogg School of Management at Northwestern University.
We believe that Mr. Smith’s extensive knowledge of our industry and business as well as his experience as Chief Financial Officer of a publicy traded company, and broad experience in corporate finance provide him with the qualifications and skills to serve as a member of our Board.
Nathan Stoner has served as our director since 2022. Mr. Stoner is Vice President — China Area Business Officer of Cummins, with regional responsibility across Cummins’ business portfolio in China — including Engine, Components, Power Systems, Distribution, and New Power business units. Prior to his current role, Mr. Stoner served as General Manager of Engine Joint Ventures & Partnerships, General Manager of Power Systems China, Executive Director of Global Corporate Development and the Partnership Director of Dongfeng Motors at Cummins. Prior to working at Cummins, Mr. Stoner worked in a variety of entrepreneurial, general management, and User Experience design (i.e. UX/UI designer) roles. He was the founder and General Manager of Sino Universal Ltd., a design and manufacturing firm located in China, setting up and overseeing all aspects of the company’s production business and facilities. He currently serves on the Board of Directors of ten joint venture companies and is also the Chairman of the Board of Trustees for Education for Ethiopia, an EdTech not-for-profit organization. Mr. Stoner received his bachelor’s degrees in Architecture and Mechanical Engineering from Yale University and his Master of Business Administration from Yale School of Management.
We believe that Mr. Stoner’s extensive business experience and knowledge of corporate strategy, including global operations and markets, provide him with the qualifications and skills to serve as a member of our Board.
Board of Directors
The board of directors exercises oversight over our business and affairs. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors shall be fixed by resolution of our board of directors from time to time. Currently, our board of directors comprises eleven directors.
Director Independence and Controlled Company Exemption
We intend to avail ourselves of the “controlled company” exemption under the corporate governance rules of the NYSE. Accordingly, we will not be required to have a majority of “independent directors” on our board of directors as defined under the rules of the NYSE, nor will we be required to have a talent management and compensation committee and corporate governance and nominating committee composed entirely of independent directors. The “controlled company” exemption does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the NYSE, which require that our audit committee be composed of at least three members, one of whom will be independent upon the listing of our common stock, a majority of whom will be independent within 90 days of listing, and all of whom will be independent within one year of listing. The audit committee is currently majority independent.
At such time that we cease to be a “controlled company” under the rules of the NYSE, our board of directors will take all action necessary to comply with the NYSE corporate governance rules, including appointing a majority of independent directors to the board of directors and establishing certain committees composed entirely of independent directors, in each case subject to permitted “phase-in” periods.
Our board of directors has determined that R. Edwin Bennett, Gretchen Haggerty, Jane Leipold and Stephen Macadam are independent directors under the applicable rules of the NYSE. The board of directors will assess on a regular basis, and at least annually, the independence of our directors and, based on the recommendation of the governance and nominating committee, will make a determination as to which members are independent.
Board Composition
Our directors are divided into three classes serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders to effect a change in a majority of the members of our board of directors.
Sharon Barner, Gretchen Haggerty, Jane Leipold and Mark Smith currently serve as Class I directors and will serve until our annual meeting of stockholders in 2024. R. Edwin Bennett, Cristina Burrola, and Stephen Macadam currently serve as Class II directors and will serve until our annual meeting of stockholders in 2025. Steph Disher, Earl Newsome, Tony Satterthwaite, and Nathan Stoner currently serve as Class III directors and will serve until our annual meeting of stockholders in 2026.
Until the split-off (if pursued), Cummins may designate individuals for nomination to our board of directors up to a majority of the members of our board of directors, and Cummins may designate the chairperson of our board of directors. As long as Cummins owns shares of our common stock representing, in the aggregate, at least ten percent (10%) of the total voting power of the then outstanding shares of our common stock, Cummins may designate for nomination by our board of directors (or any nominating committee thereof) for election to our board of directors up to a proportionate number of designated individuals to our board of directors. From and after the split-off (if pursued), our board of directors may not include more than one director that concurrently serves on the Cummins board of directors or is also a member of Cummins’ senior management team, and such director may represent no more than a minority share of the overall composition of either the Cummins board of directors or our board of directors.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Our corporate governance principles describe in detail how our board of directors must conduct its oversight responsibilities in representing and protecting our company’s stakeholders. As stated in the principles, our board of directors has the freedom to decide who our chair and chief executive officer should be based solely on what it believes is in the best interests of our company and its stockholders. Currently, our board of directors believes it is in the best interests of our company for the roles of our chair and chief executive officer to be separate. The board of directors has elected Stephen Macadam to be the Non-Executive Chairman of the board.
Our board of directors evaluates its policy on whether the roles of our chairperson and chief executive officer should be combined on an annual basis. In doing so, our board of directors considers the skills, experiences and qualifications of our then-serving directors (including any newly-elected directors), the evolving needs of our company, how well our leadership structure is functioning, and the views of our stockholders.
Board Committees
Our board of directors has a standing audit committee, talent management and compensation committee and nominating and governance committee. Members serve on these committees until their resignations or until otherwise determined by our board of directors. Each committee operates under a charter.
The committee charters are described below and will be available on our website upon completion of this offering.
Audit Committee.   The primary purposes of our audit committee are to assist our board of directors’ oversight of:
•
the integrity of our financial statements and any other financial information which will be provided to the stockholders and others;

•
hiring, monitoring and replacing our independent auditor;

•
the independent auditor’s qualifications and independence;

•
the systems of internal control and disclosure controls which management has established;

•
the performance of internal and independent audit functions; and

•
our compliance with legal and regulatory requirements.

The members of the audit committee are R. Edwin Bennett, Gretchen Haggerty and Mark Smith. Gretchen Haggerty currently serves as chair of the audit committee. Gretchen Haggerty qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K. Our board of directors has affirmatively determined that Gretchen Haggerty and R. Edwin Bennett meet the definition of an “independent director” for the purposes of serving on the audit committee under applicable NYSE rules and Rule 10A-3 under the Exchange Act. We intend to comply with these independence requirements for all members of the audit committee within the time periods specified under SEC rules. The audit committee is governed by a charter that complies with the rules of the NYSE.

Talent Management and Compensation Committee (the “TMCC”).   The primary purposes of our TMCC will be to assist our board of directors in overseeing our management compensation policies and practices, including:
•
determining and approving the compensation of our executive officers, including our CEO;

•
oversight of our compensation plans, including by reviewing and approving incentive compensation and equity compensation policies and programs;

•
review and oversight of the company’s strategies for talent management; and

•
assessing talent management policies, programs and processes, including leadership, culture, diversity and inclusion and succession.

The members of the TMCC are Sharon Barner, Jane Leipold, Stephen Macadam and Tony Satterthwaite. Jane Leipold currently serves as chair. Our board of directors has affirmatively determined that each of Jane Leipold and Stephen Macadam qualify as a “non-employee director” under Rule 16b-3 of the Exchange Act.
We intend to avail ourselves of the “controlled company” exemption under the rules of the NYSE, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors. The TMCC is governed by a charter that complies with the rules of the NYSE.
Governance and Nominating Committee.   The primary purposes of our governance and nominating committee will be to assist our board of directors by:
•
identifying qualified individuals to become a member of the board of directors;

•
determining the composition of the board of directors and its committees;

•
assessing the annual performance of our CEO;

•
monitoring a process to assess effectiveness of the board of directors; and

•
developing and implementing our corporate governance principles.

The members of the governance and nominating committee are Sharon Barner, R. Edwin Bennett, Cristina Burrola, Gretchen Haggerty, Jane Leipold, Stephen Macadam, Earl Newsome, Tony Satterthwaite, Mark Smith and Nathan Stoner. Stephen Macadam currently serves as chair of the governance and nominating committee. Our board of directors has affirmatively determined that each of R. Edwin Bennett, Gretchen Haggerty, Jane Leipold and Stephen Macadam qualify as “independent” under the rules of the NYSE. We intend to avail ourselves of the “controlled company” exemption under the rules of the NYSE, which exempts us from the requirement that we have a governance and nominating committee composed entirely of independent directors. The governance and nominating committee is governed by a charter that complies with the rules of the NYSE.
Risk Oversight
Our board of directors and its committees are currently involved on an ongoing basis in the oversight of our material enterprise-related risks and, in the future, will have oversight of our risk management processes. We have established an enterprise risk management program that is intended to identify, categorize and analyze the relative severity and likelihood of the various types of material enterprise-related risks to which we are or may be subject. It is anticipated that we will establish an executive risk council to review and update our material enterprise-related risks and their mitigation plans. We assign ownership of our most significant enterprise risks to a member of our leadership team. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board of directors to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk.
Our board of directors, audit committee, TMCC, and/or governance and nominating committee receive periodic reports and information directly from our senior leaders who have functional responsibility over our enterprise risks. Our board of directors and/or its appropriate committees then review such information, including management’s proposed mitigation strategies and plans, to monitor our progress on mitigating the risks.
Board Diversity
One of our core values is ‘be inclusive.’ In evaluating candidates for our board of directors, our governance and nominating committee considers only potential directors who share this value, as well as our other core values. We believe that directors with different backgrounds and experiences make our boardroom and our company stronger. Although our board of directors does not have a formal written diversity policy with respect to the evaluation of director candidates, in its evaluation of director candidates, our governance and nominating committee will consider factors including, without limitation, issues of character, integrity, judgment, potential conflicts of interest, other commitments, and diversity, and with respect to diversity, such factors as gender, race, ethnicity, experience, and area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the board of directors. Additionally, as reflected in our corporate governance principles, we are committed to equal employment opportunities in assembling our board of directors. Our governance and nominating committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. We believe our board of directors has been effective in assembling a highly-qualified, diverse group of directors, consisting of five female directors and four ethnically diverse directors. We will continue to identify opportunities to enhance our board diversity as we consider future candidates.
Limitations on Liability, Indemnification of Directors and Officers and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties as directors or officers, as applicable, and our amended and restated certificate of incorporation include such an exculpation provision. Our amended and restated certificate of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s duty of care. The provisions will not alter the liability of directors or officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against us or any of our directors, officers or employees for which indemnification is sought.
Code of Business Conduct
Our code of business conduct is applicable to all of our directors, and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). A copy of the code will be available on our website located at Atmus.com upon completion of this offering. Any amendments to or waivers from our code of business conduct will be disclosed on our website promptly following the date of such amendment or waiver.

Corporate Governance Principles
Our corporate governance principles, adopted by our board of directors in accordance with the corporate governance rules of the NYSE, serve as a flexible framework within which our board of directors and its committees will operate. These principles cover a number of areas, including the role of the board of directors, board composition, director independence, director selection, qualification and election, director compensation, executive sessions, key board responsibilities, CEO evaluation, succession planning, risk management, board leadership and operations, conflicts of interest, annual board assessments, board committees, director orientation and continuing education, board agenda, materials, information and presentations, director access to management and independent advisers and board communication with stockholders and others. A copy of our corporate governance principles will be available on our website upon completion of this offering.
Compensation Committee Interlocks and Insider Participation
We do not have any interlocking relationships between any member of our talent management and compensation committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the federal securities laws.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Immediately prior to this offering, we will be a wholly-owned subsidiary of Cummins. For purposes of this prospectus, our executive officers whose compensation is discussed in this Compensation Discussion and Analysis and to whom we refer as our Named Executive Officers, or “NEOs,” are:
•
Steph Disher, Chief Executive Officer and a member of our Board of Directors

•
Jack Kienzler, Chief Financial Officer

•
Mark Osowick, Chief Human Resources Officer

•
Toni Y. Hickey, Chief Legal Officer and Corporate Secretary

•
Charles Masters, Vice President, Engine Products

Decisions regarding past compensation of our NEOs have been made by their managers and according to compensation governance processes within Cummins.
This Compensation Discussion and Analysis reviews Cummins’ 2022 compensation programs, objectives and design framework, the process for determining 2022 compensation for our NEOs and how our future compensation programs, objectives and design framework are expected to operate within the new company. Although this Compensation Discussion and Analysis focuses on 2022 as the most recently completed fiscal year, as required by the SEC’s regulations, it also discusses 2023 compensation decisions for our NEOs to the extent material to an understanding of our executive compensation philosophy and programs.
The Talent Management and Compensation Committee of Cummins’ Board of Directors is responsible for determining and approving the compensation of Cummins’ executive officers and accordingly, it approved the 2022 compensation for Steph Disher and Mark Osowick, both of whom are Cummins executive officers. The 2022 compensation for our other NEOs was determined and approved by Cummins management. Our Board of Directors has formed its own TMCC and it will be responsible for our compensation programs, objectives and framework following the completion of this offering.
Cummins’ Practice
Cummins’ long-term success depends on its ability to attract, motivate, focus, and retain highly talented individuals committed to Cummins’ vision, strategy and corporate culture. To that end, Cummins’ executive compensation program is designed to link executives’ pay to their individual performance, to Cummins’ annual and long-term performance and to the successful execution of Cummins’ business strategies. Cummins’ salary levels and incentive targets are intended to recognize individual performance and market pay levels. The Cummins’ compensation philosophy rewards executives for achieving financial objectives and building long-term value for shareholders and other stakeholders.
Going Forward
The design of our compensation programs that will be in effect immediately following the completion of this offering has been approved by our TMCC. The new programs for Atmus have been designed to support the specific needs of our company. These programs, therefore, differ from Cummins’ programs in certain respects.
Compensation Elements to Support Pay for Performance Philosophy
The Cummins’ compensation program is designed to support its pay-for-performance philosophy, which aligned the interests of executives with the interests of shareholders and other stakeholders. The key elements of its executive compensation program in 2022 were:

Compensation Element	Form of Payment	Performance Metrics	Rationale
Base salary	Cash	Individual Performance	Market-based to attract and retain skilled executives. Designed to recognize scope of responsibility, individual performance and experience.
Annual bonus	Cash	Return on Average Net Assets (ROANA) equal to EBITDA divided by average net assets for the 5 quarters preceding the fiscal year	Rewards operational performance. ROANA balances growth, profitability and asset management.
Long-term incentive compensation	Performance shares (70%) and Performance cash (30%)	Return on Invested Capital (ROIC), weighted at 80% and Cumulative EBITDA, weighted at 20% over a three-year period	ROIC and EBITDA provide an incentive for profitable growth and generally tend to correlate well with shareholder value.
Cummins believes the compensation of its leaders should be based on Cummins’ overall financial performance and a significant portion of their pay should be incentive-based and therefore at risk.
Going Forward
Following this offering, the key elements of our executive compensation program will continue to be salary, an annual bonus program, and long-term incentive compensation. However, we expect our incentive programs to differ from those of Cummins in certain respects. Our annual bonuses for 2023 will be earned based 100% on our EBITDA performance (rather than ROANA for Cummins), and our long-term incentive compensation program for 2023 will be composed of 70% performance stock units (PSUs) and 30% restricted stock units (RSUs) (rather than performance shares and performance cash for Cummins). We have adopted PSUs granted in 2023 that will be earned based 50% on our cumulative 3-year EBITDA and 50% on our 3-year average ROIC.
Target Executive Compensation Aligned with the Market
Cummins’ TMCC reviews its executive compensation levels and programs on a regular basis. For pay levels, it generally targets the median of the market for total direct compensation and for each component of total direct compensation, including salary, annual bonus target values, and long-term incentive target values. Cummins considers target compensation to be market competitive if it is within +/- 10% of the median level indicated by the benchmarking data.
For making 2022 pay decisions, Cummins’ primary compensation benchmarking sources were manufacturing companies in the Aon Hewitt Total Compensation Management Executive Survey and the Mercer Benchmark Database Survey. Cummins also considered data from its Custom Peer Group (described below) regarding pay levels for the CEO and pay program design, dilution and performance. Cummins believes this approach provides an appropriate representation of the market, and using multiple sources dampens the impact of fluctuations in market data over time.
Cummins’ Custom Peer Group, identified in 2021 for making 2022 pay decisions, was made up of the 15 public companies listed below. All companies fell into at least one of the following categories: (i) customers with a strong presence in one or more of Cummins’ major markets; (ii) companies that compete directly or indirectly with one or more of Cummins’ businesses; (iii) key suppliers of related products; and (iv) diversified industrial companies that compete for investor capital within the industrial market.

The Custom Peer Group companies are also similar to Cummins in size and investor profile and compete with Cummins for customers and talent.
Borg Warner Incorporated (BWA)	Caterpillar Inc. (CAT)	Mercedes-Benz Group AG (BMG)(1)	Deere & Company (DE)
Donaldson Company Inc. (DCI)	Eaton Corporation plc (ETN)	Emerson Electric Co. (EMR)	Fortive Corporation (FTV)
Honeywell International Inc. (HON)	Illinois Tool Works Inc. (ITW)	PACCAR Inc. (PCAR)	Parker-Hannifin Corporation (PH)
Textron Inc. (TXT)	Volvo AB (VLVLY)	W.W. Grainger, Inc. (GWW)

(1)
Mercedes-Benz subsequently split into two companies: Daimler Truck Holding AG and Mercedes-Benz Group AG.

Going Forward
Cummins’ TMCC, with assistance from its outside independent compensation consultant Farient Advisors (“Farient”), adopted an Atmus peer group to help inform decision-making with respect to our executive compensation program and ensure that such program supports our recruitment and retention needs and is fair and efficient. Cummins’ TMCC selected companies for inclusion in this peer group considering (1) companies that trade on the major U.S. stock exchanges; (2) companies with an industrial focus; (3) companies with annual revenues of between $400 million and $4 billion; (4) companies with similar global sales exposure; and (5) companies with a similar customer type mix. Our compensation peer group going forward is initially comprised of the following companies:
A.O. Smith Corporation (AOS)	Chart Industries, Inc. (GTLS)	CIRCOR International, Inc. (CIR)	Donaldson Company Inc. (DCI)
Enerflex Ltd. (EFXT)	EnPro Industries, Inc. (NPO)	ESCO Technologies Inc. (ESE)	Evoqua Water Technologies Corp. (AQUA)
Flowserve Corporation (FLS)	Franklin Electric Co., Inc. (FELE)	Gates Industrial Corporation plc (GTES)	Graco Inc. (GGG)
IDEX Corporation (IEX) Watts Water Technologies, Inc. (WTS)	Meritor, Inc.(1)	Pentair plc (PNR)	SPX Technologies, Inc. (SPX)

(1)
Meritor, Inc. was acquired by Cummins in 2022 and, accordingly, will not be included going forward.

Following the completion of this offering, our TMCC will review the Atmus peer group on a periodic basis and determine whether changes are appropriate based on its view of the competitive environment in which we operate.
How Performance Measures and Goals Are Determined
Cummins’ TMCC regularly reviews all elements of Cummins’ executive compensation program and makes changes as it deems appropriate. Each review includes general comparisons against market data and analysis prepared by Farient, including information on market practices in the following areas: (i) pay strategy and positioning; (ii) annual bonus plan design, including performance measures and goals and plan leverage; (iii) long-term incentive plan strategy and design, including the mix of elements, as well as performance measures and goals and plan leverage; (iv) stock ownership guidelines; (v) executive perquisites, including personal use of company aircraft; and (vi) executive benefits and protection policies, including severance practices for officers, supplemental retirement plans, deferred compensation plans and change-in-control arrangements.
Cummins’ TMCC establishes performance measures and goals each year for the annual and long-term incentive plans that are designed to help achieve its business strategy and objectives.

Cummins’ TMCC also benchmarks against the historical performance of the Cummins’ Custom Peer Group and considers whether Cummins’ goals are sufficiently demanding relative to its peers. Additionally, Cummins’ TMCC solicits Farient’s assessment regarding the degree of difficulty associated with the incentive plan performance targets relative to both external analyst expectations for performance and peer performance expectations. Cummins’ TMCC believes this process leads to appropriate performance targets and incentive awards that reflect the creation of shareholder value.
Cummins’ TMCC has the discretion to adjust performance results that reflect significant transactions (such as acquisitions, divestitures or newly-formed joint ventures) or other unusual items (such as pension plan contributions above required levels, restructuring or significant tax legislation) if such events were not anticipated at the time performance targets were initially established.
Going Forward
Cummins’ TMCC adopted an Atmus-exclusive performance metric and goal range for the 2023 Annual Bonus program for our participants based on actual achievement this year against our EBITDA goal as our sole performance measure, which would continue to apply for the full year upon the completion of this offering. EBITDA was selected as the metric because it is believed to be a significant driver of the value of our business, appropriately balances growth and profitability, and is well-understood by plan participants.
Further, upon completion of this offering, Cummins’ TMCC will freeze the payout factors for our participants both under the Cummins’ 2021-2023 and 2022-2024 long-term incentive compensation plan cycles based on Cummins’ actual achievement of its ROIC and EBITDA goals from the beginning of the respective plan cycle to the time of the completion of this offering. Our TMCC intends to adopt two new long-term incentive stub cycles, running from the completion of this offering to the end of 2023 and 2024, respectively. Both of the new long-term incentive stub cycles are expected to consist of PSUs, weighted 70%, and RSUs, weighted 30%, although the TMCC may elect instead to award 100% RSUs for the stub cycle corresponding to Cummins’ 2021-2023 long-term incentive compensation plan cycle. The performance measure used for the stub cycle PSUs is expected to be our Cumulative EBITDA. Atmus’s TMCC expects to use Cumulative EBITDA because it is believed to be a significant driver of value, appropriately balancing growth and profitability, and is well-understood by those participating in our long-term incentive plan. Atmus’s TMCC intends to approve the goal ranges associated with this measure for both the 2021-2023 stub cycle, to the extent PSUs are used, and the 2022-2024 stub cycle.
Compensation Programs
Cummins’ executive compensation program consists of three principal elements: salary, annual bonus, and long-term incentive compensation. Together, these elements constitute total direct compensation.
Salary
Cummins targets salary, on average, at the median of the market for similar executive positions. Some officers’ salaries may vary from the median due to factors such as experience, tenure, potential, performance and internal equity. The 2022 salaries of our NEOs were initially determined by their managers, using their prior year’s salary as the initial basis of consideration and taking into account personal performance in the prior year. The Cummins TMCC approved the salary for Steph Disher and Mark Osowick who are executive officers of Cummins, also considering the market value of their roles.
Going Forward
Atmus’s TMCC has approved new 2023 annual base salaries for our NEOs in their new roles at Atmus. These salaries will become effective upon the completion of the offering. These salaries are within a competitive range for public industrial companies of our size. Mr. Kienzler, Ms. Hickey and Mr. Masters received supplemental payments for 2022 representing a portion of the difference between their salaries as in effect during 2022 and their anticipated higher salaries in connection with this offering. The payments were made to recognize the executives’ enhanced scope of responsibilities and contributions during the latter part of 2022.
Our NEOs’ salaries for 2022 and their expected salaries following the completion of the offering are indicated below:
	Annual Salary
Officer	2022	Upon Offering
Steph Disher	$500,000	$800,000
Jack Kienzler	$300,000	$480,000
Mark Osowick	$370,000	$370,000
Toni Y. Hickey	$338,541	$416,000
Charles Masters	$320,159	$417,000
Annual Bonus
Cummins’ annual bonus for 2022 was designed to link participants’ pay to its annual financial performance. The payout for each participant, including our NEOs, was calculated using the following formula: annual bonus was equal to each NEO’s salary and other eligible earnings multiplied by each NEO’s target annual bonus award as a percentage of salary multiplied by a corporate payout factor. Target awards as a percentage of salary are set such that performance at the target goal level would generate an annual bonus aligned with the median range of the market. The “payout factor” is determined based on Cummins’ actual financial performance against its annual goals. Cummins used a similar design for its 2023 annual bonuses.
Going Forward
Atmus’s TMCC has approved new target bonus opportunities for our NEOs in their new roles at Atmus upon the completion of the offering. These target bonus opportunities are within a competitive range for public industrial companies of Atmus’s size.
The table below indicates our NEOs’ target bonus as a percentage of salary for 2022 and following the completion of the offering:
	Target Bonus as % of Salary
Officer	2022	Upon Offering
Steph Disher	60%	100%
Jack Kienzler	30%	60%
Mark Osowick	50%	50%
Toni Y. Hickey	30%	50%
Charles Masters	30%	50%
2022 Annual Bonus Performance Measure
Cummins’ ROANA was the sole performance measure for Cummins’ 2022 annual bonus plan because Cummins believes that ROANA appropriately balances growth, profitability and the management of Cummins’ assets, all of which combine to drive share value.
Cummins’ ROANA for compensation purposes equals earnings before interest, taxes, depreciation, and amortization (or EBITDA), divided by average net assets, where average net assets is the average of the net assets ending in the five quarters preceding Cummins’ year. Net assets is derived from Cummins’ consolidated balance sheet and excludes debt and related financing accounts, deferred tax amounts, and certain pension and post-retirement liability accounts.

ROANA Performance Targets For 2022
Setting the target with the appropriate level of difficulty underscores the importance of achieving or exceeding Cummins’ annual operating plan (AOP) performance commitment. This approach requires increasingly difficult targets during economic upturns and realistic goals during cyclical downturns. Cummins’ TMCC seeks to set a challenging yet realistic goal, incorporating previous performance as well as the forecasted opportunities and economic conditions in Cummins’ markets. The 2022 ROANA goals were set with this philosophy in mind.
Cummins’ target ROANA increased from 25.56% in 2021 to 32.35% in 2022. This increase was due to the AOP projections for 2022. Target ROANA was established by Cummins’ TMCC after reviewing the AOP and considering input from Farient.
Cummins’ target ROANA (a 100% payout factor) was the amount required to achieve Cummins’ AOP. As shown below, the possible payout factors for 2022 ranged from 10% for threshold performance (70% of target ROANA) to a maximum of 200% for superior performance (115% of target ROANA or better).The payout factor changed in increments of 10% for results that fell between threshold and target, or between target and maximum.
	Cummins ROANA Goal	Goal as % of Target	Payout as % of Target(1)
>Maximum	37.20%	115%	200%
Target	32.35%	100%	100%
Threshold	22.65%	70%	10%
<Threshold	<22.65%	<70%	0%
EBITDA at target: $4.130 billion

(1)
Interpolate for performance between discrete points, rounded to the nearest 10% increment

The actual bonus amounts payable to our NEOs for 2022 are set forth in the “2022 Summary Compensation Table”.
Long-Term Incentive Compensation
Form of Long-Term Incentive Awards For 2022
Cummins’ long-term incentive compensation program for 2022 consisted of performance shares and performance cash. The combination of these two long-term incentive vehicles supports Cummins’ pay-for-performance philosophy, provides appropriate incentives for participants to achieve financial targets, and provides strong linkage between the economic interests of participants, including our NEOs, and shareholders.
Target Grant Values
Cummins’ TMCC generally sets the target long-term incentive values for officers on average at the median of the market. Grant values are set using a market-based economic valuation methodology which converts the targeted value of the grants into a number of performance shares and a targeted dollar amount of performance cash. The number of performance shares granted is based on a three-month average daily trading day stock price in the final quarter of Cummins’ prior year to mitigate the impact of temporary stock price spikes or drops on the number of shares to be granted.

The target long-term incentive values for 2022 for our NEOs were as follows:
Officer	2022 Target Long-Term Incentive Value
Steph Disher	$350,000
Jack Kienzler	$50,000
Mark Osowick	$275,000
Toni Y. Hickey	$50,000
Charles Masters	$70,000
Performance Plan Measures
Since the 2019-2021 long-term performance cycle, Cummins has used two metrics for long-term performance shares and performance cash: ROIC, which has an 80% weighting, and EBITDA, which has a 20% weighting. Cummins’ TMCC reaffirmed these metrics were appropriate for the 2022-2024 award cycle as Cummins continued to focus on both growth and delivering strong returns on the capital it invests. Cummins’ TMCC believes that, together, these metrics generally tend to strongly correlate with total shareholder return.
ROIC and EBITDA Performance Targets for the 2020-2022 Award Cycle
For the 2020-2022 performance cycle, Cummins set a stable ROIC target of 15%, which represented a target that was both above the median of its peer group as well as a challenging goal across the 3-year performance period. Cummins endeavors to maintain a stable target as long as its strategy remains the same in delivering competitive long-term returns. Cummins also established a cumulative 3-year EBITDA goal that Cummins’ TMCC deemed to be challenging, yet realistic, and consistent with its long-term strategy and financial plans.
ROIC for compensation purposes equals: average earnings before interest expense and non-controlling interests after taxes for the 3-year performance period ÷ average invested capital for the 3-year performance period. EBITDA for compensation purposes equals cumulative earnings before interest expense, income taxes, non-controlling Interests, depreciation and amortization for the 3-year performance period.
The table below summarizes the ROIC and EBITDA targets for the 2020-2022 award cycle.
	ROIC Goal (80% Weighting)	ROIC Goal as% of Target	EBITDA Goal ($ million) (20% Weighting)		EBITDA Goal as % of Target	ROIC and EBITDA Payouts as % of Target(1)
>Maximum	19.50%	130%		$12,422	115%	200%
Target	15.00%	100%		$10,802	100%	100%
Threshold	10.50%	70%		$9,182	85%	10%
<Threshold(2)	10.50%	<70%	<$	9,182	<85%	0%

(1)
Interpolate for performance between discrete points

(2)
Plan does not require that both measures are above threshold for a payout to occur

2020-2022 Long-Term Performance Shares and Performance Cash Payouts
The 2020-2022 long-term performance cash payouts for our NEOs are set forth in the “Summary Compensation Table.”
Going Forward
Cummins’ stock options held by our employees, including our NEOs, at the time of the completion of this offering, will remain outstanding; unvested stock options will accelerate and vest. For the performance awards in the 2021-2023 and 2022-2024 award cycles, Cummins’ TMCC will freeze the pay-out factors mid-cycle for Atmus employees based on actual Cummins performance (ROIC and EBITDA) to date through the completion of this offering and prorate the awards. The prorated performance cash will be paid out at the normal time after the end of the original performance cycle. The prorated performance shares for the portion of the performance period prior to the completion of this offering will be converted to time-vesting RSUs relating to Atmus common stock that will vest at the completion of the original performance cycle. The remaining value of the long-term incentives will be converted into Atmus stub cycle plans as discussed above.
Cummins’ TMCC has approved the program with the objective of making sure it is effective with respect to retaining and motivating skilled executives and aligning the interests of management and our shareholders. The type of awards used for our program have been determined to be 70% PSUs and 30% RSUs. For a discussion of awards for stub cycles 2021-2023 and 2022-2024, see “— How Performance Measures and Goals are Determined — Going Forward.” Other than for those stub cycles, the performance stock units will have a three-year performance period. The restricted stock units will have three-year ratable vesting. The performance metrics for the performance stock units will be 50% Cumulative EBITDA and 50% ROIC. The shares awarded at threshold performance will be 10% of target shares and the shares awarded at maximum performance will be 200% of target shares.
The target long-term incentive values for our NEOs for 2023 are as follows:
Officer	2023 Target Long-Term Incentive Value
Steph Disher	$2,800,000
Jack Kienzler	$680,000
Mark Osowick	$275,000
Toni Y. Hickey	$350,000
Charles Masters	$350,000
Atmus expects to make one time “launch grants” in the form of RSUs to our leaders primarily at the director and above levels, following completion of this offering. Consistent with our compensation philosophy, the purpose of these grants will be to reinforce an ownership stake and retain critical leadership in our business. Specific grant amounts and provisions have not yet been approved or determined by our TMCC.
The Compensation Decision Process
Role of Cummins’ Chief Executive Officer
For other officers below the level of Cummins’ CEO, including our NEOs, Cummins’ CEO considers performance and makes individual recommendations to Cummins’ TMCC on salary, annual incentive targets, and long-term incentive targets. This review occurs annually at the February Cummins’ TMCC meeting, which is the first meeting of the year and provides the earliest opportunity to review and assess individual and corporate performance for the previous year.
Cummins’ TMCC evaluates each officer’s compensation relative to the market median for similar positions and considers internal equity and the experience, tenure, potential and performance of each officer and modifies and approves, as appropriate, these recommendations.
Role and Independence of Cummins’ Compensation Consultant
For 2022, Cummins’ TMCC engaged Farient as its independent compensation consultant to provide input and advice to Cummins’ TMCC. Farient also advises the Cummins’ TMCC on non- employee director compensation. Other than the services provided to Cummins’ TMCC, Farient does not provide any other services to Cummins. Cummins’ TMCC maintains a formal process to ensure the independence of any executive compensation advisor engaged by our TMCC, including consideration of all factors relevant to the advisor’s independence from management, including those factors specified by the NYSE listing rules. Cummins’ TMCC assessed the independence of Farient in light of those factors and concluded that Farient is an independent compensation advisor and that its work for our TMCC did not raise any conflict of interest.
Cummins’ TMCC oversees the work of the consultant and has final authority to hire or terminate any consultant. Our TMCC also annually reviews structural safeguards to assure the independence of the consultant.
Going Forward
Cummins’ TMCC engaged Farient to advise on our compensation programs while planning for this offering. In late 2022, our TMCC engaged Farient as its independent compensation consultant. We anticipate that, following the completion of this offering, the roles of Farient and our management in connection with the executive compensation process will be similar to Cummins’ approach.
Annual Compensation Risk Assessment
In 2022, Cummins’ TMCC conducted its annual risk assessment of Cummins’ compensation policies and practices. Cummins’ TMCC evaluated the levels of risk-taking encouraged by Cummins’ compensation arrangements to determine whether they were appropriate in the context of its strategic plan and annual budget, its compensation objectives, and Cummins’ overall risk profile. Cummins’ TMCC also reviewed the robust risk-mitigation features of Cummins’ compensation program, the most significant of which are outlined below.
Pay Mix	The three primary elements of Cummins’ executive compensation program are salary, annual bonus, and long-term incentive compensation. Cummins targets the median of the market for its total compensation package. This approach mitigates the need for executives to take significant risks to earn average competitive compensation and also ensures that the interests of Cummins’ executives are closely aligned with those of its shareholders.
Performance- Based Measurement	The performance goals set forth in Cummins’ annual bonus and long-term incentive plans are based upon budgeted levels that are reviewed and approved by Cummins’ TMCC. Cummins believes these goals are challenging yet attainable at their targeted levels without the need to take inappropriate risks, take actions that would violate the Cummins’ Code of Business Conduct, or make material changes to Cummins’ long-term business strategy or operations. Payouts under both incentive plans are capped at 200% of target to make it less likely that executives would pursue outsized short-term achievements at the expense of the long term.
Time Horizon	Cummins’ long-term incentive plan awards are based on a three-year performance period, which encourages employees to focus on the sustained growth of Cummins rather than seeking potentially unsustainable short-term gains.
Clawback Policy	Amounts paid to any officer under Cummins’ annual bonus or long-term incentive compensation plans are subject to recovery in accordance with the Cummins’ recoupment policy, as described below.
Other Risk Mitigators	Cummins pays incentive compensation only after its audited financial results are complete and Cummins’ TMCC has certified performance results and the associated incentive awards. Additionally, Cummins has stock ownership requirements for all officers that ensure the interests of Cummins’ leaders and shareholders are aligned. Cummins also prohibits officers from engaging in forms of hedging or monetization transactions involving the establishment of a short position in its securities and from entering into any arrangement that, directly or indirectly, involves the use of its securities as collateral for a loan.
Exclusion of Unusual Items	In measuring financial performance under Cummins’ annual short- and long-term bonus plans, Cummins’ TMCC has discretion to adjust performance results that reflect significant transactions or other unusual items if such events were not anticipated at the time performance targets were initially established. Cummins believes allowing these exclusions ensures its executives will focus on the merits of proposed transactions for Cummins rather than the effect a proposed action may have on incentive compensation.
As a result of its review, Cummins’ TMCC concluded that Cummins had a balanced executive compensation program for 2022 that did not drive excessive financial risk-taking. Cummins believes that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on Cummins.
Going Forward
We anticipate the risk assessment and mitigation approach we use for our compensation programs will initially be similar to Cummins. Following the completion of this offering, our TMCC will review the compensation program and design and may make changes to align them to our compensation philosophy and business needs, taking into account risk and risk mitigation strategies.
Benefits
Cummins’ officers, including our NEOs, participate in a full range of health, welfare and retirement benefits and are covered by the same plans as other exempt employees. Cummins targets its total benefit package to be at the median of the market.
In addition to these benefits, Cummins’ U.S. officers, which include our CEO and CHRO, participate in a supplemental life insurance and deferred income program that is designed to attract and retain key leadership talent in senior positions. This program provides additional life insurance equal to three times salary while the officer is an active employee, and supplemental retirement payments, which are offset by and coordinated with payments from Cummins’ regular retirement plans.
The supplemental retirement provision “tops up” the pension available from Cummins’ regular pension plans to provide a total benefit based on a percentage of the officer’s highest average consecutive 60-month salary and annual bonus received during the last 10 years of employment. The total replacement formula is 2% for each of the first 20 years and 1% for each of the next 10 years, with a maximum 50% total benefit for most participants. Our CEO and CHRO participate in the current Cummins supplemental retirement plan.
A majority of Cummins’ employees, including our NEOs, are eligible to participate in Cummins’ employee stock purchase plan. Under the employee stock purchase plan, each eligible employee may authorize the withholding of 1-15% of base pay each pay period to be used to purchase shares of Cummins’ common stock for the employee’s account on the open market. Cummins makes a matching contribution in cash in an amount sufficient to give employees a 15% discount on the purchase price of these shares.
Going Forward
Atmus’s TMCC is reviewing our retirement, savings and benefit programs and may make changes from programs that Cummins maintained immediately prior to the conclusion of this offering to align our programs with our strategic priorities.

Perquisites
Perquisites do not constitute a major element of Cummins’ executive compensation program.
Cummins’ officers, including our CEO and CHRO, are entitled to the services of a financial counselor for estate- and tax-planning advice and tax return preparation. Cummins pays the fees for these services, which are detailed in the Summary Compensation Table.
Cummins’ officers, including our CEO and CHRO, are eligible to use Cummins’ aircraft for reasonable personal use, following a prescribed approval process. Cummins’ TMCC reviews the level of usage annually. Cummins believes that allowing officers to use a Cummins-owned plane for limited personal use saves time and provides additional security for them, which ultimately benefits Cummins. In 2022, none of our NEOs made personal use of Cummins’ aircraft.
Executive physical examinations are available for all officers, which includes our CEO and CHRO. Cummins’ TMCC considers this practice to be good corporate governance and a direct benefit to Cummins’ shareholders.
Going Forward
Our TMCC will evaluate the use of perquisites as part of our overall compensation strategy and seek to provide a level of perquisites appropriate to our company. We will provide company-paid financial counseling services for estate- and tax-planning advice and tax return preparation, supplemental disability coverage, and executive physical examinations.
Executive Compensation Policies
Compensation Recoupment
Cummins’ incentive compensation awards are subject to its compensation recoupment, or “clawback” policy. This policy provides that, if any of its financial statements are required to be materially restated due to the fraudulent actions of any officer, Cummins’ TMCC may direct that Cummins recover all or a portion of any award or any past or future compensation other than salary from the responsible officer with respect to any year for which its financial results are adversely affected by such restatement.
Effective January 1, 2021, Cummins adopted a modified clawback policy under which Cummins is also authorized to recover incentive-based compensation erroneously awarded to an officer on the basis of a financial reporting measure that is subject to an accounting restatement. The modified clawback policy also authorizes Cummins to recover incentive compensation paid or awarded to an officer if the officer engages in certain types of misconduct specified in the policy and that misconduct has caused, or might reasonably be expected to cause, significant reputational or financial harm to Cummins.
Going Forward
We have adopted a formal clawback policy that will go into effect following this offering. The clawback policy is similar to Cummins’ policy. We expect to amend our policy in a timely manner to the extent necessary to ensure compliance with the final SEC and NYSE rules on clawbacks.
Post-Employment Compensation (other than in connection with a change in control)
Cummins does not have formal severance agreements with any of its NEOs or with any of our NEOs, and we do not anticipate entering into severance or employment agreements with any of our NEOs in connection with this offering. However, Cummins has a policy of paying severance under certain circumstances to officers and other employees whose employment is terminated, and certain of Cummins’ plans provide for other benefits upon certain change-in-control events and terminations of employment. These arrangements are described in detail under “Potential Payments Upon Termination or Change in Control.” The purposes of these benefits are to encourage our key executives to concentrate on taking actions that are in the best interests of our shareholders without regard to whether such actions may ultimately have an adverse impact on their job security, and to enable key executives to provide objective advice on any potential change in control without undue concern for their personal financial situations. Cummins’ TMCC periodically reviews and modifies these benefits to ensure they continue to meet these objectives.
Cummins’ severance policy provides the following benefits to our NEOs upon termination of employment without “cause”:
For Our Chief Executive Officer and Chief Human Resources Officer	For Our Other Named Executive Officers
• Severance equal to one year’s salary plus pro-rated annual bonus, calculated at the actual payout factor and paid at the normal time	• Severance equal to nine months’ salary plus pro-rated annual bonus, calculated at the actual payout factor and paid at the normal time
• Health Insurance and out placement services benefits paid during the continuation severance period	• Health Insurance and out placement services benefits paid during the continuation severance period
Going Forward
Atmus TMCC has adopted a tailored severance policy for implementation following the completion of this offering. This policy is designed to be consistent with prevailing market practice and good governance guidelines. The policy covers our leadership officers and will provide for the following benefits upon termination of employment without “cause.”
For Our Chief Executive Officer	For Other Leadership Officers, including NEOs

•
Severance equal to two years’ salary, paid monthly over two years, plus a pro-rated annual bonus for the year in which termination occurs, calculated at the actual payout factor and paid at the normal time

•
Severance equal to one year’s salary, paid monthly over one year, plus a pro-rated actual bonus for the year in which termination occurs, calculated at the actual payout factor and paid at the normal time

• Health insurance, outplacement service and financial counseling benefits paid during the continuation severance period	• Health insurance, outplacement service and financial counseling benefits paid during the continuation severance period
Unvested equity awards are treated in accordance with the governing plan documents and grant agreements. Under the current agreements, unvested equity awards are forfeited in the event of termination without “cause.”
Post-Employment Compensation (in connection with a change in control)
Cummins has a policy of paying severance under certain circumstances to officers whose employment is terminated in connection with a change in control. However, our other NEOs (except our CEO and our Chief Human Resources Officer) are not covered by this policy, except as otherwise provided in any specific share or bonus plan, so they may not receive any enhanced severance in connection with a change in control as compared to a non-change-in-control context.
Awards under Cummins’ long-term compensation plans provide for accelerated vesting upon a change in control only if the awards are not assumed or replaced or if the award holder’s employment is also terminated by Cummins (or the surviving entity) without cause or by the award holder with good reason within two years after the change in control.
The purposes of these benefits are to encourage Cummins’ key executives to concentrate on taking actions that are in the best interests of Cummins’ shareholders without regard to whether such actions may ultimately have an adverse impact on their job security, and to enable key executives to provide objective advice on any potential change in control without undue concern for their personal financial situations.

Under Cummins’ change in control compensation protection arrangements, benefits would be provided following a qualified change in control and termination without “cause” by Cummins or termination by the officer for “good reason” within two years of the change in control.
Upon the occurrence of both triggering events, the following benefits would be provided to our NEOs:
For Our Chief Executive Officer and our Chief Human Resources Officer	For Our Other NEOs

•
Severance equal to the sum of one year’s salary plus annual target bonus

•
Full vesting of unvested stock options

•
Payout of performance shares and performance cash at target level

•
Continuation for a one-year severance period of certain retirement benefits or an equivalent cash payment

•
Continuation for a one-year severance period of certain insurance benefits

•
Severance equal to the sum of nine months’ salary plus pro-rated annual bonus, calculated at the actual payout factor and paid at the normal time (assumes normal severance treatment)

•
Full vesting of unvested stock options

•
Payout of performance shares and performance cash at target level

The Cummins change-in-control compensation protection arrangements do not provide for tax gross- ups for excise taxes imposed under the “golden parachute” excise tax provisions of Code Sections 280G and 4999. Instead, the arrangements provide that, if excise taxes are imposed because of the “golden parachute” excise tax provisions of Code Sections 280G and 4999, change-in-control compensation protections will either be cut back to below the level that would trigger the imposition of the excise taxes, or paid in full and subjected to the excise taxes, whichever results in the better after-tax outcome to the affected person.
Going Forward
Cummins’ TMCC has adopted a tailored change in control severance policy for our implementation following the completion of this offering. This policy is designed to be consistent with prevailing market practice and good governance guidelines. Our change in control policy will cover our leadership officers and will provide for the following benefits upon termination of employment without “cause” or for “good reason” within the 60 days preceding, or the two years following, the change-in-control.
For Our Chief Executive Officer	For Our NEOs Other Than Our CEO
• Severance equal to three times the sum of annual salary plus the annual target bonus	• Severance equal to two times the sum of annual salary plus the annual target bonus
• Health insurance, outplacement service and financial counseling benefits	• Health insurance, outplacement service and financial counseling benefits
Unvested equity and performance cash awards would be treated in accordance with the governing plan documents and grant agreements. Under the current plan document, if the awards would not remain in effect following the change in control, then all unvested awards would become vested (at the target level of achievement, for performance awards) at the time of the change in control. If the awards do continue in effect after the change in control, then the awards would vest in full (at the target level of achievement, for performance awards) if the award holder is terminated without “cause” or for “good reason” within the two years following the change in control.
Like Cummins, we will not provide tax gross-ups for excise taxes imposed because of the “golden parachute” excise tax provisions of Code Sections 280G and 4999. Also like Cummins, we will instead provide that, if excise taxes are imposed because of the golden parachute excise tax provisions of Code Sections 280G and 4999, our change-in-control compensation will either be cut back to below the level that would trigger the imposition of the excise taxes, or paid in full and be subject to the excise taxes, whichever results in the better after-tax outcome to the affected person.

Confidentiality and Non-Compete Agreements
Each of Cummins’ officers, including our CEO, has signed an agreement not to disclose Cummins’ confidential information or to accept employment with certain competitors during, and for 12 months after, the time the officer is employed by Cummins.
Employment Transition and Release Agreement with Mark Osowick
On August 26, 2022, Cummins and Atmus entered into an employment transition and release agreement with Mark Osowick (the “employment agreement”). A summary of the material terms of this agreement is set forth below and is qualified in its entirety by reference to the text of the employment agreement, filed herewith. Mr. Osowick is currently a Cummins employee serving as Atmus’s Chief Human Resources Officer.
Pursuant to the employment agreement and upon the completion of this offering, Mr. Osowick will retire from Cummins and will immediately begin serving as Atmus’s Chief Human Resources Officer to assist with the transition until the appointment of a longer-term Chief Human Resources Officer. His employment will be on an at-will basis for an initial six-month term, with an option to extend for an additional six months. Mr. Osowick is entitled to the following compensation:
•
a salary at an annual rate of $370,000;

•
a variable compensation bonus based on his salary provided that the Chief Executive Officer, in her sole discretion, determines that Mr. Osowick is meeting performance expectations, applying a target equal to the target applied to Mr. Osowick’s 2022 Cummins Variable Compensation targets, pro-rated; and

•
a cash replacement bonus based on an assumed target value of grants that Mr. Osowick may have received in 2023 had he been eligible, pro-rated for any partial year of service or expected retirement date.

Pursuant to the employment agreement, in consideration for Mr. Osowick’s changing retirement plans, Atmus will also pay Mr. Osowick:
•
a lump sum cash bonus to account for the difference between the value of compensation Mr. Osowick is expected to realize from his performance shares and performance cash awards related to Cummins’ 2020 – 2022, 2021 – 2023, and 2022 – 2024 grant cycles, and the value he would have been expected to realize from such grants had he retired from Cummins in June 2023; and

•
a lump sum cash bonus to account for (1) the difference in the present value of Cummins’ Supplemental Life Insurance and Deferred Income Plan (“SERP”) annuity payments that Mr. Osowick would have received had he retired from Cummins in June 2023, compared to the present value of SERP annuity payments that he will receive upon his separation from service, and (2) the pro rata portion of a target grant level for 2023 of $275,000 and any launch grant, assuming a separation from service in 2023.

In connection with the execution of the employment agreement, Mr. Osowick also accepted and executed a release agreement.
Stock Ownership Requirements
Cummins’ TMCC believes Cummins’ officers should own a significant amount of Cummins’ stock to further link their economic interests to those of Cummins’ shareholders. Our CEO, as an officer of Cummins, is required to own a number of shares of Cummins’ common stock having a total value equal to one times her salary.
An officer’s direct and indirect ownership of Cummins’ common stock counts toward the ownership requirements whereas unexercised stock options and unearned performance shares do not.

Because Cummins’ stock value may vary, ownership requirements are expressed as a set number of shares for defined salary bands. The number of required shares is reviewed annually and established by Cummins’ TMCC based on an average stock price over a three-year period.
Cummins’ officers have five years from the date of initial appointment to meet their ownership requirement. An officer whose salary increases to a new band (and higher stock ownership requirement) has three years from the date of the increase to achieve the higher level. Subject to limited exceptions, officers may not sell any shares until they reach their stock ownership guideline, and then they may only sell Cummins’ shares to the extent their stock ownership would not drop below their required level.
Going Forward
Atmus TMCC has adopted ownership guidelines for our officers that will be implemented upon the completion of this offering. These guidelines are:
Position	Required Value of Company Stock Ownership
Chief Executive Officer	5 times salary
Chief Financial Officer	3 times salary
Chief Human Resources Officer	2 times salary
Chief Legal Officer & Corporate Secretary	2 times salary
VP Engine Products and VP Supply Chain	2 times salary
Shares counting toward the guideline will include shares owned outright, regardless of how they are acquired, plus 50% of the value of unvested RSUs. Those subject to a guideline will be required to hold the after-tax value of shares earned through our compensation programs until the guidelines are met. Compliance with the guidelines will be evaluated using the current stock price at the time of evaluation multiplied by the number of shares held, divided by the executive’s salary at the time of the evaluation.
Pledging and Hedging Policy
Cummins maintains a policy under which its officers and directors are prohibited from engaging in forms of hedging or monetization transactions involving the establishment of a short position in Cummins’ common stock, such as zero-cost collars and forward sale contracts. They are also prohibited from entering into any arrangement that, directly or indirectly, involves the pledge of Cummins’ securities or other use of Cummins’ securities as collateral for a loan. Cummins’ anti-pledging and anti-hedging policy does not apply to employees who are not officers or directors.
Going Forward
Cummins’ TMCC has adopted the same pledging and hedging polices for Atmus. These policies will be implemented following the completion of this offering. Following the completion of this offering, our TMCC is expected to review and evaluate these policies periodically.

2022 Summary Compensation Table
The Summary Compensation Table and notes show all compensation paid to or earned by our NEOs for 2022 under Cummins’ compensation programs and plans. Following the completion of this offering, our NEOs will receive compensation and benefits under our compensation programs and plans.
Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Steph Disher........................... Chief Executive Officer	2022	$392,045	$—	$195,012	—	$189,894	$—	$129,942	$906,893
Jack Kienzler ......................... Chief Financial Officer	2022	$272,541	$63,750	$27,260	—	$86,039	$—	$33,077	$482,667
Mark Osowick......................... Chief Human Resources Officer	2022	$370,000	$—	$153,562	—	$231,200	$—	$20,821	$775,583
Toni Y. Hickey........................ Chief Legal Officer and Corporate Secretary	2022	$332,031	$50,610	$27,260	—	$93,104	$—	$30,680	$533,685
Charles Masters..................... Vice President, Engine Products	2022	$311,098	$30,350	$39,981	—	$96,904	$—	$11,885	$490,218

(1)
Jack Kienzler, Toni Hickey and Charles Masters received supplemental payments from August 1 through December 31, 2022 totaling $63,750, $25,610 and $30,350, respectively, representing a portion of the difference between their salaries as in effect as of August 1, 2022 and their anticipated higher salaries in connection with this offering. The payments were made to recognize the executives’ enhanced scope of responsibilities and contributions during the latter part of 2022. These supplemental payments are included as eligible earnings for computing the 2022 annual bonuses paid in March 2023. Toni Hickey also received a one-time bonus of $25,000 in recognition of her leadership in Cummins diversity initiatives.

(2)
The Stock Awards column represents the fair value on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to as ASC Topic 718, for stock awards, which were made pursuant to the Cummins 2012 Omnibus Incentive Plan, based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The values shown relate entirely to performance shares for each of the NEOs. Performance shares are earned based on Cummins’ financial performance over a three-year period, and the shares earned are not restricted after the performance period. The maximum values of the 2022 awards at the grant date assuming the highest level of performance conditions are attained are as follows: Steph Disher — $390,024; Jack Kienzler — $54,519; Mark Osowick — $307,124 Toni Hickey — $54,519; Charles Masters — $79,961.

(3)
As described above under the heading “Long-Term Incentive Compensation,” for Cummins’ 2022 long-term incentive program, the TMCC eliminated stock options from the pay mix and weighted performance shares 70% and performance cash 30%. Accordingly, no stock option awards were granted to our NEOs in 2022.

(4)
Cummins’ annual bonuses are performance based, not discretionary, and are therefore included as Non-Equity Incentive Plan Compensation. The amounts shown in this column for 2022 consist of (i) payments that were made in March 2023 under the Annual Bonus Plan for 2022 performance and (ii) payments for the performance cash component of Cummins’ long term incentive compensation program that were made in March 2023 based on Cummins’ 2020-2022 performance. The payments for each Named Executive Officer from these sources were:

Name of Officer	Annual Bonus Plan	Performance Cash	Total
Steph Disher	$164,694	$25,200	$189,894
Jack Kienzler	$68,039	$18,000	$86,039
Mark Osowick	$129,500	$101,700	$231,200
Toni Y. Hickey	$75,104	$18,000	$93,104
Charles Masters	$71,704	$25,200	$96,904

(5)
The 2022 aggregate changes in the actuarial present value of each NEO’s pension plans and the above market earnings on non-qualified deferred compensation are as follows:

	Steph Disher	Jack Kienzler	Mark Osowick	Toni Y. Hickey	Charles Masters
Cummins Pension Plan A (Qualified)	$16,780	$(21,455)	$(9,960)	$(18,773)	$(39,591)
Cummins Excess Benefit Plan (Non-qualified)	$17,211	$1,618	$7,551	$(3,385)	$3,982
Supplemental Life Insurance and Deferred Income Program (Non-qualified)	$(86,031)	$—	$(1,062,462)	$—	$—
Sub-total	$(52,040)	$(19,837)	$(1,064,871)	$(22,158)	$(35,609)
Above-market earnings on non-qualified deferred compensation	$—	$—	$—	$—	$—
TOTAL	$(52,040)	$(19,837)	$(1,064,871)	$(22,158)	$(35,609)
The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column and in the table immediately above reflect our NEOs’ years of credited service under Cummins’ pension plans. “Above market” is defined as the amount of earnings that exceeded 120% of the applicable federal long term rate. The present value of the benefits depends in part on the interest rate used to discount the future benefits under the pension plan to their present value.
(6)
The amounts in this column represent the cost of all other compensation provided to the NEOs as set forth in the following tables:

2022 All Other Compensation Table
Name of Officer	Company Contributions under the Retirement and Savings Plan	Expat Allowance(1)	Other(2)	Total
Steph Disher	$11,175	$57,106	$61,661	$129,942
Jack Kienzler	$11,175	—	$21,902	$33,077
Mark Osowick	$11,175	—	$9,646	$20,821
Toni Y. Hickey	$11,175	—	$19,505	$30,680
Charles Masters	$11,175	—	$710	$11,885

(1)
The amounts disclosed in this column consist of expatriate allowances and related expenses and benefits provided for our NEOs who attain expatriate status by relocating outside of their home country, which include the following:

Name of Officer	Host Country Housing Expenses	Dependent Education Allowance	Lump Sum Transition Allowance	Localization/ Preview Trip	Other(a)	Total
Steph Disher	$—	$—	$12,324	$24,741	$20,041	$57,106

(a)
The amounts disclosed in this column include host country transportation costs, family allowance, home country household goods storage costs, home leave airfare costs, tax payment/preparation costs, other expenses, VAT/ GST, administrative fees, goods and services cost differential and miscellaneous relocation allowance.

The amounts above reflect payments made in 2022 with respect to Steph Disher’s expatriate status, which ended in 2021.
(2)
The amounts disclosed in this column represent the costs of financial counseling, tax assistance, life insurance, relocation and other cash allowances provided as a benefit to the NEOs.

Grants of Plan-Based Awards for Fiscal 2022
Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares or Units (#)	Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (#)	Grant Date Fair Value of Stock and Option Awards (#)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steph Disher...........	N/A	N/A (1)	$23,523	$235,227	$470,455
	N/A	N/A(2)	$10,500	$105,000	$210,000
	4/4/22	2/3/22(3)				77	770	1,540				$139,932
	7/1/22	7/15/22(4)				31	305	610				$55,080
Jack Kienzler...........	N/A	N/A (1)	$7,722	$77,220	$154,440
	N/A	N/A(2)	$1,500	$15,000	$30,000
	4/4/22	2/3/22(3)				15	150	300				$27,260
	10/3/22(5)	N/A(5)							25	—	—	$5,240
Mark Osowick.........	N/A	N/A(1)	$18,500	$185,000	$370,000
	N/A	N/A(2)	$8,300	$83,000	$166,000
	4/4/22	2/3/22(3)				85	845	1,690				$153,562
Toni Y. Hickey.........	N/A	N/A(1)	$9,961	$99,609	$199,218
	N/A	N/A(2)	$1,500	$15,000	$30,000
	4/4/22	2/3/22(3)				15	150	300				$27,260
	10/3/22(5)	N/A(5)							25	—	—	$5,240
Charles Masters......	N/A	N/A(1)	$9,333	$93,329	$186,659
	N/A	N/A(2)	$2,100	$21,000	$42,000
	4/4/22	2/3/22(3)				22	220	440				$39,981
	10/3/22(5)	N/A(5)							25	—	—	$5,240

(1)
NEOs participate in Cummins’ annual bonus plan, as described in the Compensation Discussion and Analysis. The payout is calculated based on a formula approved by the Cummins’ TMCC annually. Each participant is assigned a participation rate as a percent of salary. For purposes of this plan, Cummins’ performance is measured by ROANA as defined by the annual plan. The annual bonus is calculated as follows:

(annual bonus) equals (annual base salary paid for calendar year) times (participation percentage assigned to each NEO) times (payout factor).
The payout factor could range from zero to 2.0, in increments of 0.1.
(2)
In 2022 Cummins made target performance cash awards, expressed as dollar amounts, as part of the Cummins’ long term incentive compensation program under its 2012 Omnibus Incentive Plan. A multiple of the target award is earned based on Cummins’ 2022-2024 performance for Return on Invested Capital (ROIC), weighted at 80%, and EBITDA, weighted at 20%. The amount earned and paid under the three-year target award can range from zero to 200% of the target award amount. The target award will be earned if Cummins’ ROIC and EBITDA levels for 2022-2024 are equal to the targeted ROIC and EBITDA levels established for that period as described in the Compensation Discussion and Analysis. The threshold payment (10% of the target award) will be earned if Cummins’ ROIC is 70% of the targeted ROIC for the period and EBITDA is 85% of the targeted EBITDA for the period. The maximum payment (200% of the target award) will be earned if Cummins’ ROIC is 30% above the targeted ROIC for the period and EBITDA is 15% above the targeted EBITDA for the period. To the extent earned, payments will be made in March 2025. In addition, for Steph Disher, the information includes the off-cycle grant of performance shares in connection with her promotion under substantially the same terms and conditions summarized above.

(3)
In 2022, Cummins made target awards of performance shares under its 2012 Omnibus Incentive Plan. The awards are expressed as a target number of shares of Cummins’ common stock. Shares are earned based on Cummins’ ROIC and EBITDA performance during 2022-2024, based on the same measures as established for the target performance cash awards. The number of shares earned can range from zero to 200% of the target award number of shares. The target award number of shares will be earned if Cummins’ ROIC and EBITDA for 2022-2024 are equal to the targeted ROIC and EBITDA levels established for the period as described in the Compensation Discussion and Analysis. Dividends are payable only at the conclusion of the performance period on the shares that become earned.

(4)
Off-cycle grant of performance shares in connection with promotion of Steph Disher under substantially the same terms and conditions summarized in note 2 above.

(5)
Off-cycle grant of restricted share units in connection with a Cummins broad-based retention award offered to employees in select job grades (excluding Cummins officers) with restricted share units ratably vesting on the first, second, and third anniversary of grant date.

Outstanding Equity Awards at 2022 Fiscal Year-End
	OUTSTANDING EQUITY AWARDS AT 2022 YEAR-END
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(4)
Steph Disher....................................		750(1)	$142.12	4/6/2030			2,025	$490,637
	860(2)		$163.43	4/4/2029
	610(5)		$160.10	4/3/2028
Jack Kienzler....................................		530(1)	$142.12	4/6/2030			420	$101,762
					25(12)	$6,057(4)
Mark Osowick...................................		2,930(1)	$142.12	4/6/2030			2,330	$564,536
	3,390(2)		$163.43	4/4/2029
	2,390(5)		$160.10	4/3/2028
	3,125(6)		$149.72	4/3/2027
	4,360(7)		$109.09	4/4/2026
	2,010(8)		$136.82	4/2/2025
Toni Y. Hickey..................................		530(1)	$142.12	4/6/2030			420	$101,762
					25(12)	$6,057
Charles Masters...............................		750(1)	$142.12	4/6/2030			600	$145,374
	860(2)		$163.43	4/4/2029
	610(5)		$160.10	4/3/2028
	815(6)		$149.72	4/3/2027
	1,550(7)		$109.09	4/4/2026
	720(8)		$136.82	4/2/2025
	100 (10)		$134.96	2/10/2025
	350 (11)		$149.34	4/2/2024
					25(12)	$6,057

(1)
These stock options were granted on April 6, 2020 and will vest and become exercisable with respect to all of the underlying shares of Cummins’ common stock on the third anniversary of the grant date, or upon the recipient’s earlier retirement, death, or disability, so long as the recipient is continuously employed by us or a subsidiary until such a date or event.

(2)
These stock options were granted on April 4, 2019 and will vest and become exercisable with respect to all of the underlying shares of Cummins’ common stock on the third anniversary of the grant date, or upon the recipient’s earlier retirement, death, or disability, so long as the recipient is continuously employed by us or a subsidiary until such a date or event.

(3)
Target awards of performance shares were granted in April 2020, April 2021 (and an off cycle award in November 2021 for Steph Disher), and April 2022 (and an off cycle award in July 2022 for Steph Disher) to be earned in a multiple ranging from zero to two times the target awards, based on Cummins’ performance during 2020-2022, 2021-2023 and 2022-2024, respectively. The performance period of the April 2020 grant ended December 31, 2022 and the shares earned from the April 2020 grant will be awarded in March 2023. The performance shares earned from the April 2021 grant will be awarded in March 2024, and the performance shares earned from the April 2022 grant will be awarded in March 2025. The number of shares outstanding represents the target number of performance shares granted in 2020, 2021 and 2022.

(4)
The price per share used to calculate the market value was $242.29, the unadjusted closing price of Cummins’ common stock on the NYSE on December 30, 2022, the last trading day of the year.

(5)
These stock options were granted on April 3, 2018 and vested and became exercisable with respect to all of the underlying shares of Cummins’ common stock on the third anniversary of the grant date.

(6)
These stock options were granted on April 3, 2017 and vested and became exercisable with respect to all of the underlying shares of Cummins’ common stock on the third anniversary of the grant date.

(7)
These stock options were granted on April 4, 2016 and vested and became exercisable with respect to all of the underlying shares of Cummins’ common stock on the third anniversary of the grant date.

(8)
These stock options were granted on April 2, 2015 and vested and became exercisable with respect to all of the underlying shares of Cummins’ common stock on the third anniversary of the grant date.

(9)
These stock options were granted on July 16, 2014 and vested and became exercisable with respect to all of the underlying shares of Cummins’ common stock on the third anniversary of the grant date.

(10)
These stock options were granted on February 10, 2014 and were fully vested upon grant.

(11)
These stock options were granted on April 2, 2014 and vested and became exercisable with respect to all of the underlying shares of Cummins’ Common Stock on the third anniversary of the grant date.

(12)
These restricted share units were granted on October 3, 2022 as part of a Cummins broad-based retention grant for employees in select job grades (excluding Cummins officers) and will ratably vest on the first, second, and third anniversary of grant.

Option Exercises and Stock Vested During Fiscal 2022
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Steph Disher	—	—	171	$33,528
Jack Kienzler	370	$28,419	72	$14,117
Mark Osowick	2,270	$182,013	670	$131,367
Toni Y. Hickey	1,290	$114,087	171	$33,528
Charles Masters	385	$49,111	171	$33,528

(1)
Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)
Represents the value of exercised options calculated by multiplying (i) the number of shares of Cummins’ common stock to which the exercise of the option related, by (ii) the difference between the per share unadjusted closing price of Cummins’ common stock on the NYSE on the date of exercise and the exercise price of the options.

(3)
Target awards of performance shares were granted in April 2019 to be earned in a multiple ranging from zero to two times the target award, based on Cummins’ performance during 2019-2021. These performance shares were earned and became vested on March 1, 2022. The number of shares disclosed represents the gross number of shares acquired upon vesting without taking into account any shares that may be withheld to cover applicable tax obligations.

(4)
The value realized on vesting for the performance shares was calculated using the unadjusted closing price of Cummins’ common stock on March 1, 2022 ($196.07).

Pension Benefits for 2022
		Credited Accumulated During Last
Name	Plan Name	Number of Years Service (#)	Present Value of ($)	Payments Fiscal Year ($)
Steph Disher	Cummins Pension Plan (Qualified)	9	$18,116	$—
	Excess Benefit Retirement Plan (Non-qualified)	9	$17,211	$—
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	9	$356,083	$—
Jack Kienzler	Cummins Pension Plan (Qualified)	9	$76,831	$—
	Excess Benefit Retirement Plan (Non-qualified)	9	$1,618	$—
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	9	$—	$—
Mark Osowick	Cummins Pension Plan (Qualified)	29	$538,664	$—
	Excess Benefit Retirement Plan (Non-qualified)	29	$142,417	$—
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	29	$2,651,121	$—
Toni Y. Hickey	Cummins Pension Plan (Qualified)	10	$143,463	$—
	Excess Benefit Retirement Plan (Non-qualified)	10	$45,445	$—
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	10	$—	$—
Charles Masters	Cummins Pension Plan (Qualified)	19	$235,954	$—
	Excess Benefit Retirement Plan (Non-qualified)	19	$13,457	$—
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	19	$—	$—

2022 Nonqualified Deferred Compensation
None of our NEOs have participated in any non-qualified deferred compensation plans prior to December 31, 2022.
Potential Payments Upon Termination or Change of Control as of 2022 Year-End
The following table sets forth the payments that would have been paid to our NEOs in the event their employment was terminated on December 31, 2022, in connection with a change of control:
Payments	Steph Disher	Jack Kienzler	Mark Osowick	Toni Y. Hickey	Charles Masters
Severance(1)	$800,000	$293,039	$555,000	$329,010	$311,823
Unvested Stock Option Spread(2)	$75,128	$53,090	$293,498	$53,090	$75,128
Unvested Performance Cash(3)	$208,000	$50,000	$279,000	$50,000	$70,000
Unvested Performance Shares(4)	$490,637	$101,762	$564,536	$101,762	$145,374
Unvested Restricted Shares(5)	$—	$6,057	$—	$6,057	$6,057
Retirement Benefit Payment(6)	$356,083	$—	$2,651,121	$—	$—
Welfare Benefit Values(7)	$13,046	$9,785	$13,046	$9,785	$9,785
Financial Advisory and 401(k) Benefit(8)	$24,260	$11,175	$24,260	$11,175	$11,175
Reduction due to Best Net of Taxes Provision(9)	$—	$—	$—	$—	$—
Aggregate Payments	$1,967,154	$524,908	$4,380,461	$560,879	$629,342

(1)
For Steph Disher and Mark Osowick, severance payment is equal to one times their annual base salary at the time of the termination, plus one annual bonus payments at a 1.0 payout factor. For the other NEOs, regardless of whether the termination is in connection with a change in control, severance amounts are equal to 9 months of base salary plus a pro-rated annual bonus, calculated at the actual payout factor and paid at the normal time under the program. For purposes of this table, the actual bonus amounts received for 2022 was combined with 9 months of base salary as of December 31, 2022.

(2)
Total value of unvested stock options that would become vested upon a change in control, assuming a Cummins share price of $242.29 and a change in control date of December 31, 2022.

(3)
Payouts of all of the performance cash awards for the 2020-2022, 2021-2023, and 2022-2024 award cycles at the target level.

(4)
Payouts of all of the performance share awards for the 2020-2022. 2021-2023 and 2022-2024 award cycles at the target level assuming a $242.29 share price for all performance shares.

(5)
Payout of 25 restricted share units granted on October 3, 2022 that would become vested upon a change in control, assuming a Cummins share price of $242.29 and a change in control date of December 31, 2022.

(6)
Incremental actuarial value attributable to retirement for two years of additional service for Steph Disher and Mark Osowick. The other NEOs are not entitled to additional retirement benefits upon a change in control.

(7)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for one year for Steph Disher and 9 months for the other NEOs.

(8)
The calculation of the “Financial Advisory and 401(k) Benefit” is equal to one times the maximum annual financial advisory benefit, plus one times the annual Company Contribution under the Retirement and Savings Plan for Steph Disher and Mark Osowick.

(9)
The calculation of the “Reduction due to Best Net of Taxes Provision” is based upon a Code Section 280G excise tax rate of 20% and the highest marginal income tax rates for 2022. Furthermore, it was assumed that no value will be attributed to reasonable compensation. At the time of any change in control, a value may be so attributed, which would affect whether a reduction would be triggered and the amount of any such reduction.

The following table sets forth the payments that would have been paid to our NEOs in the event that their employment was terminated on December 31, 2022, otherwise than in connection with a change of control.
Payments	Steph Disher	Jack Kienzler	Mark Osowick	Toni Y. Hickey	Charles Masters
Severance(1)	$664,694	$293,039	$499,500	$329,010	$311,823

(1)
Under Cummins’ severance policies otherwise than in connection with a change in control, Steph Disher and Mark Osowick would receive one year’s base salary plus the pro-rated annual bonus, calculated at the actual payout factor and paid at the normal time under the program. For purposes of this table, the actual bonus amount received for 2022 was combined with their salary as of December 31, 2022. Under Cummins’ severance policies otherwise than in connection with a change in control, our other NEOs would receive 9 months of base salary plus the pro-rated annual bonus, calculated at the actual payout factor and paid at the normal time. For purposes of this table, the actual bonus amounts received for 2022 was combined with the 9 months of base salary as of December 31, 2022.

Equity Compensation Plan
2022 Omnibus Incentive Plan
In connection with this offering, our board of directors and our stockholder have adopted the Atmus Filtration Technologies Inc. 2022 Omnibus Incentive Plan (the “Plan”). The following is a summary of certain terms and conditions of the Plan. This summary is qualified in its entirety by reference to the Plan attached as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the full Plan.
Administration and Eligibility for Participation
The Plan will be administered by the compensation committee (the “Compensation Committee”) of our board of directors (our “Board”), the Board or another committee (we refer to the applicable committee or the Board, as the case may be, as the “administrator”). The administrator may designate any of the following as a participant under the Plan to the extent consistent with its authority: any of our or our affiliates’ officers or other employees or individuals engaged to become such an officer or employee, consultants who provide services to us or our affiliates and our non-employee directors. The selection of participants will be based upon the administrator’s opinion that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success.
The administrator has full discretionary authority to administer the Plan, including but not limited to the authority to: (1) interpret the provisions of the Plan; (2) prescribe, amend and rescind rules and regulations relating to the Plan; (3) correct any defect, supply any omission, or reconcile any inconsistency in any award or award agreement in the manner and to the extent it deems desirable to carry this Plan into effect; and (4) make all other determinations necessary or advisable for the administration of the Plan. All administrator determinations will be made in the sole discretion of the administrator and are final and binding on all interested parties.
Our Board may delegate some or all of its authority under the Plan to a committee of the board, and the Compensation Committee may delegate some or all of its authority under the Plan to a sub-committee or one or more of our officers, subject in each case to limitations specified in the Plan.
Types of Awards
Awards under the Plan may consist of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, shares of our common stock (our “Common Stock”), dividend equivalent units, incentive cash awards or other awards based on our Common Stock. The administrator may grant any type of award to any participant it selects, but only our and our subsidiaries’ employees may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or (subject to the Plan’s prohibitions on repricing) in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates). We are also authorized to issue replacement awards (“Replacement Awards”) to current employees of ours or one of our affiliates as of the date immediately preceding the consummation of this offering who holds an awards under the Cummins Inc. 2012 Omnibus Incentive Plan as of a date immediately prior to the consummation of this offering (“Cummins Participants”) in connection with the adjustment and replacement of certain equity-based awards previously granted by Cummins. Notwithstanding any other provision of the Plan to the contrary, the number of shares to be subject to a Replacement Award and the other terms and conditions of each Replacement Award will be determined by the administrator, all in accordance with the terms of the employee matters agreement.

Shares Reserved under the Plan
An aggregate of nine percent (9%) of the outstanding shares of our Common Stock immediately following the consummation of this offering will be reserved for issuance under the Plan. All of such shares may be issued pursuant to the exercise of incentive stock options.
The number of shares reserved for issuance under the Plan is reduced by the maximum number of shares, if any, that may be payable under an award as determined on the date of the grant of the award. An award that may be settled only in cash will not reduce the share reserved under the Plan.
In general, if (i) an award granted under the Plan lapses, expires, terminates or is cancelled without the issuance of shares, or the payment of other compensation with respect to shares covered by, the award (whether due currently or on a deferred basis); (ii) it is determined during or at the conclusion of the term of an award granted under the Plan that all or some portion of the shares with respect to which the award was granted will not be issuable, or that other compensation with respect to shares covered by the award will not be payable on the basis that the conditions for such issuance will not be satisfied; (iii) shares are forfeited under an award; or (iv) shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares, then in each and every case such shares will again be available for issuance under the Plan. However, in no event shall the following shares be recredited to the Plan’s reserve: (1) shares purchased by us using proceeds from option exercises; (2) shares tendered or withheld in payment of the exercise price of an option or as a result of the net settlement of an outstanding stock appreciation right; or (3) shares tendered or withheld to satisfy federal, state or local tax withholding obligations.
The aggregate grant date fair value of equity-based awards granted to a non-employee director, when added to the cash fees earned by the non-employee director (without regard to any deferral elections), in any fiscal year will not exceed $750,000.
Options and Stock Appreciation Rights
Options
The administrator has the authority to grant stock options and to determine all terms and conditions of each stock option. A stock option gives the participant the right to purchase shares of our Common Stock at a fixed price, called the “option price,” after the vesting conditions of the option are met and prior to the date the option expires or terminates. The administrator fixes the option price per share of Common Stock, which may not be less than the fair market value of the Common Stock on the date of grant. Fair market value is defined as the last sales price of a share of our Common Stock for the date in question, or if no sales of our Common Stock occur on such date, on the last preceding date on which there was such a sale. The administrator determines the expiration date of each option, but the expiration date cannot be later than 10 years after the grant date. Options are exercisable at such times and are subject to such restrictions and conditions as the administrator deems necessary or advisable. The stock option exercise price is payable to us in full upon exercise.
The specific terms and conditions of a participant’s option will be set forth in an award agreement delivered to the participant.
Stock Appreciation Rights
The administrator has the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash in an amount, and/or Common Stock with a fair market value, equal to the appreciation of the fair market value of a share of Common Stock (called the “grant price”) during a specified period of time. The Plan provides that the administrator determines all terms and conditions of each stock appreciation right, including, among other things: whether (i) the stock appreciation right is granted independently of a stock option or relates to a stock option; (ii) a grant price that is not less than the fair market value of the Common Stock subject to the stock appreciation right on the date of grant; (iii) a term that must be no later than 10 years after the date of grant; and (iv) whether the stock appreciation right will settle in cash, Common Stock or a combination of the two.

The specific terms and conditions of a participant’s stock appreciation right will be set forth in an award agreement delivered to the participant.
Repricing Prohibited
Neither the administrator nor any other person may (i) amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or stock appreciation rights; (ii) cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or (iii) cancel outstanding stock options or stock appreciation rights with an exercise price above the current per share price of the Common Stock in exchange for cash or other securities.
Backdating and Reload Prohibited
The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award or that provides a “reload” feature.
Performance and Stock Awards
The administrator has the authority to grant awards of restricted stock, restricted stock units, performance shares or performance units. Restricted stock means shares of Common Stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payout in shares equal to the fair market value of one share of Common Stock. Performance shares means the right to receive shares of Common Stock to the extent performance goals are achieved. Performance unit means the right to receive a payout in shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of Common Stock, to the extent performance goals are achieved.
The administrator determines all terms and conditions of these types of awards, including, among other things: (i) whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; (ii) whether the restrictions imposed on restricted stock or restricted stock units will lapse, and any portion of the performance goals subject to an award will be deemed achieved, upon a participant’s death, disability or retirement, or such other circumstances as the administrator may specify; (iii) the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the award is made; (iv) with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of Common Stock; and (v) with respect to restricted stock units and performance units, whether the awards settle in cash, in shares of Common Stock, or in a combination of the two and whether an award will include the right to receive dividends or dividend equivalents.
The specific terms and conditions of a participant’s award of restricted stock, restricted stock units, performance shares or performance units will be set forth in an award agreement delivered to the participant.
Incentive Awards
The administrator has the authority to grant annual and long-term incentive awards. An incentive award is the right to receive a cash payment to the extent that one or more performance goals are achieved. The administrator determines all terms and conditions of an annual or long-term incentive award, including the performance goals, performance period, the potential amount payable and the timing of payment. The administrator must require that payment of all or any portion of the amount subject to the incentive award is contingent on the achievement of one or more performance goals during the period the administrator specifies. The administrator may deem that performance goals subject to an award are achieved upon a participant’s death, disability or retirement, or such other circumstances as the administrator may specify. The performance period for an annual incentive award generally must relate to a period of one fiscal year (subject to exceptions for new-hire and promotion awards), and the performance period for a long-term incentive award generally must relate to a period of more than twelve months.
The specific terms and conditions of a participant’s incentive award will be set forth in an award agreement or another document delivered to the participant.
Dividends and Dividend Equivalent Units
Prohibitions.   In no event may dividends or dividend equivalents be awarded with respect to options, stock appreciation rights or any other stock-based award that is not a full-value award. Notwithstanding anything to the contrary in the Plan, and for the avoidance of doubt, the Plan expressly prohibits the payment of dividends or dividend equivalent units on unvested awards for all equity award types.
Dividends.   If cash dividends are paid while restricted stock is unvested, then such dividends will either, at the discretion of the administrator, be (1) automatically reinvested as additional shares of restricted stock that are subject to the same terms and conditions, including the risk of forfeiture, as the original grant of restricted stock, or (2) paid in cash at the same time and the same extent that the restricted stock vests. For clarity, in no event will dividends be distributed to a Participant unless, until and to the same extent as the underlying restricted stock vests.
Dividend Equivalent Units.   The administrator may grant dividend equivalent units only in tandem with restricted stock units, performance shares or performance share units (the value of which is measured in relation to a share). Dividend equivalent units will either, at the discretion of the administrator, be (1) accumulated and paid, in cash or shares in the administrator’s discretion, at the same time and to the same extent that the tandem award vests or is earned or (2) reinvested in additional units that are subject to the same terms and conditions (including vesting and forfeiture) as the tandem award. For clarity, in no event will a participant receive payment with respect to a dividend equivalent units unless, until and to the same extent as the tandem award vests and is paid.
The specific terms and conditions of a participant’s rights to dividends or dividend equivalent units will be set forth in an award agreement delivered to the participant.
Other Awards
The administrator has the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, either alone or in addition to or in conjunction with other awards, and payable in shares of Common Stock or cash. Such awards may include shares of unrestricted Common Stock, which may be awarded, without limitation (except as provided in the Plan), as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our Common Stock from us. The administrator determines all terms and conditions of the award, including the time or times at which such award is made and the number of shares of Common Stock to be granted pursuant to such award or to which such award relates. Any award that provides for purchase rights must be priced at 100% of the fair market value of our Common Stock on the date of the award.
The specific terms and conditions of a participant’s award will be set forth in an award agreement or another document delivered to the participant.
Transferability
Awards are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise an award or receive payment under an award after the participant’s death, to transfer an award to the former spouse of the participant as required by a domestic relations order incident to a divorce or to transfer an award for no consideration.

Adjustments to the Plan and Awards
If:
•
we are involved in a merger or other transaction in which our Common Stock is changed or exchanged;

•
we subdivide or combine our Common Stock or we declare a dividend payable in our Common Stock, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property;

•
we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of Common Stock at the time the dividend is declared, or we effect any other dividend or other distribution on our Common Stock in the form of cash, or a repurchase of shares of Common Stock, that our Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our Common Stock; or

•
any other event occurs, which, in the judgment of the administrator necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Plan;

•
then the administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Plan and subject to certain provisions of the Code, adjust the number and type of shares of Common Stock subject to the Plan and which may, after the event, be made the subject of awards; the number and type of shares of Common Stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and the performance goals of an award.

In any such case, the administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. However, if the transaction or event constitutes a change in control, as defined in the Plan, then the payment must be at least as favorable to the holder as the greatest amount the holder could have received for such award under the change in control provisions of the Plan. The administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of Common Stock otherwise reserved or available under the Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.
Change in Control
The following describes what happens to a participant’s Plan awards upon a change in control unless (i) the participant has in effect an employment, retention, change of control, severance or similar agreement with us or an affiliate, or is subject to a policy that discusses the effect of a change in control on the participant’s awards (in which case such agreement or policy will control), or (ii) the participant’s award agreement or the Compensation Committee provides otherwise:
If the purchaser, successor or surviving corporation (or parent thereof), which we refer to as the “Successor,” agrees, then some or all outstanding awards will be continued, assumed, or replaced with the same type of award with similar terms and conditions, by the Successor in the transaction. If the participant’s employment with the Successor terminates in connection with or within twenty-four (24) months following the change in control for any reason other than an involuntary termination for cause or a voluntary termination by the participant without good reason, then all of the participant’s time-vesting awards that are in effect will be vested in full or deemed earned in full effective on the date of such termination; all of the participant’s performance-vesting awards for which the performance period has expired shall be paid or settled in full as of the date of such termination, based on actual performance; and all of the participant’s performance-vesting awards for which the performance period has not expired shall be paid or settled in full as of the date of such termination, calculated at the target performance level.

If the provisions in the preceding paragraph does not apply, then, unless provided otherwise in an award agreement or by the Compensation Committee, immediately prior to the date of the change in control all awards that are then held by participants will be cancelled in exchange for the right to receive the following:
•
For each stock option or stock appreciation right, a cash payment equal to the excess of the change in control price (as determined by the administrator) of the shares of Common Stock covered by the stock option or stock appreciation right over the option price or grant price of such shares of Common Stock under the award;

•
For each share of restricted stock and each restricted stock unit, the change in control price;

•
For each performance share and/or performance unit that has been earned but not yet paid, a cash payment equal to the value of the performance share and/or performance unit that has been earned;

•
For each performance share and/or performance unit for which the performance period has not expired, a cash payment equal to the value of the performance share and/or performance unit calculated at the target performance level;

•
For all incentive awards that are earned but not yet paid, a cash payment equal to the value of the award that has been earned;

•
For all incentive awards for which the performance period has not expired, a cash payment equal to the amount payable under such awards, calculated at the target performance level;

•
For a dividend equivalent unit, a cash payment equal to the value of such unit; and

•
For all other awards, a cash payment based on the value of the award as of the date of the change in control.

The payments in respect of cancelled awards will be made as follows:
•
To the extent the payments are attributable (1) to awards that were fully vested and earned as of the date of the change in control, or (2) to stock options or stock appreciation rights (regardless of whether they were vested or earned), the payments will be made on the date of the change in control; and

•
To the extent the payments are attributable to awards (other than stock options and stock appreciation rights) that were unvested or unearned as of the date of the change in control, the payments will be made on the earlier of (1) 30 days after the termination of the participant’s employment with the Successor in connection with or within 24 months following the change in control for any reason other than an involuntary termination for cause or a voluntary termination by the participant without good reason or (2) the date the awards would have become vested or earned.

Any payment in respect of cancelled awards (other than stock options or stock appreciation rights) that were unvested or unearned as of the date of the change in control will be forfeited if the participant’s employment with the Successor is terminated involuntarily by the Successor for cause or voluntarily by the participant without good reason prior to the payment date.
A “change in control” is generally defined in the Plan as any of the following (after the consummation of this offering):
•
The occurrence of certain mergers, consolidations, statutory share exchanges or similar forms of corporation transactions, or certain dispositions of all or substantially all of our assets to an unaffiliated entity (if the transactions or dispositions require the approval of shareholders);

•
The approval by the shareholders of a plan or proposal for our dissolution;

•
The acquisition by a person unaffiliated with our company of 25% or more of our outstanding voting securities as a result of specified types of transactions (excluding an exchange offer by Cummins following the consummation of this offering);

•
A change in the composition of a majority of our Board over a period of two years (if the new directors are not approved by the incumbent Board); or

•
Another event constituting a “change in control” within the meaning of the Securities and Exchange Commission’s proxy rules.

The Plan does not provide for tax gross-ups for excise taxes imposed because of the “golden parachute” excise tax provisions of the Code, i.e., Sections 280G and 4999, in connection with a change in control. Instead, the Plan provides that, if excise taxes would be imposed because of Sections 280G and 4999 of the Code, the payments or benefits to be received in connection with a change in control will either be cut back to below the level that would trigger the imposition of the excise taxes, or paid in full and be subject to the excise taxes, whichever results in the better after-tax outcome to the participant.
Duration of Plan
Unless earlier terminated by our Board, the Plan will remain in effect until the earlier of the tenth (10th) anniversary of the consummation of this offering or the date on which all Common Stock reserved for issuance under the Plan has been issued.
Termination and Amendment of Plan and Awards
Our Board or the administrator may amend or alter the Plan at any time, except:
•
our Board must approve any amendment to the Plan if we determine such approval is required by prior action of the Board, applicable corporate law or any other applicable law;

•
shareholders must approve any amendment to the Plan if we determine that such approval is required by Section 16 of the Securities Exchange Act of 1934, the listing requirements of any principal securities exchange or market on which our Common Stock is then traded, or any other applicable law; and

•
shareholders must approve any amendment to the Plan that materially increases the number of shares of Common Stock reserved under the Plan or that diminishes the protections provided by the Plan’s provisions on repricing or backdating stock options and stock appreciation rights.

Our Board or the administrator also may suspend, discontinue or terminate the Plan at any time, but the termination of the Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.
The administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Except as otherwise provided in the Plan or any award agreement, any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award, will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the modification, amendment or cancellation of an award pursuant to the adjustment provisions of the Plan or to the extent the administrator deems such action necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which our Common Stock is then traded, to preserve favorable accounting or tax treatment of any award for us or to the extent the administrator determines that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) as may then have an interest in the award. The termination of the Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.
Cancellation; Disgorgement and Clawback
The administrator may terminate or cause a participant to forfeit an award, and require a participant to disgorge to us any gains attributable to an award, if the participant engages in any action constituting, as determined by the administrator in its discretion, a breach of any agreement between the participant and us or one of our affiliates concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.
Any awards granted under the Plan, and any shares issued or cash paid pursuant to an award, will be subject to any recoupment or clawback policy that we adopt from time to time, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards.
Unless an award agreement specifies otherwise, the administrator may cancel any award at any time if the participant is not in compliance with all applicable provisions of the award agreement and the Plan.
Foreign Participation
To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the Plan in a foreign country will not affect the terms of the Plan for any other country.
Director Compensation
Directors who are employed by us or Cummins (or any of their respective affiliates) are not eligible to receive compensation for their service on our board of directors. We anticipate that all independent members of our board of directors will receive an annual retention fee of $90,000 in cash and an annual equity award of restricted stock units having a grant date fair value equal to $120,000, vesting in equal quarterly installments until the earlier of the first anniversary of the grant date or the date of our next annual meeting of stockholders, that the chair of our board of directors also will receive an additional annual retainer of $100,000 in cash, that a non-employee lead director, if one is appointed, also will receive an additional annual retainer of $25,000 in cash, the chair of our audit committee and the chair of our TMCC will receive an additional annual retainer of $15,000 in cash and the chair of our governance and nominating committee also will receive an additional annual retainer of $10,000 in cash.
The following table provides information about the compensation of our non-employee directors for 2022.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total
Stephen Macadam	$158,750	$65,378	$224,128
R. Edwin Bennett	$30,000	$39,885	$69,885
Gretchen Haggerty	$63,750	$65,378	$129,128
Jane Leipold	$63,750	$65,378	$129,128

(1)
Fees Earned or Paid in 2022 were as follows:

Director	Board Retainer	Board Chair Director Fee	Committee Chaired	Committee Chair Fees	Total
Stephen Macadam	$48,750	$100,000	Nominating & Corporate Governance	$10,000	$158,750
R. Edwin Bennett	$30,000	$—		$—	$30,000
Gretchen Haggerty	$48,750	$—	Audit Committee	$15,000	$63,750
Jane Leipold	$48,750	$—	TMCC Committee	$15,000	$63,750

(2)
The stock awards column represents the aggregate grant date fair value of restricted stock units granted to the directors for their service in 2022, computed in accordance with ASC Topic 718. The grant date fair value differs from the $10,000 per month target value of the awards because the number of restricted stock units granted was determined using a 20-day average of the closing price of Cummins common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares and percentage of our common stock beneficially owned (i) immediately prior to the completion of this offering and (ii) as adjusted to give effect to this offering, by:
•
each person or group known by us to beneficially own more than 5% of our common stock;

•
each person whom we anticipate will serve on our Board of Directors as of immediately following the completion of this offering and each of our named executive officers; and

•
all persons whom we anticipate will serve on our Board of Directors or as our executive officers as of immediately following the completion of this offering as a group.

For U.S. securities law purposes, Cummins, in its capacity as selling stockholder, is offering shares of our common stock. Instead of selling shares of common stock directly to the underwriters for cash, Cummins will first exchange the shares of our common stock to be sold in this offering with J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, which we refer to, in such role, as the “debt-for-equity exchange parties,” for short term indebtedness in the form of commercial paper to be issued by, or a loan made to, Cummins shortly prior to the pricing of this offering. The indebtedness will be held 50% and 50% by J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, respectively. The debt-for-equity exchange parties will then sell the shares to the underwriters for cash. The debt-for-equity exchange between Cummins and the debt-for-equity exchange parties is expected to occur on or before the settlement date of this offering, and the consummation of the debt-for-equity exchange is a condition to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters. If the underwriters exercise their option to purchase additional shares of common stock from the debt-for-equity exchange parties, Cummins will exchange such additional shares of common stock with the debt-for-equity exchange parties. The debt-for-equity exchange parties will then sell such additional shares of common stock for outstanding indebtedness of Cummins held by the debt-for-equity exchange parties to the underwriters for cash. See “Underwriting (Conflicts of Interest) — The debt-for-equity exchange.” Prior to completion of this offering, we will be a wholly-owned subsidiary of Cummins.
Except as otherwise indicated, each person or entity included in the table above has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Percentage of beneficial ownership is based on 83,297,796 shares of common stock outstanding immediately prior to the completion of this offering. Unless otherwise indicated, the address for each holder listed below is c/o Atmus Filtration Technologies Inc., 26 Century Boulevard Nashville, Tennessee 37214.

	Common stock beneficially owned before this offering		Shares of common stock beneficially owned after this offering (assuming no exercise of the underwriters’ option to purchase additional shares)		Shares of common stock beneficially owned after this offering (assuming full exercise of the underwriters’ option to purchase additional shares)
Name and address of Beneficial Owner	Number	%	Number	%	Number	%
5% stockholder
Cummins		100.0%
Named executive officers and directors
Steph Disher	—	—
Jack Kienzler	—	—
Mark Osowick	—	—
Toni Y. Hickey	—	—
Charles Masters	—	—
Stephen Macadam	—	—
Sharon Barner	—	—
R. Edwin Bennett	—	—
Cristina Burrola	—	—
Gretchen Haggerty	—	—
Jane Leipold	—	—
Earl Newsome	—	—
Tony Satterthwaite	—	—
Mark Smith	—	—
Nathan Stoner	—	—
All Directors and Executive Officers as a Group (15 persons)	—	—

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Relationship with Cummins
Following the separation and this offering, we and Cummins will operate separately, each as a public company. We will enter into a separation agreement with Cummins. In connection with the separation, we will also enter into various other agreements to effect the separation and provide a framework for our relationship with Cummins after the separation, including an employee matters agreement, an intellectual property license agreement, a registration rights agreement, a first-fit supply agreement, an aftermarket supply agreement, a tax matters agreement, a data sharing agreement, a royalty sharing agreement, a transition services agreement and a transitional trademark license agreement. These agreements will provide for the allocation between us and Cummins of Cummins’ assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Cummins and will govern certain relationships between us and Cummins after the separation.
The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements which are filed as exhibits to the registration statement (other than the data sharing agreement and royalty sharing agreement, each of which is not material in amount or significance, and the filter kit supply agreement which may not be entered into until after completion of this offering) of which this prospectus forms a part.
Our related party sales to Cummins were $302.2 million, $266.8 million and $225.5 million for the years ended December 31, 2022, 2021 and 2020, respectively. For further information regarding our historical related party transactions with Cummins, see Note 15, “RELATIONSHIP WITH PARENT AND RELATED PARTIES” to the historical combined financial statements included elsewhere in this prospectus.
Separation Agreement
We intend to enter into a separation agreement with Cummins prior to the consummation of this offering. The separation agreement will set forth our agreements with Cummins regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with Cummins following the separation and this offering.
Transfer of Assets and Assumption of Liabilities
The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Cummins and us as part of the separation, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation agreement. The separation agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and Cummins retain the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Cummins. In particular, the separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:
•
“Atmus Assets” (as defined in the separation agreement), including, but not limited to, the equity interests of our subsidiaries, assets reflected on our balance sheet and assets exclusively relating to our business, will be retained by or transferred to us or one of our subsidiaries, except for certain exceptions in the separation agreement or one of the other agreements described below;

•
“Atmus Liabilities” (as defined in the separation agreement), including, but not limited to, the following will be retained by or transferred to us or one of our subsidiaries:

•
all of the liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) to the extent related to, arising out of or resulting from our business;

•
any and all “Atmus Environmental Liabilities” (as defined in the separation agreement);

•
liabilities (whether accrued, contingent or otherwise) reflected on our balance sheet;

•
liabilities (whether accrued, contingent or otherwise) relating to, arising out of, or resulting from, whether prior to, at or after our separation from Cummins, any infringement, misappropriation or other violation of any intellectual property of any other person related to the conduct of our business;

•
any product liability claims or other claims of third parties to the extent relating to, arising out of or resulting from any product developed, manufactured, marketed, distributed, leased or sold by our business;

•
liabilities relating to, arising out of, or resulting from any indebtedness of any subsidiary of ours or any indebtedness secured exclusively by any of our assets;

•
liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the SEC, to the extent relating to this offering or filed or furnished by us from and after the closing of this offering; and

•
all assets and liabilities (whether accrued, contingent or otherwise) of Cummins will be retained by or transferred to Cummins or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in the separation agreement or one of the other agreements described below and except for certain exceptions in the separation agreement or one of the other agreements described below that will result in us retaining or assuming certain other specified liabilities.

Except to the extent expressly addressed in the separation agreement or an ancillary agreement, the allocation of liabilities with respect to taxes is solely covered by the tax matters agreement described below.
Except as expressly set forth in the separation agreement or any other transaction agreement, all assets will be transferred on an “as-is, where-is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with.
Information in this prospectus with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.
Non-Compete
We and Cummins will agree to certain non-compete terms, consistent with historical practices, that will limit Cummins and its wholly-owned and controlled affiliates from designing, developing, manufacturing or selling competing products for a period ending at the earlier of five years from separation, the expiration or termination of either the first-fit supply agreement or aftermarket supply agreement, or a change of control event. However, Cummins will be able to re-sell the products it purchases from us. Notwithstanding Cummins’ non-compete obligations under the separation agreement, Cummins will have the ability to engage in certain sourcing activities permitted under the first-fit and aftermarket supply agreements. For a discussion of those activities, see “— First-Fit Supply Agreement” and “— Aftermarket Supply Agreement”.
Cash Adjustments
As consideration for the filtration business Cummins is contributing to us in connection with the separation, Cummins will receive shares of our common stock, and the net proceeds of the term loan debt financing that we will enter into prior to the closing of this offering. See “Description of Material Indebtedness.”
Further Assurances; Separation of Guarantees
To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation agreement have not been consummated on or prior to the date of this offering, the parties will agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation agreement and other transaction agreements. Additionally, we and Cummins will use commercially reasonable efforts to remove us and our subsidiaries as a guarantor of liabilities (including surety bonds) retained by Cummins and its subsidiaries and to remove Cummins and its subsidiaries as a guarantor of liabilities (including surety bonds) to be assumed by us.
Shared Contracts
Certain shared contracts are to be assigned or amended to facilitate the separation. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract for a specified period of time after the separation is complete.
Release of Claims and Indemnification
Except as otherwise provided in the separation agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation agreement or any other transaction agreement. These releases will be subject to certain exceptions set forth in the separation agreement.
The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation agreement with us and financial responsibility for the obligations and liabilities allocated to Cummins under the separation agreement with Cummins. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to:
•
the liabilities or alleged liabilities the indemnifying party assumed or retained pursuant to the separation agreement, including liabilities for the operation of the indemnifying party's business, whether prior to, at, or after this offering;

•
the assets the indemnifying party assumed or retained pursuant to the separation agreement;

•
any breach by the indemnifying party of any provision of the separation agreement or any other transaction agreement unless such other agreement expressly provides for separate indemnification therein; and

•
any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC, or any omission or alleged omission to state a material fact required to be stated in any document filed with the SEC after this offering and to the extent such statement or omission was made based on information provided by the indemnifying party.

Each party’s aforementioned indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement except to the extent expressly addressed in the separation agreement or an ancillary agreement. Generally speaking, except as otherwise set forth in any other transaction agreement, absent fraud or willful misconduct by an indemnifying party, these indemnification provisions will be the sole and exclusive remedy of an indemnitee for any monetary or compensatory damages or losses resulting from any breach of the separation agreement or any transaction agreement.
Legal Matters
Except as otherwise set forth in the separation agreement or any other transaction agreement (or as otherwise described above), each party to the separation agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters.
Insurance
Following the split-off, we will be responsible for obtaining and maintaining at our distribution cost our own insurance coverage. Additionally, with respect to certain claims arising prior to the separation, we may, at the sole discretion of Cummins, seek coverage under Cummins third-party insurance policies to the extent that coverage may be available thereunder.
Subsequent Distribution or Dispositions
Cummins has sole discretion in effecting any subsequent distribution of our shares through a spin-off or split-off or effecting any further dispositions of our shares after this offering through one or more public offerings or private sales. We are required to cooperate with Cummins to effect any subsequent distribution or dispositions.
Board and Committee Representation
For so long as Cummins beneficially owns a majority of the total combined voting power of our outstanding shares with respect to the election of directors, Cummins is entitled to designate a majority of the directors (including the chairman of the board of directors), and we are required to use reasonable best efforts to take advantage of any “controlled company” exemption (including related to director independence) under applicable stock exchange rules. For so long as Cummins beneficially owns less than a majority but at least 10% of the total combined voting power of our outstanding shares with respect to the election of directors, Cummins is entitled to designate a number of directors in proportion to the percentage of total voting power beneficially owned by Cummins. Each Cummins designee will be required to undertake in writing to submit his or her resignation from the board, on the date when Cummins beneficially owns less than 10% of the total combined voting power of our outstanding shares with respect to the election of directors, with such resignations taking effect on the date that the board accepts such resignations. We and Cummins may agree that notwithstanding the foregoing, one Cummins designee may be exempt from such resignation obligation provided that she or he is not otherwise an impermissible “overlapping director” as described further below. Further, for so long as Cummins beneficially owns less than a majority but at least 10% of the total combined voting power of our outstanding shares with respect to the election of directors, Cummins will be obligated to instruct the number of designees that constitute “excess directors” relative to Cummins’ then proportional entitlement to designate directors to resign or else cooperate with us to expand the size of the board to align the number of Cummins designees with such proportional entitlement if an excess Cummins designee otherwise does not comply with such instruction.
For so long as Cummins beneficially owns a majority of the total combined voting power of our outstanding shares with respect to the election of directors, any committee of the board of directors must be comprised of directors at least a majority of which are Cummins designees. For so long as Cummins beneficially owns less than a majority but at least 10% of the total combined voting power of our outstanding shares with respect to the election of directors, any committee of the board of directors must include at least one Cummins designee. The Cummins designees on any committee of the board of directors must comply with the applicable director independence requirements under applicable law, after taking into account any “controlled company” exemption under the stock exchange rules to the extent applicable.
From and after the date that Cummins beneficially owns less than a majority of the total combined voting power of our outstanding shares, (i) in no event will our board of directors include more than one so-called overlapping director, and (ii) to the extent there is such a director, such director will represent no more than a minority share of the overall composition of either the Cummins board of directors or our board of directors. An "overlapping director" is any director that (i) concurrently serves on our board of directors and the Cummins board of directors or (ii) concurrently serves on our board of directors and is a member of the senior management team of Cummins.
Financial Reporting Covenants
We have agreed to comply with certain covenants relating to our financial reporting for so long as Cummins is required to consolidate our results of operations and financial position or to account for its investment in us under the equity method of accounting. These covenants include:
•
delivery or supply of monthly, quarterly and annual financial information and annual budgets and financial projections to Cummins;

•
conformity with Cummins’ financial presentation and accounting policies;

•
disclosure of information about our financial controls to Cummins;

•
provision to Cummins of access to our auditors and certain books and records related to internal accounting controls or operations; and

•
cooperation with Cummins to the extent requested by Cummins in the preparation of Cummins’ public filings and press releases.

Additional Covenants
We have agreed to comply with the following additional covenants, among others, for so long as Cummins beneficially owns a majority of the total combined voting power of our outstanding shares with respect to the election of directors:
•
without Cummins’ prior written consent, we may not take any action that would restrict Cummins’ ability to transfer its shares of our common stock or limit the rights of Cummins as a stockholder of ours in a manner not applicable to our stockholders generally;

•
without Cummins’ prior written consent, we may not issue any of our shares (but may issue up to 7,496,802 shares of our common stock in connection with equity awards granted pursuant to our 2022 Omnibus Incentive Plan) provided that no issuance of our shares may result in Cummins beneficially owning less than a majority of our outstanding shares of common stock or less than 80% of the total combined voting power of our outstanding shares;

•
to the extent that Cummins is a party to any contracts that provide that certain actions or inactions of Cummins’ affiliates may result in Cummins being in breach of such contracts, we may not take any actions that reasonably could result in Cummins being in breach of such contracts; and

•
we are required to take certain actions to comply with anti-corruption law (including to maintain an appropriate compliance and ethics program).

In addition, prior to the date on which Cummins ceases to beneficially own a majority of our outstanding shares of common stock, we are required to consistently implement and maintain Cummins’ business practices and standards in accordance with Cummins’ policies and procedures (but may apply materiality thresholds lower than those contained in Cummins’ policies and procedures). In such period, we are also prohibited from incurring debt other than the financing contemplated in connection with the closing of this offering and such other unsecured and uncommitted lines of credit made available to us at such time.
No Hire and No Solicitation
Subject to customary exceptions, neither we nor Cummins will, without the consent of the other party, hire or retain an employee of the other party or its subsidiaries during the period from and after the completion of this offering until 12 months after the date on which Cummins no longer beneficially owns a majority of our outstanding shares of common stock, and neither we nor Cummins will, without the consent of the other party, recruit or solicit an employee of the other party or its subsidiaries for such period.
Dispute Resolution
If a dispute arises between us and Cummins under the separation agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate for a reasonable period of time (not to exceed 60 days from the time of a written notice of such dispute is delivered) to resolve disputes. If the parties are unable to resolve the dispute in this manner, then, unless otherwise agreed by the parties, the dispute will be resolved through confidential mediation in a forum agreed upon by the general counsels of the parties. If the parties are unable to resolve the dispute within 60 days following selection of a mediator, then either party will be entitled to pursue such remedies as may be available to it at law or equity otherwise in accordance with the separation agreement.
Term/Termination
Following completion of the offering, the separation agreement will continue unless terminated by the mutual consent of us and Cummins, although certain rights and obligations may terminate upon a reduction in Cummins’ ownership of our outstanding common stock.
Treatment of Intercompany Loans and Advances
Upon completion of the separation, all loans and advances between Cummins or any subsidiary of Cummins (other than us and our subsidiaries), on the one hand, and us or any of our subsidiaries, on the other hand, will be terminated other than certain loans and advances that are scheduled to the separation agreement to remain outstanding following the separation. All such loans or advances would be settled, terminated or otherwise canceled prior to the split-off.
Other Matters Governed by the Separation Agreement
Other matters governed by the separation agreement include, confidentiality, privilege, witness services, access to and provision of records, treatment of outstanding guarantees and similar credit support, environmental matters and data privacy and security.
Transition Services Agreement
We and Cummins will enter into a transition services agreement that will be effective upon the separation and this offering, pursuant to which Cummins and its subsidiaries and we and our subsidiaries will provide to each other various services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.
The transition services agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by the parties, provided that no service term will extend beyond the earlier of 24 months after Cummins ceases to beneficially own at least a majority of the voting power of our common stock or 30 months after the closing of this offering. If no term period is provided for a specified service, then such service is to terminate on the 24-month anniversary of the closing of this offering, otherwise subject to the terms therein. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to 30 days.
We do not expect the net costs associated with the transition services agreement to be materially different than the historical costs that have been allocated to us related to these same services.
Tax Matters Agreement
Allocation of taxes
In connection with the separation and this offering, we and Cummins will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, except with respect to certain transaction taxes triggered by the separation which will be borne by Cummins, under the agreement, we will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) (i) imposed with respect to tax returns that include only us and/or any of our subsidiaries for any periods or portions thereof and (ii) imposed with respect to tax returns filed on a consolidated, combined, unitary or similar basis that include both us and/or any of our subsidiaries, on the one hand, and Cummins or any of its subsidiaries, on the other hand, to the extent such taxes are attributable to our businesses for any periods or portions thereof after the closing of this offering. Neither party’s obligations under the agreement will be limited in amount or subject to any cap. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement will provide for cooperation and information sharing with respect to tax matters.
If the split-off is effected, Cummins will generally be responsible for preparing and filing any tax return that includes Cummins or any of its subsidiaries, including those that also include us and/or any of our subsidiaries. We will generally be responsible for preparing and filing any tax returns that include only us and/or any of our subsidiaries.
The party responsible for preparing and filing any tax return will generally have primary authority to control tax contests related to any such tax return. We will generally have exclusive authority to control tax contests with respect to tax returns that include only us and/or any of our subsidiaries. It is expected that following this offering, we and our subsidiaries will be included in the U.S. federal consolidated tax returns of which Cummins is the parent until the split-off or additional sale of our shares, if any.
Preservation of the Tax-Free Status of Certain Aspects of the Separation and Split-off
We and Cummins intend for the split-off, if pursued, together with certain related transactions, to qualify as transaction that is tax-free to Cummins and Cummins’ shareholders under Section 368(a)(1)(D) and 355 of the Code.
Cummins (i) received a private letter ruling from the IRS to the effect that the separation and the split-off will qualify as a “reorganization” for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, and (ii) if the split-off is pursued, expects to obtain an opinion from a nationally recognized law or accounting firm to the effect that the separation, the split-off, together with certain related transactions, will qualify as a transaction that is tax-free to Cummins and its shareholders for U.S.

federal income tax purposes. In connection with the private letter ruling and, if the split-off is pursued, the opinion from a nationally recognized law or accounting firm, we and Cummins have made and will make certain representations regarding the past and future conduct of their respective businesses and certain other matters.
Pursuant to the tax matters agreement, we will also agree to certain covenants that contain restrictions intended to preserve the tax-free status of the separation, the debt-for-equity exchange and the split-off, if pursued. We may take certain actions prohibited by these covenants only if we obtain and provide to Cummins an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case reasonably satisfactory to Cummins, to the effect that such action would not jeopardize the tax-free status of these transactions, or if we obtain prior written consent of Cummins, in its sole and absolute discretion, waiving such requirement. We will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all relevant time periods.
Employee Matters Agreement
We and Cummins will enter into an employee matters agreement that will govern our and Cummins’ compensation and employee benefit obligations with respect to our employees and other service providers of each company, and generally will allocate liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs. The employee matters agreement will provide for the treatment of outstanding Cummins equity awards and long-term cash awards held by our employees upon completion of the split-off (if pursued), as described in further detail in the section entitled “Executive and Director Compensation-Compensation Discussion and Analysis,” and will also provide for certain other incentive arrangements.
The employee matters agreement will provide that, following the separation (or a designated plan transition date following the separation, as applicable), our employees generally will no longer “actively” participate in benefit plans sponsored or maintained by Cummins and will commence participation in our benefit plans, which are expected to be generally similar to the existing Cummins benefit plans.
The employee matters agreement also will set forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory filings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and the duplication or acceleration of benefits.
First-Fit Supply Agreement
Historically, Cummins has purchased our products to incorporate into its engines for first-fit production.
We and Cummins intend to enter into a first-fit supply agreement pursuant to which Cummins will continue to purchase all first-fit filtration products that it currently purchases from us for a term of five-years, and new products currently under development for a term of five-years beginning from the start of production of such products, provided production begins within the initial five-year term of the agreement. As part of Cummins’ retained business after the closing of this offering, Cummins and its affiliates will have the right to use, market, distribute or sell the first-fit products it purchases from us or, to the extent first-fit products are awarded to alternative suppliers after the offering, such alternative suppliers, to its customers.
Cummins will be limited from designing, developing, manufacturing or selling competing products in accordance with the non-compete terms under the separation agreement and the exclusivity provisions of the first-fit supply agreement. Nevertheless, Cummins may engage in limited activities necessary and incidental to facilitating the sourcing or purchase of products from alternative suppliers, including without limitation, providing specifications, related drawings, and other documentation, exchanging and testing prototypes, performing product validation and quality testing, participating in design sessions and tooling discussions, requesting quotes to understand associated costs, and negotiating contractual arrangements necessary to source non-awarded products. Further, subject to, and to the extent permitted by, the terms of the non-compete provision in the separation agreement, during the initial 5-year term of the first-fit agreement, Cummins will not otherwise be permitted to engage in the design, development or manufacturing of non-awarded programs or products without reliance on us or alternative suppliers for the manufacturing, development or design of such products.
Cummins may terminate exclusivity with respect to a particular product if losses during the immediate twenty-four months period preceding the date of a product claim reach the liability limit under the first-fit supply agreement. Upon termination of exclusivity for a particular product, our supply of such product, and only such product, would become non-exclusive and Cummins would be able to procure such product from an alternative supplier. All other terms and conditions of the first-fit supply agreement may remain in place, and we would be able to continue to offer to Cummins such products through the same pricing and terms of the agreement on a non-exclusive basis.
Under the terms of the first-fit supply agreement, we will also be a Cummins preferred supplier and have a strategic partner relationship with Cummins that will allows us to receive significant benefits, including but not limited to: assigned executive sponsors from Cummins that will support our transition as an independent external supplier, joint collaboration sessions among engineering, procurement and commercial teams to assess opportunities associated with future programs, and inclusion in quote requests for new product offerings.
Aftermarket Supply Agreement
Cummins has also purchased our products from us for re-sale in the aftermarket, where it may sell our products to our direct or indirect customers.
We and Cummins intend to enter into an aftermarket supply agreement pursuant to which Cummins will continue to purchase all aftermarket filtration products that it currently purchases from us for a term of five-years. This aftermarket supply agreement will provide for continuation of our supply of aftermarket filtration products.
We will be the exclusive supplier of aftermarket products used in connection with the awarded first-fit programs under the first-fit supply agreements. If a program is not awarded to us under the first-fit supply agreement, then Cummins would be permitted to engage in corresponding aftermarket sourcing from alternative suppliers. Cummins will be limited from designing, developing, manufacturing or selling competing products in accordance with the non-compete terms of the separation agreement and the exclusivity provisions of the aftermarket supply agreement. Specifically, Cummins may procure aftermarket products from alternative suppliers for a limited time if we fail to meet certain delivery performance requirements or if we do not offer a product or similar product for sale. To the extent Cummins is permitted to obtain supply of aftermarket products from suppliers other than us under the aftermarket supply agreement, Cummins will be permitted to engage in alternative sourcing conduct comparable to what would be permitted under the first-fit supply agreement for alternative sourcing. As part of Cummins’ retained business after this offering, Cummins and its affiliates will have the right to use, market, distribute or sell the aftermarket products it purchases from us or, to the extent permitted to be purchased from alternative suppliers after the offering, such alternative suppliers, to its customers.
Cummins may terminate exclusivity with respect to a particular product if losses during the immediate twenty-four months period preceding the date of a product claim reach the liability limit under the aftermarket supply agreement. Upon termination of exclusivity for a particular product, our supply of such product, and only such product, would become non-exclusive and Cummins would be able to procure such product from an alternative supplier. All other terms and conditions of the aftermarket supply agreement may remain in place, and we would be able to continue to offer to Cummins such products through the same pricing and terms of the agreement on a non-exclusive basis.
Filter Kit Supply Agreement
Historically, we have purchased certain filter kit products from Cummins’ emissions solutions business for distribution and sale by us to customers.

We and Cummins expect to enter into a filter kit supply agreement after the separation pursuant to which we would continue purchasing such filter kit products from Cummins.
Intellectual Property License Agreement
We and Cummins will enter into an intellectual property license agreement that will enable worldwide, non-exclusive, non-transferable (except in certain circumstances), non-sublicensable (except in certain circumstances), royalty-free, fully paid-up, perpetual (for as long as enforceable rights in the applicable intellectual property exist) and irrevocable cross-licensing of intellectual property owned by Cummins and us.
Data Sharing Agreement
Cummins and Atmus expect to enter into a data sharing agreement after the separation, pursuant to which the parties will share certain telematics and other proprietary and non-proprietary data in order to evaluate the performance of the engine and filtration system associated with Cummins’ products, including engines and gensets. The data sharing agreement is expected to establish each party’s use of shared telematics data for the purpose of measuring, evaluating and improving product and service quality. Fees under this agreement are expected to be consistent with industry practices.
Transitional Trademark License Agreement
The transitional trademark license agreement will provide that Cummins will grant to us a personal, non-exclusive, non-sublicensable (except in certain circumstances), non-assignable, royalty-free, fully paid-up license to use certain licensed trademarks for an initial period of 36 months after the date on which Cummins ceases to beneficially own a majority, in the aggregate, of the total voting power of our capital stock.
Registration Rights Agreement
We intend to enter into a registration rights agreement with Cummins immediately prior to the completion of this offering, pursuant to which we will agree that, upon the request of Cummins, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of our common stock retained by Cummins following this offering.
Demand registration
Cummins will be able to request registration under the Securities Act of all or any portion of our shares covered by the agreement, and we will be obligated to register such shares as requested by Cummins, subject to limitations on minimum offering size and certain other limited exceptions. We are not required to honor any of these demand registrations if we have effected a registration within the preceding 60 days, other than a shelf registration. Cummins will be able to designate the terms of each offering effected pursuant to a demand registration, which may take any form, including a shelf registration. Cummins is entitled to an unlimited number of demand registrations provided that we are not obligated to conduct more than three demand registrations or underwritten offerings in a twelve-month period.
Piggyback registration
If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of our common stock held by Cummins, Cummins will have the right to include its shares of our common stock in that offering.
Registration expenses
Cummins or any other holder under the registration rights agreement will be generally responsible for all reasonable, documented and out-of-pocket expenses incurred and paid by us in connection with the performance of our obligations under the registration rights provisions in the registration rights agreement. Cummins or any other holder, as applicable, will be responsible for any applicable underwriting discounts or commissions and any stock transfer taxes. We are responsible for our own internal fees and expenses in connection with the performance of our obligations under the registration rights agreement.
Indemnification
Generally, the agreement will contain indemnification and contribution provisions by us for the benefit of Cummins and, in limited situations, by Cummins for the benefit of us with respect to the information provided by Cummins included in any registration statement, prospectus or related document.
Transfer
If Cummins transfers shares covered by the agreement, it will be able to transfer the benefits of the registration rights agreement to transferees of at least 20% of the number of our common stock beneficially owned by Cummins, provided that each transferee agrees to be bound by the terms of the registration rights agreement.
Term
The registration rights will remain in effect with respect to any shares covered by the agreement until:
•
such shares have been sold pursuant to an effective registration statement under the Securities Act;

•
such shares have been sold to the public pursuant to Rule 144 under the Securities Act;

•
such shares may be sold to the public pursuant to Rule 144 under the Securities Act without being subject to the volume restrictions in such rule; or

•
such shares have been sold in a transaction in which the transferee is not entitled to the benefits of the registration rights agreement.

Royalty Sharing Agreement
We and Cummins expect to enter into a royalty sharing agreement at the time of separation and this offering that will provide that Cummins will pay Atmus a portion of royalty amounts due to Cummins pursuant to an existing trademark license and endorsement agreement with a third-party, under which Atmus has certain rights relating to trademarks licensed by Cummins, until the earlier of December 31, 2024 or termination of the trademark license and endorsement agreement.
Procedures for Approval of Related Party Transactions
We have adopted a written policy on related party transactions. This policy was not in effect when we entered into the transactions described above. Each of the agreements between us and Cummins and its subsidiaries that have been entered into prior to the completion of this offering, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of such policy. Under this written related party transactions policy, the governance and nominating committee of the Board is required to review and if appropriate approve all related party transactions, prior to consummation whenever practicable. If advance approval of a related party transaction is not practicable under the circumstances or if our management becomes aware of a related party transaction that has not been previously approved or ratified, the transaction is submitted to the governance and nominating committee at the governance and nominating committee’s next meeting. The governance and nominating committee is required to review and consider all relevant information available to it about each related party transaction, and a transaction is considered approved or ratified under the policy if the governance and nominating committee authorizes it according to the terms of the policy after full disclosure of the related party’s interests in the transaction. Related party transactions of an ongoing nature are reviewed annually by the governance and nominating committee. The definition of “related party transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.
A copy of our related party transaction approval policy will be available on our website upon completion of this offering.

DESCRIPTION OF MATERIAL INDEBTEDNESS
On September 30, 2022, we entered into a credit agreement with Cummins and a syndicate of banks, providing for a five-year $400 million revolving credit facility and a $600 million term loan facility. The credit agreement also allows us to request the incremental commitments on either the revolving credit facility or the term loan of up to $250 million, subject to certain conditions and adjustments. The revolving credit facility and term loan will mature on September 30, 2027. The parties entered into an amendment to the credit agreement on February 15, 2023 to, among other matters, amend certain fee arrangements. The following summary of the credit agreement, as amended, is qualified in its entirety by reference to the full text of the credit agreement and Amendment No. 1 which are filed as exhibits to the registration statement of which this prospectus forms a part.
Cummins will initially guarantee all borrowings and other obligations under the credit agreement. Upon the satisfaction of certain collateral and guarantee requirements under the credit agreement on or prior to the date of the split-off, Cummins’ guarantee will terminate automatically and immediately unless Cummins elects otherwise. We, our wholly-owned subsidiary, Cummins Filtration Inc. and certain other U.S. subsidiaries will, on or prior to this offering, enter into a pledge and security agreement to pledge all of our assets, subject to certain exceptions, as collateral for and provide guarantees of the obligations under the credit agreement.
Borrowings under the credit agreement will bear interest at varying rates. For all borrowings under the credit agreement, we may choose among the following interest rates: (i) solely in the case of U.S. dollar-denominated loans, an interest rate equal to the highest of (1) the prime rate in effect from time to time, (2) the federal funds effective rate in effect from time to time plus 0.5%, (3) adjusted term Secured Overnight Financing Rate (“SOFR”) for a one-month interest period plus 1.00%, and (4) 1.00%, in each case plus a rate ranging from 0.125% to 0.750% depending on our net leverage ratio; (ii) an interest rate equal to (1) solely in the case of U.S. dollar-denominated loans, adjusted term SOFR or (2) solely in the case of euro-denominated loans, EURIBOR, as applicable, in each case for the applicable interest period plus a rate ranging from 1.125% to 1.750% depending on our net leverage ratio (the “Applicable Rate”); or (iii) an interest rate equal to (1) solely in the case of U.S. dollar-denominated loans, adjusted daily SOFR or (2) solely in the case of pound sterling-denominated loans, adjusted SONIA, as applicable, in each case plus the Applicable Rate.
Additionally, we will pay (x) a quarterly commitment fee based on the actual daily amount of the available revolving credit facility commitment and (y) a ticking fee (the “ticking fee”) based on the commitments under the credit agreement, which shall accrue from September 30, 2022 to but excluding the earliest of (i) the date the conditions to the initial extension of credit under the credit agreement are satisfied or waived (such date, the “credit agreement closing date”), (ii) the date the split-off is consummated, and (iii) the date the commitments with respect to the facilities terminate (such earliest date, the “Ticking Fee Date”). The ticking fee will be payable on (a) February 15, 2023 (the “First Amendment Effective Date”), (b) the last day of each fiscal quarter ending after the First Amendment Effective Date and prior to the Ticking Fee Date, and (c) the Ticking Fee Date). We will also pay an upfront fee on the credit agreement closing date on the aggregate principal amount of the revolving credit facility commitments outstanding on the credit agreement closing date and the term loans funded on the credit agreement closing date.
The term loan is subject to amortization payments, payable by the applicable borrowers in quarterly installments after the credit agreement closing date as follows: 0.0% at the end of each of the first four full fiscal quarters, 2.5% at the end of each of the fifth through eighth full fiscal quarters, and 5.0% at the end of the ninth fiscal quarters and each fiscal quarter occurring thereafter.
We may voluntarily prepay loans and/or reduce the revolving credit facility commitments under the credit agreement, in whole or in part, without premium or penalty, subject to certain minimum amounts and increments and the payment of customary breakage costs. Mandatory prepayments are required under the credit agreement for certain dispositions and casualty events, the net proceeds of which in each case exceed $15 million in the applicable fiscal year, subject to a customary reinvestment exception.
The credit agreement contains customary covenants concerning, among other things, investments, dispositions of assets, indebtedness, liens on assets, and dividends and other distributions. The credit agreement also contains financial covenants requiring (i) our net leverage ratio, determined as of the end of each fiscal quarter, not to exceed 4.00 to 1.00 (or, at our election and subject to certain conditions, 4.50 to 1.00 for the period in which such election is made and the next succeeding three testing periods) and (ii) our interest coverage ratio, determined as of the end of each fiscal quarter, to be at least 3.00 to 1.00.
The credit agreement also contains customary events of default. If an event of default occurs and is continuing, the lenders may, among other things, terminate their obligations under the credit agreement and require us to repay all amounts thereunder. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, the lenders’ obligations under the credit agreement will automatically terminate and all amounts outstanding under the credit agreement will automatically become due and payable.

DESCRIPTION OF CAPITAL STOCK
In connection with this offering, we have amended and restated our certificate of incorporation and bylaws. Copies of the forms of our amended and restated certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part. The provisions of our amended and restated certificate of incorporation and bylaws and relevant sections of the DGCL are summarized below. The following summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws and is subject to the applicable provisions of the DGCL.
Authorized Capitalization
Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, no par value. Following the completion of this offering, 83,297,796 shares of common stock and no shares of preferred stock will be issued and outstanding. We have reserved 7,496,802 shares of common stock for issuance under equity incentive plans. See “Executive and Director Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation.”
Common Stock
Holders of our common stock are entitled to the rights set forth below.
Voting Rights
Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders. Directors will be elected by a plurality of the votes entitled to be cast. Our stockholders do not have cumulative voting rights. The affirmative vote of holders of at least seventy- five percent (75%) of the total voting power of the outstanding shares of all classes of our capital stock is required to amend the sections of our amended and restated certificate of incorporation and bylaws related to (i) our board of directors, including related to our classified board and the removal of directors only for cause; (ii) our stockholders, including related to the inability of stockholders to call special meetings of stockholders and the inability of stockholders to act by written consent; (iii) the ability our board of directors and our stockholders to amend or repeal our bylaws.
Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders (other than matters relating to the election of directors and the matters referenced above) will be approved if votes cast in favor of the matter exceed the votes cast opposing the matter at a meeting at which a majority of the outstanding shares entitled to vote on such matter is represented in person or by proxy.
Dividend Rights
Holders of our common stock will share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock will be entitled to share ratably in our assets that are legally available for distribution to stockholders. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.
Registration Rights
Cummins is entitled to certain rights relating to the registration of our shares of common stock pursuant to a registration rights agreement. See “Certain Relationships and Related Party Transactions — Relationship with Cummins — Registration Rights Agreement.”

Other Rights
Our stockholders have no preemptive or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.
Preferred Stock
Our board of directors is authorized to provide for one or more series of preferred stock and to fix the terms of such preferred stock, including the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preferences and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. Our board of directors has not authorized the issuance of any shares of preferred stock, and we have no agreements or plans for the issuance of any shares of preferred stock.
Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and our Bylaws
Provisions of the DGCL and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with board of directors. We believe that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by our stockholders.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We have not elected to “opt out” of Section 203. However, Cummins and its affiliates have been approved by our board of directors as an interested stockholder (as defined in Section 203 of the DGCL) and therefore are not subject to Section 203. For so long as Cummins beneficially owns a majority of the total combined voting power of our outstanding shares, and therefore has the ability to designate a majority of our board of directors, directors designated by Cummins to serve on our board of directors would have the ability to pre-approve other parties, including potential transferees of Cummins’ shares of our common stock, so that Section 203 would not apply to such other parties.
Classified Board
Our amended and restated certificate of incorporation and bylaws provide that our board of directors is divided into three classes. The directors designated as Class I directors have terms expiring at the first annual meeting of stockholders following this offering, which we expect will be held in 2024. The directors designated as Class II directors have terms expiring at the following year’s annual meeting of stockholders, which we expect will be held in 2025, and the directors designated as Class III directors have terms expiring at the following year’s annual meeting of stockholders, which we expect will be held in 2026. Commencing with the first annual meeting of stockholders following the offering, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. Under these classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.
Removal of Directors
Our amended and restated certificate of incorporation and bylaws provide that our stockholders may remove our directors only for cause, by an affirmative vote of at least seventy- five percent (75%) of the total voting power of outstanding shares of all classes of our capital stock entitled to vote thereon, after Cummins no longer owns a majority of the outstanding shares of our common stock. Until such time as Cummins ceases to beneficially own a majority of the total voting power of the outstanding shares, any director or our entire board of directors may be removed from office at any time, with or without cause, by an affirmative vote of a majority of the total voting power of the outstanding shares of all classes of our capital stock.
Amendments to Amended and Restated Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and bylaws provide that, from and after such time as Cummins ceases to beneficially own a majority of our outstanding common stock, the sections of our amended and restated certificate of incorporation and bylaws that relate to (i) our board of directors, including related to our classified board and the removal of directors only for cause; (ii) our stockholders, including related to the inability of stockholders to call special meetings of stockholders and the inability of stockholders to act by written consent; and (iii) the ability our board of directors and our stockholders to amend or repeal our bylaws may only be amended by the affirmative vote of holders of at least seventy-five percent (75%) of the total voting power of the outstanding shares of all classes of our capital stock then entitled to vote thereon.
Size of Board and Vacancies
Our bylaws provide that the size of our board of directors will be fixed by resolution of our board of directors from time to time. Currently, our board of directors has fixed its size at eleven directors. Until such time as Cummins ceases to beneficially own a majority of the total voting power of the outstanding shares, a majority of stockholders or a majority of directors then in office who are employees of Cummins can fill newly-created directorships or vacancies on our board of directors. Thereafter, any vacancies created in our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors will hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.
Special Stockholder Meetings
Our amended and restated certificate of incorporation and bylaws provide that special meetings of the stockholders may be called at any time by our board of directors or the chair of our board of directors.
Our amended and restated certificate of incorporation and bylaws also provide that, until such time as Cummins ceases to beneficially own a majority of the total voting power of the outstanding shares of all classes of our capital stock entitled to vote in elections of directors, our stockholders holding a majority of the voting power of our outstanding shares may call a special meeting. Our amended and restated certificate of incorporation and bylaws further provide that, from and after such time as Cummins ceases to beneficially own a majority of the total voting power of the outstanding shares of all classes of our capital stock entitled to vote in elections of directors, the ability of the stockholders to call a special meeting is denied.
Stockholder Action by Written Consent
Our amended and restated certificate of incorporation provides that, until such time as Cummins ceases to beneficially own a majority of the total voting power of the outstanding shares of all classes of our capital stock entitled to vote in elections of directors, our stockholders holding the minimum number of votes that would be necessary to take action at a meeting may act by written consent. Our amended and restated certificate of incorporation, from and after such time as Cummins ceases to beneficially own a majority of the total voting power of the outstanding shares of all classes of our capital stock entitled to vote in elections of directors, expressly eliminates the right of our stockholders to act by written consent. From and after such time, stockholder action must take place at the annual or a special meeting of our stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, our bylaws require that candidates for election as director disclose their qualifications and make certain representations.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Undesignated Preferred Stock.
The authority that our board of directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.
Conflicts of Interest
In order to address potential conflicts of interest between us and Cummins, our amended and restated certificate of incorporation contains certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Cummins and its directors, officers and/or employees and our rights, powers, duties and liabilities and those of our directors, officers, employees and stockholders in connection with our relationship with Cummins. In general, these provisions recognize that we and Cummins may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and Cummins will continue to have contractual and business relations with each other, including directors, officers and/or employees of Cummins serving as our directors, officers and/or employees.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of their respective fiduciary duties as directors or officers, and our amended and restated certificate of incorporation and bylaws include such an exculpation provision. Our amended and restated certificate of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s duty of care. The provisions will not alter the liability of directors or officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against us or any of our directors, officers or employees for which indemnification is sought.
Exclusive Forum
Unless we otherwise consent in writing, to the extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware. In addition, to the extent permitted by law, the federal district courts of the U.S. shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholders approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. As noted above, the existence of authorized but unissued shares of common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Listing
We have applied to have our common stock listed on the NYSE under the symbol “ATMU.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Financial Solutions, Lake Success, New York.

SHARES ELIGIBLE FOR FUTURE SALE
We cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. We also cannot predict with certainty whether or when the split-off will occur or Cummins will otherwise sell its remaining shares of our common stock. The sale or other availability of substantial amounts of our common stock in the public market or the perception that such sales could occur could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.
Upon completion of this offering, we will have 83,297,796 shares of common stock outstanding. Subject to any restrictions under the lock-up agreements, other contractual restrictions on resale and the provisions of Rule 144 described below, all of the shares of our common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act.
Lock-Up Arrangements and Registration Rights
In connection with this offering, we, each of our directors and executive officers and Cummins will enter into lock-up agreements that restrict the sale of our securities for up to 180 days after the date of this prospectus, subject to certain exceptions or an extension in certain circumstances.
In addition, following the expiration of the lock-up period, Cummins will have the right, subject to certain conditions, to require us to register the sale of its shares of our common stock under federal securities laws. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”
Following the lock-up periods described above, all of the shares of our common stock that are restricted securities or are held by Cummins as of the date of this prospectus will be eligible for sale in the public market in compliance with Rules 144 or 701 under the Securities Act.
Rule 144
The shares of our common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:
•
one percent of the total number of shares of our common stock outstanding; or

•
the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement (or a one-year holding period if the sale occurs within 90 days of the date of this prospectus), notice requirements and the availability of current public information about us.
Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months (or one year if the sale occurs within 90 days of the date of this prospectus) beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Additional Registration Statements
We intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 7,496,802 shares of our common stock to be issued or reserved for issuance under our equity incentive plans. Such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS
The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock acquired in this offering by a “Non-U.S. Holder” that holds such common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and that does not own, and has not owned, actually or constructively, more than 5% of our common stock. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our common stock that is:
•
a nonresident alien individual;

•
a foreign corporation; or

•
a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.
If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities.
This discussion is based on the Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative pronouncements, judicial decisions and interpretations of the foregoing, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is for general purposes only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it discuss special tax provisions, which may apply to you if you are subject to special treatment under U.S. federal income tax laws, such as for certain financial institutions or financial services entities, insurance companies, tax-exempt entities, tax-qualified retirement plans, “qualified foreign pension funds” (and entities all of the interests of which are held by qualified foreign pension funds), dealers in securities or currencies, traders in securities that elect mark-to-market treatment, entities that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and partners or beneficial owners therein), “controlled foreign corporations,” “passive foreign investment companies,” persons that have a “functional currency” other than the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax, accrual method taxpayers who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this summary does not address any aspect of any state, local or foreign taxes or any U.S. federal tax laws other than U.S. federal income and estate tax laws.
You are urged to consult your own tax advisor concerning the application of U.S. federal income tax laws to your particular situation, as well as the application of any state, local, foreign income and other tax laws and tax treaties.
INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND APPLICABLE TAX TREATIES.
Distributions on Common Stock
The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the Board (as discussed in the section entitled “Dividend Policy”). If we pay distributions on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital, which will first reduce your basis in our common stock, but not below zero, and then will be treated as gain realized on the sale or other disposition of our common stock. See “— Dispositions of Common Stock,” below.
Dividends paid to you will generally be subject to U.S. federal withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty. You are urged to consult your own tax advisors regarding your entitlement to benefits under a relevant income tax treaty. In order to obtain a reduced rate of withholding (subject to the discussion below under “— Other Withholding Taxes”), you will be required to provide us or our agent a properly executed applicable Internal Revenue Service (“IRS”) Form W-8BEN-E (or other applicable form or documentation) certifying your entitlement to such a reduced rate under a treaty. If you hold the stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Even if our current or accumulated earnings or profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If dividends paid to you are effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained in the United States), you will generally be taxed on the dividends at the same graduated tax rates applicable to U.S. persons after taking into account certain deductions and credits. In addition, such effectively connected dividends received by corporate non-U.S. holders may also be subject to the branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with a U.S. trade or business are exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide us or the agent with a valid IRS Form W-8ECI properly certifying such exemption.
The foregoing discussion is subject to the discussion below under “— Backup Withholding and Information Reporting” and “— Other Withholding Taxes.”
Dispositions of Common Stock
Subject to the discussion below under “— Backup Withholding and Information Reporting” and “— Other Withholding Taxes” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock, unless:
•
the gain is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States (in which case the special rules described below apply); or

•
we are or have been a “United States real property holding corporation” (a “USRPHC”), for U.S. federal income tax purposes at any time during the five-year period ending on the date of disposition of our common stock and the non-U.S. holder’s holding period for our common stock, whichever is shorter.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the applicable period, provided that our common stock is regularly traded on an established securities market. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above. Although there can be no assurances in this regard, we believe we have not been and are not currently a USRPHC, and do not anticipate being a USRPHC in the future. You are urged to consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.
If you recognize gain on a sale or other disposition of our common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Backup Withholding and Information Reporting
Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Other Withholding Taxes
Provisions of the Code commonly referred to as “FATCA” require withholding (separate and apart from, but without duplication of, the withholding tax described above) of 30% on payments of dividends on our common stock paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). While rules requiring FATCA withholding with respect to gross proceeds of certain dispositions of our common stock were scheduled to become effective before this offering, in 2018 the U.S. Treasury released proposed regulations which, if finalized in their present form, would eliminate this gross proceeds federal withholding tax. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. You should consult your tax advisor regarding the effects of FATCA on your investment in our common stock.
U.S. Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS AND TREATIES.

UNDERWRITING (CONFLICTS OF INTEREST)
The debt-for-equity exchange parties are offering the shares of common stock described in this prospectus through a number of underwriters. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters. We, Cummins, and the debt-for-equity exchange parties expect to enter into an underwriting agreement with the underwriters named below with respect to the shares being offered. Subject to certain conditions, the debt-for-equity exchange parties have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares indicated in the following table.
Underwriters	Total Number of Firm Shares to be Purchased	Number of Optional Shares to be Purchased if Maximum Option Exercised
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Robert W. Baird & Co. Incorporated
BofA Securities, Inc.
Wells Fargo Securities, LLC
HSBC Securities (USA) Inc.
PNC Capital Markets LLC
BTIG, LLC
ING Financial Markets LLC
KeyBanc Capital Markets Inc.
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC
Total	14,124,409	2,118,661
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 2,118,661 shares from the debt-for-equity exchange parties to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid by the debt-for-equity exchange parties to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
Paid by the debt-for-equity exchange parties(1)	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

(1)
The debt-for-equity exchange parties will acquire the total number of shares being sold in this offering, including any shares sold pursuant to the underwriters’ option to purchase additional shares, in the debt-for-equity exchange. For purposes of determining the amount of Cummins indebtedness that Cummins will receive from the debt-for-equity exchange parties in exchange for such shares, Cummins expects that the debt obligations will be valued at the fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the aggregate initial public offering price of such shares less the aggregate underwriting discounts and commissions for such shares, each as shown on the cover page of this prospectus. Cummins may be deemed to have paid such underwriting discounts and commissions for U.S. securities law purposes.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers

may be sold at a discount of up to $      per share from the initial public offering price. After the initial offering of the shares, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We, our executive officers and directors and Cummins have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated between us, the debt-for-equity exchange parties and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We have applied to list our common stock on the NYSE under the symbol “ATMU.”
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares from the debt-for-equity exchange parties or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $17 million, which amounts will be paid by Cummins. We have agreed to reimburse the underwriters for certain expenses related to this offering in the amount up to $50,000.

We, Cummins, and the debt-for-equity exchange parties have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to Cummins and its subsidiaries, including us, and to persons and entities with relationships with Cummins and its subsidiaries, including us, for which they received or will receive customary fees and expenses. Certain underwriters (not in their capacity as such) or their affiliates have separately been engaged to advise Cummins in connection with a strategic review of its filtration business, including the split-off.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain of the underwriters or their affiliates are lenders under the term loan and revolving credit facility. In addition, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC will be the debt-for-equity exchange parties described below.
The debt-for-equity exchange
It is expected that Cummins and the debt-for-equity exchange parties will enter into a debt-for-equity exchange agreement. Under the debt-for-equity exchange agreement, subject to certain conditions, the debt-for-equity exchange parties, as principals for their own account, will exchange debt obligations of Cummins held by the debt-for-equity exchange parties for the shares of our common stock to be sold in this offering. The debt-for-equity exchange parties will then sell the shares to the underwriters for cash. The debt-for-equity exchange between Cummins and the debt-for-equity exchange parties is expected to occur on or before the settlement date of this offering, and the consummation of the debt-for-equity exchange is a condition to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters. If the underwriters exercise their option to purchase additional shares of common stock from the debt-for-equity exchange parties, Cummins will exchange such additional shares of common stock for additional outstanding indebtedness of Cummins held by the debt-for-equity exchange parties. The debt-for-equity exchange parties will then sell such additional shares of common stock to the underwriters for cash.
We expect that the indebtedness of Cummins held by the debt-for-equity exchange parties will have an aggregate principal amount of at least $341.1 million based on a maximum assumed initial public offering price of $21.00 per share, which is the high point of the price range set forth on the cover of this prospectus. The amount of indebtedness of Cummins held by the debt-for-equity exchange parties is expected to be sufficient to acquire all of the shares of our common stock to be sold in this offering, inclusive of the shares that may be sold pursuant to the underwriters’ option to purchase additional shares. In the debt-for-equity exchange, the debt-for-equity exchange parties will acquire the total number of shares being sold in this offering. For purposes of determining the amount of Cummins indebtedness that Cummins will receive from the debt-for-equity exchange parties in exchange for such shares, Cummins expects that the debt obligations will be valued at the fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the aggregate initial public offering price less the aggregate underwriting discounts and commissions for such shares, each as shown on the cover page of this prospectus. If the underwriters exercise their option to purchase additional shares as described above, the debt-for-equity exchange parties will also acquire the additional shares in exchange for debt obligations of Cummins held by the debt-for-equity exchange parties. For purposes of determining the amount of Cummins indebtedness that Cummins will receive from the debt-for-equity exchange parties in exchange for the additional shares, the debt obligations will be valued at the fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the aggregate initial public offering price less the aggregate underwriting discounts and commissions for such shares, each as shown on the cover page of this prospectus multiplied by the number of the additional shares acquired, less underwriting discounts and commissions. The debt-for-equity exchange parties will acquire and sell the shares as principals for their own account, rather than on Cummins’ behalf. If Cummins and the debt-for-equity exchange parties enter into the debt-for-equity exchange agreement, as described above, the debt-for-equity exchange parties will become the owner of our shares of common stock they acquire in the debt-for-equity exchange, regardless of whether this offering is completed. The debt-for-equity exchange parties, and not Cummins, will receive the net proceeds from the sale of the shares in this offering.
For purposes of the U.S. securities laws, each of Cummins and the debt-for-equity exchange parties will be deemed to be an underwriter of the shares of our common stock sold in this offering; however, references to the underwriters in this prospectus refer only to the underwriters listed in the first paragraph of this “Underwriting (Conflicts of Interest)” section.
Conflicts of interest
The offering is being conducted in accordance with the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA, because Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, who are acting as underwriters in this offering, will have a “conflict of interest” pursuant to Rule 5121(f)(5)(C)(ii) by virtue of their role as debt-for-equity exchange parties, since all of the net proceeds of this offering will be received by the debt-for-equity exchange parties. As such, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC will not confirm sales to accounts in which they exercise discretionary authority without the prior written consent of the customer. Rule 5121 requires that a “qualified independent underwriter” as defined in Rule 5121 must participate in the preparation of the prospectus and perform its usual standard of diligence with respect to the registration statement and this prospectus. Accordingly, BofA Securities, Inc. is assuming the responsibilities of acting as the qualified independent underwriter in the offering. BofA Securities, Inc. will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify BofA Securities, Inc. against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act.
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000, or as amended, FSMA,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2 of the UK Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the

SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Australia
No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or the Corporations Act) in relation to the ordinary shares has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:
(a)
you confirm and warrant that you are either:

(i)
a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)
a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)
a person associated with the company under section 708(12) of the Corporations Act; or

(iv)
a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)
you warrant and agree that you will not offer any of the ordinary shares for resale in Australia within 12 months of that ordinary shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS
Certain legal matters, including the legality of the shares being offered herein, will be passed upon by Baker & McKenzie LLP, New York, New York. The legality of the shares being offered herein will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The financial statements of Atmus, a business of Cummins Inc. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement, including the exhibits filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:
Atmus Filtration Technologies Inc.
26 Century Boulevard
Nashville, Tennessee 37214
(615) 514 7339
Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect the materials we file with the SEC without charge at the SEC’s website provided above. We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.
We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus or in any free writing prospectus we have prepared. If you are given any information or representations about these matters that is not discussed in this prospectus or in any free writing prospectus we have prepared, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INDEX TO FINANCIAL STATEMENTS
Audited Financial Statements of Atmus
Report of Independent Registered Public Accounting Firm	F-2
Combined Statements of Net Income For the Years Ended December 31, 2022, 2021 and 2020	F-4
Combined Statements of Comprehensive Income For the Years Ended December 31, 2022, 2021 and 2020	F-5
Combined Balance Sheets as of December 31, 2022 and 2021	F-6
Combined Statements of Cash Flows For the Years Ended December 31, 2022, 2021 and 2020	F-7
Combined Statements of Changes in Net Parent Investment For the Years Ended December 31, 2022, 2021 and 2020	F-8
Notes to the Combined Financial Statements	F-9
Unaudited Financial Statements of Atmus
Condensed Combined Statements of Net Income For the Three Months Ended March 31, 2023 and March 31, 2022	F-30
Condensed Combined Statements of Comprehensive Income For the Three Months Ended March 31, 2023 and March 31, 2022	F-31
Condensed Combined Balance Sheets as of March 31, 2023 and December 31, 2022	F-32
Condensed Combined Statements of Cash Flows For the Three Months Ended March 31, 2023 and March 31, 2022	F-33
Condensed Combined Statements of Changes in Net Parent Investment For the Three Months Ended March 31, 2023 and March 31, 2022	F-34
Notes to the Condensed Combined Financial Statements	F-35

Report of Independent Registered Public Accounting Firm
To the Board of Directors of Cummins Inc. and Shareholder of Atmus Filtration Technologies Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Atmus, a business of Cummins Inc., (the “Company”) as of December 31, 2022 and 2021, and the related combined statements of net income, comprehensive income, changes in net parent investment and cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Revenue Recognition
As described in Note 3 to the combined financial statements, the Company sells to customers either through long-term arrangements or standalone purchase orders. The Company’s long-term arrangements generally do not include committed volumes until underlying purchase orders are issued. Typically, revenue is recognized on the products the Company sells at a point in time, in accordance with shipping terms or other contractual arrangements. For the year ended December 31, 2022, the Company’s net sales were $1,562.1 million.

The principal consideration for our determination that performing procedures related to revenue recognition is a critical audit matter is the high degree of auditor effort in performing procedures related to the Company’s revenue recognition.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included, among others (i) evaluating revenue recognized during the year for a sample of revenue transactions by obtaining and inspecting source documents, including purchase orders, invoices, shipping documentation, and subsequent cash receipts, where applicable and (ii) confirming a sample of outstanding customer invoice balances as of year-end and obtaining and inspecting source documents, including subsequent cash receipts or shipping documentation, for confirmations not returned.
/s/ PricewaterhouseCoopers LLP
Indianapolis, Indiana
February 21, 2023
We have served as the Company’s auditor since 2021.

ATMUS
COMBINED STATEMENTS OF NET INCOME
For the years ended December 31, 2022, 2021 and 2020
	Years ended December 31,
In millions	2022	2021	2020
NET SALES(a)	$1,562.1	$1,438.8	$1,232.6
Cost of sales	1,203.2	1,088.3	923.2
GROSS MARGIN	358.9	350.5	309.4
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	139.7	126.2	112.1
Research, development and engineering expenses	38.6	42.0	39.0
Equity, royalty and interest income from investees	28.0	32.4	40.7
Other Operating Expense, Net	5.0	—	—
OPERATING INCOME	203.6	214.7	199.0
Interest expense	0.7	0.8	0.4
Other income, net	8.8	3.9	2.0
INCOME BEFORE INCOME TAXES	211.7	217.8	200.6
Income tax expense	41.6	46.5	57.8
NET INCOME	$170.1	$171.3	$142.8

(a)
Includes sales to related parties of $344.9 million, $328.6 million and $280.8 million, respectively.

The accompanying notes are an integral part of these combined financial statements.

ATMUS
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2022, 2021 and 2020
	Years ended December 31,
In millions	2022	2021	2020
NET INCOME	$170.1	$171.3	$142.8
Other comprehensive (loss) income, net of tax
Change in pension and other postretirement defined benefit plans	2.4	0.7	—
Foreign currency translation adjustments	(16.6)	(12.0)	11.7
Total other comprehensive (loss) income, net of tax	(14.2)	(11.3)	11.7
COMPREHENSIVE INCOME	$155.9	$160.0	$154.5
The accompanying notes are an integral part of these combined financial statements.

ATMUS
COMBINED BALANCE SHEETS
As of December 31, 2022 and 2021
	December 31,
In millions	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts and notes receivables, net
Trade and other	174.2	161.9
Related party receivables	67.0	60.8
Inventories	251.8	245.8
Prepaid expenses and other current assets	19.3	13.6
Total current assets	512.3	482.1
Long-term assets
Property, plant and equipment, net	148.4	141.1
Investments and advances related to equity method investees	77.0	87.0
Goodwill	84.7	84.7
Other assets	57.0	53.4
Total assets	$879.4	$848.3
LIABILITIES
Current liabilities
Accounts payable (principally trade)	$145.9	$140.1
Related party payables	100.1	78.0
Accrued compensation, benefits and retirement costs	18.2	28.8
Current portion of accrued product warranty	5.9	11.7
Other accrued expenses	79.0	61.3
Total current liabilities	349.1	319.9
Long-term liabilities
Accrued product warranty	9.6	12.2
Other liabilities	71.2	79.0
Total liabilities	$429.9	$411.1
NET PARENT INVESTMENT
Net parent investment	$505.3	$478.8
Accumulated other comprehensive loss	(55.8)	(41.6)
Total net parent investment	449.5	437.2
Total liabilities and net parent investment	$879.4	$848.3
The accompanying notes are an integral part of these combined financial statements.

ATMUS
COMBINED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2022, 2021 and 2020
	Years ended December 31,
In millions	2022	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$170.1	$171.3	$142.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	21.6	21.6	21.1
Deferred income taxes	(12.7)	(2.7)	3.4
Equity in income of investees, net of dividends	0.4	(2.8)	(16.9)
Restructuring actions, net of cash payments	—	—	(3.6)
Foreign currency remeasurement and transaction exposure	(1.9)	(5.8)	(0.5)
Changes in current assets and liabilities
Trade and other receivables	(15.6)	0.2	(6.8)
Related party receivables	(7.9)	(8.0)	(5.1)
Inventories	(9.4)	(50.6)	6.1
Prepaid expenses and other current assets	(6.1)	10.2	(4.1)
Accounts payable	8.5	19.0	21.5
Related party payables	24.0	28.3	6.2
Other accrued expenses	3.3	19.2	1.7
Changes in other liabilities	(5.7)	3.4	36.9
Other, net	8.4	(1.0)	10.4
Net cash provided by operating activities	177.0	202.3	213.1
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(32.5)	(30.8)	(25.5)
Investments in internal use software	(0.9)	(1.1)	(1.0)
Net cash used in investing activities	(33.4)	(31.9)	(26.5)
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to Parent	(143.6)	(170.4)	(186.6)
Net cash used in financing activities	(143.6)	(170.4)	(186.6)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	—
Net increase/(decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$—	$—
The accompanying notes are an integral part of these combined financial statements.

ATMUS
COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
For the years ended December 31, 2022, 2021 and 2020
In millions	Net Parent Investment	Accumulated Other Comprehensive Loss	Total
BALANCE AT DECEMBER 31, 2019	$521.7	$(42.0)	$479.7
Net income	142.8		142.8
Other comprehensive income, net of tax		11.7	11.7
Net transfers to Parent	(186.6)		(186.6)
BALANCE AT DECEMBER 31, 2020	$477.9	$(30.3)	$447.6
Net income	171.3		171.3
Other comprehensive loss, net of tax		(11.3)	(11.3)
Net transfers to Parent	(170.4)		(170.4)
BALANCE AT DECEMBER 31, 2021	$478.8	$(41.6)	$437.2
Net income	170.1		170.1
Other comprehensive loss, net of tax		(14.2)	(14.2)
Net transfers to Parent	(143.6)		(143.6)
BALANCE AT DECEMBER 31, 2022	$505.3	$(55.8)	$449.5
The accompanying notes are an integral part of these combined financial statements.

ATMUS
NOTES TO THE COMBINED FINANCIAL STATEMENTS
All quantitative disclosures will be noted in U.S. Dollars in the following footnotes unless otherwise stated.
NOTE 1: DESCRIPTION OF THE BUSINESS
Separation
The accompanying Combined Financial Statements of Atmus, a business of Cummins Inc. (“Atmus”, the “Company”, “we”, “us” or “our”), include the historical accounts of the filtration business of Cummins Inc. (the “Parent” or “Cummins”), a publicly traded company incorporated in Indiana (United States). On August 3, 2021, Cummins publicly announced it was exploring strategic alternatives for its filtration business, including the potential separation of the filtration business from Cummins into a standalone company. We are conducting an initial public offering of our common stock. Prior to the closing of this offering, Cummins will transfer to us substantially all of the assets and liabilities comprising its filtration business that will form our business going forward.
Cummins has informed us that, as of the date of this prospectus, following this offering, it intends to make a tax-free split-off, pursuant to which Cummins will offer its stockholders the option to exchange their shares of Cummins common stock for shares of our common stock in an exchange offer. If the exchange offer is undertaken and consummated and not fully subscribed because less than all shares of our common stock owned by Cummins are exchanged, the remaining shares of our common stock owned by Cummins may be offered in one or more subsequent exchange offers (together with the initial exchange offer, the “exchange offer(s)”) and/or distributed on a pro rata basis to Cummins stockholders whose shares of Cummins common stock remain outstanding after consummation of the exchange offer(s) (such distribution, together with the exchange offer(s), the “split-off).
While Cummins intends to effect the split-off, Cummins has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the split-off, by any specified date or at all. If pursued, the split-off may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the IRS, which has been received, and an opinion of a nationally recognized law or accounting firm to the effect that the separation and the debt-for-equity exchange, together with such split-off, will qualify as a transaction that is tax-free to Cummins and its stockholders for U.S. federal income tax purposes. The conditions to the split-off may not be satisfied; Cummins may decide not to consummate the split-off even if the conditions are satisfied; or Cummins may decide to waive one or more of these conditions and consummate the split-off even if all of the conditions are not satisfied.
Nature of Operations
The Atmus business operates, designs, manufactures and sells filters, coolant and chemical products. Atmus offers products for first fit and aftermarket applications including air filters, fuel filters, fuel water separators, lube filters, hydraulic filters, coolants, fuel additives and other filtration systems to original equipment manufacturers, dealers/distributors and end-users. Atmus supports a wide customer base in a diverse range of markets including on-highway, off-highway segments such as oil and gas, agriculture, mining, construction, power generation, marine and industrial markets. The Company produces and sells globally recognized Fleetguard branded products in over 150 countries including countries in North America, Europe, South America, Asia, Australia and Africa. Fleetguard products are available through thousands of distribution centers worldwide.
Atmus Contingent Debt Agreement
On September 30, 2022, we entered into a $1.0 billion credit agreement (“Credit Agreement”), consisting of a $400 million revolving credit facility and a $600 million term loan facility (“Facilities”), in anticipation of our separation from Cummins. Borrowings under the Credit Agreement will not become available under the Credit Agreement unless and until, among other things, there is a sale to the public of our shares. The Credit Agreement will automatically terminate if no such public sale of our shares occurs on or prior to June 30, 2023. If borrowings become available under the Credit Agreement, the Facilities would mature on September 30, 2027.
Borrowings under the Credit Agreement would bear interest at varying rates, depending on the type of loan and, in some cases, the rates of designated benchmarks and the applicable election made by us. Generally, U.S. dollar-denominated loans would bear interest at an adjusted term Secured Overnight Financing Rate (SOFR) (which includes a 0.10 percent credit spread adjustment to SOFR) for the applicable interest period plus a rate ranging from 1.125 percent to 1.75 percent depending on our net leverage ratio.
NOTE 2: BASIS OF PRESENTATION
Beginning in 2022, we transitioned to a Gregorian calendar with our reporting period ending on the last day of the quarterly calendar period. In 2021 and prior, our reporting period ended on the Sunday closest to the last day of the quarterly calendar period. Our fiscal year ended on December 31, regardless of the day of the week on which December 31 falls.
The accompanying Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States, on a standalone basis and reflect a combination of entities under common control that have been “carved out” of and derived from Cummins’ historical Consolidated Financial Statements and accounting records. Accordingly, Cummins’ net investment in this business (“Net Parent Investment”) is presented in lieu of a controlling interest’s equity in the Combined Financial Statements. Therefore, the Combined Financial Statements reflect Atmus’s combined financial position, results of operations and cash flows as if the business was a standalone company prior to the separation. The preparation of the Combined Financial Statements required considerable judgment of management and reflects significant assumptions and allocations that management believes are reasonable. As a result, Atmus’s Combined Financial Statements may not be indicative of Atmus’s future performance and do not necessarily reflect what Atmus’s combined results of operations, financial condition and cash flows would have been had Atmus operated as a separate, publicly traded company during the periods presented.
During the periods presented, Atmus functioned as part of the larger group of businesses controlled by Cummins and accordingly, utilized centralized functions, such as facilities and information technology, of Cummins to support its operations. A portion of the shared service costs were historically allocated to Atmus. Cummins also performed certain corporate functions for Atmus. The corporate expenses related to Atmus have been allocated from the Parent. These allocated costs are primarily related to certain governance and corporate functions such as finance, treasury, tax, human resources, legal, investor relations and certain other costs. Where it is possible to specifically attribute such expenses to activities of Atmus, these amounts have been charged or credited directly to Atmus without allocation or apportionment. Allocation of other such expenses is based on a reasonable reflection of the utilization of the service provided or benefits received by Atmus during the periods presented on a consistent basis, such as a relative percentage of headcount and third-party sales. The aggregate costs allocated for these functions to Atmus are included within the Combined Statements of Net Income.
Historically, Atmus’s cash was transferred to the Parent on a daily basis. This arrangement is not reflective of the manner in which Atmus would have been able to finance its operations had it been a standalone business separate from the Parent during the periods presented.
Our Parent’s debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt and our Parent’s borrowings were not directly attributable to us.
NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Russian Operations
On March 17, 2022, Cummins’ Board of Directors decided to indefinitely suspend its operations in Russia due to the ongoing conflict in Ukraine. As a result of the suspension of operations, we evaluated the recoverability of assets in Russia and assessed other liabilities that may have been incurred. We have experienced, and expect to continue to experience, an inability to collect customer receivables. We also determined that we have some inventory items that were designated specifically for Russia which will not be able to be used elsewhere.
As a result of this suspension, approximately $1.7 million of accounts receivable were reserved for and $0.6 million of inventory was written off in 2022. The associated expense is recorded within Other operating expense, net and Cost of sales, respectively in the Combined Statements of Net Income. As of December 31, 2022, approximately $0.2 million of the written off accounts receivables was collected.
COVID-19
The outbreak of COVID-19 in early 2020 became a global pandemic with the resultant economic impacts evolving into a worldwide recession. The pandemic triggered a significant downturn in our markets globally, which negatively impacted our sales and results of operations during 2020. While the majority of the negative impacts to demand largely subsided in 2021, we continued to experience supply chain disruptions in 2022, which limited our ability to meet end-user demands and the related financial impacts are reflected as increased cost of sales.
Investments in Equity Investees
We use the equity method to account for our investments in joint ventures, affiliated companies and alliances in which we have the ability to exercise significant influence, generally represented by equity ownership or partnership equity of at least 20 percent but not more than 50 percent. Generally, under the equity method, original investments in these entities are recorded at cost and subsequently adjusted by our share of equity in income or losses after the date of acquisition. Equity in income or losses of each investee is recorded according to our level of ownership; if losses accumulate, we record our share of losses until our investment has been fully depleted. If our investment has been fully depleted, we recognize additional losses only when we are the primary funding source. We eliminate (to the extent of our ownership percentage) in our Combined Financial Statements the profit in inventory held by our equity method investees that has not yet been sold to a third-party. Dividends received from equity method investees reduce the amount of our investment when received and do not impact our earnings. Our investments are classified as “Investments and advances related to equity method investees” in our Combined Balance Sheets. Our share of the results from joint ventures, affiliated companies and alliances is reported in our Combined Statements of Net Income as “Equity, royalty and interest income from investees” and is reported net of all applicable income taxes. Our foreign equity investees are presented net of applicable foreign income taxes in our Combined Statements of Net Income. See Note 5, “INVESTMENTS IN EQUITY INVESTEES,” for additional information.
Use of Estimates in the Preparation of the Combined Financial Statements
Preparation of financial statements requires management to make estimates and assumptions that affect reported amounts presented and disclosed in our Combined Financial Statements. Significant estimates and assumptions in these Combined Financial Statements require the exercise of judgement and are used for, but not limited to, estimates of future cash flows and other assumptions associated with goodwill and long-lived asset impairment tests, useful lives for depreciation and amortization, warranty programs, restructuring costs, income taxes, deferred tax valuation allowances, contingencies and allowances for doubtful accounts. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.
The effect of a recovering supply chain, and potential associated disruptions, on related future financial impacts cannot be estimated at this time. This uncertainty could have a future impact on certain estimates used in the preparation of our 2022 financial results.
Revenue From Contracts with Customers
Revenue Recognition Sales of Products
We sell to customers either through long-term arrangements or standalone purchase orders. Our long-term arrangements generally do not include committed volumes until underlying purchase orders are issued. Typically, we recognize revenue on the products we sell at a point in time, in accordance with shipping terms or other contractual arrangements. All related shipping and handling costs are accrued at the time the related performance obligation has been satisfied.
Our sales arrangements may include the collection of sales and other similar taxes that are then remitted to the related taxing authority. We have elected to present the amounts collected for these taxes net of the related tax expense rather than presenting them as additional revenue.
We grant credit limits and terms to customers based upon traditional practices and competitive conditions. Typical terms vary by market, but payments are generally due in 60 days or less from invoicing for most of our product sales.
Sales Incentives
We provide various sales incentives to both our distribution network and OEM customers. These programs are designed to promote the sale of our products or encourage the usage of our products by OEM customers. When there is uncertainty surrounding these sales incentives, we may reduce the amount of revenue we recognize under a contract through an incentive accrual. When the uncertainty has been resolved the accrual will be adjusted accordingly. Sales incentives primarily fall into three categories:
•
Aftermarket rebates;

•
Volume and growth rebates; and

•
Marketing Development Fund (“MDF”).

For aftermarket rebates, we provide incentives to promote sales to certain dealers and end- markets. These rebates are typically paid on a quarterly, or more frequent basis. At the time of the sale, we consider the expected amount of these rebates when determining the overall transaction price. Estimates are adjusted at the end of each month or quarter based on the amounts yet to be paid. Aftermarket rebates are estimated based on sales and historical experience.
For volume and growth rebates, we provide certain customers with rebate opportunities for attaining specified volumes during a particular quarter or year. We consider the expected amount of these rebates at the time of the original sale as we determine the sales revenue. We update our assessment of the amount of rebates that will be earned on a monthly or quarterly basis based on our best estimate of the volume levels the customer will reach during the measurement period.
For MDF’s, these are funds to support our customers primarily for business development, marketing and advertising programs, promotional items jointly developed, dealer incentives and partnering programs. Depending on the agreement the funds are accrued for and paid on a quarterly basis, annual basis, or as agreed with those customers receiving these funds.
Sales Returns
The initial determination of the sales revenue may also be impacted by product returns. Rights of return do not exist for the majority of our sales other than for quality issues. We do offer certain return rights in our aftermarket business, where some aftermarket customers are permitted to return a small amount of filters each year. An estimate of future returns is accounted for at the time of sale as a reduction in the overall sales revenue based on historical return rates.
Foreign Currency Transactions and Translation
We translate assets and liabilities of foreign entities to U.S. dollars, where the local currency is the functional currency, at month-end exchange rates. We translate income and expenses to U.S. dollars using weighted-average exchange rates. We record adjustments resulting from translation in a separate component of accumulated other comprehensive loss and include the adjustments in net income only upon sale, loss of controlling financial interest or liquidation of the underlying foreign investment.

Foreign currency transaction gains and losses are included in net income. For foreign entities where the U.S. dollar is the functional currency, including those operating in highly inflationary economies when applicable, we remeasure non-monetary balances and the related income statement amounts using historical exchange rates. We include the resulting gains and losses in net income, including the effect of derivatives in our Combined Statements of Net Income, which combined with transaction gains (losses) amounted to $0.3 million, $0.4 million and $(0.5) million for the years ended December 31, 2022, 2021 and 2020, respectively.
Income Tax Accounting
We determine our income tax expense using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax benefits of net operating loss and credit carryforwards are also recognized as deferred tax assets. We evaluate the recoverability of our deferred tax assets each quarter by assessing the likelihood of future profitability and available tax planning strategies that could be implemented to realize our net deferred tax assets. A valuation allowance is recorded to reduce the tax assets to the net value management believes is more likely than not to be realized. In the event our operating performance deteriorates, future assessments could conclude that a larger valuation allowance will be needed to further reduce the deferred tax assets. In addition, we operate within multiple taxing jurisdictions and are subject to tax audits in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. We accrue for the estimated additional tax and interest that may result from tax authorities disputing uncertain tax positions. We believe we made adequate provisions for income taxes for all years that are subject to audit based upon the latest information available.
Our income tax provision was prepared following the separate return method, which applies Accounting Standards Codification (“ASC”) 740 to the standalone financial statements of each member of the combined group as if the group member were a separate and standalone enterprise. Due to this treatment, tax transactions included in the Consolidated Financial Statements of the Parent may not be included in the separated Combined Financial Statements of the Company. Similarly, there may be certain tax attributes within the Combined Financial Statements of the Company which would not be found in the Consolidated Financial Statements and tax returns of the Parent. Examples of such items include net operating losses, tax credits carry forwards and valuation allowances, which may exist in the standalone financial statements but not in the Parent’s Consolidated Financial Statements.
Furthermore, the Combined Financial Statements do not reflect any amounts due to or due from the Parent for income tax related matters as these matters are settled at the end of each year.
A more complete description of our income taxes and the future benefits of our net operating loss and credit carryforwards is disclosed in Note 6, “INCOME TAXES.”
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable represent amounts billed to customers and not yet collected or amounts that have been earned but may not be billed until the passage of time and are recorded when the right to consideration becomes unconditional. Trade accounts receivable are recorded at the invoiced amount, which approximates net realizable value and generally do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of expected credit losses in our existing accounts receivable. We determine the allowance based on our historical collection experience and by performing an analysis of our accounts receivable in light of the current economic environment. This estimate of expected losses reflects those losses expected to occur over the contractual life of the receivable. We review our allowance for doubtful accounts on a regular basis. In addition, when necessary, we provide an allowance for the full amount of specific accounts deemed to be uncollectible. Account balances are charged off against the allowance in the period in which we determine that it is probable the receivable will not be recovered. The allowance for doubtful accounts balances were $2.4 million and

$0.8 million at December 31, 2022 and 2021, respectively; the increase was principally driven by Russia as described above. Bad debt write-offs were not material during the three years ended December 31, 2022.
Inventories
Our inventories are stated at the lower of cost or net realizable value. As of December 31, 2022 and 2021, approximately 34.4% and 32.3%, respectively, of our inventories were valued using the last- in, first-out (LIFO) cost method. The cost of other inventories is generally valued using the first-in, first-out (FIFO) cost method. Our inventories include estimates for adjustments related to annual physical inventory results and for inventory cost changes under the LIFO cost method. Due to significant movements of partially-manufactured components and parts between manufacturing plants, we do not internally measure, nor do our accounting systems provide, a meaningful segregation between raw materials and work-in-process. See Note 7, “INVENTORIES,” for additional information.
Property, Plant and Equipment
We record property, plant and equipment at cost, inclusive of finance lease assets, with the adoption of ASC 842. We depreciate the cost of the majority of our property, plant and equipment using the straight-line method with depreciable lives ranging from 20 to 40 years for buildings and 3 to 15 years for machinery, equipment and fixtures. Finance lease asset amortization is recorded in depreciation expense. We expense normal maintenance and repair costs as incurred. Depreciation expense totaled $20.7 million, $21.0 million and $20.7 million for the years ended December 31, 2022, 2021 and 2020, respectively. See Note 8, “PROPERTY, PLANT AND EQUIPMENT” and Note 9, “LEASES,” for additional information.
Impairment of Long-Lived Assets
We review our long-lived assets for possible impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable. We assess the recoverability of the carrying value of the long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. An impairment of a long-lived asset or asset group exists when the expected future pre-tax cash flows (undiscounted and without interest charges) estimated to be generated by the asset or asset group is less than its carrying value. If these cash flows are less than the carrying value of such asset or asset group, an impairment loss is measured based on the difference between the estimated fair value and carrying value of the asset or asset group. Assumptions and estimates used to estimate cash flows in the evaluation of impairment and the fair values used to determine the impairment are subject to a degree of judgment and complexity. Any changes to the assumptions and estimates resulting from changes in actual results or market conditions from those anticipated may affect the carrying value of long-lived assets and could result in a future impairment charge.
Leases
We determine if an arrangement contains a lease in whole or in part at the inception of the contract. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term while lease liabilities represent our obligation to make lease payments arising from the lease. All leases greater than 12 months result in the recognition of a ROU asset and a liability at the lease commencement date based on the present value of the lease payments over the lease term. As most of our leases do not provide the information required to determine the implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. This rate is determined considering factors such as the lease term, our credit standing and the economic environment of the location of the lease. We use the implicit rate when readily determinable.
Our lease terms include all non-cancelable periods and may include options to extend (or to not terminate) the lease when it is reasonably certain that we will exercise that option. Leases that have a term of 12 months or less at the commencement date are expensed on a straight-line basis over the lease term and do not result in the recognition of an asset or a liability.
Lease expense for operating leases is recognized on a straight-line basis over the lease term. Lease expense for finance leases is generally front-loaded as the finance lease ROU asset is depreciated on a straight-line basis, but interest expense on the liability is recognized utilizing the interest method that results in more expense during the early years of the lease. We have lease agreements with lease and non-lease components, primarily related to real estate, vehicle and information technology (“IT”) assets. For vehicle and real estate leases, we account for the lease and non-lease components as a single lease component. For IT leases, we allocate the payment between the lease and non-lease components based on the relative value of each component. See Note 9, “LEASES,” for additional information.
Goodwill
We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it is necessary to perform an annual quantitative goodwill impairment test. We have elected this option for our reporting unit. In addition, the carrying value of goodwill must be tested for impairment on an interim basis in certain circumstances where impairment may be indicated.
When we are required or opt to perform the quantitative impairment test, the fair value of our reporting unit is estimated with either the market approach or the income approach using a discounted cash flow model. Our income approach method uses a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate rate of return.
The discounted cash flow model requires us to make projections of revenue, gross margin, operating expenses, working capital investment and fixed asset additions for our reporting unit over a multi-year period. Additionally, management must estimate a weighted-average cost of capital, which reflects a market rate, for our reporting unit for use as a discount rate. The discounted cash flows are compared to the carrying value of the reporting unit and, if less than the carrying value, the difference is recorded as a goodwill impairment loss. In addition, we also perform a sensitivity analysis to determine how much our forecasts can fluctuate before the fair value of a reporting unit would be lower than its carrying amount.
We perform the required procedures as of the end of our fiscal third quarter.
Changes in our projections or estimates, a deterioration of our operating results and the related cash flow effect or a significant increase in the discount rate could decrease the estimated fair value of our reporting unit and result in a future impairment of goodwill. See Note 10, “GOODWILL,” for additional information.
Warranty
We estimate and record a liability for standard warranty programs at the time our products are sold. Our estimates are based on historical experience and reflect management’s best estimates of expected costs at the time products are sold and subsequent adjustment to those expected costs when actual costs differ. As a result of the uncertainty surrounding the nature and frequency of product campaigns, the liability for such campaigns is recorded when we commit to a recall action or when a recall becomes probable and estimable, which generally occurs when it is announced. We review and assess the liability for these programs on a quarterly basis. See Note 11, “PRODUCT WARRANTY LIABILITY,” for additional information.
Research and Development
Our research and development programs are focused on product improvements, product extensions, innovations and cost reductions for our customers. Research and development expenditures include salaries, contractor fees, building costs, utilities, testing, technical IT, administrative expenses and allocation of corporate costs and are expensed, net of contract reimbursements, when incurred. Research and development expenses were $38.5 million, $41.6 million and $37.9 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Related Party Transactions
In accordance with the provisions of various joint venture agreements, we may purchase products and components from our joint ventures, sell products and components to our joint ventures and our joint ventures may sell products and components to unrelated parties. Joint venture transfer prices may differ from normal selling prices. Certain joint venture agreements transfer product at cost, some transfer product on a cost-plus basis, and others transfer product at market value. We also may purchase products and components from other Cummins’ owned entities and sell products to other Cummins’ owned entities. These purchases and sales take place on terms resulting in margins within a reasonable range of market rates. See Note 15, “RELATIONSHIP WITH PARENT AND RELATED PARTIES,” for additional information.
Segment Information
We operate our business as one operating segment and also one reportable segment based on the manner in which we review and evaluate operating performance. The operating results are regularly reviewed by Atmus’s chief operating decision maker on a combined basis. The chief operating decision maker is our Chief Executive Officer.
Stock-Based Compensation
Our Parent maintains stock-based compensation plans under which it receives services from employees as consideration for equity instruments of the Parent. These Combined Financial Statements include both the expense of employees within the Company as well as expenses of the Parent that were allocated to the Company for stock-based compensation. These stock based compensation costs are measured at fair value. Expense is generally recognized on a straight line basis over the service period during which awards are expected to vest. We present stock based compensation expense within the Combined Statements of Net Income based on the classification of the respective employees’ cash compensation.
Pensions and other Postretirement Benefits
Cummins provides a range of benefits, including pensions, postretirement and post-employment benefits to eligible current and former employees, of which certain of our employees participate. For purposes of Atmus’s Combined Financial Statements, participation in these Cummins plans is being treated as a multiemployer plan. Accordingly, the benefit obligations, plan assets and accumulated other comprehensive income (loss) amounts are not shown in the Combined Balance Sheets. However, due to jurisdictional requirements, some plans will be transferring as part of the transaction and will be treated as single-employer plans. See Note 12, “PENSIONS AND OTHER POSTRETIREMENT BENEFITS,” for more information.
Net Parent Investment
Net Parent Investment represents our Parent’s historical investment in us, our accumulated net earnings after taxes and the net effect of transactions with and allocations from our Parent.
Net Parent Investment in the Combined Balance Sheets represents Cummins’ net investment in Atmus and is presented in lieu of stockholders’ equity. The Combined Statements of Changes in Net Parent Investment include net cash transfers between Cummins and Atmus pursuant to the centralized cash management and other treasury-related functions performed by Cummins. The Net Parent Investment account includes the settlement and net effect of transactions with and corporate allocations from Cummins including administrative expenses such as corporate finance, accounting and field shared services, information services, human resources, marketing, corporate office and other services.

The net effect of other assets and liabilities and related income and expenses recorded at the corporate level and pushed down to Atmus are also included in Net Parent Investment.
All transactions reflected in Net Parent Investment in the accompanying Combined Balance Sheets have been considered cash receipts and payments for purposes of the Combined Statements of Cash Flows and are reflected in financing activities in the accompanying Combined Statements of Cash Flows.
NOTE 4: REVENUE FROM CONTRACTS WITH CUSTOMERS
Disaggregation of Revenue
Revenue by Geographic Area
The table below presents our combined sales by geographic area. Net sales attributed to geographic areas were based on the location of the customer.
	Years ended December 31,
In millions	2022	2021	2020
United States	$720.5	$619.6	$539.8
China	99.7	141.9	135.2
Other international	741.9	677.3	557.6
Total net sales	$1,562.1	$1,438.8	$1,232.6
Revenue by Product Category
The table below presents our combined sales by product category.
	Years ended December 31,
In millions	2022	2021	2020
Fuel	$674.7	$612.6	$513.2
Lube	306.9	278.7	238.9
Air	267.8	242.9	222.2
Other	312.7	304.6	258.3
Total net sales	$1,562.1	$1,438.8	$1,232.6
Revenue by Major Customer
Related party sales to Cummins represented 19.3% of net sales in 2022 ($302.2 million), 18.5% of net sales in 2021 ($266.8 million) and 18.3% of net sales in 2020 ($225.5 million). For the years ended December 31, 2022, 2021 and 2020, two external customers, PACCAR and the Traton Group, represented greater than 10% of our annual net sales. These customers represented 16.2% and 12.0% of net sales in 2022, 15.1% and 11.7% of net sales in 2021 and 14.2% and 11.9% of net sales in 2020. No other customers exceeded 10% of net sales in the three years presented.
NOTE 5: INVESTMENTS IN EQUITY INVESTEES
Investments and advances related to equity method investees and our ownership percentages were as follows:
	Ownership Percentage	December 31,
In millions		2022	2021
Shanghai Fleetguard Filter Co. Ltd.	50.0	$23.9	$30.7
Fleetguard Filters Pvt. Ltd.	49.5	51.4	54.7
Filtrum Fibretechnologies Pvt. Ltd.	49.7	1.7	1.6
Investments and advances related to equity method investees		$77.0	$87.0

Dividends received from our unconsolidated equity investees were $23.1 million, $24.0 million and $19.3 million in 2022, 2021 and 2020, respectively.
Equity, royalty and interest income from investees, net of applicable taxes, was as follows:
	Years ended December 31,
In millions	2022	2021	2020
Shanghai Fleetguard Filter Co. Ltd.	$5.3	$10.2	$10.8
Fleetguard Filters Pvt. Ltd.(1)	17.1	16.4	24.9
Filtrum Fibretechnologies Pvt. Ltd.	0.3	0.2	0.5
Atmus share of net income	22.7	26.8	36.2
Royalty and interest income	5.3	5.6	4.5
Equity, royalty and interest income from investees	$28.0	$32.4	$40.7

(1)
2020 includes $14.0 million in favorable adjustments related to tax changes within India’s 2020-2021 Union Budget of India (India Tax Law Change) passed in March 2020. See Note 6, “INCOME TAXES,” for additional information in India Tax Law Change.

Our joint ventures are primarily intended to allow us to increase our market penetration in geographic regions, reduce capital spending, streamline our supply chain management and develop technologies. The results and investments in our joint ventures in which we have 50 percent or less ownership are included in “Equity, royalty and interest income from investees” and “Investments and advances related to equity method investees” in our Combined Statements of Net Income and Combined Balance Sheets, respectively.
•
Shanghai Fleetguard Filter Co. Ltd. — Shanghai Fleetguard Filter Co. Ltd. is a limited liability company (Sinoforeign joint venture) incorporated in Shanghai of the People’s Republic of China on April 27, 1994 by Dongfeng Motor Parts and Components Group Co., Ltd. and Cummins (China) Investment Co. with 50% partnership. Shanghai Fleetguard Filter Co. Ltd.’s approved scope of business operations includes the manufacture and sales of various filters and filter spare parts for diesel engines, trucks, buses, mining, excavators and other construction equipment to customers in China and exports to Atmus. Shanghai Fleetguard Filter Co. Ltd. has three manufacturing sites, Shanghai, Wuhan and Shiyan, with Shanghai being the primary location.

•
Fleetguard Filters Pvt. Ltd. — Fleetguard Filters Pvt. Ltd. is a limited company incorporated in 1987 by Perfect Sealing Systems Private Limited (India) and Cummins Filtration Inc. (USA) which set a benchmark by providing premium filtration solutions for both on and off-highway applications from Air, Lube, Fuel, Hydraulic and Water Filtration to Coolants & Chemicals. They focus on supplies to first fit and aftermarket customers in India and exports to Atmus. The Head Office of Fleetguard Filters Pvt. Ltd. is located at Baner, in Pune, Maharashtra, India and has seven manufacturing plants in different states of India — Dharwad in Karnataka, Hosur in Tamil Nadu, Jamshedpur in Jharkhand, Nandur, Wadki and Loni Khalbhor in Maharashtra, and Sitarganj in Uttarakhand.

Equity Investee Financial Summary
Summary financial information for our equity investees was as follows:
	Years ended December 31,
In millions	2022	2021	2020
Net sales	$392.5	$429.7	$338.6
Gross margin	136.3	98.8	126.9
Net income	38.4	53.9	48.2
Atmus share of net income	$22.7	$26.8	$36.2
Royalty and interest income	5.3	5.6	4.5
Total equity, royalty and interest income from investees	$28.0	$32.4	$40.7
Current assets	157.9	186.0	174.3
Non-current assets	82.0	84.1	87.9
Current liabilities	(75.9)	(88.0)	(83.9)
Non-current liabilities	(7.3)	(5.3)	(4.9)
Net assets	$156.7	$176.8	$173.4
Atmus share of net assets	$78.9	$88.1	$86.4
NOTE 6: INCOME TAXES
The following table summarizes income before income taxes:
	Years ended December 31,
In millions	2022	2021	2020
U.S. income	$68.8	$73.1	$62.4
Foreign income	$142.9	$144.7	$138.2
Income before income taxes	$211.7	$217.8	$200.6
Income tax expense (benefit) consisted of the following:
	Years ended December 31,
In millions	2022	2021	2020
Current
U.S. federal and state	$28.6	$15.5	$29.0
Foreign	25.7	33.7	25.4
Total current income tax expense	54.3	49.2	54.4
Deferred
U.S. federal and state	(11.4)	1.6	4.0
Foreign	(1.3)	(4.3)	(9.5)
Impact of India tax law changes	—	—	8.9
Total deferred income tax expense (benefit)	(12.7)	(2.7)	3.4
Income tax expense	$41.6	$46.5	$57.8

A reconciliation of the statutory U.S. federal income tax rate to the effective tax rate was as follows:
	Years ended December 31,
	2022	2021	2020
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%
State income tax, net of federal effect	0.9%	1.0%	0.6%
Differences in rates and taxability of foreign subsidiaries and joint ventures	(2.6)%	(1.2)%	(1.5)%
Research tax credits	(0.6)%	(1.1)%	(0.9)%
Foreign derived intangible income	(1.3)%	(1.2)%	(1.0)%
Valuation allowance	(0.4)%	0.7%	1.3%
Uncertain tax positions	2.5%	1.6%	9.1%
Other, net	0.2%	0.5%	0.2%
Effective tax rate	19.7%	21.3%	28.8%
Our effective tax rate for 2022 was 19.7 percent compared to 21.3 percent for 2021 and 28.8 percent for 2020. The decrease in our effective tax rate was primarily due to changes in the mix of our income before income taxes between the U.S. and foreign countries. The year ended December 31, 2022, contained unfavorable discrete tax items of $5.4 million, primarily due to $5.2 million of unfavorable changes in tax reserves.
The year ended December 31, 2021, contained unfavorable net discrete tax items of $2.6 million, primarily due to $3.5 million of unfavorable changes in tax reserves, partially offset by $0.9 million of favorable other discrete tax items.
The year ended December 31, 2020, contained $24.1 million of unfavorable net discrete tax items, primarily due to $18.2 million of unfavorable changes in tax reserves, $8.9 million of withholding tax adjustments, partially offset by $3.0 million of favorable other discrete tax items. The India Tax Law Change eliminated the dividend distribution tax and replaced it with a lower rate withholding tax as the burden shifted from the dividend payor to the dividend recipient.
The India Tax Law Change resulted in the following adjustments to the Combined Statements of Net Income for the year ended December 31, 2020:
Favorable (Unfavorable)
In millions	2020
Equity, royalty and interest income from investees	$14.0
Income tax expense	$(8.9)
Net income statement impact	$5.1
At December 31, 2022, $208.9 million of non-U.S. earnings are considered indefinitely reinvested in operations outside the U.S. for which deferred taxes have not been provided. Determination of the related deferred tax liability, if any, is not practicable because of the complexities associated with the hypothetical calculation.

Carryforward tax benefits and the tax effect of temporary differences between financial and tax reporting that give rise to net deferred tax assets (liabilities) were as follows:
	December 31,
In millions	2022	2021
Deferred tax assets
Foreign carryforward benefits	$18.6	$17.6
Accrued expenses	15.5	14.0
Warranty expenses	3.5	4.2
Lease liabilities	4.1	4.9
Other	12.3	7.0
Gross deferred tax assets	54.0	47.7
Valuation allowance	(16.4)	(17.6)
Total deferred tax assets	37.6	30.1
Deferred tax liabilities
Property, plant and equipment	8.0	10.2
Unremitted income of foreign subsidiaries and joint ventures	12.4	13.0
Employee benefit plans	1.2	1.5
Lease assets	4.0	4.6
Other	5.0	6.5
Total deferred tax liabilities	30.6	35.8
Net deferred tax assets (liabilities)	$7.0	$(5.7)
Our foreign carryforward benefits as of December 31, 2022 begin to expire in 2023. A valuation allowance is recorded to reduce the gross deferred tax assets to an amount we believe is more likely than not to be realized. The valuation allowance is $16.4 million and decreased in 2022 by a net $1.2 million. The valuation allowance is primarily attributable to the uncertainty regarding the realization of foreign net operating loss carryforward benefits.
Our Combined Balance Sheets contain the following tax related items:
	December 31,
In millions	2022	2021
Prepaid expenses and other current assets
Refundable income taxes	$0.8	$0.3
Other assets
Deferred income tax assets	14.3	13.4
Other accrued expenses
Income tax payable	6.0	6.6
Other liabilities
One-time transition tax	0.7	0.7
Deferred income tax liabilities	7.3	19.1

A reconciliation of unrecognized tax benefits for the years ended December 31, 2022, 2021 and 2020 was as follows:
	December 31,
In millions	2022	2021	2020
Balance at beginning of year	$19.0	$16.6	$1.8
Additions to current year tax positions	$3.2	$2.4	$2.7
Additions to prior years’ tax positions	$—	$—	$12.3
Reductions to prior years’ tax positions	$—	$—	$(0.2)
Balance at end of year	$22.2	$19.0	$16.6
The total amount of unrecognized tax benefits in 2022, 2021 and 2020, if recognized, would favorably impact the effective tax rate in future periods.
We have accrued interest expense related to the unrecognized tax benefits of $7.0 million, $5.0 million and $3.9 million as of December 31, 2022, 2021 and 2020, respectively. We recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense.
Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a positive impact on earnings.
As a result of our global operations, we file income tax returns in various jurisdictions including U.S. federal, state and foreign jurisdictions. We are routinely subject to examination by taxing authorities throughout the world, including Australia, Belgium, Brazil, Canada, China, France, India, Mexico, the U.K. and the U.S. With few exceptions, our U.S. federal, major state and foreign jurisdictions are no longer subject to income tax assessments for years before 2018.
NOTE 7: INVENTORIES
Inventories are stated at the lower of cost or net realizable value. Inventories included the following:
	December 31,
In millions	2022	2021
Finished products	$195.9	$183.6
Work-in-process and raw materials	92.4	85.0
Inventories at FIFO cost	288.3	268.6
Excess of FIFO over LIFO	(36.5)	(22.8)
Total inventories	$251.8	$245.8
NOTE 8: PROPERTY, PLANT AND EQUIPMENT
Details of our property, plant and equipment balance were as follows:
	December 31,
In millions	2022	2021
Land and buildings	$68.7	$67.1
Machinery, equipment and fixtures	304.1	301.7
Construction in process	35.4	25.6
Property, plant and equipment, gross	408.2	394.4
Less: Accumulated depreciation	(259.8)	(253.3)
Property, plant and equipment, net	$148.4	$141.1

NOTE 9: LEASES
Our lease portfolio consists primarily of real estate and equipment leases. Our real estate leases primarily consist of land, office, distribution, warehousing and manufacturing facilities. These leases typically range in term from 2 to 50 years and may contain renewal options for periods up to 10 years at our discretion. Our equipment lease portfolio consists primarily of vehicles, fork trucks and IT equipment. These leases typically range in term from two years to three years and may contain renewal options. Our leases generally do not contain variable lease payments other than (1) certain foreign real estate leases which have payments indexed to inflation and (2) certain real estate executory costs (such as taxes, insurance and maintenance), which are paid based on actual expenses incurred by the lessor during the year. Our leases generally do not include residual value guarantees.
Our operating lease cost was $10.7 million, $10.6 million, and $9.8 million for the years ended December 31, 2022, 2021 and 2020, respectively. Our finance lease cost, short-term lease cost and variable lease cost were immaterial for the years ended December 31, 2022, 2021 and 2020.
Supplemental balance sheet information related to leases:
	December 31,
In millions	2022	2021	Balance Sheet Location
Assets
Operating	$32.4	$32.7	Other assets
Finance(1)	$0.6	$2.1	Property, plant and equipment, net
Total lease assets	$33.0	$34.8
Liabilities
Current
Operating	$9.0	$9.1	Other accrued expenses
Finance	$0.4	$0.7	Other accrued expenses
Long-term
Operating	$23.2	$23.9	Other liabilities
Finance	$0.7	$1.4	Other liabilities
Total lease liabilities	$33.3	$35.1

(1)
Finance lease assets were recorded net of accumulated amortization of $1.3 million and $1.2 million at December 31, 2022 and 2021.

Supplemental cash flow and other information related to leases:
	Years ended December 31,
In millions	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$9.4	$9.4	$8.5
Right-of-use assets obtained in exchange for lease obligations
Operating leases	$7.4	$14.7	$18.4
Finance leases	$0.8	$1.0	$2.4

Additional information related to leases:
	December 31,
	2022	2021
Weighted-average remaining lease term (in years)
Operating leases	3.8	4.3
Finance leases	3.6	3.6
Weighted-average discount rate
Operating leases	3.4%	2.5%
Finance leases	1.5%	2.0%
Following is a summary of the future minimum lease payments due to finance and operating leases with terms of more than one year at lease commencement at December 31, 2022, together with the net present value of the minimum payments:
In millions	Finance Leases	Operating Leases
2023	$0.4	$10.0
2024	0.3	8.4
2025	0.2	7.6
2026	0.1	6.3
2027	0.1	1.8
After 2027	0.1	0.2
Total minimum lease payments	1.2	34.3
Interest	(0.1)	(2.1)
Present value of net minimum lease payments	$1.1	$32.2
NOTE 10: GOODWILL
Goodwill is not amortized but it is subject to impairment testing at the reporting unit on an annual basis, or more often if events or circumstances indicate there may be impairment. We perform a goodwill impairment evaluation for our reporting unit annually. There was no impairment of goodwill during the periods covered by these Combined Financial Statements.
NOTE 11: PRODUCT WARRANTY LIABILITY
A tabular reconciliation of the product warranty liability, including accrued product campaigns, was as follows:
	December 31,
In millions	2022	2021	2020
Balance, beginning of year	$23.9	$23.2	$8.5
Provision for base warranties issued	1.6	5.9	5.8
Provision for product campaigns issued	—	—	18.5
Payments made during period	(7.0)	(7.6)	(9.9)
Changes in estimates for pre-existing product warranties	(2.6)	2.2	—
Foreign currency translation and other	(0.4)	0.2	0.3
Balance, end of year	$15.5	$23.9	$23.2

Warranty liabilities on our Combined Balance Sheets were as follows:
	December 31,
In millions	2022	2021
Current portion	$5.9	$11.7
Long-term portion	9.6	12.2
Total	$15.5	$23.9
Fuel Heater Campaign Accrual
Quality issues were identified with a particular application of a fuel heater which primarily impacted one customer, resulting in a recall campaign. A total of $24.2 million was accrued for this campaign during the years ended December 31, 2020 and 2019. The remaining accrual balance at December 31, 2022 was $9.7 million.
NOTE 12: PENSIONS AND OTHER POSTRETIREMENT BENEFITS
Pension Plans
Multiemployer Plans with Cummins
Cummins offers various retirement benefits (“Cummins Plans”) to its eligible employees which includes eligible employees of Atmus, both in the U.S. and foreign countries. Since Cummins provides these benefits to eligible employees and retirees of Atmus, the costs to participating employees of Atmus in these plans are reflected in the Combined Financial Statements, while the related assets and liabilities are retained by Cummins.
The total Cummins defined benefit pension plan service costs allocated to Atmus were $5.8 million, $6.8 million and $5.8 million in 2022, 2021 and 2020, respectively. These costs are reflected in the Combined Financial Statements as a component of Cost of sales, Research, development and engineering expenses and Selling, general and administrative expenses. The non-service benefit allocated to Atmus was $3.4 million, $2.7 million and $1.9 million in 2022, 2021 and 2020, respectively. The non-service benefit is reflected as a component of Other income, net.
The following is a listing of significant defined benefit pension plans sponsored by Cummins in which eligible Atmus employees and retirees participate:
Country	Name of Defined Benefit Plan(s)
Mexico	Pension Plan, Seniority Premium, Termination Indemnity(a)
United Kingdom	Cummins UK Pension Plan
United States	The Cummins Pension Plan
Cummins Inc. Excess Benefit Retirement Plan
Cummins Inc. Postretirement Health Care and Life Insurance Plans
Atmus Plans
Atmus has defined benefit pension plans that will be transferring with the business which provide retirement benefits to eligible participants and are collectively referred to as the “Atmus Plans.” The plans’ benefits are primarily based on employee earnings and credited service.
Plans in two countries, Belgium and Mexico, were newly established in 2022. Prior to the establishment of the plans in Belgium and Mexico, Filtration employees’ participated in the Cummins' plans.

The total Atmus Plans’ defined benefit pension plan expenses were $2.0 million in 2022 and $0.8 million in 2021 and 2020. Service costs allocated to Atmus were $1.5 million in 2022 and $0.6 million in 2021 and 2020. These costs are reflected in the Combined Financial Statements as a component of Cost of sales, Research, development and engineering expenses and Selling, general and administrative expenses. The non-service costs allocated to Atmus were immaterial for each of the years ended December 31, 2022, 2021 and 2020. These non-service costs are reflected as a component of Other income, net.
The total Atmus Plans’ defined benefit pension plan liabilities were $7.3 million (including $0.9 million attributable to the plans in Belgium and Mexico) and $9.7 million as of December 31, 2022 and 2021, respectively. These liabilities are reflected in the Combined Financial Statements as a component of Other liabilities.
The following is a listing of significant Atmus Plans:
Country	Name of Defined Benefit Plan(s)
Belgium	Reglement Plannen Leven en Overligden
France	Indemnité de Départ en Retraite
Germany	ersorgungsordnung von October 1979
Japan	Employee Retirement Allowance Plan
Mexico	Pension Plan, Seniority Premium, Termination Indemnity(a)

(a)
New plans have been established in Mexico, but for a period of time, certain Filtration employees will continue to participate in the Cummins' plans until they are transferred into the new Filtration plans.

NOTE 13: COMMITMENTS AND CONTINGENCIES
Legal Proceedings
We are subject to several lawsuits and claims arising out of the ordinary course of our business, including actions related to product liability; the use and performance of our products; warranty matters; product recalls; patent, trademark or other intellectual property infringement; contractual liability; the conduct of our business; tax reporting in foreign jurisdictions; distributor termination; workplace safety; and environmental matters. We have denied liability with respect to many of these lawsuits, claims and proceedings and are vigorously defending such lawsuits, claims and proceedings. We carry various forms of commercial, property and casualty, product liability and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against us with respect to these lawsuits, claims and proceedings. We do not believe that these lawsuits are material individually or in the aggregate. While we believe we have also established adequate accruals for our expected future liability with respect to pending lawsuits, claims and proceedings, where the nature and extent of any such liability can be reasonably estimated based upon then presently available information, there can be no assurance that the final resolution of any existing or future lawsuits, claims or proceedings will not have a material adverse effect on our business, results of operations, financial condition or cash flows.
Indemnifications
Periodically, we enter into various contractual arrangements where we agree to indemnify a third-party against certain types of losses. Common types of indemnities include:
•
product liability and license, patent or trademark indemnifications;

•
asset sale agreements where we agree to indemnify the purchaser against future environmental exposures related to the asset sold; and

•
any contractual agreement where we agree to indemnify the counterparty for losses suffered as a result of a misrepresentation in the contract.

We regularly evaluate the probability of having to incur costs associated with these indemnities and accrue for expected losses that are probable. Because the indemnifications are not related to specified known liabilities and due to their uncertain nature, we are unable to estimate the maximum amount of the potential loss associated with these indemnifications.
NOTE 14: ACCUMULATED OTHER COMPREHENSIVE LOSS
Following are the changes in accumulated other comprehensive income (loss) by component:
In millions	Change in pensions and other postretirement defined benefit plans	Foreign currency translation adjustments	Total
Balance at December 31, 2019	$(2.2)	$(39.8)	$(42.0)
Other comprehensive income before reclassifications
Before-tax amount	—	11.7	11.7
Tax benefit	—	—	—
After-tax Amount	—	11.7	11.7
Net current period other comprehensive loss	—	11.7	11.7
Balance at December 31, 2020	$(2.2)	$(28.1)	$(30.3)
Other comprehensive income before reclassifications
Before-tax amount	1.0	(12.0)	(11.0)
Tax expense	(0.3)	—	(0.3)
After-tax Amount	0.7	(12.0)	(11.3)
Net current period other comprehensive loss	0.7	(12.0)	(11.3)
Balance at December 31, 2021	$(1.5)	$(40.1)	$(41.6)
Other comprehensive income before reclassifications
Before-tax amount	3.1	(16.6)	(13.5)
Tax expense	(0.7)		(0.7)
After-tax Amount	2.4	(16.6)	(14.2)
Net current period other comprehensive loss	2.4	(16.6)	(14.2)
Balance at December 31, 2022	$0.9	$(56.7)	$(55.8)
NOTE 15: RELATIONSHIP WITH PARENT AND RELATED PARTIES
Historically, Atmus has been managed and operated in the normal course of business with other affiliates of Cummins. Accordingly, certain shared costs have been allocated to Atmus and reflected as expenses in the Combined Financial Statements. Management of Cummins and Atmus consider the allocation methodologies used to be reasonable and appropriate reflections of historical expenses of Cummins attributable to Atmus for purposes of the Combined Financial Statements; however, the expenses reflected in the Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Atmus historically operated as a separate, standalone entity. In addition, the expenses reflected in the Combined Financial Statements may not be indicative of expenses that will be incurred in the future by Atmus.

Corporate Costs/Allocations
The Combined Financial Statements include corporate costs incurred by Cummins for services that are provided to or on behalf of Atmus. Such costs represent shared services and infrastructure provided by Cummins, including information technology, administrative, finance, human resources, legal and other corporate and infrastructure services.
The corporate costs reflected in the Combined Financial Statements consist of direct charges to the business and indirect allocations to Atmus. The costs that are directly charged to Atmus, such as Cummins Business Services, are primarily determined based on actual usage.
Indirect allocations are related to shared services and infrastructure provided by Cummins that would benefit Atmus but have not been directly charged to the business in a manner discussed above. These corporate costs are allocated to Atmus using methods management believes are consistent and reasonable. The primary allocation factor is third-party revenue; however, other relevant metrics are also utilized based on the nature of the underlying activities. For example, headcount is used as the allocation driver to allocate the human resource departmental costs.
The expenses reflected in the Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Atmus historically operated as a separate, standalone entity. The expenses allocated and directly charged reflect all expenses that the Parent incurred on behalf of the Company. All corporate charges and allocations have been deemed paid by Atmus to Cummins in the period in which the cost was recognized in the Combined Statements of Net Income.
Total corporate costs allocated to Atmus were $45.0 million, $54.3 million and $48.0 million for the years ended December 31, 2022, 2021 and 2020, respectively. Allocated corporate costs are included in Net sales, Cost of sales, Selling, general and administrative expenses, Research, development and engineering expenses and Other income, net.
Cash Management and Financing
Cummins uses a centralized approach to cash management and financing its operations, including the operations of Atmus. Accordingly, no cash and cash equivalents have been allocated to Atmus in the Combined Financial Statements. Cash receipts from Atmus that are swept to Cummins’ accounts are offset with amounts drawn by Atmus from the Cummins’ accounts and are reflected in the amount of zero and $7.6 million as Related Party Payables in the Combined Balance Sheets as of December 31, 2022 and 2021, respectively. All debt is financed by Cummins and financing decisions for wholly and majority owned subsidiaries are determined by Cummins’ corporate treasury operations.
Related Party Balances
Atmus had trade receivables of $57.2 million and $45.2 million for products sold and accounts payable of $75.7 million and $65.0 million for products purchased in the ordinary course with Cummins as of December 31, 2022 and December 31, 2021, respectively. Our sales to Cummins were $302.2 million, $266.8 million and $225.5 million for the years ended December 31, 2022, 2021 and 2020, respectively.
NOTE 16: STOCK-BASED COMPENSATION
Cummins offers multiple programs for awarding shares of equity awards to executives, employees and non-employee directors, including dedicated Atmus employees. Awards available for grant to eligible Atmus employees are stock options and performance shares. Shares issued under the Plan may be newly issued shares or reissued treasury shares.
Stock Options Plan
Stock options are generally granted with a strike price equal to the fair market value of the stock on the date of grant and a life of 10 years. Stock options granted have a three-year vesting period. The strike price may be higher than the fair value of the stock on the date of the grant but cannot be lower. Compensation expense is recorded on a straight-line basis over the vesting period beginning on the grant date.
The compensation expense is based on the fair value of each option grant using the Black- Scholes option pricing model. Options granted to employees eligible for retirement under our retirement plan are fully expensed at the grant date.
Stock option expense was immaterial for each of the years ended December 31, 2022, 2021 and 2020.
Performance Shares
Performance shares are granted as target awards and are earned based on certain measures of our operating performance. A payout factor has been established ranging from 0 to 200 percent of the target award based on Cummins’ actual performance during the three-year performance period. The fair value of the award is equal to the average market price, adjusted for the present value of dividends over the vesting period, of Cummins’ stock on the grant date. Compensation expense is recorded ratably over the period beginning on the grant date until the shares become unrestricted and is based on the amount of the award that is expected to be earned under the plan formula, adjusted each reporting period based on current information.
Performance shares expense was immaterial for each of the years ended December 31, 2022, 2021 and 2020.
NOTE 17: SUPPLEMENTAL BALANCE SHEET DATA
Other accrued expenses included the following:
	December 31,
In millions	2022	2021
Other taxes payable	$7.5	$7.5
Marketing accruals	47.3	34.3
Current portion of operating lease liabilities	9.0	9.1
Current portion of finance lease liabilities	0.4	0.7
Income taxes payable	6.0	6.6
Other	8.8	3.1
Other accrued expenses	$79.0	$61.3
Long-lived assets include property, plant and equipment, net of depreciation, investments and advances to equity investees and other assets, excluding deferred tax assets. Long-lived assets by geographic area were as follows:
	December 31,
In millions	2022	2021
United States	$145.3	$137.1
China	32.4	39.9
Mexico	34.0	38.2
Other international	53.4	49.7
Total long-lived assets	$265.1	$264.9
NOTE 18: Subsequent Events
Management has evaluated subsequent events through the date the Combined Financial Statements were issued on February 21, 2023. No subsequent events were identified.

ATMUS
CONDENSED COMBINED STATEMENTS OF NET INCOME
(Unaudited)
	Three months ended
In millions	March 31, 2023	March 31, 2022
NET SALES(a)	$418.6	$382.5
Cost of sales	308.8	301.1
GROSS MARGIN	109.8	81.4
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	39.1	32.5
Research, development and engineering expenses	9.8	10.4
Equity, royalty and interest income from investees	8.4	8.7
Other operating expense, net	0.1	2.7
OPERATING INCOME	69.2	44.5
Interest expense	—	0.2
Other (expense)/income, net	(0.1)	0.7
INCOME BEFORE INCOME TAXES	69.1	45.0
Income tax expense	16.4	10.2
NET INCOME	$52.7	$34.8

(a)
Includes sales to related parties of $89.1 million for the three months ended March 31, 2023, compared with $85.9 million for the three months ended March 31, 2022.

ATMUS
CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
	Three months ended
In millions	March 31, 2023	March 31, 2022
NET INCOME	$52.7	$34.8
Other comprehensive income, net of tax
Foreign currency translation adjustments	0.9	0.3
Total other comprehensive income, net of tax	0.9	0.3
COMPREHENSIVE INCOME	$53.6	$35.1

ATMUS
CONDENSED COMBINED BALANCE SHEETS
(Unaudited)
In millions	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts and notes receivable, net
Trade and other	176.6	174.2
Related party receivables	68.8	67.0
Inventories	254.5	251.8
Prepaid expenses and other current assets	20.5	19.3
Total current assets	520.4	512.3
Long-term assets
Property, plant and equipment, net	152.5	148.4
Investments and advances related to equity method investees	84.1	77.0
Goodwill	84.7	84.7
Other assets	56.0	57.0
Total assets	$897.7	$879.4
LIABILITIES
Current liabilities
Accounts payable (principally trade)	$175.0	$145.9
Related party payables	92.5	100.1
Accrued compensation, benefits and retirement costs	16.4	18.2
Current portion of accrued product warranty	6.2	5.9
Other accrued expenses	79.1	79.0
Total current liabilities	369.2	349.1
Long-term liabilities
Accrued product warranty	10.2	9.6
Other liabilities	73.5	71.2
Total liabilities	$452.9	$429.9
NET PARENT INVESTMENT
Net parent investment	$499.7	$505.3
Accumulated other comprehensive loss	(54.9)	(55.8)
Total net parent investment	444.8	449.5
Total liabilities and net parent investment	$897.7	$879.4

ATMUS
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three months ended
In millions	March 31, 2023	March 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$52.7	$34.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5.4	5.4
Deferred income taxes	3.5	0.1
Equity in income of investees, net of dividends	(6.8)	(7.2)
Foreign currency remeasurement and transaction exposure	(1.6)	1.9
Changes in current assets and liabilities
Trade and other receivables	(1.9)	(21.0)
Related party receivables	(1.9)	(7.7)
Inventories	(2.9)	(18.4)
Prepaid expenses and other current assets	(1.1)	(1.0)
Accounts payable	28.8	30.7
Related party payables	(7.8)	1.5
Other accrued expenses	(1.5)	(13.9)
Changes in other liabilities	4.9	0.4
Other, net	(2.3)	(2.8)
Net cash provided by operating activities	67.5	2.8
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(9.2)	(4.7)
Investments in internal use software	—	(0.2)
Net cash used in investing activities	(9.2)	(4.9)
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to Parent	(58.3)	2.1
Net cash (used in) provided by financing activities	(58.3)	2.1
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—
Net increase/(decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$—

ATMUS
CONDENSED COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
(Unaudited)
In millions	Net Parent Investment	Accumulated Other Comprehensive Loss	Total
BALANCE AT DECEMBER 31, 2022	$505.3	$(55.8)	$449.5
Net income	52.7	—	52.7
Other comprehensive income, net of tax	—	0.9	0.9
Net transfers to Parent	(58.3)	—	(58.3)
BALANCE AT MARCH 31, 2023	$499.7	$(54.9)	$444.8
BALANCE AT DECEMBER 31, 2021	$478.8	$(41.6)	$437.2
Net income	34.8	—	34.8
Other comprehensive income, net of tax	—	0.3	0.3
Net transfers to Parent	2.1	—	2.1
BALANCE AT MARCH 31, 2022	$515.7	$(41.3)	$474.4

ATMUS
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)
All quantitative disclosures will be noted in U.S. Dollars in the following footnotes unless otherwise stated.
NOTE 1. DESCRIPTION OF THE BUSINESS
Separation
The accompanying Condensed Combined Financial Statements of Atmus, a business of Cummins Inc. (“Atmus”, the “Company”, “we”, “us” or “our”), include the historical accounts of the filtration business of Cummins Inc. (the “Parent” or “Cummins”), a publicly traded company incorporated in Indiana (United States). On August 3, 2021, Cummins publicly announced it was exploring strategic alternatives for its filtration business, including the potential separation of the filtration business from Cummins into a standalone company. We are conducting an initial public offering of our common stock. Prior to the closing of this offering, Cummins will transfer to us substantially all of the assets and liabilities comprising its filtration business that will form our business going forward.
Cummins has informed us that, as of the date of this prospectus, following this offering, it intends to make a tax-free split-off, pursuant to which Cummins will offer its stockholders the option to exchange their shares of Cummins common stock for shares of our common stock in an exchange offer. If the exchange offer is undertaken and consummated and not fully subscribed because less than all shares of our common stock owned by Cummins are exchanged, the remaining shares of our common stock owned by Cummins may be offered in one or more subsequent exchange offers (together with the initial exchange offer, the “exchange offer(s)”) and/or distributed on a pro rata basis to Cummins stockholders whose shares of Cummins common stock remain outstanding after consummation of the exchange offer(s) (such distribution, together with the exchange offer(s), the “split-off”).
While Cummins intends to effect the split-off, Cummins has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the split-off, by any specified date or at all. If pursued, the split-off may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the IRS, which has been received, and an opinion of a nationally recognized law or accounting firm to the effect that the separation and the debt-for-equity exchange, together with such split-off, will qualify as a transaction that is tax-free to Cummins and its stockholders for U.S. federal income tax purposes. The conditions to the split-off may not be satisfied; Cummins may decide not to consummate the split-off even if the conditions are satisfied; or Cummins may decide to waive one or more of these conditions and consummate the split-off even if all of the conditions are not satisfied.
Nature of Operations
The Atmus business operates, designs, manufactures and sells filters, coolant and chemical products. Atmus offers products for first fit and aftermarket applications including air filters, fuel filters, fuel water separators, lube filters, hydraulic filters, coolants, fuel additives and other filtration systems to original equipment manufacturers, dealers/distributors and end-users. Atmus supports a wide customer base in a diverse range of markets including on-highway, off-highway segments such as oil and gas, agriculture, mining, construction, power generation, marine and industrial markets. The Company produces and sells globally recognized Fleetguard branded products in over 150 countries including countries in North America, Europe, South America, Asia, Australia and Africa. Fleetguard products are available through thousands of distribution centers worldwide.
Atmus Contingent Debt Agreement
On September 30, 2022, we entered into a $1.0 billion credit agreement (“Credit Agreement”), consisting of a $400 million revolving credit facility and a $600 million term loan facility (“Facilities”), in anticipation of our separation from Cummins. Borrowings under the Credit Agreement will not become available under the Credit Agreement unless and until, among other things, there is a sale to the public of our shares. The Credit Agreement will automatically terminate if no such public sale of our shares occurs on or prior to June 30, 2023. If borrowings become available under the Credit Agreement, the Facilities would mature on September 30, 2027.
Borrowings under the Credit Agreement would bear interest at varying rates, depending on the type of loan and, in some cases, the rates of designated benchmarks and the applicable election made by us. Generally, U.S. dollar-denominated loans would bear interest at an adjusted term Secured Overnight Financing Rate (SOFR) (which includes a 0.10 percent credit spread adjustment to SOFR) for the applicable interest period plus a rate ranging from 1.125 percent to 1.75 percent depending on our net leverage ratio.
NOTE 2. BASIS OF PRESENTATION
The accompanying unaudited Condensed Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States, on a standalone basis and reflect a combination of entities under common control that have been “carved out” of and derived from Cummins’ historical Consolidated Financial Statements and accounting records. The unaudited Condensed Combined Financial Statements reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results of operations, financial position and cash flows. All such adjustments are of a normal recurring nature. Accordingly, Cummins’ net investment in this business (“Net Parent Investment”) is presented in lieu of a controlling interest’s equity in the unaudited Condensed Combined Financial Statements. Therefore, the unaudited Condensed Combined Financial Statements reflect Atmus’s combined financial position, results of operations and cash flows as if the business was a standalone company prior to the separation. The preparation of the unaudited Condensed Combined Financial Statements required considerable judgment of management and reflects significant assumptions and allocations that management believes are reasonable. As a result, Atmus’s unaudited Condensed Combined Financial Statements may not be indicative of Atmus’s future performance and do not necessarily reflect what Atmus’s combined results of operations, financial condition and cash flows would have been had Atmus operated as a separate, publicly traded company during the periods presented.
During the periods presented, Atmus functioned as part of the larger group of businesses controlled by Cummins and accordingly, utilized centralized functions of Cummins, such as facilities and information technology, to support its operations. A portion of the shared service costs were historically allocated to Atmus. Cummins also performed certain corporate functions for Atmus. The corporate expenses related to Atmus have been allocated from the Parent. These allocated costs are primarily related to certain governance and corporate functions such as finance, treasury, tax, human resources, legal, investor relations and certain other costs. Where it is possible to specifically attribute such expenses to activities of Atmus, these amounts have been charged or credited directly to Atmus without allocation or apportionment. Allocation of other such expenses is based on a reasonable reflection of the utilization of the service provided or benefits received by Atmus during the periods presented on a consistent basis, such as a relative percentage of headcount and third-party sales. The aggregate costs allocated for these functions to Atmus are included within the unaudited Condensed Combined Statements of Net Income.
Historically, Atmus’s cash was transferred to the Parent on a daily basis. This arrangement is not reflective of the manner in which Atmus would have been able to finance its operations had it been a standalone business separate from the Parent during the periods presented.
Our Parent’s debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt and our Parent’s borrowings were not directly attributable to us.
These interim unaudited Condensed Combined Financial Statements were prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial information.

Certain information and footnote disclosures normally included in annual financial statements were condensed or omitted as permitted by such rules and regulations.
These interim unaudited Condensed Combined Financial Statements should be read in conjunction with the annual, audited, Combined Financial Statements included within this registration statement. Our financial results for the three month periods presented are not necessarily indicative of results to be expected for any other interim period or for the entire year. The year-end Condensed Combined Balance Sheet data was derived from audited financial statements but does not include all required annual disclosures.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Significant Accounting Estimates and Judgments
Preparation of financial statements requires management to make estimates and assumptions that affect reported amounts presented and disclosed in our interim Condensed Combined Financial Statements. Significant estimates and assumptions in these interim Condensed Combined Financial Statements require the exercise of judgment. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.
In preparing these interim Condensed Combined Financial Statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation and uncertainty were the same as those applied to the Combined Financial Statements.
Russian Operations
On March 17, 2022, Cummins’ Board of Directors decided to indefinitely suspend its operations in Russia due to the ongoing conflict in Ukraine. As a result of the suspension of operations, we evaluated the recoverability of assets in Russia and assessed other liabilities that may have been incurred. We have experienced, and expect to continue to experience, an inability to collect customer receivables. We also determined that we have some inventory items that were designated specifically for Russia which will not be able to be used elsewhere.
As a result of this suspension, approximately $1.7 million of accounts receivable were reserved for and $0.6 million of inventory was written off during 2022. As of March 31, 2023, the accounts receivable reserves for our Russia operations were $1.5 million and no additional inventory was written off during the quarter. The expense recognized in 2022 was recorded within Other operating expense, net and Cost of sales, respectively, in the Condensed Combined Statements of Net Income.
NOTE 4: REVENUE FROM CONTRACTS WITH CUSTOMERS
Disaggregation of Revenue
Revenue by Geographic Area
The table below presents our combined sales by geographic area. Net sales attributed to geographic areas were based on the location of the customer.
	Three months ended
In millions	March 31, 2023	March 31, 2022
United States	$196.2	$175.0
Other international	222.4	207.5
Total net sales	$418.6	$382.5

Revenue by Product Category
The table below presents our combined sales by product category:
	Three months ended
In millions	March 31, 2023	March 31, 2022
Fuel	$188.2	$167.2
Lube	73.4	75.5
Air	72.1	62.4
Other	84.9	77.4
Total net sales	$418.6	$382.5
NOTE 5: EQUITY, ROYALTY AND INTEREST INCOME FROM INVESTEES
Equity, royalty and interest income from investees, net of applicable taxes, was as follows:
	Three months ended
In millions	March 31, 2023	March 31, 2022
Shanghai Fleetguard Filter Co. Ltd	$0.9	$1.3
Fleetguard Filters Pvt. Ltd.	5.8	5.8
Filtrum Fibretechnologies Pvt. Ltd	0.1	0.1
Atmus share of net income	6.8	7.2
Royalty and interest income	1.6	1.5
Equity, royalty and interest income from investees	$8.4	$8.7
NOTE 6: INCOME TAXES
Our effective tax rate for the three months ended March 31, 2023, was 23.7%. Our effective tax rate for the three months ended March 31, 2022, was 22.7%. The Company’s effective tax rate differs from the U.S. statutory rate primarily due to differences in rates applicable to foreign subsidiaries, withholding taxes, and state income taxes. The three months ended March 31, 2023 contained no material net discrete tax items.
Discrete tax items in the three months ended March 31, 2022, contained unfavorable net discrete tax items of $1.6 million, due to $1.0 million of unfavorable withholding tax adjustments, $0.5 million of unfavorable changes in tax reserves and $0.1 million of other unfavorable discrete items.
NOTE 7: INVENTORIES
Inventories are stated at the lower of cost or net realizable value. Inventories included the following:
In millions	March 31, 2023	December 31, 2022
Finished products	$182.4	$195.9
Work-in-process and raw materials	102.4	92.4
Inventories at FIFO cost	284.8	288.3
Excess of FIFO over LIFO	(30.3)	(36.5)
Total inventories	$254.5	$251.8

NOTE 8: PRODUCT WARRANTY LIABILITY
A tabular reconciliation of the product warranty liability, including accrued product campaigns, was as follows:
	Three months ended
In millions	March 31, 2023	March 31, 2022
Balance, beginning of year	$15.5	$23.9
Provision for base warranties issued	3.0	0.9
Payments made during period	(1.3)	(1.2)
Changes in estimates for pre-existing product warranties	(0.8)	(1.3)
Balance, end of period	$16.4	$22.3
Warranty liabilities on our Condensed Combined Balance Sheets were as follows:
In millions	March 31, 2023	December 31, 2022
Current portion	$6.2	$5.9
Long-term portion	10.2	9.6
Total	$16.4	$15.5
Fuel Heater Campaign Accrual
Quality issues were identified with a particular application of a fuel heater which primarily impacted one customer, resulting in a recall campaign. A total of $24.2 million was accrued for this campaign during the years ended December 31, 2020 and 2019. The remaining accrual balance at March 31, 2023 is $9.0 million with approximately $4.0 million in current portion of accrued product warranty and approximately $5.0 million in accrued product warranty on our Condensed Combined Balance Sheet.
NOTE 9: COMMITMENTS AND CONTINGENCIES
Legal Proceedings
We are subject to several lawsuits and claims arising out of the ordinary course of our business, including actions related to product liability; the use and performance of our products; warranty matters; product recalls; patent, trademark or other intellectual property infringement; contractual liability; the conduct of our business; tax reporting in foreign jurisdictions; distributor termination; workplace safety; and environmental matters. We have denied liability with respect to many of these lawsuits, claims and proceedings and are vigorously defending such lawsuits, claims and proceedings. We carry various forms of commercial, property and casualty, product liability and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against us with respect to these lawsuits, claims and proceedings. We do not believe that these lawsuits are material individually or in the aggregate. While we believe we have also established adequate accruals for our expected future liability with respect to pending lawsuits, claims and proceedings, where the nature and extent of any such liability can be reasonably estimated based upon presently available information, there can be no assurance that the final resolution of any existing or future lawsuits, claims or proceedings will not have a material adverse effect on our business, results of operations, financial condition or cash flows.
Indemnifications
Periodically, we enter into various contractual arrangements where we agree to indemnify a third-party against certain types of losses. Common types of indemnities include:

•
product liability and license, patent or trademark indemnifications;

•
asset sale agreements where we agree to indemnify the purchaser against future environmental exposures related to the asset sold; and

•
any contractual agreement where we agree to indemnify the counterparty for losses suffered as a result of a misrepresentation in the contract.

We regularly evaluate the probability of having to incur costs associated with these indemnities and accrue for expected losses that are probable. Because the indemnifications are not related to specified known liabilities and due to their uncertain nature, we are unable to estimate the maximum amount of the potential loss associated with these indemnifications.
NOTE 10: ACCUMULATED OTHER COMPREHENSIVE LOSS
Following are the changes in accumulated other comprehensive income (loss) by component for the three months ended:
In millions	Change in pensions and other postretirement defined benefit plans	Foreign currency translation adjustments	Total
Balance at December 31, 2022	$0.9	$(56.7)	$(55.8)
Other comprehensive income before reclassifications
Before-tax amount	—	0.9	0.9
Tax benefit (expense)	—	—	—
After-tax amount	—	0.9	0.9
Net current period other comprehensive income	—	0.9	0.9
Balance at March 31, 2023	$0.9	$(55.8)	$(54.9)
Balance at December 31, 2021	$(1.5)	$(40.1)	$(41.6)
Other comprehensive income before reclassifications
Before-tax amount	—	0.3	0.3
Tax benefit (expense)	—	—	—
After-tax amount	—	0.3	0.3
Net current period other comprehensive income	—	0.3	0.3
Balance at March 31, 2022	$(1.5)	$(39.8)	$(41.3)
NOTE 11: RELATIONSHIP WITH PARENT AND RELATED PARTIES
Historically, Atmus has been managed and operated in the normal course of business with other affiliates of Cummins. Accordingly, certain shared costs have been allocated to Atmus and reflected as expenses in the Condensed Combined Financial Statements. Management of Cummins and Atmus consider the allocation methodologies used to be reasonable and appropriate reflections of historical expenses of Cummins attributable to Atmus for purposes of the Condensed Combined Financial Statements; however, the expenses reflected in the Condensed Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Atmus historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Condensed Combined Financial Statements may not be indicative of expenses that will be incurred in the future by Atmus.
Corporate Costs/Allocations
The Condensed Combined Financial Statements include corporate costs incurred by Cummins for services that are provided to or on behalf of Atmus. Such costs represent shared services and infrastructure provided by Cummins, including information technology, administrative, finance, human resources, legal, and other corporate and infrastructure services.
The corporate costs reflected in the Condensed Combined Financial Statements consist of direct charges to the business and indirect allocations to Atmus. The costs that are directly charged to Atmus, such as Cummins Business Services, are primarily determined based on actual usage.
Indirect allocations are related to shared services and infrastructure provided by Cummins that would benefit Atmus but have not been directly charged to the business in a manner discussed above. These corporate costs are allocated to Atmus using methods management believes are consistent and reasonable. The primary allocation factor is third-party revenue; however, other relevant metrics are also utilized based on the nature of the underlying activities. For example, headcount is used as the allocation driver to allocate the human resource departmental costs.
The expenses allocated and directly charged reflect all expenses that the Parent incurred on behalf of the Company. The expenses reflected in the Condensed Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the period presented if Atmus historically operated as a separate, stand-alone entity. All corporate charges and allocations have been deemed paid by Atmus to Cummins in the period in which the cost was recognized in the Condensed Combined Statements of Income.
Total corporate costs allocated to Atmus were $8.2 million for the three months ended March 31, 2023, compared with $13.8 million for the three months ended March 31, 2022. Allocated corporate costs are included in Cost of sales, Selling, general and administrative expenses, Net sales, Research, development and engineering expenses and Other income, net.
Cash Management and Financing
Cummins uses a centralized approach to cash management and financing its operations, including the operations of Atmus. Accordingly, no cash and cash equivalents have been allocated to Atmus in the Condensed Combined Financial Statements. All debt is financed by Cummins and financing decisions for wholly and majority owned subsidiaries are determined by Cummins’s corporate treasury operations.
Related Party Balances
Atmus had trade receivables of $54.0 million and $57.2 million for products sold and accounts payable of $83.1 million and $75.7 million for products purchased in the ordinary course with Cummins as of March 31, 2023 and December 31, 2022, respectively. Our sales to Cummins were $76.7 million for the three months ended March 31, 2023, compared to $74.4 million for the three months ended March 31, 2022, respectively.
NOTE 12: SUPPLEMENTAL BALANCE SHEET DATA
Other assets included the following:
In millions	March 31, 2023	December 31, 2022
Deferred income taxes	$8.1	$14.3
Operating lease assets	37.1	32.4
Long-term receivables	3.1	3.1
Other	7.7	7.2
Other assets	$56.0	$57.0

Other accrued expenses included the following:
In millions	March 31, 2023	December 31, 2022
Other taxes payables	$6.8	$7.5
Marketing accruals	38.2	47.3
Current portion of operating lease liabilities	10.1	9.0
Current portion of finance lease liabilities	0.3	0.4
Income taxes payable	16.0	6.0
Other	7.7	8.8
Other accrued expenses	$79.1	$79.0
Other liabilities included the following:
In millions	March 31, 2023	December 31, 2022
Deferred income taxes	$4.5	$7.3
Operating lease liabilities	27.9	23.2
Long-term income taxes	30.4	29.8
Other long-term liabilities	10.7	10.9
Other liabilities	$73.5	$71.2
NOTE 13: SUBSEQUENT EVENTS
Management has evaluated subsequent events through the date the Condensed Combined Financial Statements were available to be issued on May 16, 2023. No subsequent events were identified.

14,124,409 Shares
Atmus Filtration Technologies Inc.
Common Stock

PROSPECTUS

Joint Lead Book-Running Managers
Goldman Sachs & Co. LLC	J.P. Morgan
Joint Book-Running Managers
Baird	BofA Securities	Wells Fargo Securities	HSBC
Co-Managers
PNC Capital Markets LLC	BTIG	ING
KeyBanc Capital Markets	Loop Capital Markets	Siebert Williams Shank
Through and including                 , 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby (other than underwriting discounts and commissions). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the listing fee for the NYSE.
Amount Paid or to be Paid
SEC registration fee	$37,590
FINRA filing fee	$51,666
NYSE listing fee	$295,000
Printing expenses	$750,000
Legal fees and expenses	$5,000,000
Accounting fees and expenses	$11,000,000
Transfer agent and registrar fees and expenses	$3,800
Miscellaneous expenses	50,000
Total	$17,188,056(1)

(1)
These estimated expenses are expected to be paid by Cummins.

Item 14. Indemnification of Officers and Directors.
Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director or certain officers of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 also provides that the expenses incurred by a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise in defending any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
Our amended and restated bylaws provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our amended and restated bylaws or otherwise.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
We entered into indemnification agreements with our independent directors and may enter into such agreements with our other directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.
The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.
Item 15. Recent Sales of Unregistered Securities
We have not sold any securities, registered or otherwise, within the past three years, except for the shares issued upon our formation and in connection with the separation to our sole stockholder, Cummins.
Item 16. Exhibits and Financial Statement Schedules
(a)   Exhibits.   See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.
(b)   Financial Statement Schedules.   All schedules are omitted because the required information is (i) not applicable, (ii) not present in amounts sufficient to require submission of the schedule and/or (iii) included in the financial statements and accompanying notes thereto included in the prospectus filed as part of this registration statement.

Item 17. Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description
1.1
Form of Underwriting Agreement between Atmus Filtration Technologies Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as representatives of the several underwriters named in Schedule II thereto.

1.2	Form of Debt-for-Equity Exchange Agreement by and among Cummins Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC.
3.1	Amended and Restated Certificate of Incorporation of Atmus Filtration Technologies Inc.
3.2**	Amended and Restated Bylaws of Atmus Filtration Technologies Inc.
5.1	Opinion of Baker & McKenzie LLP
10.1**#	Form of Separation Agreement
10.2**#	Form of Transition Services Agreement
10.3**#	Form of Tax Matters Agreement
10.4**#	Form of Employee Matters Agreement
10.5**#	Form of First-Fit Supply Agreement
10.6**#	Form of Aftermarket Supply Agreement
10.7**#	Form of Registration Rights Agreement
10.8**#	Form of Transitional Trademark License Agreement
10.9**#	Form of Intellectual Property License Agreement
10.11**+	2022 Omnibus Incentive Plan
10.12**+	Employment Transition and Release Agreement, effective as of August 26, 2022, between Mark J. Osowick, Cummins Inc., and Cummins Filtration Inc.
10.13**	Credit Agreement, dated as of September 30, 2022, among FILT Red, Inc., Cummins Filtration Inc., the lenders party thereto, and Bank of America, N.A., as administrative agent.
10.14**
Amendment No. 1 to Credit Agreement, dated as of February 15, 2023, among Atmus Filtration Technologies Inc., Cummins Filtration Inc., the lenders party thereto, and Bank of America N.A., as administrative agent.

10.15+	Form of Indemnification Agreement for Independent Directors
21.1	List of subsidiaries of the Registrant
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page to the registration statement)
107	Filing Fee Table

**
Previously filed.

+
Denotes management contract or compensatory plan or arrangement.

#
Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule upon request by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on May 16, 2023.
ATMUS FILTRATION TECHNOLOGIES INC.

By:
/s/ Steph Disher

Name: Steph Disher
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE
/s/ Steph Disher Steph Disher	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2023
/s/ Jack M. Kienzler Jack M. Kienzler	Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2023
* Stephen Macadam	Director and Non-Executive Chairman	May 16, 2023
* Sharon Barner	Director	May 16, 2023
* R. Edwin Bennett	Director	May 16, 2023
* Cristina Burrola	Director	May 16, 2023
* Gretchen Haggerty	Director	May 16, 2023
* Jane Leipold	Director	May 16, 2023
* Earl Newsome	Director	May 16, 2023
* Tony Satterthwaite	Director	May 16, 2023
* Mark Smith	Director	May 16, 2023
* Nathan Stoner	Director	May 16, 2023
*By: /s/ Steph Disher Steph Disher Attorney-in-Fact